Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT*

by and between

CF ACQUISITION CORP. Vi,

and

RUMBLE inc.

dated as of December 1, 2021

*	Certain exhibits and the schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request, however the Registrant may request confidential treatment of omitted items.

i

Exhibits

Exhibit A	Plan of Arrangement	A-1
Exhibit B	Form of PIPE Subscription Agreement	B-1
Exhibit C	Form of Shareholder Support Agreement	C-1
Exhibit D	Form of Sponsor Support Agreement	D-1
Exhibit E	Form of Lock-Up Agreement	E-1
Exhibit F	Form of Amended and Restated Registration Rights Agreement	F-1
Exhibit G	Form of Key Individual Share Repurchase Agreement	G-1
Exhibit H	New SPAC Charter	H-1
Exhibit I	New SPAC Bylaws	I-1
Exhibit J	Form of Exchangeable Share Terms	J-1
Exhibit K	Company Arrangement Resolution	K-1
Exhibit L	Form of Exchange Agreement	L-1
Exhibit M	Form of Key Individual Subscription Agreement	M-1
Exhibit N	Form of Incentive Plan	N-1

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of December 1, 2021 (this “Agreement”), is made and entered into by and between CF Acquisition Corp. VI, a Delaware corporation (“SPAC”), and  Rumble Inc., a corporation formed under the laws of the Province of Ontario, Canada (the “Company”).

RECITALS

WHEREAS, SPAC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Company and SPAC desire to enter into a business combination transaction pursuant to which, among other things, by means of an Arrangement pursuant to the Business Corporations Act (Ontario) (the “OBCA”) involving SPAC, ExchangeCo, CallCo, the Company and the securityholders of the Company, (a) each Company Class A Preferred Share that is issued and outstanding immediately prior to the Arrangement Effective Time shall automatically be exchanged for one newly issued Company Class A Common Share, (b) the Company Electing Shareholders will exchange their respective Company Common Shares for ExchangeCo Exchangeable Shares (and, pursuant to a separate subscription, will subscribe for a corresponding number of shares of SPAC Class C Common Stock for nominal value (the “SPAC Class C Subscription”)), (c) the Key Individual will subscribe and pay for shares of SPAC Class D Common Stock pursuant to the Key Individual Subscription Agreement, and (d) the Company Non-Electing Shareholders will exchange their respective Company Shares for shares of SPAC Class A Common Stock (the “Company U.S. Shareholder Exchange” and, together with the other exchanges and subscriptions described in clauses (a), (b) and (c), the “Share Exchanges”); (d) the Company Options shall be exchanged for Exchanged Company Options and the Company Warrant shall be exchanged for shares of SPAC Class A Common Stock, (e) following the Share Exchanges, SPAC will contribute any Company Shares held by it to CallCo in exchange for all of the CallCo Common Shares, and (f) following the contribution described in the immediately preceding clause (e), CallCo will contribute any Company Shares held by it to ExchangeCo in exchange for ExchangeCo Common Shares.

WHEREAS, in connection with the Closing, Seller Escrow Shares (or, in the case of the holders of Company Options, options to purchase Tandem Option Earnout Shares) will be issued to the Company Shareholders and the holder of the Company Warrant (or, as applicable, issued in respect of Exchanged Company Options), subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain targets as further set forth in this Agreement;

WHEREAS, CFAC Holdings VI, LLC, a Delaware limited liability company (“Sponsor”), has agreed, pursuant to the Forward Purchase Contract, to subscribe for and purchase, and SPAC has agreed to issue and sell to Sponsor, at the Closing and as part of the PIPE Investments (as defined below), the Forward Purchase Securities in exchange for an aggregate purchase price of $15,000,000 (the “Forward Purchase Amount”) upon the terms and subject to the conditions set forth therein;

WHEREAS, on the date of this Agreement, the PIPE Investors have agreed to make a private investment in SPAC in the aggregate amount of $85,000,000 (such amount, plus the Forward Purchase Amount, plus an amount equal to the proceeds of any private placements of SPAC Class A Common Stock following the date of this Agreement and prior to the Closing in accordance with and subject to the terms and conditions of Section 5.1, the “PIPE Investment Amount”) to purchase, pursuant to subscription agreements substantially in the form attached hereto as Exhibit  B (the “PIPE Subscription Agreements”), an aggregate of 8,500,000 shares of SPAC Class A Common Stock at a price per share equal to $10.00 (ten dollars) at the Closing (the “Subscriptions”, and together with the Forward Purchase Securities, the “PIPE Investments”);

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Company and the Key Company Shareholders have entered into a voting and support agreement in the form attached hereto as Exhibit  C (the “Shareholder Support Agreement”) pursuant to which, among other things, the Key Company Shareholders (a)  will not transfer, and will vote, their Company Shares in favor of the Company Arrangement Resolution and any other resolutions necessary to effect this Agreement, the Plan of Arrangement and the other Transactions, (b) will not exercise, and will waive, rights in respect of Dissent Rights, and (c)  consent to the termination of the IRA, the ROFO Agreement, the Voting Agreement and any Side Letters effective at the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, SPAC and Sponsor have entered into a Sponsor Support Agreement in the form attached hereto as Exhibit  D (the “Sponsor Support Agreement”) pursuant to which, among other things, Sponsor (a) will not transfer, and will vote, its shares of SPAC Capital Stock or any additional shares of SPAC Capital Stock it acquires prior to the SPAC Stockholder Meeting in favor of this Agreement and each of the Transaction Proposals, (b) will not redeem any shares of SPAC Capital Stock in connection with the Transactions, (c) waives its anti-dilution rights under the SPAC Charter, and (d) will subject certain of the (i) Sponsor Promote Shares to certain restrictions and potential forfeiture based on the amount of cash available to SPAC as of the Closing and (ii) Sponsor Promote Shares to certain restrictions and potential forfeiture, in each case, pending the achievement of certain targets and subject to the terms therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC and certain holders of Company Securities have entered into a lock-up agreement in the form attached hereto as Exhibit  E (the “Lock-Up Agreement”) pursuant to which, among other things,  such holders of Company Securities will not sell, for the period set forth in the Lock-Up Agreement, the shares of SPAC Common Stock or ExchangeCo Exchangeable Shares (as applicable) that they will receive in the Transactions or upon exercise of any Exchanged Company Options;

WHEREAS, at the Closing, the Registration Rights Agreement (the “Original RRA”), dated February 18, 2021, by and among SPAC, Sponsor and the other stockholders of SPAC party thereto, will be amended and restated substantially in the form attached hereto as Exhibit F (the “Amended and Restated Registration Rights Agreement”), pursuant to which, among other things, SPAC will agree to provide certain Company Shareholders, Sponsor and the other Persons party to the Original RRA with certain registration rights;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC and the Key Individual have entered into a share repurchase agreement in the form attached hereto as Exhibit G (the “Key Individual Share Repurchase Agreement”) pursuant to which, among other things, subject to and immediately following the Closing, the Key Individual will sell, and SPAC will, or will cause ExchangeCo to, repurchase from the Key Individual 1,000,000 ExchangeCo Exchangeable Shares at a purchase price of $10.00 per share (and SPAC will concurrently redeem a corresponding number of shares of SPAC Class C Common Stock from the Key Individual at the aggregate par value of such shares of SPAC Class C Common Stock);

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that it is fair to, advisable for and in the best interests of SPAC and its stockholders to enter into this Agreement and to consummate the Transactions, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Transactions, and (c)  determined to recommend to its stockholders the approval and adoption of this Agreement, the Plan of Arrangement and the Transactions contemplated hereby and thereby;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that the Arrangement is in the best interests of the Company, and that it is fair to, advisable for and in the best interests of the Company and its shareholders to enter into this Agreement and to consummate the Transactions, and (b) approved this Agreement and agreed to recommend that eligible Company Shareholders vote in favor of the Company Arrangement Resolution to be approved by the Company Shareholders at the Company Shareholders Meeting, on the terms and subject to the conditions contained in this Agreement; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Key Individual Subscription, the SPAC Class C Subscription, the Company U.S. Shareholder Exchange and the PIPE Investments (including the purchase of the Forward Purchase Securities in connection with the PIPE Investments), taken together, will qualify as an exchange under Section 351 of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC and the Company agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Proposal” means, as to the Company or SPAC, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the Ordinary Course, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any take-over bid, issuer bid, tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, amalgamation, consolidation, share exchange, business combination, arrangement, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise; provided, however, that the Key Individual and any entity controlled by the Key Individual shall not be considered to be an Affiliate of the Company, CallCo or ExchangeCo for the purposes hereof. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Exercise Price” means the sum of the exercise prices of all Company Options, whether vested or unvested, outstanding immediately prior to the Arrangement Effective Time.

“Alternative Transaction” means, (i) as to the Company, a transaction (other than any Transaction and except for (w) the issuance of Company Class A Common Shares or Company Class B Common Shares upon the exercise or conversion of Company Class A Preferred Shares, the Company Warrant or Company Options, (x) the Narya Investment, (y) repurchases of Company Common Shares acquired upon the exercise of Company Options in the Ordinary Course in connection with a termination of employment or other services, and (z) granting the options permitted to be granted under Section 5.2(i)(B)) concerning the sale or transfer of (a) all or any material part of the business or assets of the Rumble Companies, taken as a whole, or (b) any of the Company Shares or other equity interests or profit interests (including any phantom or synthetic equity) of any Rumble Company, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale or issuance of shares or other equity interests, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise, and (ii) as to SPAC, a transaction (other than any Transaction, including any issuance of additional shares of SPAC Class A Common Stock pursuant to Section 5.1) involving the sale or transfer of SPAC Common Stock, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, business combination, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise.

“Ancillary Agreements” means, collectively, (i) the Plan of Arrangement, (ii) the Shareholder Support Agreement, (iii) the Sponsor Support Agreement, (iv) the Lock-Up Agreement, (v) the PIPE Subscription Agreements; (vi) the Forward Purchase Contract; (vii) the New SPAC Governing Documents; (viii) the CallCo Governing Documents; (ix) the ExchangeCo Governing Documents; (x) the New Company Governing Documents; (xi) the Exchange Agreement; (xii) the Amended and Restated Registration Rights Agreement; (xiii) the Key Individual Subscription Agreement, (xiv) the Escrow Agreement and (xv) the Key Individual Share Repurchase Agreement.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws (including the Corruption of Foreign Public Officials Act (Canada), U.K. Bribery Act  2010 or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Arrangement” means an arrangement under section 182 of the OBCA on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Consideration” means the sum of $3,150,000,000 plus the Company Closing Cash plus the Aggregate Exercise Price.

“Arrangement Effective Time” means 12:01 a.m. (Eastern Time) on the Closing Date, or such other time on the Closing Date as the parties hereto agree to in writing before the Closing Date.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the OBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in form and substance satisfactory to the Company and SPAC, each acting reasonably.

“Business Combination” has the meaning set forth in Article II of the SPAC Charter.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Toronto, Ontario, are authorized or required by Law to close.

“CallCo” means a newly formed corporation to be formed by SPAC under the laws of the Province of Ontario, Canada as a direct subsidiary of SPAC.

“CallCo Capital Stock” means the CallCo Common Shares and any other capital stock of CallCo from time to time.

“CallCo Common Shares” means common shares of CallCo.

“CallCo Governing Documents” means the articles of incorporation of CallCo and the bylaws of CallCo, each to be adopted following the date of this Agreement in connection with the formation of CallCo (and each in form and substance reasonably acceptable to the Company and SPAC), as the same may be further amended and/or restated from time to time with the consent of the Company and SPAC.

“Cash and Cash Equivalents” means (a) U.S. dollars or Canadian dollars, including all money held in checking or savings accounts or held as demand deposits, and (b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States or Canada (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States or Canada, as applicable), in each case maturing within one year from the date of this Agreement.

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement.

“Change of Control Event” means any of the following events or series of related events occurring following the Closing: (1) any “Person” or “Group” (as defined in or pursuant to Sections 13(d) and 14(d) of the Exchange Act, but not including SPAC, Rumble or their Subsidiaries or the Key Individual or his Affiliates, and as used herein “Person” or “Group”) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) or otherwise acquires control, directly or indirectly, of securities of SPAC, any Subsidiary of SPAC directly or indirectly owning all or substantially all of the assets of SPAC and its Subsidiaries, taken as a whole, or a direct or indirect parent thereof (each a “SPAC Entity”) representing fifty percent (50%) or more of the voting power of the outstanding securities of (or, if such SPAC Entity does not have voting securities, fifty percent (50%) or more of the ownership interest representing the right to make decisions for) a SPAC Entity, (2) the acquisition by any Person or Group (other than the Key Individual or his Affiliates) in any manner of the ability to elect, or to control the election, of a majority of the members of the board of directors (or similar governing body) of any SPAC Entity; (3) the merger of a SPAC Entity into another entity or vice versa, in any such case with the result that the ultimate beneficial owners of such SPAC Entity’s outstanding securities immediately prior to such transaction do not beneficially own securities representing more than fifty percent (50%) of such SPAC Entity’s or the surviving company’s or the direct or indirect parent’s, as applicable, voting power after the consummation of such transaction, or (4) any SPAC Entity sells, assigns or transfers in one or a series of related transactions, all or substantially all of the assets of SPAC and its Subsidiaries, taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries of SPAC if substantially all of the assets of SPAC and its Subsidiaries taken as a whole are held by such Subsidiaries, except where such sale, assignment or transfer is to a wholly-owned subsidiary of SPAC.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Arrangement Resolution” means a special resolution of the holders of Company Class A Common Shares and Company Class A Preferred Shares, voting as a single class on an as-converted to Company Class A Common Shares basis, in respect of the Arrangement to be considered at the Company Shareholders Meeting, substantially in the form attached hereto as Exhibit K.

“Company Articles” means the articles of incorporation of the Company, dated September 18, 2013, as amended pursuant to articles of amendment dated September 4, 2020, April 9, 2021, May 14, 2021, and October 25, 2021, as further amended and/or restated from time to time.

“Company Benefit Plan” means each compensation or benefits plan, policy, program, or arrangement and each other stock purchase, stock option, restricted stock, profit sharing, pension, retirement, savings, severance, retention, employment, consulting, commission, change-of-control, vacation, holiday pay, paid time off, employee loan, educational assistance, bonus, incentive, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare, health, life, disability, accident, sick pay, sick leave, termination, severance and other benefit plan, policy, program or arrangement, whether oral or written, insured or self-insured, registered or unregistered, in each case, that is sponsored, established, maintained, contributed to or required to be contributed to by any of the Rumble Companies on behalf of current or former employees, officers, individual independent contractors or directors of any of the Rumble Companies or their spouses, beneficiaries or dependents, or under which any of the Rumble Companies has or could reasonably be expected to have any material liability, contingent or otherwise, other than any such plan, policy, program or arrangement sponsored by a Governmental Authority.

“Company Bylaws” means the amended and restated bylaws of the Company adopted on May 14, 2021, as further amended and/or restated from time to time.

“Company Class A Common Shares” means the Class A common shares in the capital of the Company.

“Company Class A Preferred Shares” means the Class A preference shares in the capital of the Company, as defined in the Company Articles.

“Company Class B Common Shares” means the Class B common shares in the capital of the Company, as defined in the Company Articles.

“Company Closing Cash” means (a) all Cash and Cash Equivalents of the Rumble Companies as of the Reference Time less (b) any indebtedness for borrowed money incurred by the Rumble Companies that has not been repaid as of the Closing and in each case as determined in accordance with GAAP; provided, that for purposes of the definition of “Arrangement Consideration,” in no event will the Company Closing Cash be less than $0 (zero dollars). For the avoidance of doubt, Company Closing Cash will be calculated to include uncleared checks, wires and drafts received or deposited by the Rumble Companies and to exclude issued but uncleared checks, wires and drafts written, sent or issued by the Rumble Companies, in each case, before and as of the Reference Time.

“Company Common Shares” means the Company Class A Common Shares and Company Class B Common Shares.

“Company Electing Shareholder” means an Eligible Canadian Shareholder who has duly elected, in accordance with the Plan of Arrangement, to receive ExchangeCo Exchangeable Shares in exchange for his, her or its Company Shares pursuant to the Plan of Arrangement.

“Company Exchange Ratio” means the quotient obtained by dividing the Price per Company Share by $10.00 (ten dollars).

“Company Governing Documents” means, collectively, the Company Articles and the Company Bylaws.

“Company Information Circular” means the notice of the Company Shareholders Meeting to be sent to the Company Shareholders, and the accompanying management information circular to be prepared in connection with the Company Shareholders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“Company Intellectual Property” means, collectively, any and all (i) Owned Intellectual Property and (ii) Licensed Intellectual Property.

“Company Intellectual Property Agreements” shall mean any Contract pursuant to which the Rumble Companies are a party and any Intellectual Property is licensed by or to, or the subject of a covenant to sue granted by or to, the Rumble Companies, except for Standard Inbound IP Licenses.

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the Rumble Companies, taken as a whole or (ii) the ability of the Rumble Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement, the Plan of Arrangement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 Measures or any Permitted COVID-19 Measures, or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any failure in and of itself of any Rumble Companies to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which the Rumble Companies operate, (h) any matter existing as of the date of this Agreement, to the extent expressly set forth in the Company Disclosure Letter, (i) any action taken by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent set forth in Section 5.2, unless otherwise agreed by SPAC to be subject to this clause (i)) of, SPAC (other than actions contemplated by this Agreement or any Ancillary Agreement), (j) any Events that are cured by the Rumble Companies prior to the Closing, (k) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (l) solely to the extent related to the identity of the SPAC and its Affiliates, the announcement of this Agreement, or the consummation of the Transactions (provided that the exceptions in this clause (l) shall not be deemed to apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Sections 3.5, 3.10 and 3.15, and, to the extent related thereto, the condition in Section 8.2(a)), or (m) any worsening of the Events referred to in clauses (b), (d), (e), (g) or (k) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the Rumble Companies, taken as a whole, relative to other participants in the industries or geographical areas in which the Rumble Companies operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect (for the avoidance of doubt and without limiting the effect of any other disproportionate impact as provided in this proviso, it is understood and agreed that any cyber-attack primarily directed at a Rumble Company shall be deemed to disproportionately affect the Rumble Companies).

“Company Non-Electing Shareholder” means a Company Shareholder who is not a Company Electing Shareholder.

“Company Options” means any options granted under the Company Stock Plan to purchase Company Class A Common Shares or Company Class B Common Shares.

“Company Products” means each product, service, solution or offering sold, distributed or made available to third parties by any of the Rumble Companies as of the date of this Agreement.

“Company Required Approval” means, unless varied by the Interim Order, approval by the affirmative vote of the holders of (a) at least a majority of the Company Class A Common Shares and Company Class A Preferred Shares, present in person or represented by proxy and entitled to vote at the Company Shareholders Meeting, voting as a single class on an as-converted to Company Class A Common Shares basis, pursuant to the terms and subject to the conditions set forth in the Company Governing Documents and applicable Law and (b) at least 66 2/3% of the votes cast at the Company Shareholders Meeting by the holders of the Company Class A Common Shares and Company Class A Preferred Shares, present in person or represented by proxy and entitled to vote at the Company Shareholders Meeting, voting as a single class (with the Company Class A Preferred Shares voting on an as-converted to Company Class A Common Shares basis), pursuant to the terms and subject to the conditions of the Plan of Arrangement, applicable Law and the Company Governing Documents.

“Company Securities” means, collectively, the Company Shares, Company Options and the Company Warrant.

“Company Shareholder” means any holder of any Company Shares.

“Company Shareholders Meeting” means the meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the Company Arrangement Resolution.

“Company Shares” means, collectively, the Company Class A Preferred Shares, the Company Class A Common Shares and the Company Class B Common Shares.

“Company Source Code” shall mean, collectively, any software source code of any Software included in the Owned Intellectual Property.

“Company Stock Plan” means the Amended and Restated Stock Option Plan of the Company, as approved by the Company Board on October 21, 2021, as further amended and/or restated from time to time.

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by any of the Rumble Companies or their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the Rumble Companies at or after the Closing pursuant to any agreement to which any of the Rumble Companies is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions; and (iii) any and all filing fees paid to Governmental Authorities in connection with the Transactions in accordance with Section 7.1(c).

“Company Warrant” means the outstanding and unexercised warrant to purchase 576,000 shares of Class B common stock of the Company, dated as of May 12, 2021 and effective as of May 11, 2021, by and between the Company and the warrantholder party thereto, as such warrant is modified and supplemented pursuant to that certain letter agreement, dated as of May 12, 2021, by and among the Company, the warrantholder party thereto, and the stockholders of the Company party thereto.

“Company Websites” means all websites owned, operated or hosted by the Rumble Companies or through which the Rumble Companies conduct their business, including rumble.com and locals.com.

“Computer Security Incident” means any incident or occurrence of unlawful or unauthorized access, modification, disclosure, misuse, loss, or unavailability that jeopardizes the confidentiality, integrity or availability of critical business information or systems, including Personal Information, Confidential Information, or IT Systems.

“Confidential Information” means any non-public information of or concerning the Rumble Companies or any of their respective businesses, including (in each case to the extent maintained on a confidential basis) business plans, financial data, customer and client lists, customer and client information (including names, addresses and contact information and including prospective customers and prospective clients), marketing plans, technology, products, services, solutions, offerings, platforms, Proprietary Information and Intellectual Property, whether existing or being developed.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of August 12, 2021, between SPAC and the Company.

“Content Moderation Practices” means practices, measures, steps, or obligations to moderate user-generated content or comments on the Company Websites, whether taken to avoid potential liability under applicable Laws or common law, or to maintain the Company's reputation and standards.

“Contract Workers” means independent contractors, consultants, temporary employees, leased employees or other agents employed or used with respect to the operation of the business of the Rumble Companies and classified by the Company as other than employees or compensated other than through wages paid by the Company through its payroll department and reported on a form W-2 or T4, as applicable.

“Contracts” means any contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, mortgages and purchase orders, whether written or oral.

“Copyrights” means all rights in copyrights (whether registered or unregistered) of any type, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.

“Cosmic Agreements” means the Contracts set forth on Section 1.1(b) of the Company Disclosure Letter.

“Court” means Ontario Superior Court of Justice (Commercial List).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar applicable Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention, Health Canada and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Develop” or “Development” means any conception, reduction to practice, invention, creation, formulation, design, enhancement, testing, discovery, editing, commercialization, modification, improvement, or development (and any contribution to the foregoing), whether independently or jointly.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director” means the Director appointed pursuant to Section 278 of the OBCA.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the SPAC Disclosure Letter.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“DTC” means The Depository Trust Company.

“Eligible Canadian Shareholder” means a Company Shareholder that is: (a) a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act; or (b) a partnership, any member of which is a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act.

“Environmental Laws” means all foreign federal, state and local Laws as in effect on the date of this Agreement arising out of or relating to: (a) emissions, discharges, releases or threatened releases of any Hazardous Material into the environment (including ambient air, surface water, ground water, land surface or subsurface strata); and (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material.

“Environmental Permits” means the Permits required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, each entity, trade or business that is a member of a group described in Section  414(b), (c), (m) or (o) of the Code or Section  4001(b)(1) of ERISA that includes or included such Person, or that is a member of the same “controlled group” as such Person pursuant to Section  4001(a)(14) of ERISA.

“Escrow Portion” means the quotient of (a) 105,000,000 divided by (b) the Arrangement Consideration divided by $10.00 (ten dollars).

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exchange Agreement” means the Exchange and Support Agreement, substantially in the form attached hereto as Exhibit L.

“ExchangeCo” means a newly formed corporation to be formed by SPAC under the laws of the Province of Ontario, Canada as an indirect subsidiary of SPAC.

“ExchangeCo Capital Stock” means the ExchangeCo Shares and any other capital stock of ExchangeCo from time to time.

“ExchangeCo Common Shares” means common shares of ExchangeCo.

“ExchangeCo Exchangeable Shares” means exchangeable shares of ExchangeCo, exchangeable for shares of SPAC Class A Common Stock pursuant to the terms of the Exchange Agreement, the ExchangeCo Governing Documents and the New SPAC Governing Documents, such exchangeable shares to have the terms set out in the Exchangeable Share provisions attached hereto as Exhibit J.

“ExchangeCo Governing Documents” means the articles of incorporation of ExchangeCo and the bylaws of ExchangeCo, each to be adopted following the date of this Agreement in connection with the formation of ExchangeCo (and each in form and substance reasonably acceptable to the Company and SPAC), as the same may be further amended and/or restated from time to time with the consent of the Company and SPAC.

“ExchangeCo Shares” means, collectively, the ExchangeCo Common Shares and the ExchangeCo Exchangeable Shares.

“Expense Advancement Agreement” means the Expense Advancement Agreement, dated as of February 18, 2021, by and between SPAC and Sponsor (for the avoidance of doubt, without regard to any amendments, restatements, supplements or modifications thereto or thereof).

“Export Laws” means (i) all Laws imposing trade sanctions administered or enforced by OFAC, all sanctions Laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, and all anti-boycott Laws administered by the U.S. Department of Commerce or the Department of Treasury, and (ii) all Laws relating to the import, export, re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and the export control Laws of the United Kingdom or the European Union.

“Final Order” means the final order of the Court pursuant to section 182 of the OBCA, approving the Arrangement, as such order may be amended by the Court with the consent of SPAC and the Company, such consent to not be unreasonably withheld, conditioned or delayed, at any time prior to the Closing or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is reasonably acceptable to each of SPAC and the Company.

“Forward Purchase Contract” means the Forward Purchase Contract, dated as of February 18, 2021, by and between Sponsor and SPAC.

“Forward Purchase Securities” means (a) 1,875,000 shares of SPAC Class A Common Stock and (b) 375,000 SPAC Warrants.

“Fully-Diluted Company Shares” means the total number of issued and outstanding Company Common Shares as of immediately prior to the Arrangement Effective Time (including the Holdback Shares and Narya Investment), determined on a fully-diluted basis (a) assuming exercise of all outstanding Company Options, whether vested or unvested, (b) assuming exercise of the Company Warrant and (c) treating Company Class A Preferred Shares on an as-converted to Company Class A Common Shares basis.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a Delaware corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a Delaware limited liability company are its limited liability company agreement and certificate of formation under the Delaware Limited Liability Act and the “Governing Documents” of an Ontario company are its articles and bylaws, in each case, as amended and/or restated from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include the SEC), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Materials” means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is now or hereafter defined, listed or identified as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic”, a “pollutant” or a “contaminant” pursuant to any Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, petroleum (including its derivatives, by-products or other hydrocarbons).

“Holdback Shares” means: (1) the 53,359.95 Company Shares withheld in accordance with Section 2.4 of the Locals Merger Agreement plus (2) the 9,459.26 Company Shares withheld in accordance with Section 2.5 of the Locals Merger Agreement, in each case, which are issued and outstanding as of the date of this Agreement and will be released and/or cancelled in accordance with the terms of the Locals Merger Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means all of the following: (a) Copyrights; (b) Trademarks; (c) Patents; (d) Proprietary Information; (e) all rights (as such may exist or be created in any jurisdiction), whether statutory, common law or otherwise, in, arising out of, or associated with the foregoing; (f) all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction worldwide; (g) all rights equivalent or similar or pertaining to the foregoing, including those arising under international treaties and convention rights; (h) all rights and powers to assert, defend and recover title to any of the foregoing; (i) all rights to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing; and (j) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions and extensions of legal protection pertaining to any of the foregoing.

“Interim Order” means the interim order of the Court contemplated by Section 2.2 and made pursuant to 182 of the OBCA, providing for, among other things, the calling and holding of the Company Shareholders Meeting, as the same may be amended by the Court with the consent of the Company and SPAC, such consent not to be unreasonably withheld, conditioned or delayed.

“Investment Company Act” means the United States Investment Company Act of 1940.

“IRA” means the Investors’ Rights Agreement in respect of the Company, dated as of May 14, 2021, as amended on October 25, 2021, as further amended and/or restated from time to time.

“IT Systems” means, collectively, the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, platforms, servers, peripherals, computer systems, Company Websites, and other information technology equipment, facilities, infrastructure and documentation owned or controlled by any of the Rumble Companies and used in their business as currently conducted.

“JOBS Act” means Jumpstart Our Business Startups Act of 2012.

“Key Company Shareholders” means the persons and entities listed in Section 1.1(a) of the Company Disclosure Letter.

“Key Individual” means Christopher Pavlovski.

“Key Individual Subscription” means the payment by the Key Individual to SPAC of $1,000,000 in cash at the Closing pursuant to the Key Individual Subscription Agreement.

“Key Individual Subscription Agreement” means the Key Individual Subscription Agreement, substantially in the form attached hereto as Exhibit M, to be entered into between the Key Individual and SPAC at the Closing.

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity.

“Leased Real Property” means all real property leased, licensed, subleased, sublicensed or otherwise used or occupied by any of the Rumble Companies or to which the Rumble Companies otherwise has a right to use.

“Licensed Intellectual Property” means the Intellectual Property licensed by another Person to any of the Rumble Companies pursuant to a valid and enforceable written Contract.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, charges, security interests, options, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“Locals Merger Agreement” means the Agreement and Plan of Merger, dated October 25, 2021, by and among the Company, Locals Merger Sub, Inc., Locals Technology, Inc. and Assaf Lev (as securityholders’ representative).

“Minimum Cash Amount” means $125,000,000.

“Narya Investment” means the issuance of Company Class A Common Shares to certain Company Shareholders pursuant to the Subscription Agreement, dated May 14, 2021, in an aggregate amount not to exceed $25,000,000 in value pursuant to the terms thereof.

“Narya Investment Amount” means the aggregate U.S. dollar amount received pursuant to the Narya Investment, to the extent retained by the Company as of the Closing.

“Nasdaq” means the Nasdaq Stock Market.

“NYSE” means the New York Stock Exchange or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” means all Software that is distributed as “free software”, “open source software”, “shareware” or under a similar licensing or distribution model, including Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Foundation (as promulgated by the Free Software Foundation).

“Option Earnout Fraction” means the difference between (A) the Company Exchange Ratio divided by the Option Exchange Ratio minus (B) 1.00.

“Option Exchange Ratio” means the quotient obtained by dividing (x)  by (y), where:

(x) is the quotient, expressed as a dollar number, obtained by dividing (i)  the sum of (a) $2,100,000,000 plus (b) the Company Closing Cash plus (c) the Aggregate Exercise Price by (ii)  the Fully-Diluted Company Shares; and

(y)  $10.00.

“Ordinary Course” means, with respect to an action taken by a Person, that (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, including (with respect to the use of such term in Article III or Article IV as to the period prior to the date of this Agreement) any Permitted COVID-19 Measures implemented by such Person; and (ii) such action complies with, in all material respects, all applicable Laws.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Rumble Companies.

“Owned Registered IP” means any and all Registered IP included in the Owned Intellectual Property.

“Patents” means all (a) U.S. and foreign patents (including certificates of invention and other patent equivalents), utility models, industrial designs, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty and (b) other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

“PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration or other authorization or approval of a Governmental Authority or pursuant to any Law, and all pending applications for any of the foregoing.

“Permitted COVID-19 Measures” means any COVID-19 Measures (i) to the extent referring to actions prior to the date of this Agreement, implemented prior to the date of this Agreement and disclosed to SPAC prior to the date of this Agreement, if material, or (ii) reasonably implemented by a party hereto following the date of this Agreement in good faith and with respect to which, if material, such party provides at least one (1) Business Days’ prior written notice to the other party hereto prior to implementation (except that no such notice shall be required to be provided in advance of taking such action if it shall be impracticable for the Company to provide such advance notice, but in such case notice is provided as soon as practicable following such action).

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the Ordinary Course with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, (C) any Liens encumbering the real property of which the Leased Real Property is a part, and (D) Liens not created by the Company with respect to the underlying fee interest of any Leased Real Property that an accurate up-to-date survey would show, in each case of clauses (A)-(D), that do not materially interfere with the present use of the Leased Real Property, (v) zoning, building, entitlement and other land use and environmental Laws promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the Ordinary Course, (vii) Ordinary Course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the Rumble Companies, (x) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Rumble Companies, (xi) Liens identified in the Company Year-End Financial Statements, (xii) Liens deemed to be created by this Agreement or any other agreement providing for the Transactions; (xiii) such other imperfections of title or Liens, if any, arising in the Ordinary Course that in the aggregate are not material to the Rumble Companies, and (xiv) Liens existing on the date of this Agreement and listed in Section 3.7 of the Company Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means the same as the terms “personal information,” “personal data,” or similar terms under applicable Privacy Laws.

“PIPE Investors” means those Persons who are participating in the PIPE Investments pursuant to a PIPE Subscription Agreement entered into with SPAC as of the date of this Agreement or following the date of this Agreement in accordance with Section 5.1.

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached hereto as Exhibit A, subject to any amendments or variations to such plan made in accordance with the terms thereof or made at the direction of the Court in the Final Order with the prior written consent of the Company and SPAC, each acting reasonably.

“Price per Company Share” means the quotient, expressed as a dollar number, obtained by dividing the Arrangement Consideration by the Fully-Diluted Company Shares.

“Privacy Laws” means all Laws concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Information, including incident reporting and security incident notifying requirements.

“Private Units Purchase Agreement” means the Private Placement Units Purchase Agreement, dated February 18, 2021, by and between Sponsor and SPAC.

“Processing” means, with respect to data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, protection, security, erasure or destruction of such data.

“Promissory Note” means the Promissory Note in the principal amount of up to $1,750,000, dated as of February 18, 2021, by SPAC, as maker, in favor of Sponsor, as payee (for the avoidance of doubt, without regard to any amendments, restatements, supplements or modifications thereto or thereof).

“Proprietary Information” means trade secrets and other confidential information, including designs, formulas, algorithms, procedures, methods, techniques, discoveries, developments, know-how, research and development, technical data, tools, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, reports, analyses, protocols, schematics, pricing, customer and user lists, market studies, business plans and databases.

“Reference Time” means 12:01 a.m. (Eastern Time) on the Closing Date.

“Registered IP” means all Intellectual Property that is registered, filed, certified, applied for, perfected, recorded, renewed or issued under the authority of, with or by any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“ROFO Agreement” means the Right of First Offer and Co-Sale Agreement in respect of the Company, dated as of May 14, 2021, as amended and/or restated from time to time.

“Rumble Companies” means, collectively, the Company and its Subsidiaries.

“Rumble Company Interests” means all of the outstanding equity interests of the Rumble Companies.

“Sanctions” means any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Seller Escrow Shareholders” has the meaning specified in Section 2.15(a).

“Seller Escrow Shares” means, collectively, that number of shares of SPAC Class A Common Stock, SPAC Class C Common Stock and ExchangeCo Exchangeable Shares comprising the Stockholder Arrangement Consideration equal to the product obtained when (i) the aggregate number of shares of SPAC Class A Common Stock, SPAC Class C Common Stock and ExchangeCo Exchangeable Shares comprising the Stockholder Arrangement Consideration is multiplied by (ii) the Escrow Portion, in each case rounded up to the nearest whole number of such shares.

“Software” means all computer software, programs, applications, scripts, middleware, firmware or other software code of any nature, (including object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing).

“SPAC Bylaws” means the bylaws of SPAC in effect as of the date of this Agreement, as amended and/or restated from time to time.

“SPAC Capital Stock” means, collectively, the SPAC Common Stock and the SPAC Preferred Stock.

“SPAC Charter” means the Amended and Restated Certificate of Incorporation of SPAC, dated February 18, 2021, as amended and/or restated from time to time.

“SPAC Class A Common Stock” means Class A common stock of SPAC, par value $0.0001 per share.

“SPAC Class B Common Stock” means Class B common stock of SPAC, par value $0.0001 per share.

“SPAC Class C Common Stock” means Class C common stock of SPAC, par value $0.0001 per share.

“SPAC Class D Common Stock” means Class D common stock of SPAC, par value $0.0001 per share.

“SPAC Common Stock” means, collectively, the SPAC Class A Common Stock, the SPAC Class B Common Stock and, from and after the Arrangement Effective Time, the SPAC Class C Common Stock and the SPAC Class D Common Stock.

“SPAC Governing Documents” means, collectively, the SPAC Charter and the SPAC Bylaws.

“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of SPAC or (ii) the ability of SPAC to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement, the Plan of Arrangement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 and any Permitted COVID-19 Measures, or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any matter existing as of the date of this Agreement, to the extent expressly set forth in the SPAC Disclosure Letter, (g) any action taken by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent set forth in Section 6.4, unless otherwise agreed by the Company to be subject to this exception (g)) of, the Company (other than actions contemplated by this Agreement or any Ancillary Agreement), (h) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (i) the consummation and effects of any SPAC Share Redemptions or the failure to obtain the SPAC Stockholders’ Approval, (j) any Events generally applicable to blank check companies or the market in which blank check companies operate; (k) any Events that are cured by SPAC prior to the Closing, (l) solely to the extent related to the identity of the Company and its Affiliates, the announcement of this Agreement, or the consummation of the Transactions (provided that the exceptions in this clause (l) shall not be deemed to apply to references to “SPAC Material Adverse Effect” in the representations and warranties set forth in Sections 4.5, and 4.9, and, to the extent related thereto, the condition in Section 8.3(a)) or (m) any worsening of the Events referred to in clauses (b), (d), (e), (h) or (j) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (d), (e), (h) and (j), any such Event to the extent it disproportionately affects SPAC relative to other participants in the industries in which SPAC operates shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect.

“SPAC Miscellaneous Agreement” means any business combination marketing agreement, financial advisory agreement, PIPE placement agent agreement or any similar agreement in respect of the Transactions to which Sponsor or any of its Affiliates may be a party.

“SPAC Preferred Stock” means preferred stock of SPAC, par value $0.0001 per share.

“SPAC Share Redemption Amount” means the aggregate amount actually payable from the Trust Account to redeeming SPAC Stockholders with respect to all SPAC Share Redemptions.

“SPAC Share Redemption” means the election (not validly withdrawn or cancelled prior to the Closing) of an eligible (as determined in accordance with the SPAC Governing Documents) holder of shares of SPAC Class A Common Stock to redeem all or a portion of the shares of SPAC Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of Taxes payable and up to $100,000 to pay dissolution expenses) (as determined in accordance with the SPAC Governing Documents) in connection with the Transaction Proposals.

“SPAC Stockholder” means any holder of any shares of SPAC Capital Stock prior to the Arrangement Effective Time.

“SPAC Stockholders’ Approval” means the approval of the Transaction Proposals, in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of SPAC Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with the SPAC Governing Documents) at a SPAC Stockholder Meeting duly called by the SPAC Board and held for such purpose.

“SPAC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by SPAC or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) Transfer Taxes, and (C) any and all filing fees paid to Governmental Authorities in connection with the Transactions; provided, however, that solely for purposes of the calculation of the SPAC Transaction Expenses Cap, “SPAC Transaction Expenses” shall not include (i) amounts under clauses (B) and (C) above; (ii) any SPAC Transaction Expenses incurred in connection with an extraordinary Event (e.g. litigation) not contemplated in estimating SPAC Transaction Expenses for a standard Business Combination of the type contemplated by the Transactions; and (iii) any SPAC Transaction Expenses paid or payable by SPAC or Sponsor but actually incurred for the benefit of the Company, to be determined by agreement of the Company and SPAC (each acting reasonably), including the matters set forth in Section 2.8(b) of the SPAC Disclosure Letter.

“SPAC Units” means units of SPAC, each unit comprising one share of SPAC Class A Common Stock and one-quarter of one SPAC Warrant.

“SPAC Warrant Agreement” means that certain Warrant Agreement, dated February 18, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, as the warrant agent.

“SPAC Warrants” means warrants to purchase shares of SPAC Class A Common Stock.

“Sponsor Promote Shares” means, collectively, (a) the shares of SPAC Class A Common Stock received by Sponsor upon the conversion at Closing of the shares of SPAC Class B Common Stock held by Sponsor and (b) 375,000 of the shares of SPAC Class A Common Stock to be received by Sponsor pursuant to the Forward Purchase Contract.

“Standard Inbound IP License” means nonexclusive licenses granted to the Rumble Companies (a) for commercially available software, products or applications that are licensed for a license fee of less than $250,000 per annum, (b) for Open Source Software, (c) for Intellectual Property provided under licenses in employee, consulting, contractor and other service provider agreements, or (d) in nondisclosure agreements entered into in the ordinary course of business.

“Stockholder Arrangement Consideration” means, collectively, (a) all shares of SPAC Class A Common Stock receivable by Company Non-Electing Shareholders pursuant to the Arrangement in exchange for their Company Shares in accordance with Section 2.9(b), (b) all ExchangeCo Exchangeable Shares and shares of SPAC Class C Common Stock receivable by Company Electing Shareholders pursuant to the Arrangement in exchange for their Company Shares in accordance with Section 2.9(b) and (c) all shares of SPAC Class A Common Stock receivable by the holder of the Company Warrant pursuant to the Arrangement in exchange for the Company Warrant in accordance with Section 2.9(d), in each case as allocated in accordance with the Payment Spreadsheet.

“Subsidiary” means, with respect to a Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls fifty percent (50%) or more of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Tax Act” means the Income Tax Act (Canada).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, product and service names, logos, brand names, Internet domain names and other indicia of source or origin, whether or not registered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

“Trading Day” means any day on which the Trading Market is open for trading.

“Trading Market” means the national stock exchange on which the shares of SPAC Class A Common Stock are listed for trading, which shall be either Nasdaq or NYSE.

“Transactions” means, collectively, the Arrangement (including the Share Exchanges) and the other transactions contemplated by this Agreement, the Plan of Arrangement or any of the Ancillary Agreements.

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

“Voting Agreement” means the Voting Agreement in respect of the Company, dated as of May 14, 2021, as amended on October 25, 2021, as further amended and/or restated from time to time.

“Working Capital Loans” mean loans from the Sponsor or an affiliate of the Sponsor defined in the Prospectus as “Working Capital Loans.”

Section 1.2 Other Definitions.

Additional SEC Reports	6.6
Agreement	Preamble
Agreement End Date	9.1(g)
Amended and Restated Registration Rights Agreement	Recitals
Anti-Money Laundering Laws	3.25
Arrangement Consideration Shares	2.9(b)(i)
Assumed Company Option Plan	2.9(c)(iii)
Author	3.6(x)
Available Cash	5.1
Base Option Shares	2.9(c)(i)
Closing	2.9(a)

Closing Date	2.9(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	7.2(c)(i)
Company Certificates	2.11(a)
Company Cure Period	9.1(g)
Company Disclosure Letter	Article III
Company Financial Statements	3.4(a)
Company Interim Financial Statements	3.4(a)
Company Intervening Event	7.2(c)(ii)
Company Intervening Event Change in Recommendation	7.2(c)(ii)
Company Intervening Event Notice Period	7.2(c)(ii)
Company Modification in Recommendation	7.2(c)(i)
Company Non-Recourse Party	10.16(b)
Company Shareholder Escrow Accounts	2.15(b)(i)
Company Transaction Expenses and Cash Certificate	2.8(a)
Company U.S. Shareholder Exchange	Recitals
Company Year-End Financial Statements	3.4(a)
Cosmic Amendments	7.10
D&O Indemnified Parties	6.7(a)
Designated Entity	3.6(c)
Dissenting Shares	2.13(a)
Escrow Agent	2.15(b)(i)
Escrow Agreement	2.15(b)(i)
Escrow Termination Date	2.15(a)
Excess Expense Amount	2.8(b)
Exchange Agent	2.11(a)
Exchanged Company Option	2.9(c)(i)
Exercise Price	2.9(c)(i)
FCPA	3.24
Forward Purchase Amount	Recitals
Incentive Plan	6.9
Intended Tax Treatment	Recitals
Interim Period	5.2
Intervening Event	7.2(b)(iii)
Intervening Event Change in Recommendation	7.2(b)(iii)
Intervening Event Notice Period	7.2(b)(iii)
IPO	4.15
Key Individual Share Repurchase Agreement	Recitals
Letter of Transmittal	2.11(a)
Lock-Up Agreements	Recitals
Lost Certificate Affidavit	2.11(d)
Material Contract	3.5(a)
New Company Governing Documents	2.9(g)(ii)

New SPAC Bylaws	2.9(g)(i)
New SPAC Charter	2.9(g)(i)
New SPAC Governing Documents	2.9(g)(i)
OBCA	Recitals
Original RRA	Recitals
Payment Spreadsheet	2.8(c)
PCAOB 2021 Audited Financials	5.5
PEO	3.21(a)
PIPE Investment Amount	Recitals
PIPE Investments	Recitals
PIPE Subscription Agreements	Recitals
Prior SPAC Counsel	10.18(a)
Privacy Policies	3.6(r)
Privileged SPAC Deal Communications	10.18(b)
Prospectus	10.1
Proxy/Registration Statement	7.2(a)(i)
Public Stockholders	10.1
Q3 Financials	5.5
Real Property Lease	3.5(a)(iii)
Regulatory Approvals	7.1(a)
Related Party	3.19(a)
Released Claims	10.1
Rumble Data Commitments	3.6(s)
SEC Financials	5.5
Seller Escrow Shareholders	2.15(a)
Share Exchanges	Recitals
Shareholder Support Agreement	Recitals
Side Letters	2.10(a)(ii)
SPAC	Preamble
SPAC Board	Recitals
SPAC Board Recommendation	7.2(b)(ii)
SPAC Class C Subscription	Recitals
SPAC Cure Period	9.1(h)
SPAC Deal Communications	10.18(b)
SPAC Disclosure Letter	Article IV
SPAC Financing Certificate	2.8(b)
SPAC Financial Statements	4.4(a)
SPAC Information	2.4(d)
SPAC Modification in Recommendation	7.2(b)(ii)
SPAC Non-Recourse Party	10.16(b)
SPAC SEC Filings	4.14
SPAC Stockholder Meeting	7.2(a)(i)
SPAC Transaction Expenses Cap	2.8(b)
Sponsor	Recitals
Sponsor Support Agreement	Recitals

Stockholder Litigation	7.6
Subscriptions	Recitals
Tandem Option Earnout Shares	2.9(c)(i)
Terminating Company Breach	9.1(g)
Terminating SPAC Breach	9.1(h)
Transaction Proposals	7.2(a)(i)
Transmittal Documents	2.11(a)
Triggering Event	2.15(d)
Trust Account	10.1
Trust Agreement	4.15
Trustee	4.15

Section 1.3 Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; and (ix) references to “written” or “in writing” include in electronic form.

(b) Unless the context of this Agreement otherwise requires, references to statutes in this Agreement shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) References in this Agreement to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on either Disclosure Letter, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Letter.

(d) References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America. For purposes of calculating the total Cash and Cash Equivalents, Company Closing Cash, Aggregate Exercise Price or other terms herein applying currency other than U.S. dollars, such foreign currencies shall be converted into U.S. dollars at the applicable Bloomberg exchange rate as of the time of calculation.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(f)  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) The parties hereto and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Section 1.4 Knowledge. As used herein, (a) the phrases “to the knowledge of the Company” or “to the Company’s knowledge” shall mean the knowledge of the individuals identified in Section 1.4(a) of the Company Disclosure Letter; and (b) the phrase “to the knowledge of SPAC” or “to SPAC’s knowledge” shall mean the knowledge of the individuals identified in Section 1.4(b) of the SPAC Disclosure Letter, in each case of clauses (a) and (b), as such individuals have acquired following a reasonable inquiry of their respective direct reports.

Article II

TRANSACTIONS; CLOSING

Section 2.1 The Arrangement. The Company and SPAC shall implement the Arrangement in accordance with and subject to the terms and conditions of this Agreement, the Plan of Arrangement, the Interim Order and the Final Order. In the event of any conflict between the terms of this Agreement and the Plan of Arrangement, the Plan of Arrangement shall govern. From and after the Arrangement Effective Time, the parties hereto shall each effect and carry out the steps, actions and/or transactions to be carried out by them pursuant to the Plan of Arrangement.

Section 2.2 The Interim Order. No later than three (3) Business Days after the Proxy/Registration Statement is declared effective by the SEC, the Company shall apply in a manner reasonably acceptable to SPAC pursuant to Section 182 of the OBCA and, in cooperation with SPAC, shall prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall provide, among other things:

(i) that the Shareholder Support Agreement has been duly executed by each of the Key Company Shareholders;

(ii) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Company Shareholders Meeting and for the manner in which such notice is to be provided, such notices to include, inter alia, that such Persons have a right to appear at the hearing before the Court at which the fairness of the Arrangement is to be adjudged;

(iii) that the record date for the holders of Company Class A Common Shares and Company Class A Preferred Shares entitled to receive notice of and to vote at the Company Shareholders Meeting will not change in respect of or as a consequence of any adjournment or postponement of the Company Shareholders Meeting, unless required by Law or with the written consent of SPAC (not to be unreasonably withheld, conditioned or delayed);

(iv)  that the required level of approval for the Company Arrangement Resolution shall be the Company Required Approval;

(v) that the Company Shareholders Meeting may be held in person or be a virtual meeting or hybrid meeting whereby all Company Shareholders may join virtually;

(vi)  that, in all other respects, the terms, restrictions and conditions of the Company Governing Documents, including quorum requirements and all other matters, shall apply in respect of the Company Shareholders Meeting;

(vii) for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(viii) that the Company Shareholders Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court;

(ix)  for the grant of Dissent Rights as set forth in the Plan of Arrangement to holders of Company Class A Common Shares and Company Class A Preferred Shares, in each case who are registered Company Shareholders; and

(x) for such other matters as the parties hereto may agree are reasonably necessary to complete the Transactions.

Section 2.3 The Company Shareholders Meeting.

(a) Subject to the terms of this Agreement, the Interim Order and the provision of the SPAC Information in accordance with Section 2.4(d), the Company shall convene and conduct the Company Shareholders Meeting in accordance with the Company Governing Documents, applicable Laws and the Interim Order on or before the date that is twenty (20) days following the receipt of the Interim Order, and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Shareholders Meeting without the prior written consent of SPAC (not to be unreasonably withheld, delayed or conditioned), except in the case of an adjournment as required for quorum purposes (in which case the Company Shareholders Meeting shall be adjourned and not cancelled) or as required by Law. The Company shall consult with SPAC in fixing the record date for the Company Shareholders Meeting and the date of the Company Shareholders Meeting, give notice to SPAC of the Company Shareholders Meeting and allow SPAC’s representatives and legal counsel to attend the Company Shareholders Meeting. Subject to the other terms of this Agreement, the Company shall use its commercially reasonable efforts to obtain the Company Required Approval in respect of the Company Arrangement Resolution, including instructing the management proxyholders named in the Company Information Circular to vote any discretionary proxy submitted by shareholders in favor of such action, and shall take all other action reasonably necessary or advisable to secure the Company Required Approval in respect of the Company Arrangement Resolution; provided that neither the Company nor any of its Affiliates shall be required to pay or provide any additional consideration to any Company Shareholder in order to obtain the Company Required Approval. Unless required by applicable Law, the Company shall not make any payment or settlement offer, or agree to any payment or settlement prior to the Arrangement Effective Time with respect to any claims regarding the Arrangement or Dissent Rights without the prior written consent of SPAC. The Company shall not change the record date for the Company Class A Common Shares or Company Class A Preferred Shares entitled to vote at the Company Shareholders Meeting in connection with any adjournment or postponement of the Company Shareholders Meeting, unless required by Law.

(b) Subject to the Company’s obligations under Law, the Company shall (i) provide SPAC with periodic updates with respect to the aggregate tally of the proxies received by the Company in respect of the Company Arrangement Resolution, (ii) provide SPAC with periodic updates with respect to any communication (written or oral) from any Company Shareholder in opposition to the Arrangement, including with respect to written notice from any Company Shareholder of the exercise or withdrawal of Dissent Rights, (iii) to the extent reasonably practicable and subject to applicable Law, provide SPAC with an opportunity to review and comment upon any written communications sent by or on behalf of the Company to any such Person, and the Company will provide SPAC with periodic updates regarding any discussions, negotiations or proceedings involving any such Person and (iv) provide SPAC with the opportunity to review and comment on all communications sent to Company Shareholders in connection with the Company Shareholders Meeting.

Section 2.4 The Company Information Circular.

(a) As promptly as reasonably practicable after the execution of this Agreement, and in conjunction with the preparation of the Proxy/Registration Statement in accordance with Section 7.2, the Company shall prepare and complete (but taking into account the need for SPAC to provide the SPAC Information in accordance with Section 2.4(d)), in good faith consultation with SPAC, the Company Information Circular together with any other documents required by applicable Law in connection with the Company Shareholders Meeting and the Arrangement, and the Company shall, as promptly as practicable after obtaining the Interim Order, cause the Company Information Circular and such other documents to be sent to each Company Shareholder and other Person as required by the Interim Order and applicable Law, in each case so as to permit the Company Shareholders Meeting to be held by the date specified in Section 2.3(a).

(b) The Company shall ensure that the Company Information Circular (i) complies in all material respects with the Company Governing Documents, the Interim Order and applicable Law, (ii) does not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except with respect to SPAC Information included in the Company Information Circular, which SPAC will ensure does not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading), and (iii) provides the Company Shareholders with sufficient information (explained in sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Company Shareholders Meeting.

(c) The Company shall, subject to the terms of this Agreement (including, for the avoidance of doubt, Section 7.2(c)), ensure that the Company Information Circular includes: (i) a statement that the Company Board has unanimously determined that the Arrangement is in the best interests of the Company and unanimously recommends that the eligible Company Shareholders vote in favor of the Company Arrangement Resolution; and (ii) a statement that each of the Key Company Shareholders has entered into the Shareholder Support Agreements pursuant to which, among other things, the Key Company Shareholders (A) will not transfer (other than certain permitted transfers), and will vote, their Company Shares in favor of the Company Arrangement Resolution and any other resolutions necessary to effect this Agreement, the Plan of Arrangement and the other Transactions, (B) will not exercise, and will waive, rights in respect of Dissent Rights, and (C) consent to the termination of the IRA, the ROFO Agreement, the Voting Agreement and any Side Letters effective at the Closing.

(d) SPAC shall assist the Company in the preparation of the Company Information Circular, including obtaining and furnishing to the Company, on a timely basis, any information with respect to SPAC required to be included under applicable Laws in the Company Information Circular (the “SPAC Information”), including using its commercially reasonable efforts to cause SPAC’s independent accountants to cooperate with the Company in a manner consistent with customary practice and to provide customary consents to the inclusion of audit reports if historical financial statements or other financial information are included in the Company Information Circular, and ensuring that the SPAC Information does not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The SPAC Information shall include, but is not limited to, all information relating to SPAC and the Stockholder Arrangement Consideration. The Company shall give SPAC and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Information Circular and other related documents and shall give reasonable consideration to any comments made by SPAC and its legal counsel. For the avoidance of doubt, the final form and content of the Company Information Circular shall be determined by the Company, acting reasonably. The Company shall provide SPAC with a final copy of the Company Information Circular in connection with its mailing to the Company Shareholders.

(e) Each party shall promptly notify the other party if it becomes aware that the Company Information Circular (i) contains any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) otherwise requires an amendment or supplement. The parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders in a manner provided in the Interim Order.

Section 2.5 The Final Order. The Company shall, in consultation with SPAC, take all steps reasonably necessary or desirable to submit the Arrangement to the Court and shall diligently pursue an application for the Final Order pursuant to Section 182 of the OBCA as soon as reasonably practicable, but in any event not later than five (5) Business Days after the date on which the Company Arrangement Resolution is passed at the Company Shareholders Meeting as provided for in the Interim Order.

Section 2.6 Court Proceedings.

(a) In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall: (i) diligently pursue, and cooperate with SPAC in diligently pursuing, the Interim Order and the Final Order; (ii) provide SPAC’s legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and give reasonable consideration to all such comments; (iii) provide SPAC copies of any notice of appearance, evidence or other documents served on it or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any person to appeal, or oppose the granting of, the Interim Order or the Final Order; (iv) ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with this Agreement and the Plan of Arrangement; (v) not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with SPAC’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that SPAC is not required to agree or consent to any increase or variation in the form of the Stockholder Arrangement Consideration or other modification or amendment to such filed or served materials that expands or increases its obligations, or diminishes or limits its rights, set forth in any such filed or served materials or under this Agreement or the Arrangement; (vi) subject to this Agreement, oppose any proposal from any person that the Final Order contain any provision inconsistent with the Arrangement or this Agreement, and if at any time after the issuance of the Final Order and prior to the Closing, the Company is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it will do so only after notice to, and in good faith consultation and cooperation with, SPAC; and (vii) not object to legal counsel to SPAC making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel reasonably considers appropriate, provided SPAC advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

(b) Subject to the terms of this Agreement, SPAC will cooperate with, assist and consent to the Company seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any information (i) required by applicable Law to be supplied by SPAC in connection therewith or (ii) reasonably requested by the Company in writing.

Section 2.7  Implementation Steps. Subject to the terms of this Agreement, SPAC will cooperate with, assist and consent to the Company seeking the Interim Order and the Final Order and, subject to the Company obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in this Agreement (excluding conditions that by their terms cannot be satisfied until the Arrangement Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Arrangement Effective Date) as soon as reasonably practicable thereafter (and in any event no later than two (2) Business Days thereafter), take any and all steps and actions, and if applicable, making all filings with Governmental Authorities necessary to give effect to the Arrangement and carry out the terms of the Plan of Arrangement applicable to SPAC prior to the Agreement End Date.

Section 2.8 Company Transaction Expenses and Cash Certificate; SPAC Financing Certificate; Payment Spreadsheet.

(a) No later than three (3) Business Days prior to the Closing Date, the Company shall provide to SPAC a written report setting forth a list of all of the Company Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), along with its estimate of the Company Closing Cash and reasonable detail regarding the components of such estimate (the “Company Transaction Expenses and Cash Certificate”). The Company shall give reasonable consideration to any comments made by SPAC to its estimate of the Company Closing Cash, and the Company shall make the final determination of Company Closing Cash, acting reasonably.

(b) No later than three (3) Business Days prior to the Closing Date, SPAC shall deliver to the Company written notice setting forth: (A) the aggregate amount of cash proceeds that will be required to satisfy the exercise of the SPAC Share Redemption; (B) a written report setting forth a list of all of the SPAC Transaction Expenses invoiced and/or incurred as of such date (together with written invoices and wire transfer instructions for the payment thereof); provided, that if the aggregate amount of SPAC Transaction Expenses (excluding any fees paid by the SPAC that were incurred by the Company) exceeds $30,000,000 (the “SPAC Transaction Expenses Cap” and such excess, the “Excess Expense Amount”), the Sponsor shall, pursuant to the Sponsor Support Agreement and at the election of Sponsor, either (1) pay to SPAC at Closing an amount in cash equal to the Excess Expense Amount or (2) forfeit a number of shares of SPAC Class A Common Stock held by Sponsor immediately following the Closing equal to the quotient obtained by dividing the Excess Expense Amount by $10; provided, further that the SPAC Transaction Expenses Cap shall be adjusted upward proportionally if the PIPE Investment Amount increases in accordance with this Agreement, and shall otherwise be adjusted by mutual agreement of SPAC and the Company if there is another change in circumstance following the date of this Agreement that such parties determine requires an adjustment to the SPAC Transaction Expenses Cap; and (C) the aggregate amount owed (without duplication) under the Expense Advancement Agreement, the Promissory Note and all Working Capital Loans to be repaid on the Closing Date pursuant to Section 2.10(d) (the “SPAC Financing Certificate”). For the avoidance of doubt, subject to the SPAC Transaction Expenses Cap, nothing contained herein shall affect SPAC’s ability to be reimbursed (and any invoices to the SPAC to be paid) for any SPAC Transaction Expenses incurred after the delivery of the SPAC Financing Certificate.

(c) Promptly following delivery by (A) the Company of the Company Transaction Expenses and Cash Certificate pursuant to Section 2.8(a) and (B) SPAC of the SPAC Financing Certificate pursuant to Section 2.8(b) and, in any event, not less than two (2) Business Days prior to the Closing Date, the Company shall deliver to SPAC a spreadsheet schedule (the “Payment Spreadsheet”) in excel format with underlying calculations setting forth (x) the portion of the Stockholder Arrangement Consideration payable to each Company Shareholder and the holder of the Company Warrant (including the allocation of shares of SPAC Class A Common Stock, SPAC Class C Common Stock, SPAC Class D Common Stock (in respect of the Key Individual Subscription) and ExchangeCo Exchangeable Shares and the allocation of Seller Escrow Shares in accordance with Section 2.15) and (y) the Exchanged Company Options (including the number of Base Option Shares and the number of Tandem Option Earnout Shares underlying such Exchanged Company Options), in each case, in accordance with the terms of this Agreement and the Company Governing Documents. As promptly as practicable following the Company’s delivery of the Payment Spreadsheet, the parties hereto shall work together in good faith to finalize the Payment Spreadsheet in accordance with this Agreement. The allocation of the Stockholder Arrangement Consideration to the Company Shareholders and the holder of the Company Warrant and the allocation of the Exchanged Company Options pursuant to the Payment Spreadsheet and the other information with respect to the exchange of Company Options set forth in the Payment Spreadsheet shall, to the fullest extent permitted by applicable Law, be final and binding on all parties and shall be used by parties hereof for purposes of issuing the Stockholder Arrangement Consideration to the Company Shareholders and the exchange of Company Options pursuant to this Article II, absent manifest error. In issuing the Stockholder Arrangement Consideration and exchanging the Company Options into Exchanged Company Options pursuant to Section 2.9(c), the parties hereof shall, to the fullest extent permitted by applicable Law, be entitled to rely fully on the information set forth in the Payment Spreadsheet, absent manifest error. The Payment Spreadsheet shall be prepared solely by the Company, and the Company acknowledges that SPAC and its Affiliates are not responsible for, and shall have no liability with respect to, the Payment Spreadsheet or any allocations, errors or omissions therein.

Section 2.9 Closing Transactions.

(a) Closing Transactions. In accordance with the terms and subject to the conditions of this Agreement, the Plan of Arrangement, the Interim Order and the Final Order, the closing of the Arrangement and the other Transactions contemplated by this Agreement to occur or become effective in connection therewith (including all Transactions contemplated to occur or become effective at such closing, the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 10.8 on the date which is three (3) Business Days after the first date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place or in such other manner as shall be agreed upon by SPAC and the Company in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. The Company shall file the Articles of Arrangement with the Director on the Closing Date, unless another date is agreed to in writing by the parties. The Arrangement shall become effective at the Arrangement Effective Time on the Closing Date. The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective as of the Arrangement Effective Time.

(b) Effect of the Arrangement on Company Shares.

(i) Company Common Shares. Pursuant to the Arrangement, (A) each Company Class A Preferred Share that is issued and outstanding immediately prior to the Arrangement Effective Time (other than any shares of treasury stock referred to in Section 2.9(b)(iii) and any Dissenting Shares) shall automatically be exchanged for one newly issued Company Class A Common Share, (B) each Company Common Share that is issued and outstanding immediately prior to the Arrangement Effective Time (other than any shares of treasury stock referred to in Section 2.9(b)(iii) and any Dissenting Shares), along with each Company Class A Common Share issued to former holders of Company Class A Preferred Shares in accordance with subclause (A) above, shall automatically be exchanged for the right to receive, upon delivery of the Transmittal Documents in accordance with Section 2.11 and the Plan of Arrangement, such number of newly issued (1) shares of SPAC Class A Common Stock (in the case of Company Non-Electing Shareholders), or (2) ExchangeCo Exchangeable Shares (in the case of Company Electing Shareholders) that is equal to the Company Exchange Ratio, as such calculations are set forth in the Payment Spreadsheet as to each holder set forth therein (the “Arrangement Consideration Shares”), without interest, subject to rounding pursuant to Section 2.11(g). The portion of the Arrangement Consideration Shares constituting Seller Escrow Shares will be subject to the terms and conditions set forth in Section 2.15. As of the Arrangement Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company (other than the rights set forth in Section 2.13(a) to the extent applicable to each such Company Shareholder). The Arrangement Consideration Shares exchanged for shares of Company Common Stock that are subject to service vesting requirements shall continue to be governed by the same terms and conditions (including vesting and forfeiture terms) as were applicable to the corresponding former Company Common Shares immediately prior to the Arrangement Effective Time, as applicable.

(ii) Issuance of SPAC Class D Common Stock. Pursuant to the Arrangement and in accordance with the terms of the Key Individual Subscription Agreement, and subject to Section 2.9(b)(ii) of the Company Disclosure Letter, SPAC shall issue to the Key Individual a number of shares of SPAC Class D Common Stock such that, immediately following the Closing, taking into account the aggregate number of shares of SPAC Class A Common Stock (if any) and SPAC Class C Common Stock to be issued to the Key Individual at Closing, the Key Individual will have 85% of the voting power of the SPAC Common Stock on a fully-diluted basis.

(iii) Company Treasury Shares. Notwithstanding clause (i) above or any other provision of this Agreement to the contrary, pursuant to the Arrangement, if there are any Company Shares that are owned by the Company as treasury shares or any Company Shares owned by any direct or indirect Subsidiary of the Company immediately prior to the Arrangement Effective Time, such Company Shares shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(iv)  Issuance of SPAC Class C Common Stock. Concurrently with the exchange of Company Common Shares for ExchangeCo Exchangeable Shares pursuant to the terms of the Arrangement, the Company Electing Shareholders shall subscribe, pursuant to a separate subscription, for a corresponding number of shares of SPAC Class C Common Stock.

(c) Treatment of Company Options.

(i)  Pursuant to the Arrangement, each Company Option that is outstanding immediately prior to the Arrangement Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase Company Class A Common Shares or Company Class B Common Shares and shall be exchanged for an option (such option, an “Exchanged Company Option”) to purchase (1)  a number of shares of SPAC Class A Common Stock equal to the product (rounded down to the nearest whole number) of (x)  the number of Company Class A Common Shares or Company Class B Common Shares subject to such Company Option immediately prior to the Arrangement Effective Time and (y) the Option Exchange Ratio (the shares of SPAC Class A Common Stock described in this clause (1), the “Base Option Shares”), and (2) and for each Base Option Share, a fraction of a share of SPAC Class A Common Stock, equal to the Option Earnout Fraction (the shares of SPAC Class A Common Stock described in this clause (2), the “Tandem Option Earnout Shares”). The aggregate exercise price per Base Option Share together with the related fraction of the Tandem Option Earnout Share (the “Exercise Price”) shall be equal to (A)  the exercise price per Company Class A Common Share or Company Class  B Common Share of such Company Option immediately prior to the Arrangement Effective Time, divided by (B)  the Option Exchange Ratio (rounded up to the nearest whole cent).  Following the Arrangement Effective Time, upon exercise of any Exchanged Company Option by delivery of the Exercise Price, the holder thereof shall receive one Base Option Share and, provided the Tandem Option Earnout Shares have not been forfeited pursuant to the provisions of Section 2.15, the related fraction of a Tandem Option Earnout Share, in each case in the form of SPAC Class A Common Stock; provided, that no fractional shares of SPAC Class  A Common Stock will be issued upon exercise or settlement of any Exchanged Company Options and the number of shares of SPAC Class A Common Stock issued upon exercise of Exchanged Company Options shall be rounded down to the next lowest whole number, with all exercises that are effectuated by the holder of Exchanged Company Options at any one time being aggregated before any such reduction is effectuated.  If, upon exercise of an Exchanged Company Option, the Tandem Option Earnout Shares to be issued are subject to the satisfaction of any outstanding conditions set forth in Section 2.15, such Tandem Option Earnout Shares shall, instead of being delivered to the holder of the Exchanged Company Option, be delivered by SPAC to the Escrow Agent to be held by the Escrow Agent in accordance with Section 2.15 and the provisions of the Escrow Agreement. Except as specifically provided herein, following the Arrangement Effective Time, each Exchanged Company Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Arrangement Effective Time.

(ii) Company Actions. At or prior to the Arrangement Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall (x)  adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to Section 2.9(c)(i) and (y)  take all actions necessary to ensure that, from and after the Arrangement Effective Time, SPAC will not be required to deliver Company Class A Common Shares or Company Class B Common Shares to any Person pursuant to or in settlement of Company Options.

(iii) SPAC Actions. SPAC shall take all actions that are necessary for the assumption and exchange of the Company Options pursuant to Section 2.9(c)(i) including the reservation, issuance and listing of shares of SPAC Class A Common Stock as necessary to effect the transactions contemplated by this Section 2.9(c) and the assumption of the Company Stock Plan, as amended (the “Assumed Company Option Plan”).

(d) Treatment of Company Warrant. Pursuant to the Arrangement, the Company Warrant shall cease to represent a warrant or other right to acquire Company Shares and shall be exchanged for a number of shares of SPAC Class A Common Stock equal to the product (rounded down to the nearest whole number) of (x)  the number of Company Class B Common Shares subject to the Company Warrant immediately prior to the Arrangement Effective Time and (y) the Company Exchange Ratio, an allocable portion of which will be Seller Escrow Shares in accordance with Section 2.15.

(e) Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Arrangement Effective Time shall be cancelled and cease to exist in accordance with Section 2.13(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.13(a) and the Plan of Arrangement.

(f)  Effect of the Arrangement on SPAC Capital Stock.

(i)  SPAC Units. At the Arrangement Effective Time, each SPAC Unit that is outstanding immediately prior to the Arrangement Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one share of SPAC Class A Common Stock and one-fourth of one SPAC Warrant in accordance with the terms of the applicable SPAC Unit.

(ii) SPAC Common Stock. At the Arrangement Effective Time, and immediately following the separation of each SPAC Unit in accordance with Section 2.9(f)(i) above, concurrently with the Arrangement and conditioned on the consummation of the Arrangement and the other Transactions and without any action on the part of either party hereto or the holders of SPAC Capital Stock, each share of SPAC Class B Common Stock shall automatically convert into SPAC Class A Common Stock in accordance with the SPAC Charter. Each share of SPAC Class A Common Stock that is issued and outstanding immediately prior to the Arrangement Effective Time shall remain issued and outstanding in accordance with the terms of the New SPAC Governing Documents.

(iii) SPAC Treasury Stock. Notwithstanding any other provision of this Agreement to the contrary, at the Arrangement Effective Time, if there are any shares of SPAC Capital Stock that are owned by SPAC as treasury shares or any shares of SPAC Capital Stock owned by any direct or indirect Subsidiary of SPAC immediately prior to the Arrangement Effective Time, such shares of SPAC Capital Stock shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(iv)  SPAC Warrants. At the Arrangement Effective Time, concurrently with the Arrangement and without any action on the part of any holder of a SPAC Warrant, each SPAC Warrant that is issued and outstanding immediately prior to the Arrangement Effective Time shall remain outstanding and shall continue to have and be subject to the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the Arrangement Effective Time in accordance with the SPAC Warrant Agreement.

(g) Governing Documents of SPAC and the Company.

(i)  At the Arrangement Effective Time, the SPAC Charter and the SPAC Bylaws, each as in effect immediately prior to the Arrangement Effective Time, shall be amended and restated in the forms attached hereto as Exhibit H (the “New SPAC Charter”) and Exhibit I (the “New SPAC Bylaws”, and together with the New SPAC Charter, the “New SPAC Governing Documents”), respectively, and as so amended and restated shall be the certificate of incorporation and bylaws of SPAC until thereafter amended as provided therein and under the DGCL.

(ii) At the Arrangement Effective Time, the Company Articles and the Company Bylaws, each as in effect immediately prior to the Arrangement Effective Time, shall be amended and restated in form and substance reasonably satisfactory to the Company and SPAC (such documents, together, the “New Company Governing Documents”), and as so amended and restated shall be the articles and bylaws of the Company until thereafter amended as provided therein and under the OBCA.

(h) Directors and Officers of SPAC and the Company.

(i)  From and after the Arrangement Effective Time, the officers of the Company holding such positions as set forth in Section 6.3(b) of the Company Disclosure Letter (or such other persons who shall be designated by the Company prior to the Closing) shall be the officers of the Company and shall be appointed as the officers of SPAC, each such officer to hold office in accordance with the New SPAC Governing Documents or New Company Governing Documents, as applicable.

(ii) From and after the Arrangement Effective Time, the Persons identified as the directors of SPAC as of immediately following the Arrangement Effective Time in accordance with the provisions of Section 6.3(a) shall be appointed as the directors of SPAC, each to hold office in accordance with the New SPAC Governing Documents.

(iii) From and after the Arrangement Effective Time, the Persons identified as the initial directors of the Company as set forth in Section 6.3(b) of the Company Disclosure Letter (or such other persons who shall be designated by the Company prior to the Closing) shall be appointed as the directors of the Company, each to hold office in accordance with the New Company Governing Documents.

Section 2.10 Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered to SPAC:

(i)  a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(ii) evidence in form and substance reasonably acceptable to SPAC of the termination of (A) the IRA (other than Section 2.11 thereof (Market Stand-off Agreement) and, in connection therewith, Section 7 thereof (Miscellaneous), which shall remain in full force and effect with respect to any party to the IRA which does not enter into the Lock-Up Agreement), the ROFO Agreement, the Voting Agreement and (except as set forth in Section 2.10(a)(ii) of the Company Disclosure Letter) all letter agreements between the Company and any of its investors (the “Side Letters”);

(iii) the Payment Spreadsheet;

(iv)  duly executed counterparts of each of the Ancillary Agreements contemplated to be executed at the Closing by the Company or any of its Subsidiaries; and

(v)  a duly executed counterpart, executed by the Key Individual, of the Key Individual Subscription Agreement.

(b) At the Closing, SPAC will deliver or cause to be delivered to the Company:

(i)  a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 8.3(a) and Section 8.3(b) have been fulfilled;

(ii) copies of the written resignations of all the directors and officers of SPAC and its Subsidiaries (including, for the avoidance of doubt, CallCo and ExchangeCo), effective as of the Closing; and

(iii) duly executed counterparts of each of the Ancillary Agreements contemplated to be executed at the Closing by Sponsor, SPAC or any of SPAC’s Subsidiaries (including, for the avoidance of doubt, CallCo and ExchangeCo).

(c) On the Closing Date, SPAC shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid (i) Company Transaction Expenses as set forth in the Company Transaction Expenses and Cash Certificate pursuant to Section 2.8(a), which shall include the respective amounts and wire transfer instructions for the payment thereof, and (ii) SPAC Transaction Expenses as set forth in the SPAC Financing Certificate pursuant to Section 2.8(b).

(d) At the Closing, SPAC shall repay in full the aggregate outstanding amount due under the Expense Advancement Agreement, the Promissory Note and all Working Capital Loans to the payee designated by Sponsor by wire transfer of immediately available funds to the account designated by Sponsor.

Section 2.11 Surrender of Company Securities and Disbursement of Stockholder Arrangement Consideration.

(a) Prior to the Arrangement Effective Time, SPAC shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging and/or verifying the cancellation of share certificates (where share certificates were issued) representing (or, in the case of the Company, stockholders’ ledger entries recording ownership of) Company Common Shares and Company Class A Preferred Shares (“Company Certificates”). At the Closing, SPAC shall deposit, or cause to be deposited, a copy of the shareholders’ ledger of the Company (and/or the Payment Spreadsheet) with the Exchange Agent updated to reflect, effective immediately following the Arrangement Effective Time, the issuance of the Stockholder Arrangement Consideration receivable by the Company Shareholders and the holder of the Company Warrant in accordance with the Payment Spreadsheet. Upon consummation of the Arrangement, and subject to Article 5 of the Plan of Arrangement, the Stockholder Arrangement Consideration shall be duly issued to the former holders of Company Shares and the former holder of the Company Warrant upon the entry of the names of such former holders on the stockholders’ ledger of SPAC. Prior to the Arrangement Effective Time, substantially concurrently with the mailing of the Company Information Circular to the Company Shareholders, SPAC shall send, or shall cause the Exchange Agent to send, to each Company Shareholder a letter of transmittal for use in such exchange and/or verification, in form and substance reasonably satisfactory to the Company and SPAC (a “Letter of Transmittal”), which shall specify that the delivery and/or cancellation of Company Certificates in respect of the Stockholder Arrangement Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery and/or cancellation of the applicable Company Certificates (or a Lost Certificate Affidavit in lieu thereof) and such other documents as may be reasonably requested by the Exchange Agent or SPAC in connection therewith (the Letters of Transmittal, the Company Certificates (or Lost Certificate Affidavits in lieu thereof), and such other documents, collectively, the “Transmittal Documents”).

(b) Each Company Shareholder and the holder of the Company Warrant shall be entitled to receive his, her or its Stockholder Arrangement Consideration in accordance with the Payment Spreadsheet in respect of the Company Shares (or Company Warrant, as applicable) represented by such Company Shareholder’s Company Certificate(s) or Company Warrant (excluding any Company Shares described in Section 2.9(b)(iii) or Dissenting Shares), as soon as reasonably practicable after the Arrangement Effective Time, subject to the prior delivery to the Exchange Agent of the Transmittal Documents in respect of such Company Shares or Company Warrant. Until so surrendered and/or cancelled, each such Company Certificate or Company Warrant shall represent after the Arrangement Effective Time for all purposes only the right to receive such Stockholder Arrangement Consideration (or portion thereof) attributable to such Company Certificate or Company Warrant in accordance with the Payment Spreadsheet and the Plan of Arrangement.

(c) If any Stockholder Arrangement Consideration (or portion thereof) is to be delivered or issued to a Person other than the Person in whose name the surrendered and/or cancelled Company Certificate is registered, or who is registered as the shareholder in the stockholders’ ledger of the Company’s, immediately prior to the Arrangement Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Shares shall have been permitted in accordance with the terms of the Company Governing Documents, each as in effect immediately prior to the Arrangement Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such Stockholder Arrangement Consideration (or portion thereof), or the Person in whose name such Stockholder Arrangement Consideration (or portion thereof) is delivered or issued, shall have already executed and delivered such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or SPAC and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Exchange Agent, the Company Shareholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to SPAC (a “Lost Certificate Affidavit”), which at the reasonable discretion of SPAC may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against SPAC or the Company with respect to the Company Shares represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 2.11(d) shall be treated as a Company Certificate for all purposes of this Agreement.

(e) After the Arrangement Effective Time, there shall be no further registration of transfers of Company Shares except as specifically provided for in the Plan of Arrangement. If, after the Arrangement Effective Time, (i) Company Certificates are presented to SPAC or the Exchange Agent, then, in each case, they shall be canceled and exchanged for the Stockholder Arrangement Consideration (or portion thereof) provided for, and in accordance with the procedures set forth in this Section 2.11, Section 2.15 and the Plan of Arrangement. No dividends or other distributions declared or made after the date of this Agreement with respect to shares of SPAC Class A Common Stock or ExchangeCo Exchangeable Shares with a record date after the Arrangement Effective Time will be paid to the holders of any Company Certificates that, as of such record date, have not yet been surrendered with respect to the shares of SPAC Class A Common Stock or ExchangeCo Exchangeable Shares to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Transmittal Documents. Subject to applicable Law, Section 2.15 and the Plan of Arrangement, following the Arrangement Effective Time and surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit) and delivery of the other Transmittal Documents, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, the Stockholder Arrangement Consideration (or portion thereof) to be delivered in exchange therefor and the amount of any such dividends or other distributions with a record date after the Arrangement Effective Time theretofore paid with respect to such shares of SPAC Class A Common Stock or ExchangeCo Exchangeable Shares.

(f)  All securities issued upon the surrender of Company Certificates (or delivery of a Lost Certificate Affidavit) or otherwise issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares represented by such Company Certificates.

(g) Notwithstanding anything to the contrary contained herein, no fraction of a share of SPAC Common Stock or ExchangeCo Share will be issued by virtue of the Arrangement (including the Share Exchanges) or the other Transactions, and each Person who would otherwise be entitled to a fraction of a share of SPAC Common Stock or ExchangeCo Share (after aggregating all fractional shares of SPAC Common Stock or ExchangeCo Shares, as applicable, that otherwise would be received by such holder) shall instead have the number of shares of SPAC Common Stock or ExchangeCo Shares issued to such Person rounded down to the nearest whole share of SPAC Common Stock or ExchangeCo Share, as applicable, without payment in lieu of such fractional shares.

Section 2.12 Company Option Letter of Transmittal. Prior to the Arrangement Effective Time, the Company shall send, or shall cause the Exchange Agent to send, to each Company Option holder, a letter of transmittal which shall specify that the delivery of Exchanged Company Options in accordance with Section 2.9(c) shall be effected in exchange for the Company Options respectively upon the Closing Date in accordance with the Plan of Arrangement. The Company or the Exchange Agent, as applicable, shall include with each such letter of transmittal a notice and acknowledgment to be executed by such holder to the effect that, upon the Arrangement becoming effective, such holder’s Company Options will automatically be exchanged for Exchanged Company Options in accordance with this Agreement (including Section 2.9(c) and Section 2.15) and the Plan of Arrangement, without further action on the part of SPAC or the Company, and that upon such exchange the holder of such Company Options shall have no further rights or claims to any further equity in the Company (other than the exchange). Prior to sending such letter of transmittal and notice and acknowledgment, the Company shall provide drafts to SPAC for its review and consult with SPAC as to the form and substance of such materials in good faith. The Company shall use commercially reasonable efforts to obtain duly executed copies of all such acknowledgments prior to the Arrangement Effective Time.

Section 2.13 Dissent Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the OBCA, Company Shares that are outstanding immediately prior to the Arrangement Effective Time and that are held by Company Shareholders who have not voted in favor of the Arrangement nor consented thereto in writing and who have given a notice of election to dissent pursuant to section 185 of the OBCA and otherwise complied with all of the provisions of the OBCA relevant to the exercise and perfection of dissenters’ rights with respect to such Company Shares (the “Dissenting Shares” ) shall not be exchanged for, and any such Company Shareholder shall have no right to receive, any Stockholder Arrangement Consideration pursuant to the Arrangement, and any holder of Dissenting Shares shall cease to have any of the rights as a shareholder of the Company save for the right to be paid fair value for such holder's Dissenting Shares in accordance with the Plan of Arrangement. Any Company Shareholder who prior to the Arrangement Effective Time fails to perfect or validly withdraws a notice of election to dissent or otherwise loses his, her or its rights to payment for their Company Shares pursuant to section 185 of the OBCA shall be treated in the same manner as a Company Shareholder who did not give a notice of election to dissent pursuant to section 185 of the OBCA.

(b) Prior to the Arrangement Effective Time, the Company shall give SPAC (i) prompt notice of any notices of objection to the Company Arrangement Resolution pursuant to section 185 of the OBCA received by the Company and any withdrawals of such notices, and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of Dissent Rights. Subject to the requirements of section 185 of the OBCA (as the same may be amended by the Interim Order or the Plan of Arrangement), the Company shall not, except with the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any Dissenting Shares or offer to settle or settle any demand made pursuant to section 185 of the OBCA.

Section 2.14 Withholding. Each of the Company, SPAC, ExchangeCo, the Exchange Agent, the Escrow Agent and their respective agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the Arrangement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the Tax Act or any provision of provincial, state, local or foreign Tax Law; provided that the Company, SPAC, ExchangeCo, the Exchange Agent, the Escrow Agent and their respective agents, as applicable, shall cooperate to reduce or eliminate any such requirement to deduct or withhold to the maximum extent permitted by Law. Without limiting the foregoing, the Company, SPAC, ExchangeCo, the Exchange Agent, the Escrow Agent, and their respective agents may give effect to withholding hereunder by withholding any consideration issued in the form of shares of SPAC Common Stock or ExchangeCo Shares or other consideration issued in kind, and then selling such portion of such shares of SPAC Common Stock or ExchangeCo Shares (which shall first be converted into shares of SPAC Class A Common Stock in accordance with the terms of the Exchange Agreement) or other consideration issued in kind as it may determine and using the proceeds thereof to satisfy applicable withholding obligations and remitting such proceeds to applicable taxing authorities. To the extent that amounts are so withheld by SPAC, the Company, ExchangeCo, the Exchange Agent, the Escrow Agent or their respective agents, as the case may be, and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.15 Escrow Triggering Event.

(a) Seller Escrow Shares. The Escrow Portion of the Arrangement Consideration Shares that holders of Company Common Shares (including the holders of Class A Preferred Shares prior to the Arrangement) and the holder the Company Warrant (collectively, the “Seller Escrow Shareholders”) are entitled to receive pursuant to the Arrangement shall be designated as the Seller Escrow Shares. Such Seller Escrow Shares shall be ratably allocated among each of the Seller Escrow Shareholders as set forth in the Payment Spreadsheet. The Seller Escrow Shares will be subject to forfeiture in accordance with this Section 2.15 if the Seller Escrow Shares are not earned in accordance with this Section 2.15 on or prior to the fifth anniversary of the Closing Date (the “Escrow Termination Date”).

(b) Escrow.

(i)  Upon and subject to the Closing, SPAC and its transfer agent (or, if such Person shall not agree to serve as escrow agent, such other bank or trust company as shall be appointed by SPAC and reasonably satisfactory to the Company), as escrow agent (the “Escrow Agent”), shall enter into an escrow agreement, effective as of the Closing Date, in form and substance reasonably satisfactory to SPAC and the Company (the “Escrow Agreement”), pursuant to which SPAC shall cause to be delivered to the Escrow Agent on the Closing Date the Seller Escrow Shares, which shall be set aside in separate escrow accounts for each Seller Escrow Shareholder as of the Arrangement Effective Time based on the allocation of such Seller Escrow Shares as set forth in the Payment Spreadsheet (the “Company Shareholder Escrow Accounts”). The Seller Escrow Shares delivered into such respective Company Shareholder Escrow Accounts, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, in each case, as long as they remain in the applicable Company Shareholder Escrow Account, shall be held in escrow until the earlier to occur of (i) one or more Triggering Events in accordance with this Section 2.15 and (ii) the Escrow Termination Date, and shall be disbursed in accordance with the terms of this Agreement and the Escrow Agreement.

(ii) If a Triggering Event occurs, then SPAC and the Escrow Agent shall promptly (but in any event within three (3) Business Days following the occurrence of such Triggering Event) cause the Seller Escrow Shares earned in connection with such Triggering Event (inclusive of any dividends, distributions and other earnings thereon) to be released to the Seller Escrow Shareholders from the respective Company Shareholder Escrow Accounts.

(iii) Notwithstanding the foregoing, any Seller Escrow Shares that are not earned in accordance with the terms of  this Section 2.15  as of the end of the day on the Escrow Termination Date shall be automatically forfeited to SPAC, and SPAC and the Escrow Agent shall promptly (but in any event within three (3) Business Days thereafter) cause such Seller Escrow Shares to be released to SPAC from the Company Shareholder Escrow Accounts, and SPAC shall promptly thereafter cancel and retire such Seller Escrow Shares and the Seller Escrow Shareholders shall thereafter not have any rights with respect thereto.

(iv)  Notwithstanding anything herein to the contrary, if a Triggering Event pursuant to Section 2.15(d)(i)(2) and/or Section 2.15(d)(ii)(2) occurs, the Seller Escrow Shares earned in connection with such Triggering Event shall be deemed to have been earned immediately prior to the closing of the applicable Change of Control Event, and the holders of any Seller Escrow Shares deemed earned pursuant to this Section 2.15(b)(iv) shall be eligible to participate in such Change of Control Event with respect to such Escrow Shares on the same terms, and subject to the same conditions, as apply to the holders of SPAC Common Stock generally.

(c) Procedures Applicable to Seller Escrow Shares.

(i)  The share certificates representing the Seller Escrow Shares shall contain a legend relating to transfer restrictions imposed by this Section 2.15, the Escrow Agreement, the New SPAC Governing Documents and the ExchangeCo Governing Documents, as applicable, and the risk of forfeiture associated therewith (or with respect to book-entry shares, SPAC’s transfer agent shall make a notation in its records that the Seller Escrow Shares are subject to such legend and forfeiture). SPAC will cause the Escrow Agent to remove such legend as promptly as practicable, but in any event within three (3) Business Days, after the occurrence of a Triggering Event with respect to the applicable Seller Escrow Shares. Until and unless any Seller Escrow Shares are forfeited in accordance with this Section 2.15, each Seller Escrow Shareholder shall be deemed to be the beneficial owner of such Seller Escrow Shareholder’s Seller Escrow Shares as set forth in this Section 2.15 during the time such Seller Escrow Shares are in such Seller Escrow Shareholder’s Company Shareholder Escrow Account, subject to the retention of any dividends, distributions and other earnings thereon in such Company Shareholder Escrow Account until disbursed therefrom in accordance with the terms and conditions of this Agreement and the Escrow Agreement. Each Seller Escrow Shareholder shall also have the right to vote the Seller Escrow Shares beneficially owned by such Person during the time held in such Seller Escrow Shareholder’s Company Shareholder Escrow Account as Seller Escrow Shares.

(ii) During the period beginning at the Closing and ending on the Escrow Termination Date, SPAC’s chief financial officer or controller will monitor the closing price of the shares of SPAC Class A Common Stock on the principal securities exchange or securities market on which the SPAC Class A Common Stock is then traded, and SPAC shall notify the Seller Escrow Shareholders in writing promptly (but in any event within two (2) Business Days) following a Triggering Event.

(iii) For the avoidance of doubt, upon the earlier of (i)  all of the Seller Escrow Shares becoming earned and released to the Seller Escrow Shareholders in accordance with Section 2.15(b)(ii), and (ii)  the Escrow Termination Date and release of any unearned Seller Escrow Shares to SPAC in accordance with Section 2.15(b)(iii), the provisions of this Section 2.15 shall no longer have any force or effect.

(d) Triggering Events. The Seller Escrow Shares shall be earned, and as a result released to the Seller Escrow Shareholders from the Company Shareholder Escrow Accounts and no longer subject to this Section 2.15, as follows (each such event, a “Triggering Event”):

(i)  with respect to 50% of the Seller Escrow Shares in each Company Shareholder Escrow Account, the earlier to occur of the following:

(1) the closing price of the shares of SPAC Class A Common Stock (or any common or ordinary equity security that is the successor to the SPAC Class A Common Stock) on the principal exchange on which such securities are then listed or quoted equals or exceeds $15.00 per share for any 20 Trading Days (which need not be consecutive) during any 30 consecutive Trading Day period following the Closing; and

(2) if a Change of Control Event occurs, and pursuant to the terms of such Change of Control Event (1)  the fair market value of the consideration to be paid per share of SPAC Class A Common Stock or (2)  the fair market value of the consideration to be paid per ExchangeCo Exchangeable Share, as applicable, exceeds $15.00 per share; and

(ii) with respect to 50% of the Seller Escrow Shares in each Company Shareholder Escrow Account, the earlier to occur of the following:

(1) the closing price of the shares of SPAC Class A Common Stock (or any common or ordinary equity security that is the successor to the SPAC Class A Common Stock) on the principal exchange on which such securities are then listed or quoted equals or exceeds $17.50 per share for any 20 Trading Days (which need not be consecutive) during any 30 consecutive Trading Day period following the Closing; and

(2) if a Change of Control Event occurs, and pursuant to the terms of such Change of Control Event (1)  the fair market value of the consideration to be paid per share of SPAC Class A Common Stock or (2)  the fair market value of the consideration to be paid per ExchangeCo Exchangeable Share, as applicable, exceeds $17.50 per share.

The fair market value of any of the consideration payable per share set forth above shall be determined in good faith by the SPAC Board after taking into account, as applicable, the release of any Seller Escrow Shares and Tandem Option Earnout Shares under this Agreement or the release of any Earnout Shares (as defined in the Sponsor Support Agreement) in connection with the applicable event.

(e) Achievement of Multiple Triggering Events. For the avoidance of doubt, if the condition for more than one Triggering Event is met pursuant to Section 2.15(d), the Seller Escrow Shares earned in connection with each such Triggering Event shall be earned, and shall be cumulative with the Seller Escrow Shares earned prior to such time, in connection with the satisfaction of any other Triggering Event (if any).

(f)  Adjustments. If SPAC or ExchangeCo at any time combines or subdivides (including by way of any stock split, stock dividend, recapitalization, reorganization, merger, amendment of the New SPAC Governing Documents, amendment of the ExchangeCo Governing Documents, scheme, arrangement or otherwise) or declares an extraordinary dividend, each of the applicable per share prices and the number of Seller Escrow Shares eligible to be earned in accordance with this Section 2.15 shall be equitably adjusted by SPAC and ExchangeCo in good faith to take into account such stock split, stock dividend, recapitalization, reorganization, merger, amendment of the New SPAC Governing Documents, amendment of the ExchangeCo Governing Documents, scheme, arrangement or extraordinary dividend or other applicable transaction.

(g) Tandem Company Earnout Options.

(i)  If, at any time prior to the Escrow Termination Date, a holder of Exchanged Company Options exercises all or any portion of its Exchanged Company Options and, at the time of such exercise, all or any portion of the Seller Escrow Shares continue to be held by the Escrow Agent on behalf of the Seller Escrow Shareholders in accordance with this Section 2.15, then upon payment by such holder of the Exercise Price payable under such Exchanged Company Options:

(1) if, as of the date of exercise of such Exchanged Company Options, there has not occurred a Triggering Event described in Section 2.15(d)(i), SPAC shall deliver to the Escrow Agent, to be held by the Escrow Agent on behalf of such holder, all of the Tandem Option Earnout Shares issuable upon such exercise of the Exchanged Company Options, with half of such Tandem Option Earnout Shares subject to the satisfaction of the Triggering Event set forth in Section 2.15(d)(i) and half of such Tandem Option Earnout Shares subject to the satisfaction of the Triggering Event set forth in Section 2.15(d)(ii); and

(2) if, as of the date of exercise of such Exchanged Company Options, there has occurred a Triggering Event described in Section 2.15(d)(i) but not a Triggering Event described in Section 2.15(d)(ii), SPAC shall deliver to the Escrow Agent, to be held by the Escrow Agent on behalf of such holder, half of the Tandem Option Earnout Shares issuable upon such exercise of such Exchanged Company Options, with such Tandem Option Earnout Shares so delivered to the Escrow Agent subject to the satisfaction of the Triggering Event set forth in Section 2.15(d)(ii).

(ii) Any Tandem Option Earnout Shares delivered by SPAC to the Escrow Agent in accordance with Section 2.15(g)(i) shall:

(1) be held by the Escrow Agent in a separate escrow account on behalf of the former holder of the Exchanged Company Options in respect of which such Tandem Option Earnout Shares are issued; and

(2) shall, from and after the date such Tandem Option Earnout Shares are delivered to the Escrow Agent, be subject to the same treatment under this Section 2.15 (including, without limiting the generality of the foregoing, with respect to any dividends, voting rights, release and/or forfeiture) as if such Tandem Option Earnout Shares were Seller Escrow Shares, the holder were a Seller Escrow Shareholder and the escrow account in which such Tandem Option Earnout Shares are held were a Company Shareholder Escrow Account, except that in the case of any Tandem Option Earnout Shares delivered to the Escrow Agent in accordance with Section 2.15(g)(i)(2) the reference to "50%" in Section 2.15(d)(ii) shall instead be read as a reference to "100%".

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to SPAC the following, except (a) as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”), which exceptions shall be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 10.9 (and any reference in this Agreement or any Ancillary Agreement to this Article III or any provision thereof shall be deemed to refer to such Article or provision as modified by the Company Disclosure Letter in accordance with Section 10.9) or (b) as otherwise contemplated by the Arrangement with respect to the reasonably apparent effects of any such actions on the matters contemplated by Sections 3.2, 3.3, 3.4(a), and 3.12:

Section 3.1 Organization, Good Standing, Corporate Power and Qualification. The Company is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to the Company Governing Documents. The Company is presently qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to SPAC accurate and complete copies of the Company Governing Documents and the governing documents of each other Rumble Company, including all amendments thereto as in effect as of the date of this Agreement.

Section 3.2 Subsidiaries; Capitalization.

(a) The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than the Subsidiaries of the Company set forth in Section 3.2(a) of the Company Disclosure Letter. Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate or other entity power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted. Each of the Company’s Subsidiaries is presently qualified to do business as a foreign corporation or other entity in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. One hundred percent (100%) of the shares or other equity securities of the Company’s Subsidiaries that are issued and outstanding are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens and Liens arising from the applicable Rumble Company’s Governing Documents and applicable securities Laws), have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of (i) the applicable Rumble Company’s Governing Documents, or (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or other similar right.

(b) As of the date of this Agreement, the maximum number and the classes of shares the Company is authorized to issue and the number and the classes of shares the Company has issued is: (i) an unlimited number of Company Class A Common Shares, of which 7,983,655.81 shares are issued and outstanding; (ii) an unlimited number of Company Class B Common Shares, of which 99,184.69 shares are issued and outstanding; and (iii) 607,000 Company Class A Preferred Shares, of which 606,360 shares are issued and outstanding.

(c) As of the date of this Agreement the only warrant to purchase Company capital stock outstanding is the Company Warrant.

(d) All Company Securities that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of (i) the Company Governing Documents, or (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or other similar right. The Company Shares have the rights, preferences, privileges and restrictions set forth in the Company Governing Documents.

(e) As of the date of this Agreement, the Company has reserved (i) 3,433,000 Company Class A Common Shares for issuance upon exercise of Company Options, (ii) 98,065.07 Company Class B Common Shares for issuance upon exercise of Company Options, (iii) 576,000 Company Class B Common Shares for issuance upon exercise of the Company Warrant and (iv) 172,070 Company Class A Common Shares for issuance as the Narya Investment (subject to payment of the Narya Investment Amount).

(f)  The Arrangement (including the Share Exchanges) and the other Transactions do not constitute a “Deemed Liquidation Event” (as such term is defined in the Company Governing Documents), and other than the Company Required Approval, there is no consent required of the holders of any class or series of Company Shares or other Company Shareholders in connection with the approval of the Transactions. In connection with the consummation of the Transactions, all Company Class A Preferred Shares will automatically, and without any further action on the part of any Person, convert into Stockholder Arrangement Consideration based on the same exchange ratio as the Company Exchange Ratio applied to Company Common Shares in accordance with Section 2.9(b), and in accordance with the Company Governing Documents.

(g) Except as set forth in Section 3.2(g) of the Company Disclosure Letter and for (i) the conversion privileges of the Company Class A Preferred Shares, (ii) the Company Options to purchase Company Common Shares outstanding under the Company Stock Plan, (iii) the Company Warrant, and (iv) the shares or other equity securities owned by the Company in its Subsidiaries, there are no authorized or outstanding options, restricted stock, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from the Company or any Company Subsidiary of any Company Shares or other equity securities, and there are no promises or commitments (whether oral or written) to grant any Company Options, restricted stock, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from the Company of any Company Shares (or other equity securities in its Subsidiaries). Except as set forth in Section 3.2(g) of the Company Disclosure Letter, the Company Governing Documents, the IRA, the ROFO Agreement and the Voting Agreement, no Rumble Company is a party to or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting, transfers or giving of written consents with respect to any security or by a director of any Rumble Company. To the Company’s knowledge, no officer or director has made any representations or promises regarding equity incentives to any officer, employee, director or consultant of a Rumble Company that is not reflected in the outstanding share and option numbers contained in this Section 3.2, except for employment offer letters entered into in the Ordinary Course. There are no outstanding bonds, debentures, notes or other indebtedness of a Rumble Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Rumble Company’s equityholders may vote. The Company has not adopted any shareholder rights plan or similar agreement to which any Rumble Company would be or become subject, party or otherwise bound.

(h) Section 3.2(h) of the Company Disclosure Letter sets forth the Company Option ledger dated as of the date of this Agreement, which reflects all then outstanding Company Options and lists the applicable exercise prices and vesting schedules therefor as of such date, and whether such vesting accelerates in connection with the transactions contemplated by the Agreement.

(i) The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means, except for customary adjustments in connection with stock splits and the like. Except for the Company Class A Preferred Shares, the Company has no obligation (contingent or otherwise) to purchase or redeem any of the Company Shares.

(j)  The only Company Shares that will be outstanding immediately after the Closing will be such share(s) owned by ExchangeCo following the Arrangement Effective Time. Following the Arrangement Effective Time, each Company Option outstanding immediately prior to the Arrangement Effective Time (whether vested or unvested), shall have automatically and without any required action on the part of the Company, SPAC or any holder or beneficiary thereof, been converted into Exchanged Company Options in accordance with Section 2.9(c).

Section 3.3 Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject to obtaining the Company Required Approval, the effectiveness of the Proxy/Registration Statement, receipt of the Regulatory Approvals, distribution of the Company Information Circular, and approval by the Court of the Arrangement and entry of the Interim Order and the Final Order, to consummate the transactions contemplated hereby and thereby. All corporate action on the part of each of the Rumble Companies and their respective directors, officers and shareholders necessary for the (a) authorization, execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, (b)  consummation of the Transactions and (c) performance of all of the Company’s obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i)  obtaining the Company Required Approval, (ii)  the receipt of the Interim Order and the Final Order and (iii)  the receipt of the Regulatory Approvals (as defined below). This Agreement and the Ancillary Agreements to which it is or will be a party (assuming due authorization, execution and delivery by each other party hereto and thereto) constitute or will constitute at the Closing (with respect to the Ancillary Agreements to be executed at the Closing) valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 3.4 Financial Statements.

(a) The Company has made available to SPAC the audited consolidated balance sheet of Rumble Inc. and Rumble USA Inc. as of December 31, 2020 and December 31, 2019, and the related audited consolidated statements of comprehensive loss, shareholders’ equity (deficit) and cash flows for the years then ended, audited in accordance with PCAOB standards and including the notes thereto and the report of the Company’s independent auditor (collectively, the “Company Year-End Financial Statements”), and (b) the unaudited condensed consolidated interim balance sheet of Rumble Inc. and Rumble USA Inc. as of September 30, 2021 and the related unaudited statements of comprehensive income (loss), shareholders’ equity and cash flows for the period ended September 30, 2021 (the “Company Interim Financial Statements” and together with the Company Year-End Financial Statements and SEC Financials following delivery, collectively, the “Company Financial Statements”). The Company Financial Statements, including, in the case of the year-end financial statements, the notes thereto, are true and correct in all material respects and present fairly the financial condition, operating results, shareholders’ equity and cash flows of the Rumble Companies as of the dates and during the periods indicated. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as otherwise noted therein and, in the case of the Company Interim Financial Statements, subject to the absence of notes and to normal recurring year-end adjustments that, individually or in the aggregate, would not be material in amount or effect. The books of account, ledgers, order books, records and other financial documents of the Rumble Companies accurately and completely reflect all material information relating to the Company’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) The Company has in place disclosure controls and procedures that are designed to provide reasonable assurances that material information relating to the Rumble Companies (including any fraud that involves management or other employees who have a significant role in the internal controls of the Rumble Companies) is made known to the management of the Company by others within any of the Rumble Companies and are effective in recording, processing, summarizing and reporting financial data. The Rumble Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i)  transactions are executed in accordance with management’s general or specific authorizations, (ii)  transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since December 31, 2018, neither the Company nor, to the knowledge of the Company, any Representative of any of the Rumble Companies has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any of the Rumble Companies with respect to the Company Financial Statements or the internal accounting controls of any of the Rumble Companies, including any written complaint, allegation, assertion or claim that any of the Rumble Companies has engaged in questionable accounting or auditing practices. Since December 31, 2018, to the knowledge of the Company, no attorney representing any of the Rumble Companies, whether or not employed by any of the Rumble Companies, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by any of the Rumble Companies or any of their respective Representatives to the Company Board or the board of directors (or similar governing body) of any of its Subsidiaries or any committee thereof or to any director or officer of any of the Rumble Companies.

(d) None of the Rumble Companies has any liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of the Rumble Companies prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) any Company Transaction Expenses, (iv) obligations incurred by the Company’s execution of this Agreement or the Ancillary Agreements to which it is or will be a party (other than due to a breach hereunder or thereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder or thereunder), and (v)  obligations and liabilities reflected, or reserved against, in the Company Financial Statements or as set forth in Section 3.4(d) of the Company Disclosure Letter. Except as set forth in Section 3.4(d) of the Company Disclosure Letter, or to the extent, individually and in the aggregate, de minimis, as of the date of this Agreement, no Rumble Company has any indebtedness for borrowed money nor has incurred any guarantees in respect of indebtedness for borrowed money. No Rumble Company has any material off-balance sheet arrangements that are not disclosed in Section 3.4(d) of the Company Disclosure Letter.

(e) The “Investor Presentation” dated November 2021 provided by the Company and made available to the PIPE Investors was prepared in good faith using assumptions that the Company believes as of the date of this Agreement to be reasonable.

Section 3.5 Material Contracts.

(a) Section 3.5(a) of the Company Disclosure Letter lists all Contracts (other than Company Benefit Plans) to which any Rumble Company is a party, by which any Rumble Company is bound or to which any Rumble Company or any of its assets or properties are subject that are in effect as of the date of this Agreement and constitute or involve the following (together with all amendments, waivers or other changes thereto, each of the following, a “Material Contract”):

(i)  obligations of, or payments to, any of the Rumble Companies of $200,000 or more;

(ii) any outstanding Indebtedness (other than capitalized lease obligations incurred in the Ordinary Course) of $100,000 or more, including any convertible debt/equity instruments;

(iii) any real property leasehold interest (“Real Property Lease”);

(iv)  any Contract (A) pursuant to which the Rumble Companies grant any right or license to material Owned Intellectual Property to any Person (excluding non-exclusive licenses granted in the Ordinary Course), (B) pursuant to which the Rumble Companies obtain the right to use any material Licensed Intellectual Property (excluding licenses for commercial off the shelf computer software, software-enabled services or data services for which the Rumble Companies pay less than $500,000 on an annual basis), or (C) that constitutes a concurrent use agreement, settlement agreement or co-existence agreement with respect to any material Owned Intellectual Property;

(v) Contracts with any Governmental Authority (other than the Terms and Conditions of Use and Agency Agreement provided on Rumble.com or the Terms of Service provided on Locals.com);

(vi)  Contracts which (A) remain in effect immediately following the Closing and limit the right of any Rumble Company to engage in any line of business or in any geographic area, or to Develop, license or sell any products or services (including the Company Products), or to compete with any Person; (B) grant any exclusive license of material Owned Intellectual Property to any Person that is not a Rumble Company or (C) involve any joint or collaborative Development or contribution of any material Owned Intellectual Property by any Rumble Company

(vii) Contracts between (A) on the one hand, any of the Rumble Companies, and (B) on the other hand, any Company Shareholder or any of his, her or its Affiliates, including all Side Letters (other than the Terms and Conditions of Use and Agency Agreement provided on Rumble.com or the Terms of Service provided on Locals.com);

(viii) Contracts with content creators which provide for guaranteed commitments and/or payments by the Company in excess of $50,000 in any fiscal year (other than the Terms and Conditions of Use and Agency Agreement provided on Rumble.com or the Terms of Service provided on Locals.com);

(ix)  the grant of material rights to Develop, license, market or sell any material Company Products; and

(x) Contracts that in the Company’s determination will be required to be filed with the Proxy/Registration Statement under applicable SEC requirements pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Company was the registrant.

(b) True, correct and complete copies of the Contracts required to be listed in Section 3.5(a) of the Company Disclosure Letter, have been delivered to or made available to SPAC prior to the date of this Agreement, together with all amendments thereto.

(c) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, all Contracts to which any of the Rumble Companies is a party or by which its assets are bound are valid, binding and in full force and effect, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (ii) none of the Rumble Companies (nor, to the knowledge of the Company, any other party to any such Contract) is or, with the giving of notice, the lapse of time or otherwise, would be, in default under any Contract to which any of the Rumble Companies is a party or by which its assets are bound.

(d) Since December 31, 2018, none of the Rumble Companies has declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock or other equity interests or made any loans or advances to any Person, other than advances to employees for expenses in the Ordinary Course.

(e) Section 3.5(e) of the Company Disclosure Letter sets forth a true, correct and complete list of all Side Letters that are in effect as of the date of this Agreement.

Section 3.6 Intellectual Property.

(a) Section 3.6(a) of the Company Disclosure Letter sets forth an accurate and complete list, as of the date of this Agreement, of each item of Owned Registered IP, enumerating specifically, as applicable, the filing, serial or registration or application number, title, jurisdiction, date of filing or issuance, and current applicant(s) or registered owners(s).

(b) Each item of Owned Registered IP is, as of the date of this Agreement, subsisting and, solely with respect to issued or registered items included therein, valid and enforceable. All registration, maintenance and renewal fees currently due in connection with Owned Registered IP have been paid and all documents, recordations and certificates in connection with such Registered IP currently required to be filed have been filed with the relevant Patent, Copyright, Trademark or other authorities in Canada or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Owned Registered IP and recording the Rumble Companies' ownership interests therein. None of the Owned Registered IP has been or are subject to any interference, derivation, reexamination (including ex parte reexamination, inter partes reexamination, inter partes review, post grant review or covered business method (CBM) review), cancellation, abandonment, invalidation, expungement or opposition proceeding.

(c) Except as set forth in Section 3.6(c) of the Company Disclosure Letter, no funding, facilities, material, information, Intellectual Property or personnel of a university, college, other educational institution or research center, Governmental Authority (each a “Designated Entity”) were used in the Development or commercialization, in whole or in part, of any Owned Intellectual Property in such a manner that any Designated Entity has any right, title or interest (including any usage, license, “march in”, ownership, co-ownership or other rights) in or to any Owned Intellectual Property.

(d) There are no Actions currently before any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world (including before U.S. Patent and Trademark Office, the U.S. Copyright Office, the Canadian Intellectual Property Office, or similar authority anywhere in the world) to which any of the Rumble Companies is a party and in which any claims have been raised relating to the validity, enforceability, registrability, scope, misappropriation, ownership, violation or infringement with respect to any material Owned Intellectual Property.

(e) The Rumble Companies (i) are the sole and exclusive owner of, and possess all right, title, and interest in and to, any and all Owned Intellectual Property, free and clear of all Liens, except for Permitted Liens, and (ii) are duly licensed or otherwise possess the lawful right to use any and all Intellectual Property used or held for use by, for, or on behalf of the Rumble Companies in the operation of or in connection with the business or in connection with the Company Products, including each item of Company Intellectual Property. Except as set forth in Section 3.6(e) of the Company Disclosure Letter, the Company Intellectual Property constitutes all of the Intellectual Property materially necessary for the operation of the business of the Rumble Companies as conducted as of the date of this Agreement. The Rumble Companies have taken commercially reasonable actions to maintain and protect each item of Owned Intellectual Property material to the business of the Rumble Companies, including with respect to the validity and enforceability thereof. The Rumble Companies have not transferred ownership of, or granted any exclusive rights in or to any Owned Intellectual Property to any third party.

(f)  To the knowledge of the Rumble Companies, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation, dilution or other violation of any Owned Intellectual Property by any third party, and the Rumble Companies have not brought any proceeding or sent any notices to any third party regarding the foregoing. The operation of the Rumble Companies' business as currently conducted, including the use of any Company Product in accordance with the terms and conditions under which the Rumble Companies license or otherwise provide such Company Products to their customers as of the date of this Agreement or Company Intellectual Property as used by the Rumble Companies as of the date of this Agreement, does not infringe (directly or indirectly, including via contribution or inducement), misappropriate, dilute or otherwise violate, and has not infringed, misappropriated, diluted or otherwise violated, any Intellectual Property owned by any third party, and does not constitute unfair competition or unfair trade practices under the Law of any jurisdiction in which the Rumble Companies conduct their business or in which Company Products are manufactured, marketed, distributed, licensed or sold. Except as set forth in Section 3.6(f) of the Company Disclosure Letter, during the prior three year period, the Rumble Companies have not been sued in any proceeding or received any written communications alleging that the Rumble Companies have infringed, misappropriated, or otherwise violated or, by conducting its business, would infringe, misappropriate, or otherwise violate any Intellectual Property of any other Person or entity, inviting the Rumble Companies to take a license under any Intellectual Property or consider the applicability of any Intellectual Property to any Company Product or the conduct of the business, or challenging the ownership, use, validity or enforceability of any Owned Intellectual Property. To the knowledge of the Rumble Companies, no Owned Intellectual Property or Company Product is subject to any proceeding, order, settlement agreement or right that restricts in any manner the use, transfer or licensing thereof by the Rumble Companies, or that may affect the validity, use or enforceability of any Owned Intellectual Property.

(g) Section 3.6(g) of the Company Disclosure Letter lists all material Company Products. Except in accordance with the applicable privacy policies of the Rumble Companies and Law, none of the Company Products (i) sends information of a user to another Person without the user’s consent, (ii) records a user’s actions without such user’s knowledge or (iii) employs a user’s Internet connection without such user’s knowledge to gather or transmit information regarding such user or such user’s behavior. To the knowledge of the Rumble Companies, there have not been during the prior three year period, and there are no, claims asserted against the Rumble Companies related to the Company Products.

(h) Except as set forth in Section 3.6(h)(i) of the Company Disclosure Letter, the Rumble Companies have not granted any options or licenses to any material Company Intellectual Property other than non-exclusive licenses granted in the ordinary course of business. All customer and end user licenses to the Company Products have been granted solely on a software-as-a-service basis, and no such licensee has been provided with direct access to the Rumble Companies' confidential Proprietary Information. Except as set forth in Section 3.6(h)(ii) of the Company Disclosure Letter, the Rumble Companies are not obligated to pay any sales or revenue-based royalties to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any material Company Products or Owned Intellectual Property.

(i)  With respect to the Company Intellectual Property Agreements:

(i)  Each Company Intellectual Property Agreement is valid and subsisting, and to the knowledge of the Rumble Companies, no counterparty to any Company Intellectual Property Agreement is in breach thereof;

(ii) The Rumble Companies are not (and will not be as a result of the execution and delivery or effectiveness of this Agreement or the performance of their obligations hereunder or thereunder), in breach of any Company Intellectual Property Agreement;

(iii) There are no disputes or proceedings (pending or threatened) regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Rumble Companies thereunder; and

(iv)  No Company Intellectual Property Agreement requires the Rumble Companies to include any Intellectual Property owned by a third party in any Company Product or obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of that Company Product.

(j)  The execution, delivery or performance of this Agreement, including the consummation of the Transactions, will not result in, pursuant to any Contract to which the Rumble Companies are a party as of the date of this Agreement: (i) the Rumble Companies granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, the Rumble Companies; (ii) the Rumble Companies being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of its business; (iii) the Rumble Companies being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement; or (iv) any termination of the ability to use any of the Company Intellectual Property.

(k) Following Closing, none of the Rumble Companies nor any of their respective Affiliates will retain any rights in or have any right to use any of the Owned Intellectual Property.

(l)  The IT Systems (i) perform in material conformance with their documentation; (ii) have not suffered any material persistent substandard performance, breakdown or failure; (iii) are free from any material defects or vulnerabilities; (iv) do not contain any virus, malware, bugs, worms, software bombs, software routine or hardware component which could permit unauthorized access or disable or otherwise harm any computer, systems or Software, or any software routine which could disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the Software; and (v) are protected by regular testing and assessments to identify the potential for items listed in (ii) to (iv).

(m)  Except as set forth in Section 3.6(m) of the Company Disclosure Letter, no Open Source Software has been used in connection with the development of, is incorporated into or has been distributed with, in whole, or in part, any Owned Intellectual Property in a manner that (i) requires the licensing, disclosure or distribution of any Owned Intellectual Property (other than any Open Source Software included therein) to any other Person, (ii) prohibits or limits the receipt of consideration in connection with licensing or distribution of any Owned Intellectual Property, or imposition of contractual restrictions on the rights of licensees or other recipients to decompile, disassemble or otherwise reverse engineer any Owned Intellectual Property (other than any Open Source Software included therein), or (iii) grants, or purports to grant, to any Person, any rights or immunities under any Owned Intellectual Property (other than with respect to any Open Source Software included therein). Each of the Rumble Companies is in material compliance with all material notice, attribution and other requirements applicable to any and all Open Source Software  used in the business of the Rumble Companies.

(n) The Rumble Companies have not disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than disclosures to employees, consultants, contractors and other service providers of the Rumble Companies involved in Software or IT Systems development or maintenance for or on behalf of the Rumble Companies and subject to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Rumble Companies of any Company Source Code, other than disclosures to employees, consultants, contractors and other service providers of the Rumble Companies involved in Software or IT Systems development or maintenance for or on behalf of the Rumble Companies and subject to a written confidentiality agreement. Without limiting the foregoing, neither the execution nor performance of this Agreement or any of the transactions contemplated by this Agreement will result in a release from escrow or other delivery to a third party of any Company Source Code pursuant to any Contract to which the Rumble Companies are a party as of the date of this Agreement.

(o) Except as set forth in Section 3.6(o) of the Company Disclosure Letter, since January 1, 2018, to the Company’s knowledge based on reasonable diligence: (i) no Computer Security Incident has occurred that would require of notification of individuals, other affected parties, law enforcement, or any Governmental Authority; (ii) no material violation of Privacy Laws by the Rumble Companies or their agents has occurred that would require notification to individuals or any Governmental Authority; and (iii) no material violation by the Rumble Companies or their agents of obligations relating to processing of Confidential Information has occurred that would require notification to third parties.

(p) The Rumble Companies have established and maintain appropriate technical, physical and organizational measures, in material compliance with Privacy Laws and Privacy Policies. The Rumble Companies take appropriate steps designed to protect Personal Information and Confidential Information and prevent Computer Security Incidents. The Rumble Companies have taken steps designed to ensure that third party contractors or vendors with access to Personal Information, Confidential Information or IT Systems have been appropriately vetted and, where required by applicable Privacy Laws, are contractually bound to provide the same level of protection as required of the Rumble Companies herein. The Rumble Companies have taken steps designed to ensure that employees or contractors with the right to access Personal Information, Confidential Information or IT Systems are subject to appropriate written obligations of confidentiality.

(q) The Rumble Companies have implemented and maintained commercially reasonable and adequate security, disaster recovery, incident response and business continuity plans.

(r)  Section 3.6(r) of the Company Disclosure Letter identifies all current privacy policies regarding the Processing of Personal Information by the Rumble Companies, to include the Rumble Companies’ policies concerning the Processing of Personal Information on behalf of the Rumble Companies (collectively, “Privacy Policies”). True, correct and complete copies of each such Privacy Policy have been made available to SPAC.

(s)  The Rumble Companies, and their agents as applicable, have (i) provided adequate notice and obtained any necessary consents from data subjects, where required by applicable Privacy Laws, required for the Processing of Personal Information as conducted by or for the Rumble Companies, and (ii) materially comply, and for the past three (3) years, have materially complied with: (a) applicable Privacy Laws, and (b) the terms of any Contracts by which any Rumble Companies are bound relating to the Processing of Personal Information or Confidential Information, (c) any privacy choices (including opt-out preferences), to the extent provided by an applicable Privacy Law, of data subjects relating to Personal Information, and (d) the Rumble Companies’ Privacy Policies, (collectively, “Rumble Data Commitments”). The Rumble Companies take reasonable steps designed to ensure their compliance with all Rumble Data Commitments.

(t)  To the knowledge of the Company based on reasonable diligence, the execution, delivery or performance of this Agreement, including the consummation of the Transactions and any transfer of Personal Information in connection therewith, do not and will not cause, constitute, or result in a material breach or violation of any Rumble Data Commitments, or standard terms of service entered into by users of the Company Products.

(u) The Company has established and maintains, and materially complies and at all times has materially complied, with Content Moderation Practices.

(v) No Actions, or order, warrant, regulatory opinion, audit result, notice, complaint, or claim for compensation by any Governmental Authority, or by any Person including a data subject, are pending or, to the knowledge of the Company, threatened against any of the Rumble Companies relating to the Processing of Personal Information or Confidential Information, Computer Security Incidents, or Content Moderation Practices. The Rumble Companies have not been involved in any judicial proceeding or arbitration relating to Privacy Laws, Personal Information, Confidential Information, Computer Security Incidents or Content Moderation Practices.

(w)  The Rumble Companies maintain and protect the confidentiality of all Proprietary Information constituting material Owned Intellectual Property, including those used in connection with the business of the Rumble Companies. In addition to the foregoing, (i) to the knowledge of the Rumble Companies, there has been no misappropriation of any Confidential Information of the Rumble Companies, including those used in connection with the business of the Rumble Companies by any Person, (ii) no employee, agent or other Contract Worker of the Rumble Companies has misappropriated any Confidential Information of any other Person in the course of performance as an employee, agent or other Contract Worker of the Rumble Companies, and (iii) no employee, agent or other Contract Worker of the Rumble Companies is in default or breach of any term of any Contract relating in any way to the protection, ownership, development, use or transfer of each Intellectual Property as a result of their performance of their duties for the Rumble Companies.

(x) Except as set forth in Section 3.6(x)(i) of the Company Disclosure Letter, all current and former employees, consultants, advisors and independent contractors, including Contract Workers, of the Rumble Companies having access to material Proprietary Information included in the Owned Intellectual Property has executed and delivered to the Rumble Companies, as applicable, a written legally binding agreement regarding the protection of such material Proprietary Information. Except as set forth in Section 3.6(x)(ii) of the Company Disclosure Letter, each current and former employee of the Rumble Companies who works or worked in connection with any part of the business of the Rumble Companies and each current and former Contract Worker who provides or provided services to the Rumble Companies, in each case, that was or is involved in the Development of any material Intellectual Property for or on behalf of the Rumble Companies (each, an “Author”) has executed a valid and binding written agreement expressly assigning to the Rumble Companies all of such Person’s right, title and interest in and to all Intellectual Property Developed within the scope of employment with and during the term of such Author's work for the Rumble Companies (or, solely with respect to Contract Workers, expressly granting to the Rumble Companies a license or right to use such Intellectual Property), except to the extent that the Rumble Companies have acquired rights to such Intellectual Property by operation of Law, and has waived, in writing, all moral rights therein to the extent applicable and legally permissible. No such Person has claimed an ownership interest in any of the Owned Intellectual Property. The Company has provided copies of all forms of such Intellectual Property assignment documents currently used by the Rumble Companies. No current or former Author (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such Author’s being employed by, or performing services for, the Rumble Companies, or (ii) to the knowledge of the Company, has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Rumble Companies that is subject to any agreement under which such Author has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(y) Except as set forth in Section 3.6(y) of the Company Disclosure Letter, the Rumble Companies do not actively operate any social media accounts with respect to their business.

Section 3.7 Title to Properties and Assets; Liens. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, each of the Rumble Companies has good and marketable title to its properties, assets and rights, including the Owned Intellectual Property, and has good title to all its leasehold interests, in each case free and clear of any Lien, other than Permitted Liens. With respect to the properties, assets and rights leased by the Rumble Companies, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, each of the Rumble Companies is in compliance with such leases and has a valid leasehold interest free of any Liens, other than Permitted Liens. The properties, assets and rights owned, leased or licensed by the Rumble Companies (including any Company Intellectual Property) constitute all the properties, assets and rights used in connection with the businesses of the Rumble Companies, except for such properties, assets and rights the loss of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Such properties, assets and rights constitute all the properties, assets and rights necessary for the Rumble Companies to continue to conduct their respective businesses following the Closing as they are currently being conducted, except as has not had or would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.8 Real Property.

(a) None of the Rumble Companies own, and none of the Rumble Companies has ever owned, any real property.

(b) No Rumble Company is in default under the Real Property Leases, and, to the knowledge of the Company, there is no default by any lessor under the Real Property Leases. There are no disputes or forbearance programs in effect as to any such Real Property Lease.

(c) All material buildings, structures, improvements, fixtures, building systems and equipment included in the Leased Real Property are in reasonable operating condition and repair in all material respects.

(d) Each Rumble Company has a valid and enforceable leasehold interest under each Real Property Lease and each Real Property Lease is in full force and effect and constitutes a valid and binding obligation of the applicable Rumble Company that is the lessee thereunder, enforceable against such Rumble Company in accordance with its terms.

(e) To the knowledge of the Company, there are no pending condemnation, eminent domain, or any other taking by public authority with or without payment of consideration therefor or similar actions with respect to any of the Leased Real Properties. To the knowledge of the Company, no notice of such a proposed condemnation has been received by any Rumble Company.

(f)  Each Rumble Company has the right to conduct its business in each Leased Real Property for the remaining term of the applicable Real Property Lease.

Section 3.9 Environmental Matters. Since January 1, 2020, each Rumble Company has materially complied with and is currently in material compliance with the provisions of all applicable Environmental Laws. Each Rumble Company possesses all material Environmental Permits that are required for the operation of the business as presently operated and for the ownership and use of their assets (including the Leased Real Property) as presently owned and used, and such material Environmental Permits are in good standing and in full force and effect. Prior to the date of this Agreement, true, complete and correct copies of all currently in force material Environmental Permits issued to any Rumble Company have been made available to SPAC. No Rumble Company has received any written notice, order, directive, claim or demand from any Governmental Authority with respect to (a) the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release, discharge or removal of any Hazardous Materials that has not been fully cured or resolved; or (b) any actual violation or failure to comply with any Environmental Law that has not been fully cured or resolved.

Section 3.10 Compliance with Other Instruments. None of the Rumble Companies is in material violation of any term of its Governing Documents. None of the Rumble Companies is in violation of any term or provision of any Governmental Order to which it is party or by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The execution and delivery by the Company and the performance by the Company of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or (except for obtaining the Company Required Approval, the filing of the Plan of Arrangement, the obtaining of the Interim Order and the Final Order and  the receipt of the Regulatory Approvals) require any consent, filing, notice, waiver or approval or constitute a default under (i)  the Company’s Governing Documents, (ii)  any Contract to which any of the Rumble Companies is a party or by which any of the Rumble Companies’ assets are bound or (iii)  any applicable Law, Permit or Governmental Order, or (b)  the creation of any Lien upon any of the properties or assets of the Company (other than Permitted Liens), except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Compliance with Laws. Each of the Rumble Companies is in compliance with, and has during the three (3) years preceding the date of this Agreement been in compliance with, all applicable Laws, except where such failure to comply is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Rumble Companies, taken as a whole. For the past three (3) years, none of the Rumble Companies has received any written notice of or been charged with the violation of any Laws, except where such violation is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Rumble Companies, taken as a whole.

Section 3.12 Absence of Changes. Except as set forth in Section 3.12 of the Company Disclosure Letter, since the date of the most recent Company Year-End Financial Statements (a) there has not been, individually or in the aggregate, any Company Material Adverse Effect, (b) the Rumble Companies have conducted their businesses in all material respects in the Ordinary Course, other than (i) with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby and (ii) the acquisition by the Company of Locals Technology, Inc. on October 25, 2021 and (c) none of the Rumble Companies has sold, assigned or otherwise transferred any right, title or interest in or to any of their respective assets (including ownership in Intellectual Property and IT Systems) valued in excess of $500,000 individually or $1,000,000 in the aggregate to any Person other than the Company or any of its Subsidiaries, other than non-exclusive licenses in the Ordinary Course.

Section 3.13 Litigation. Except as set forth in Section 3.13 of the Company Disclosure Letter, as of the date of this Agreement (a) there are no Actions pending or, to the Company’s knowledge, currently threatened against any of the Rumble Companies or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of the Company to enter into this Agreement or any Ancillary Agreement, or the right of any of the Rumble Companies to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to any Rumble Company, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in a material change in the current equity ownership of the Company; (b) none of the Rumble Companies is a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by any of the Rumble Companies currently pending or which any of the Rumble Companies currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14 Insurance. Each of the Rumble Companies has in full force and effect insurance policies that cover such risks and are in such amounts as are determined by the Company to be reasonable for the businesses of the Rumble Companies. True, correct and complete copies of such insurance policies as in effect as of the date of this Agreement have previously been made available to SPAC. All premiums due thereunder have been paid, and no written notice of cancellation or termination has been received by any of the Rumble Companies with respect to any such policy. The Company has not received any written notice of denial or dispute of coverage for, and to the Company’s knowledge, no insurer has otherwise denied or disputed coverage for, any material claim under an insurance policy during the last twelve (12) months.

Section 3.15 Governmental Consents. Assuming the accuracy of the representations made by SPAC in Article IV, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any of the Rumble Companies is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) the Regulatory Approvals, (iii) the approval by the Court of the Plan of Arrangement and entry of the Interim Order and the Final Order and (iv) such other consents, approvals, authorizations, registrations, qualifications, designations, declarations or filings, the failure of which to make or obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the aggregate value of the assets in Canada of the Company and any entities controlled by the Company, nor the gross revenues from sales in or from Canada generated from those assets exceeds CAD$93 million, all as determined in accordance with Part IX of the Competition Act (Canada) and the Notifiable Transactions Regulations thereunder.

Section 3.16 Permits. Each of the Rumble Companies has all Permits necessary for the conduct of its business as now being conducted by it, except for any Permits the lack of which has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Rumble Companies is or, with the giving notice, the lapse of time or otherwise, would be, in default in any material respect under any of such Permits.

Section 3.17 Registration and Voting Rights. Except as set forth in Section 3.17 of the Company Disclosure Letter and other than with respect to actions contemplated by this Agreement, the Plan of Arrangement and the Ancillary Agreements, (a) none of the Rumble Companies is presently under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may hereafter be issued and (b) to the Company’s knowledge, no shareholder of any of the Rumble Companies has entered into any agreements with respect to the voting of Company Shares.

Section 3.18 Brokers or Finders; Transaction Expenses. Except as set forth in Section 3.18 of the Company Disclosure Letter, none of the Rumble Companies has incurred, or will incur, directly or indirectly, as a result of any action taken by the Rumble Companies, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

Section 3.19 Related-Party Transactions. Except as set forth in Section 3.19 of the Company Disclosure Letter (and other than with respect to actions expressly contemplated by this Agreement, any of the Ancillary Agreements, the Plan of Arrangement or any Company Benefit Plan):

(a) No director, officer (including the Key Individual), employee, stockholder, warrant holder or Affiliate of any of the Rumble Companies or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person has a significant ownership interest or otherwise controls (each, a “Related Party”) is indebted to any of the Rumble Companies, nor is any of the Rumble Companies indebted (or committed to make loans or extend or guarantee credit) to any Related Party, other than with respect to advances to employees for expenses in the Ordinary Course.

(b) To the Company’s knowledge, no Related Party has any direct or indirect ownership interest in (i) any Person with which any of the Rumble Companies is party to a Contract or has a material business relationship or (ii) any Person that competes with any of the Rumble Companies, except that Related Parties may own stock in publicly traded companies that may compete with each of the Rumble Companies.

(c) No Related Party is directly or indirectly interested in any Contract with any of the Rumble Companies, other than any such Contracts related to such Person’s (i) ownership of Company Shares, options or other securities of the Company, (ii) indemnification by the Company or (iii) salary, commission and other employment benefits provided by the Company to such Person.

Section 3.20 Employment and Labor.

(a) The Rumble Companies are and have been at all times in compliance, in all material respects, with all applicable Laws relating to employees and employment or engagement of labor, including all applicable Laws relating to wages, vacation pay, hours, overtime, collective bargaining, employment discrimination, accessibility, privacy, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, immigration, and the collection and payment of income tax withholding payroll taxes, Canada Pension Plan remittances, and/or social security Taxes or other similar Taxes. All amounts due and owing to any employee as of the date of this Agreement, including for wages, vacation pay, hours, overtime, have been paid in full, or if accrued are reflected in the books of account, ledgers, order books, records and other financial documents of the Rumble Companies.

(b) None of the Rumble Companies is a party to or otherwise bound by any collective bargaining agreement or other agreement with a labor union, works council or similar employee organization applicable to any employees and, to the knowledge of the Company, there are no activities or proceedings of any labor union, works council or similar organization to organize any such employees. Additionally, (i)  there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to the Rumble Companies or any of their respective employees; (ii)  there is no labor strike, material slowdown, material dispute, or material work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting any of the Rumble Companies, and none of the Rumble Companies has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to any of their respective employees; (iii)  there is no representation claim or petition pending before any applicable Governmental Authority; and (iv)  there are no charges with respect to or relating to any of the Rumble Companies pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(c) To the knowledge of the Company, no allegations of sexual harassment or sexual misconduct have been made against any executive officer of the Company. There are no material claims, disputes, grievances, or controversies pending or, to the knowledge of the Company, threatened involving the employment of any employee of the Rumble Companies or the termination of any former employee of the Rumble Companies, in each case, other than routine claims for benefits under any Company Benefit Plan. To the knowledge of the Company, there are no material charges, investigations or administrative proceedings pending against any of the Rumble Companies pursuant to which any current or former employee of any of the Rumble Companies has alleged illegal discrimination or harassment, violations of health and safety laws, workplace injuries, or whistleblower retaliation.

(d) To the knowledge of the Company as of the date of this Agreement, no officer of any of the Rumble Companies intends to terminate his or her employment with any of the Rumble Companies, nor do the Rumble Companies have any present intention to terminate the employment of any of the forgoing.

(e) Set forth on Section 3.20(e)(i) of the Company Disclosure Letter is a complete and accurate list, as of November 26, 2021, of (i) all employees of the Rumble Companies, together with each employee's (ii) location of employment; (iii) original start date; (iv) cumulative length of service; (v) annual base salary; and (vi) annual bonus target, if any. Set forth on Section 3.20(e)(ii) of the Company Disclosure Letter is a complete and accurate list, as of November 26, 2021, of all individual independent contractors engaged by any of the Rumble Companies to provide consulting or similar services (other than individual independent contractors whose principal services to the Rumble Companies consist of the posting of video content to any platforms maintained by any of the Rumble Companies).

Section 3.21 Company Benefit Plans.

(a) Section 3.21(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan (whether written or unwritten). With respect to each material Company Benefit Plan (other than a Company Benefit Plan maintained by a PEO for the benefit of employee of the Rumble Companies based in the United States), the Company has made available to SPAC or its counsel a true, complete and correct copy, to the extent applicable, of (i) each document constituting a part of such Company Benefit Plan (or a complete and accurate description of any unwritten Company Benefit Plan); (ii) the most recent member booklet or summary plan description, including any summary of material modifications; (iii) the most recent actuarial report or other financial report or statements relating to such Company Benefit Plan; and (iv) to the extent applicable, evidence of registration of such Company Benefit Plan. All representations pursuant to this Section 3.21 in respect of any Company Benefit Plan that is sponsored by a professional employer organization, co-employer organization, human resources or benefits outsourcing entity, or similar vendor or provider (a “PEO”) under which an employee of any of the Rumble Companies based in the United States may be eligible to receive benefits in connection with the engagement by the applicable Rumble Company of a PEO shall only be made to the knowledge of the Company.

(b) Each Company Benefit Plan has been established, administered, operated and funded in all material respects in accordance with its terms, and in all material respects in compliance with all applicable Laws, including ERISA and the Code. There are no pending or, to the knowledge of the Company, threatened actions, claims or lawsuits by any Person against or relating to the Company Benefit Plans (other than routine benefits claims). No Company Benefit Plan is presently under audit or examination (nor has written notice been received of a potential investigation, audit or examination) by any Governmental Authority. No event has occurred and no condition exists that would reasonably be expected to subject any of the Rumble Companies to any material Tax, penalty or fine in connection with any Company Benefit Plan. There is not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Company Benefit Plan or the imposition of any material Lien on the assets of any of the Rumble Companies under ERISA, the Code or other applicable Laws.

(c) No Company Benefit Plan is, and none of the Rumble Companies or any ERISA Affiliate of the Rumble Companies has ever sponsored, established, maintained, contributed to or been required to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any Company Benefit Plan that is, (i)  subject to Title IV or Section  302 of ERISA or Section  412, 430 or 4971 of the Code or a “defined benefit” Company Benefit Plan within the meaning of Section  414(j) of the Code or Section  3(35) of ERISA (whether or not subject thereto), (ii)  a “multiemployer plan” as defined in Section  3(37) or 4001(a)(3) of ERISA or Section  414(f) of the Code, or (iii) a "registered pension plan", a "deferred profit sharing plan", a "registered retirement savings plan", or a "retirement compensation arrangement" as defined in subsection 248(1) of the Income Tax Act (Canada) or a pension plan as defined under other applicable Laws in Canada, including any such plan that is a defined benefit pension plan or a multi-employer pension plan under applicable Laws in Canada. None of the Rumble Companies or any ERISA Affiliate has withdrawn at any time within the preceding six years from any a “multiemployer plan” as defined in Section  3(37) or 4001(a)(3) of ERISA or Section  414(f) of the Code, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to any of the Rumble Companies.

(d) All contributions, premium payments and other amounts required to have been paid under or with respect to any Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan except as would not result in material liability to the Rumble Companies.

(e) No event has occurred and no condition exists that would reasonably be expected to subject any of the Rumble Companies by reason of their affiliation with any of their ERISA Affiliate to any (i)  Tax, penalty, fine, (ii)  Lien, or (iii)  other liability imposed by ERISA, the Code or other applicable Laws, in each case, in respect of any employee benefit plan maintained, sponsored, contributed to, or required to be contributed to by any of their ERISA Affiliates (other than the Rumble Companies).

(f)  None of the Company Benefit Plans provide medical, health, life or other welfare benefits after the termination of a Company employee’s employment or engagement, as applicable, except as may be required by Section  4980B of the Code and Section  601 of ERISA, any other applicable Law or at the sole expense of the participant or the participant’s beneficiary.

(g) Except for accelerated vesting of certain Company Options and restricted Company Class A Common Shares or Company Class B Common Shares pursuant to the terms of the applicable grant agreements, and disclosed on Section 2.9(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i)  result in any payment becoming due, or increase the amount of any compensation or benefits due, to any employee, director or individual independent contractor of any of the Rumble Companies or with respect to any Company Benefit Plan; (ii)  increase any benefits otherwise payable under any Company Benefit Plan; (iii)  result in the acceleration of the time of payment or vesting of any such compensation or benefits, or the forgiveness of indebtedness of any employee, director or individual independent contractor of any of the Rumble Companies; (iv)  result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Benefit Plan, or (v) result in any payment or benefit (whether in cash or property or the vesting of property) by any of the Rumble Companies to any “disqualified individual” (as such term is defined in Treasury Regulation Section  1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section  280G(b)(1) of the Code). No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from any of the Rumble Companies as a result of the imposition of the excise Taxes required by Section  4999 of the Code or any Taxes required by Section  409A of the Code.

(h) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been documented and operated in all material respects in accordance with Section 409A of the Code and all regulations and other applicable guidance thereunder.

Section 3.22 Tax Matters. Each of the Rumble Companies has filed all material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. Each of the Rumble Companies has paid all material Taxes, other than Taxes being contested in good faith and for which adequate reserves have been established. None of the Rumble Companies is currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. None of the Rumble Companies has received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. Each of the Rumble Companies has withheld or collected all Taxes required to be withheld or collected under applicable Law and has paid the same to the proper Governmental Authority. None of the Rumble Companies: (i) has received written notice from a taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or incorporated, or (ii) has received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax or required to file Tax Returns in that jurisdiction. None of the Rumble Companies has taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of the Company, there are no facts or circumstances not contemplated by this Agreement that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 3.23 Books and Records. The minute books of each of the Rumble Companies contain complete and accurate records in all material respects of all meetings and other corporate actions of each of the Company Shareholders, the Company Board or the Subsidiaries’ shareholders or board of directors (or similar governing body) and all committees, if any, appointed by the Company Board or the Subsidiaries’ board of directors (or similar governing body), as applicable. The stockholders’ ledger, register of members or equivalent document of each of the Rumble Companies is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of each of the Rumble Companies, in each case except for any inaccuracies that are immaterial.

Section 3.24 Foreign Corrupt Practices Act. None of the Rumble Companies or their respective Affiliates, nor any of their respective directors, officers, employees or, to the Company’s knowledge, agents, distributors, resellers, or other third parties acting on behalf of the Company, have made, directly or indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, corruptly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both clauses (a) and (b) above in order to assist any of the Rumble Companies to obtain or retain business for, or direct business to any of the Rumble Companies. None of the Rumble Companies nor any of their respective directors, officers, employees or, to the Company’s knowledge, agents, distributors, resellers, or other third parties acting on behalf of the Company, has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any such funds in violation of any Anti-Bribery Laws. No Action by or before any Governmental Authority involving any of the Rumble Companies with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to the Company’s knowledge, threatened. Each of the Rumble Companies has sought to maintain accurate financial records and a system of internal controls sufficient to provide reasonable assurance over management’s control, authority, and responsibility over the company’s assets.

Section 3.25 Anti-Money Laundering. The operations of each of the Rumble Companies are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), and the money laundering Laws of all jurisdictions to the extent applicable to each of the Rumble Companies, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) in each case, to the extent applicable to each of the Rumble Companies, and, no Action by or before any Governmental Authority involving any of the Rumble Companies with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

Section 3.26 Sanctions. None of any of the Rumble Companies nor any of their respective Affiliates, directors, officers, employees or, to the knowledge of the Company, agents, is a Person that is, or is owned or controlled by, a Person that is (i) the subject of any Sanctions; nor (ii) located, organized, incorporated or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria). For the past five (5) years, to the Company’s knowledge, none of the Rumble Companies has engaged in, or is now engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of such dealing or transaction is or was, or whose government is or was, the subject of Sanctions, in violation of Sanctions.

Section 3.27 Export Controls. The Rumble Companies, and to the Company’s knowledge, their respective Representatives in their capacity as such, have during the five (5) years preceding the date of this Agreement been in compliance with, in all material respects, all applicable Export Laws, and none of the Rumble Companies has (A) received written notice of, any actual, alleged or potential violation of any Export Law or (B) been a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Export Law.

Section 3.28 Proxy/Registration Statement and Company Information Circular. The Company Information Circular and the information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Proxy/Registration Statement or in any current report of SPAC on Form 8-K shall not (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K, when filed, made available, mailed or distributed, as the case may be, (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting, and (iv) in the case of the Company Information Circular, at the time the Company Information Circular is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or any holder of SPAC Capital Stock.

Section 3.29 Board Approval. The Company Board has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the Company Shareholders, and (c) subject to the effectiveness of the Proxy/Registration Statement, receipt of the Regulatory Approvals, distribution of the Company Information Circular, and approval by the Court of the Arrangement and the entry of the Interim Order and the Final Order, recommended that the eligible Company Shareholders vote for the Company Arrangement Resolution. The Company Required Approval represents the only votes of the holders of any of the Company Securities necessary in connection with entry into this Agreement by the Company and the consummation of the Transactions.

Section 3.30 Stockholder Claims. As of the date of this Agreement, (i) there have been no Actions commenced, or to the Company’s knowledge, threatened, against any Rumble Company by or on behalf of, and (ii) no Rumble Company has received written notice of any claim or dispute from (including with respect to (x) any intent to dissent from any material transaction, including the Transactions, or (y) any intent to exercise appraisal rights), a Company Shareholder or other holder of shares, options, warrants or other securities (convertible or otherwise) in any Rumble Company.

Section 3.31 No Additional Representations or Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE SET FORTH IN THIS ARTICLE III, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, (A) NONE OF THE COMPANY, ANY COMPANY  NON-RECOURSE PARTY OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE RUMBLE COMPANIES THAT HAVE BEEN MADE AVAILABLE TO SPAC OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE RUMBLE COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY AGREEMENTS, AND (B) NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN  THIS ARTICLE III, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY RUMBLE COMPANY, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY  NON-RECOURSE PARTY OR ANY OTHER PERSON, AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN  THIS ARTICLE III, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC, ANY SPAC  NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article IV

REPRESENTATIONS AND WARRANTIES OF SPAC

SPAC hereby represents and warrants to the Company the following, except as set forth in (i)  the SPAC SEC Filings (excluding “risk factors” or cautionary, predictive or forward-looking statements) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.3, Section 4.9, Section 4.12 or Section 4.16) or (ii)  the disclosure letter delivered to the Company by SPAC on the date of this Agreement (the “SPAC Disclosure Letter”), which exceptions shall, in the case of this clause (ii), be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 10.9 (and any reference in this Agreement or any Ancillary Agreement to this Article IV or any provision thereof shall be deemed to refer to such Article or provision as modified by the SPAC Disclosure Letter in accordance with Section 10.9):

Section 4.1 Organization, Good Standing, Corporate Power and Qualification. SPAC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. SPAC has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to its Governing Documents. SPAC is presently qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. As of the date of this Agreement, SPAC has either delivered or made available to the Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, accurate and complete copies of the certificate of incorporation and bylaws of SPAC, including all amendments thereto as in effect as of the date of this Agreement.

Section 4.2 Capitalization.

(a) The authorized capital stock of SPAC consists of (i)  160,000,000 shares of SPAC Class A Common Stock, 30,700,000 of which are issued and outstanding, (ii)  40,000,000 shares of SPAC Class B Common Stock, 7,500,000 of which are issued and outstanding and (iii)  1,000,000 shares of SPAC Preferred Stock, none of which are issued and outstanding.

(b) All shares of SPAC Capital Stock that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of (i) the SPAC Governing Documents, or (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or other similar right. The SPAC Capital Stock has the rights, preferences, privileges and restrictions set forth in the SPAC Charter.

(c) Except for (i) the conversion privileges of the SPAC Class B Common Stock, (ii) the Forward Purchase Contract, (iii) the Private Units Purchase Agreement, (iv) SPAC Warrants to purchase 7,675,000 shares of SPAC Class A Common Stock and (v) the PIPE Subscription Agreements, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from SPAC of any shares of SPAC Capital Stock. Except as set forth in Section 4.2(c) of the SPAC Disclosure Letter and the Ancillary Agreements, SPAC is not a party to or subject to any agreement or understanding and, to SPAC’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of SPAC. The shares of SPAC Class B Common Stock outstanding on the Closing Date shall automatically convert into shares of SPAC Class A Common Stock effective upon the Closing in accordance with the provisions the SPAC Governing Documents (such conversion also to be conditioned upon SPAC’s waiver of its anti-dilution rights contained in the Sponsor Support Agreement).

(d) Other than CallCo and ExchangeCo, SPAC does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity and does not otherwise have any Subsidiaries.

(e) Other than the SPAC Warrants, the Forward Purchase Contract, the PIPE Subscription Agreements or any rights to acquire securities of the SPAC pursuant to the Arrangement or the Transactions arising under this Agreement, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, SPAC. SPAC is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC. SPAC does not own any equity interests in any Person other than CallCo. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC’s stockholders may vote.

(f)  Other than rights to exercise the SPAC Share Redemption and other rights in respect of disbursements from and liquidation of the trust under the Trust Agreement, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Capital Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

Section 4.3 Due Authorization. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject only to obtaining the SPAC Stockholders’ Approval, the effectiveness of the Proxy/Registration Statement, receipt of the Regulatory Approvals, distribution of the Company Information Circular, and approval by the Court of the Arrangement and entry of the Interim Order and the Final Order, to consummate the transactions contemplated hereby and thereby. All corporate action on the part of SPAC and its respective directors, officers and stockholders necessary for the (a) authorization, execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of each of their obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i)  obtaining the SPAC Stockholders’ Approval and (ii)  the receipt of the Regulatory Approvals. This Agreement and the Ancillary Agreements to which it is or will be a party assuming due authorization, execution and delivery by each other party constitute or will constitute at the Closing (with respect to the Ancillary Agreements to be executed at the Closing) valid and binding obligations of SPAC, enforceable against such Person in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 4.4 Financial Statements.

(a) Except as set forth in Section 4.4(a) of the SPAC Disclosure Letter, the financial statements of SPAC contained in the SPAC SEC Filings (the “SPAC Financial Statements”) are true and correct in all material respects and present fairly the financial condition, operating results, stockholders equity and cash flows of SPAC as of the dates and during the periods indicated. The SPAC Financial Statements have been prepared in accordance with GAAP and Regulation S-X, applied on a consistent basis throughout the periods indicated (except that they are subject to normal and recurring year-end adjustments and as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books of account, ledgers, order books, records and other financial documents of SPAC accurately and completely reflect all material information relating to SPAC’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) SPAC has in place disclosure controls and procedures that are designed to provide reasonable assurances that material information relating to SPAC (including any fraud that involves management or other employees who have a significant role in the internal controls of SPAC) is made known to the management of SPAC by others within SPAC and are effective in recording, processing, summarizing and reporting financial data. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since the formation of SPAC, neither SPAC nor, to the knowledge of SPAC, any Representative of SPAC has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC with respect to the SPAC Financial Statements or the internal accounting controls of SPAC, including any written complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices. Since the formation of SPAC, no attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by SPAC or any of its Representatives to the SPAC Board or any committee thereof or to any director or officer of SPAC. Since the formation of the SPAC, neither the SPAC nor, to the knowledge of SPAC, any Representative (including its independent auditors) has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, or (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC.

(d) SPAC has no liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of SPAC prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under any such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) SPAC Transaction Expenses, (iv) obligations incurred by SPAC’s execution of this Agreement or the Ancillary Agreements to which it is or will be a party (other than due to a breach hereunder or thereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (v) obligations and liabilities reflected, or reserved against, in the latest balance sheet included in the SPAC Financial Statements or as set forth in Section 4.4(d) of the SPAC Disclosure Letter. Except as set forth in Section 4.4(d) of the SPAC Disclosure Letter or to the extent, individually and in the aggregate, de minimis, as of the date of this Agreement, SPAC does not have any indebtedness for borrowed money nor has it incurred any guarantees in respect of indebtedness for borrowed money. SPAC does not have any material off-balance sheet arrangements that are not disclosed in the SPAC SEC Filings.

Section 4.5 Compliance with Other Instruments. SPAC is not in material violation of any term of its respective Governing Documents. SPAC is not in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. The execution, delivery and the performance by SPAC of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or subject to obtaining the SPAC Stockholders’ Approval, the Final Order and the receipt of the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens) except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.6 Compliance with Law. SPAC is in compliance with, and since the date of its formation has been in compliance with, all applicable Laws, except where such failure to comply is not, and would not reasonably be expected to be, individually or in the aggregate, material to SPAC. Since the date of its formation, SPAC has not received any written notice of or been charged with the violation of any Laws, except where such violation is not, and would not reasonably be expected to be, individually or in the aggregate, material to SPAC.

Section 4.7 Absence of Changes. Since the date of the most recent SPAC Financial Statements there has not been, individually or in the aggregate, any SPAC Material Adverse Effect. Since the date of the most recent SPAC Financial Statements, SPAC has conducted its business in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

Section 4.8 Litigation. As of the date of this Agreement (a) there are no Actions pending or, to SPAC’s knowledge, currently threatened against SPAC or its assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of SPAC to enter into this Agreement or any Ancillary Agreement, or the right of SPAC to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to SPAC, would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect or result in a material change in the current equity ownership of SPAC; (b) SPAC is not a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by SPAC currently pending or which SPAC currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.9 Governmental Consents. Assuming the accuracy of the representations made by the Company in Article III, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of SPAC is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) the Regulatory Approvals, (iii) the approval by the Court of the Plan of Arrangement and entry of the Interim Order and the Final Order and (iv) such other consents, approvals, authorizations, registrations, qualifications, designations, declarations or filings, the failure of which to make or obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.10 Brokers or Finders; Transaction Expenses. Except as set forth on the SPAC Disclosure Letter, SPAC has not incurred, or will incur, directly or indirectly, as a result of any action taken by SPAC, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

Section 4.11 Tax. SPAC has filed all material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. SPAC has paid all material Taxes, other than Taxes being contested in good faith and for which adequate reserves have been established. SPAC is not currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. SPAC has not received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. SPAC has withheld or collected all Taxes required to be withheld or collected under applicable Law and has paid the same to the proper Governmental Authority. SPAC has not taken, and has not agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of SPAC, there are no facts or circumstances not contemplated by this Agreement that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in any payment or benefit (whether in cash or property or the vesting of property) by SPAC or any of its Subsidiaries to any “disqualified individual” (as such term is defined in Treasury Regulation Section  1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section  280G(b)(1) of the Code).

Section 4.12 Takeover Statutes and Charter Provisions. The SPAC Board has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Arrangement (including the Share Exchanges). As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover Law or similar domestic or foreign Law applies with respect to SPAC in connection with this Agreement or the Arrangement (including the Share Exchanges). As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which SPAC is subject, party or otherwise bound.

Section 4.13 Proxy/Registration Statement and Company Information Circular. The Proxy/Registration Statement, any current report of SPAC on Form 8-K, and the information supplied by SPAC in writing specifically for inclusion or incorporation by reference in the Company Information Circular shall not, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K, when filed, made available, mailed or distributed, as the case may be, (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting and the Arrangement Effective Time, and (iv) in the case of the Company Information Circular, at the time the Company Information Circular is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. For the avoidance of doubt, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, its Affiliates or any Company Shareholder.

Section 4.14 SEC Filings. SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, certifications, schedules, exhibits, reports and documents required to be filed or furnished by it with the SEC (collectively, as they have been amended or supplemented since the time of their filing through the date of this Agreement, the “SPAC SEC Filings” ). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment or supplement, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. To the knowledge of SPAC, each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 4.15 Trust Account. As of the date of this Agreement, SPAC has at least $300,000,000 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of February 18, 2021, between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). The Trust Agreement is in full force and effect, and is a valid and binding obligation of SPAC and, to the knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than (i)  SPAC Stockholders holding SPAC Common Stock (prior to the Arrangement Effective Time) sold in SPAC’s initial public offering (the “IPO”) who shall have elected to redeem their shares of SPAC Common Stock (prior to the Arrangement Effective Time) pursuant to the SPAC Governing Documents, (ii)  Cantor Fitzgerald & Co. with respect to the fee payable pursuant to the business combination marketing agreement described in the SPAC SEC Filings and (iii) as contemplated by the following sentence) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all SPAC Share Redemptions. There are no Actions pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Governing Documents shall terminate, and as of the Closing, SPAC shall have no obligation whatsoever pursuant to the SPAC Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To SPAC’s knowledge, as of the date of this Agreement, following the Closing, no SPAC Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Stockholder is exercising a SPAC Share Redemption (or a redemption right in connection with an amendment of SPAC’s Governing Documents to extend SPAC’s deadline to consummate the Business Combination).

Section 4.16 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.17 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities related to the IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.

(b) SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (including in respect of any other potential Business Combination).

(c) Other than any officers or as described in the SPAC SEC Filings, SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, SPAC has no unsatisfied liability with respect to any employee. SPAC does not currently maintain or have any liability under any employment or employee benefit plan, program or arrangement, and neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

(d) Except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith and the SPAC Transaction Expenses) or any Contracts that are exhibits to the SPAC SEC Filings, and except as set forth in Section 4.17(d) of the SPAC Disclosure Letter, SPAC is not a party to any Contract with any other Person that (i) obligates SPAC to make payments of $200,000 or more as of the date of this Agreement or (ii) will remain in effect immediately following the Closing and limit the right of any Rumble Company to engage in any line of business or in any geographic area in any material respect.

Section 4.18 Nasdaq Quotation. As of the date of this Agreement, SPAC Class A Common Stock, SPAC Warrants and SPAC Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbols “CFVI”, “CFVIW” and “CFVIU” respectively. SPAC is in compliance with the rules of the Nasdaq and there is no Action pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Common Stock or the SPAC Warrants or terminate the listing of SPAC Class A Common Stock, SPAC Warrants and SPAC Units on Nasdaq. SPAC has not taken any action in an attempt to terminate the registration of SPAC Class A Common Stock, SPAC Warrants or SPAC Units under the Exchange Act except as contemplated by this Agreement.

Section 4.19 Corporate Approvals. The SPAC Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the SPAC Stockholders, (c) determined that the transactions contemplated hereby constitutes a Business Combination and (d) subject to the receipt of the Regulatory Approvals, recommended that the SPAC Stockholders approve the Transaction Proposals. The SPAC Stockholders’ Approval represents the only votes of the holders of any of SPAC’s capital stock necessary in connection with entry into this Agreement by SPAC and the consummation of the Transactions.

Section 4.20 PIPE Investment. SPAC has delivered to the Company a true, correct and complete copy of each PIPE Subscription Agreement and the Forward Purchase Contract. As of the date of this Agreement, other than the PIPE Subscription Agreements, this Agreement and the Ancillary Agreements (with respect to Sponsor and SPAC), there are no other agreements, side letters, or arrangements between SPAC or Sponsor, on one side, or any PIPE Investor and/or any other Person, on the other side, relating to any PIPE Subscription Agreement, the transactions contemplated thereby, or any investment by any PIPE Investor in SPAC or the Company, including any agreements, side letters, or other arrangements. Each of the PIPE Subscription Agreements and the Forward Purchase Contract is in full force and effect with respect to, and binding on, SPAC and, to the knowledge of SPAC, on the counterparties thereto, in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and, as of the date of this Agreement, has not been withdrawn or terminated, or otherwise amended or modified in any respect. As of the date of this Agreement, no fees, cash consideration or other discounts are payable or have been agreed to be paid by SPAC to any PIPE Investor or Sponsor in respect of the PIPE Investment Amount or the Forward Purchase Amount, as applicable.

Section 4.21 Related Party Transactions. Except as described in the reports filed by SPAC with the SEC prior to the date of this Agreement in connection with the PIPE Investments or as set forth in Section 4.21 of the SPAC Disclosure Letter, there are no Contracts between SPAC, on the one hand, and Sponsor, any director, officer, employee, stockholder, warrant holder or Affiliate of SPAC or Sponsor, on the other hand.

Section 4.22 No Additional Representations or Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE SET FORTH IN THIS  ARTICLE  IV, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, (A) NONE OF SPAC, ANY SPAC  NON-RECOURSE PARTY OR ANY OTHER PERSON MAKES, AND SPAC EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SPAC THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY AGREEMENTS, AND (B) NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN  THIS ARTICLE IV, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY SPAC, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SPAC, ANY SPAC  NON-RECOURSE PARTY OR ANY OTHER PERSON, AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN  THIS ARTICLE IV, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, ANY COMPANY  NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article V

COVENANTS OF THE COMPANY

Section 5.1 Available Cash. If the amount of cash available to SPAC as of the Closing (without regard to, for the avoidance of doubt, any (x) advances or borrowings pursuant to the Expense Advancement Agreement, the Promissory Note or Working Capital Loans, (y) SPAC Transaction Expenses and (z) the Key Individual Share Repurchase Agreement) from (i) the PIPE Investments (including the Forward Purchase Amount) that has been funded to SPAC (or an escrow account established by SPAC) pursuant to the PIPE Subscription Agreements and the Forward Purchase Contract as of immediately prior to the Closing and (ii) the cash available in the Trust Account after deducting the amount required to satisfy the SPAC Share Redemption Amount (clauses (i) and (ii), the “Available Cash”) is reasonably expected to be less than the Minimum Cash Amount, then SPAC and its Affiliates shall be entitled to arrange for the purchase by third Persons of additional shares of SPAC Class A Common Stock at a price per share of not less than $10.00 (ten dollars) and on substantially the same terms as the PIPE Investments (including using subscription agreements in substantially the same form as the PIPE Subscription Agreements prior to the Closing), in an aggregate amount such that the Available Cash is, at or immediately prior to the Closing, equal to the Minimum Cash Amount after giving effect to such purchases, and such purchases made pursuant to this sentence shall, without duplication, be added to the definition and amount of Available Cash, solely to the extent actually funded by such third Persons as of immediately prior to the Closing, including for purposes of Section 8.3(c).

Section 5.2 Company Conduct of Business. Except (i) as expressly permitted by this Agreement or the Ancillary Agreements or as contemplated by the Plan of Arrangement (without limiting the generality of this clause (i), including in respect of the Cosmic Amendments), (ii) as required by applicable Law, Governmental Authority, or any Contract to which any of the Rumble Companies is a party; (iii) as required by Permitted COVID-19 Measures, (iv) as set forth on Section 5.2 of the Company Disclosure Letter, (v) for the incurrence of Company Transaction Expenses or (vi) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied and in any event, such consent shall be deemed given if SPAC has not affirmatively denied consent in writing within five (5) Business Days of receipt of the Company’s written request for consent), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article IX (the “Interim Period”), the Company shall, and shall cause the other Rumble Companies to, operate its business in the Ordinary Course. Without limiting the generality of the foregoing, except (A) as expressly permitted by this Agreement or the Ancillary Agreements or as contemplated by the Plan of Arrangement (without limiting the generality of this clause (A), including in respect of the Cosmic Amendments), (B) as required by applicable Law, (C) as set forth on Section 5.2 of the Company Disclosure Letter, (D) for the incurrence of Company Transaction Expenses, (E) as required by COVID-19 Measures or Permitted COVID-19 Measures; or (F) as consented to by SPAC in writing (which consent, except with respect to clauses (i), (l), and (m) (to the extent affecting the calculation of the Company Closing Cash) below, shall not be unreasonably conditioned, withheld, delayed or denied, and in any event, such consent shall be deemed given if SPAC has not affirmatively denied consent in writing within five (5) Business Days of receipt of the Company’s written request for consent), the Company shall not, and shall cause the other Rumble Companies not to:

(a) change or amend the Governing Documents of any Rumble Company;

(b) make or declare any dividend or distribution to the stockholders of any Rumble Company or make any other distributions in respect of any of the Rumble Companies’ capital stock or equity interests, except (i) dividends and distributions by a wholly-owned Subsidiary of a Rumble Company to such Rumble Company or another wholly-owned Subsidiary of such Rumble Company and (ii) repurchases of Company Class A Common Shares or Company Class B Common Shares in connection with any termination of employment or other services;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Rumble Companies’ capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of a Rumble Company that remains a wholly-owned Subsidiary of such Rumble Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of any Rumble Company, except for (i) transactions between a Rumble Company and any wholly-owned Subsidiary of such Rumble Company and (ii) repurchases of Company Class A Common Shares or Company Class B Common Shares acquired upon exercise of Company Options in the Ordinary Course in connection with any termination of employment or other services;

(e) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of the Rumble Companies, taken as a whole, except for (i) dispositions of equipment in the Ordinary Course, (ii) sales of inventory in the Ordinary Course or (iii) transactions solely among the Rumble Companies;

(f)  acquire any ownership interest in any real property;

(g) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof with a fair market value in excess of $25,000,000 in any individual transaction (or series of related transactions) or $100,000,000 in the aggregate;

(h) except as necessary to effect the transactions contemplated by the Plan of Arrangement, (A) make, change or revoke any material election in respect of Taxes, except to comply with GAAP or applicable Law, or settle or compromise any material United States federal, state, local or non-United States Tax liability, except in the Ordinary Course, or (B) change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(i)  (A) issue any additional Rumble Company Interests or securities exercisable for or convertible into Rumble Company Interests, other than (1) Company Common Shares in connection with any conversion of Company Class A Preferred Shares outstanding as of the date of this Agreement in accordance with their respective conversion terms, (2) Company Class A Common Shares or Company Class B Common Shares issued upon vesting of any equity award or exercise of any vested Company Option included in the number of Company Options outstanding as of the date of this Agreement, (3) Company Class B Common Shares issued upon full or partial exercise of the Company Warrant or (4) the Narya Investment; (B) grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any Rumble Company, except for Company Options the grant (including the number of shares underlying the option, the exercise price and the other material terms and conditions of the option grant) of which has been approved by the Company Board as of the date of this Agreement but for which the related option grant agreement has not yet been entered into, and except for Company Options the grant of which shall reduce the number of shares reserved for issuance under the Incentive Plan by the number of Base Option Shares and Tandem Option Earnout Shares for which such Company Option is exchanged for an Exchanged Company Option as provided in Section 2.9 or (C) amend, modify or waive any of the terms or rights set forth in any Company Options or the Company Warrant, including any amendment, modification or reduction of the exercise, conversion or warrant price set forth therein;

(j)  adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Rumble Company, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any Rumble Company;

(k) waive, release, settle, compromise or otherwise resolve any Action, except in the Ordinary Course or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;

(l)  incur, assume or guarantee any Indebtedness for borrowed money the principal amount of which exceeds $10,000,000 in the aggregate;

(m)  delay payments of any accounts payable or other liability of a Rumble Company beyond its due date or the date when such liability would have been paid in the Ordinary Course; provided, that nothing in this clause (m) shall prohibit or otherwise restrict any of the Rumble Companies from delaying payments of accounts payable or other liabilities to the extent that any such Rumble Company is disputing in good faith such amounts owed in respect of such accounts payable or other liabilities;

(n) enter into, renew or amend in any material respect (i) any transaction or Contract with a Company Shareholder or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item 404 of Regulation S-K promulgated by the SEC, (ii) any Contract between any Rumble Company and any broker, finder, investment banker or financial advisor with respect to any of the Transactions, or (iii) except in the Ordinary Course, any Contract that, had such Contract been entered into on or before the date of this Agreement, would have been required to be disclosed pursuant to Section 3.5(a)(i), (iv), (v), (vi), (vii), or (ix) of the Company Disclosure Letter;

(o) limit the right of any Rumble Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person;

(p) except as set forth on Section 5.2(p) of the Company Disclosure Letter, enter into, renew or amend any employment agreement with any executive officers of the Company; and

(q) enter into any agreement or otherwise make a binding commitment to do any action prohibited under this Section 5.2.

During the Interim Period, the Company shall, and shall cause its Subsidiaries to, comply (1) in all material respects with, and continue performing under, as applicable, the Company Governing Documents, such Subsidiary’s Governing Documents, and all other Material Contracts to which any of the Rumble Companies may be a party, and (2) with all applicable Sanctions and Export Law. If, during the Interim Period, the Company (A) receives written notice of, any actual, alleged or potential violation of any Sanctions or Export Law, (B) becomes a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Sanctions or Export Law, or (C) otherwise becomes aware of any actual, alleged, or potential violation of any Sanctions or Export Law, it shall provide written notice to the SPAC within one (1) Business Day of the discovery of the actual, alleged, or potential violation.

Section 5.3 Shareholder Rights Plans. The Company shall not adopt any shareholder rights plan or similar agreement to which any Rumble Company would be or become subject, party or otherwise bound.

Section 5.4 No Trading in SPAC Stock. The Company acknowledges and agrees that it and each other Rumble Company is aware of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC, Nasdaq and NYSE (as applicable) promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (except with the prior written consent of SPAC), take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 5.5 PCAOB Audited Financials. To the extent required for the Proxy/Registration Statement (and any amendment thereto), the Company shall deliver to SPAC the following financial statements prepared in accordance with GAAP and Regulation S-X: (a) the unaudited condensed consolidated interim balance sheet of the Rumble Companies as of September 30, 2021 and the related unaudited statements of comprehensive income (loss), shareholders’ equity and cash flows for the period ended September 30, 2021 (the “Q3 Financials”), and (b) the audited consolidated balance sheet of the Rumble Companies as of December 31, 2021, and the related audited consolidated statements of comprehensive income (loss), shareholders’ equity and cash flows for the year then ended, audited in accordance with PCAOB standards and including the notes thereto and the report of the Company’s independent auditor (the “PCAOB 2021 Audited Financials”, and together with the Q3 Financials, the “SEC Financials”). The Company shall use its commercially reasonable efforts to deliver (i) the Q3 Financials to SPAC prior to January 15, 2022, and (ii) the PCAOB 2021 Audited Financials to SPAC prior to April 15, 2022. The Company shall use its commercially reasonable efforts to ensure that the Q3 Financials’ presentation of the financial condition, operating results, shareholders’ equity and cash flows of the Rumble Companies shall not differ in any material respect from the Company Interim Financial Statements . In addition to the foregoing (and its obligations under Section 7.2(a)(i)), the Company agrees to use its commercially reasonable efforts to provide SPAC with the information set forth in Section 5.5 of the Company Disclosure Letter prior to the effective date of the Proxy/Registration Statement.

Section 5.6 Shareholder Support Agreement. In the event any Key Company Shareholder fails to comply in any material respect with his, her or its obligations under the Shareholder Support Agreement in a timely manner, the Company will utilize the proxy granted to it under Section 2 of the Shareholder Support Agreement by such Key Company Shareholder to act for such Key Company Shareholder in accordance with the terms and conditions of the Shareholder Support Agreement, the OBCA and other applicable Law; provided that no such action by the Company will be necessary if the failed action by such Key Company Shareholder is not necessary for any vote or written consent to be approved by a required percentage of shareholders.

Article VI

COVENANTS OF SPAC

Section 6.1 Trust Account Payments. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to SPAC Stockholders pursuant to the SPAC Share Redemptions, and (2) immediately thereafter, disburse all remaining amounts then available in the Trust Account as directed by SPAC, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.2 SPAC Nasdaq or NYSE Listing. From the date of this Agreement until the Closing, SPAC shall use commercially reasonable efforts to ensure that the SPAC Class A Common Stock, SPAC Warrants and SPAC Units remain listed on Nasdaq or NYSE. From the date of this Agreement until the Closing, SPAC shall promptly notify the Company of any communications or correspondence from Nasdaq or the NYSE with respect to the listing of SPAC Class A Common Stock, SPAC Warrants, SPAC Units or other securities of SPAC, compliance with the rules and regulations of Nasdaq or the NYSE, and any potential suspension of listing or delisting action contemplated or threatened by Nasdaq or the NYSE. Prior to the Closing Date, SPAC shall apply for, and shall use commercially reasonable efforts to cause, the shares of SPAC Class A Common Stock to be issued in connection with the Transactions (including pursuant to the exchange or exercise of the ExchangeCo Exchangeable Shares) to be approved for listing on Nasdaq or NYSE and accepted for clearance by DTC, subject to official notice of issuance.

Section 6.3 Post-Closing Directors and Officers of SPAC. Subject to the terms of the SPAC Governing Documents, SPAC shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a) the SPAC Board shall consist of the persons designated by the Company in writing prior to filing the Proxy/Registration Statement (three of whom shall qualify as an “independent director” under stock exchange regulations applicable to SPAC), and which shall comply with all diversity requirements under applicable Law, each such director to hold office in accordance with the New SPAC Governing Documents; and

(b) the officers of the Company holding such positions as set forth on Section 6.3(b) of the Company Disclosure Letter (or such other persons specified by the Company in writing prior to the Closing) shall be appointed as the officers of SPAC, each such officer to hold office in accordance with the New SPAC Governing Documents.

Section 6.4 SPAC Conduct of Business.

(a) Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, Governmental Authority, or any Contract to which SPAC is a party, (iii) as required by Permitted COVID-19 Measures, (iv) as set forth on Section 6.4(a) of the SPAC Disclosure Letter, (v) for the incurrence of SPAC Transaction Expenses or (vi) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed, and in any event, such consent shall be deemed given if the Company has not affirmatively denied consent in writing within five (5) Business Days of receipt of SPAC’s written request for consent), during the Interim Period, SPAC shall operate its business in the Ordinary Course and shall not, and shall cause its Subsidiaries (including CallCo and ExchangeCo) not to:

(i)  (A)  change, modify or amend the Trust Agreement or the SPAC Governing Documents, or seek any approval from the SPAC Stockholders to take any such action, except as contemplated by the Transaction Proposals or (B) change, modify or amend the CallCo Governing Documents or the ExchangeCo Governing Documents, except as is necessary to amend the articles of ExchangeCo to include the ExchangeCo Exchangeable Share provisions set forth on Exhibit J hereto;

(ii) change, modify or amend the SPAC Warrant Agreement, including by reducing the Warrant Price (as defined in the SPAC Warrant Agreement);

(iii) (x) make or declare any dividend or distribution to the SPAC Stockholders or make any other distributions in respect its capital stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests, other than a redemption of SPAC Class A Common Stock (prior to the Arrangement Effective Time) made as part of the SPAC Share Redemptions;

(iv)  merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(v) except as necessary to effect the transactions contemplated by the Plan of Arrangement, (A) make, change or revoke any material election in respect of Taxes, except to comply with GAAP or applicable Law, or settle or compromise any material United States federal, state, local or non-United States Tax liability, except in the Ordinary Course, or (B) change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(vi)  enter into, renew or amend in any material respect, any transaction or Contract (A) with an Affiliate of SPAC (including, for the avoidance of doubt, (x) Sponsor and (y) any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or more, but excluding any Working Capital Loans), (B) with any SPAC Stockholder except as permitted or contemplated by this Agreement including any PIPE Subscription Agreement in accordance with Section 5.1 or (C) between SPAC and any broker, finder, investment banker or financial advisor with respect to any of the Transactions;

(vii) other than in connection with the Expense Advancement Agreement and the Promissory Note or any other Working Capital Loans, incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another Person;

(viii) (A) make any material change in its accounting principles, policies, procedures or methods unless required by an amendment in GAAP made subsequent to the date of this Agreement, as agreed to by its independent accountants, or (B) engage in any conduct in a new line of business or engage in any material commercial activities (other than to consummate the transactions contemplated by this Agreement);

(ix)  (A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any SPAC Capital Stock, CallCo Capital Stock or ExchangeCo Capital Stock or securities exercisable for or convertible into SPAC Capital Stock, CallCo Capital Stock or ExchangeCo Capital Stock or (B) grant any options, warrants or other equity-based awards with respect to SPAC Capital Stock, CallCo Capital Stock or ExchangeCo Capital Stock not outstanding on the date of this Agreement and disclosed in documents filed publicly with the SEC;

(x) waive, release, compromise, settle or agree to waive, release, compromise, or settle any Action except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(xi)  except as set forth on 6.4(a)(xi) of the SPAC Disclosure Letter, (A) hire, or otherwise enter into any employment, consulting or similar agreement with, any person, (B) grant any increase in the compensation of any current or former officer or director, (C) adopt any benefit plan for the benefit of any current or former officer or director, or (D) materially amend any existing agreement with any current or former officer or director;

(xii) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers or directors in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;

(xiii) liquidate, dissolve, reorganize or otherwise wind-up its business and operations;

(xiv)  split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of SPAC’s capital stock or equity interests;

(xv)  purchase, repurchase, redeem (except for the exercise of the SPAC Share Redemption) or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of SPAC; or

(xvi)  enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited under this Section 6.4.

(b) During the Interim Period, SPAC shall comply in all material respects with, and continue performing under, as applicable, its Governing Documents, the Trust Agreement and all other material Contracts to which it may be a party.

Section 6.5 Formation of CallCo and ExchangeCo. As promptly as practicable and in any event within ten (10) days following the date of this Agreement, SPAC shall form each of CallCo and ExchangeCo as newly formed corporations under the laws of Ontario, Canada, and shall take all necessary action to approve, adopt and execute the CallCo Governing Documents and the ExchangeCo Governing Documents, in each case in form and substance reasonably satisfactory to the Company and SPAC (and, in the case of the ExchangeCo Governing Documents, that reflect the terms of the Exchangeable Shares set forth on Exhibit J hereto).

Section 6.6 SPAC Public Filings.

(a) From the date of this Agreement through the earlier of the Closing or the valid termination of this Agreement pursuant to Article IX, SPAC will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and/or the Sarbanes-Oxley Act, in each case to the extent applicable, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 6.6, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq or NYSE. SPAC shall consult with the Company regarding any Additional SEC Reports which discuss or refer to this Agreement or the Transactions, except with respect to references that do not disclose information not previously disclosed in accordance with the terms of this Agreement, and shall provide the Company with a reasonable opportunity to review and provide comments to any such Additional SEC Reports prior to the filing of any such Additional SEC Reports; provided, however, that (i) such Company comments shall relate only to the Company or the Transactions; and (ii) SPAC will have the final approval with respect to the content of such Additional SEC Reports.

Section 6.7 D&O Indemnification and Insurance.

(a) From and after the Closing, SPAC shall indemnify and hold harmless each present and former director and officer of the Rumble Companies, SPAC, CallCo and ExchangeCo (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Rumble Companies, SPAC, CallCo or ExchangeCo, respectively (the “D&O Indemnified Parties”)) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Rumble Companies, SPAC, CallCo or ExchangeCo, respectively, would have been permitted under applicable Law and its respective certificate of incorporation, articles of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law which shall be conditioned on an undertaking to repay any such expenses if it is ultimately determined that such D&O Indemnified Party was not entitled thereto). Without limiting the foregoing, SPAC shall, and from and after the Closing shall cause its Subsidiaries to, (i) maintain for a period of not less than six years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Rumble Companies’ and each of SPAC’s, CallCo’s or ExchangeCo’s, respectively, former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, articles of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents of the applicable Rumble Companies, SPAC, CallCo or ExchangeCo, respectively, in each case, as of the date of this Agreement; provided that all Governing Documents entered into or adopted as of the Arrangement Effective Time or otherwise in connection with the Transactions and a copy of which has been provided to SPAC and the Company shall be deemed to satisfy such requirements, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six years from the Closing, SPAC shall (and SPAC shall cause its Subsidiaries to) maintain in effect directors’ and officers’ liability insurance covering those Persons (including, in any event, the D&O Indemnified Parties) who are currently covered by the Rumble Companies’, SPAC’s, CallCo’s or ExchangeCo’s, respectively, directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been made available to SPAC and the Company prior to the date of this Agreement) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Rumble Companies, SPAC, CallCo or ExchangeCo be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Rumble Companies, SPAC, CallCo or ExchangeCo, respectively, for such insurance policy for the year ending December 31, 2021; provided, however, that (i) notwithstanding anything to the contrary contained in this Agreement, SPAC and its Subsidiaries may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, SPAC and its Subsidiaries, respectively, shall maintain such policies in effect and shall continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.7 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.7 shall survive the Closing indefinitely and shall be binding, jointly and severally, on the Company, the other Rumble Companies, SPAC, CallCo, ExchangeCo and all of their respective successors and assigns (and their respective successive successors and assigns). In the event that the Company, any of the other Rumble Companies, SPAC, CallCo, ExchangeCo or any of their respective successors or assigns (or their respective successive successors and assigns) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Company or SPAC, respectively, shall ensure (and the Company and SPAC shall cause their respective Subsidiaries to ensure) that proper provision shall be made so that the successors and assigns (and their respective successive successors and assigns) of the Company, any of the other Rumble Companies, SPAC, CallCo or ExchangeCo as the case may be, shall succeed to the obligations set forth in this Section 6.7.

(d) The provisions of Section 6.7(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Company, the other Rumble Companies, SPAC, CallCo, ExchangeCo and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 6.8 PIPE Investments; Forward Purchase Contract.

(a) Unless otherwise approved in writing by the Company, SPAC shall not permit any amendment or modification to be made to (or any waiver (in whole or in part) of), or otherwise provide consent to or under (including consent to termination) any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements or the Forward Purchase Contract.

(b) SPAC shall use its commercially reasonable efforts to take, or cause to be taken, and do, or cause to be done (or, with respect to actions required to be taken or done by the counterparties to the PIPE Subscription Agreements and the Forward Purchase Contract, request to be taken or done), all actions necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements and the Forward Purchase Contract on the terms and conditions described therein (including with respect to maintaining in effect the PIPE Subscription Agreements and the Forward Purchase Contract); provided, however, that SPAC shall not be required to dispose of any assets or incur any expenses or make any other payments in connection therewith other than the incurrence of SPAC’s ordinary course legal fees in connection with such matters.

Section 6.9 Incentive Plan. Prior to the Arrangement Effective Time, subject to approval by the SPAC Stockholders in the Proxy/Registration Statement and conditioned upon the occurrence of, and effective as of, the Closing Date, SPAC shall approve and adopt the SPAC 2022 Stock Incentive Plan in substantially the form attached hereto as Exhibit N (the “Incentive Plan”), with the number of shares of SPAC Class A Common Stock initially reserved for issuance under the Incentive Plan equal to ten percent (10%) of the total number of the shares of SPAC Common Stock outstanding immediately following the Closing (on a fully-diluted basis assuming the conversion of all securities convertible into shares of SPAC Common Stock, and excluding Seller Earnout Shares), which share reserve shall increase from time to time in accordance with the evergreen feature of the Incentive Plan.

Section 6.10 Section 16 Matters. Prior to the Arrangement Effective Time, SPAC shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the beneficial ownership of any shares of SPAC Capital Stock that occurs or is deemed to occur by reason of or pursuant to the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.11 Covenants Relating to ExchangeCo Exchangeable Shares. Prior to the Closing Date, each of the Company and SPAC shall not, and shall cause each of their respective Subsidiaries not to, take any action which would reasonably be expected to prevent the exchange of Company Shares for consideration that includes ExchangeCo Exchangeable Shares under the Arrangement by Company Electing Shareholders who make and file a valid tax election under Section 85 of the Tax Act as described, and on the terms set forth in the Plan of Arrangement from being treated as a tax-deferred transaction for purposes of the Tax Act if such holders are otherwise eligible for such treatment.

Section 6.12 Section  85 Elections. Where a Company Electing Shareholder desires to so elect, after the Closing SPAC shall cause ExchangeCo to make a joint election with such Company Electing Shareholder in respect of its disposition of its Company Shares pursuant to section 85 of the Tax Act (and any similar provision of any applicable provincial Tax legislation) in accordance with the procedures and within the time limits set out in the Plan of Arrangement. The agreed amount under such joint elections shall be determined by each such Company Electing Shareholder in his or her sole discretion within the limits set out in the Tax Act.

Article VII

JOINT COVENANTS

Section 7.1 Regulatory Approvals; Other Filings.

(a) Each of the Company and SPAC shall use its commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in order to complete lawfully the Transactions, under the Laws set forth and described on Schedule 7.1(a) (the “Regulatory Approvals”) as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company and SPAC shall take such action as may be required to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as practicable after the execution of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.1(a), the first sentence of Section 7.1(b) or Section 7.4 shall require any Affiliate of SPAC to take or forbear from any action, and for the avoidance of doubt, it is acknowledged and agreed by the parties hereto that the obligations in this Section 7.1 and Section 7.4 shall not apply to Sponsor or any of its Affiliates (other than SPAC).

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and SPAC shall (i) promptly (and, in the case of the initial filing required under the HSR Act, within twenty (20) Business Days after the date of this Agreement) submit all notifications, reports, and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals; (ii) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (iii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other party an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that neither the Company nor SPAC shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other party. To the extent not prohibited by Law, the Company agrees to provide SPAC and its counsel, and SPAC agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company and SPAC agrees to make all filings, to provide all information reasonably required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

(c) The Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities in connection with the Transactions, including such filing fees payable by SPAC.

Section 7.2 Preparation of Proxy/Registration Statement; SPAC Stockholder Meeting and Approvals.

(a) Proxy/Registration Statement.

(i)  As promptly as reasonably practicable after the execution of this Agreement, SPAC and the Company shall prepare and SPAC shall file with the SEC a proxy/registration statement on Form S-4 (as amended or supplemented from time to time, the “Proxy/Registration Statement”) relating to the meeting of SPAC Stockholders (including any adjournment or postponement thereof, the “SPAC Stockholder Meeting”) (x) in connection with the registration under the Securities Act of the shares of SPAC Class A Common Stock to be issued to the Company Shareholders and the holder of the Company Warrant pursuant to this Agreement or upon exchange of ExchangeCo Exchangeable Shares, (y) to provide the Public Stockholders (as defined below) an opportunity in accordance with the SPAC Governing Documents to have their shares of SPAC Class A Common Stock redeemed in the SPAC Share Redemption and (z) to solicit proxies from SPAC Stockholders for the approval and adoption of: (A) this Agreement, the Arrangement (including the Share Exchanges) and the other Transactions, (B) the issuance of shares of SPAC Common Stock in connection with the Transactions (or issuable upon exchange of ExchangeCo Exchangeable Shares) and the PIPE Investments (including the Forward Purchase Securities), (C) the New SPAC Charter (including the new classes therein), (D) the Incentive Plan, (E) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto, (F)  any other proposals as determined by SPAC and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (G)  adjournment of the SPAC Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A)  through (G), collectively, the “Transaction Proposals”). The Company and SPAC shall furnish all information concerning such party as SPAC and the Company may reasonably request in connection with such actions and the preparation of the Proxy/Registration Statement. Each party shall use commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company and SPAC shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of shares of SPAC Common Stock pursuant to this Agreement. Each of the Company and SPAC also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information concerning the Company and its Subsidiaries (in the case of the Company) or SPAC and its Subsidiaries (in the case of SPAC) and any of their respective shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after the Proxy/Registration Statement is declared effective by the SEC, SPAC shall mail (or cause to be mailed) the Proxy/Registration Statement to the SPAC Stockholders. Each of SPAC and the Company shall furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, a current report of SPAC on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC, the Company or their respective Affiliates to any regulatory authority (including Nasdaq or NYSE) in connection with the Transactions. SPAC shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq or NYSE, the SPAC Governing Documents, and this Agreement in the distribution of the Proxy/Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Stockholder Meeting and the SPAC Share Redemption. SPAC shall provide the Company and its legal counsel with a reasonable opportunity to review and comment upon drafts of the Proxy/Registration Statement, and shall give reasonable consideration to any comments made by the Company and its legal counsel prior to the filing of the Proxy/Registration Statement with the SEC. For the avoidance of doubt, the final form and content of the Proxy/Registration Statement (including any amendment or supplement thereto) shall be determined by SPAC, acting reasonably. Subject to Section 10.6, the Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay one-half of the costs for the preparation, filing and mailing of the Proxy/Registration Statement (excluding, for the avoidance of doubt, the fees and expenses of the other party’s outside counsel, financial advisors, consultants and other advisors).

(ii) Without limiting Section 7.2(a)(i), any filing of, or amendment or supplement to, the Proxy/Registration Statement will be prepared by SPAC and the Company and filed by SPAC with the SEC. SPAC will advise the Company, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of shares of SPAC Common Stock to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide the Company with a reasonable opportunity to provide comments and amendments to any such filing. SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendments filed in response thereto.

(iii) If, at any time prior to the Closing, any event or circumstance relating to SPAC or its officers or directors is discovered by SPAC which should be set forth in an amendment or a supplement to the Proxy/Registration or a current report of SPAC on Form 8-K, SPAC shall promptly inform the Company. If, at any time prior to the Closing, any event or circumstance relating to the Company, any of its Subsidiaries or their respective officers or directors is discovered by the Company which should be set forth in an amendment or a supplement to the Proxy/Registration Statement or a current report of SPAC on Form 8-K, the Company shall promptly inform SPAC. Thereafter, SPAC and the Company shall promptly cooperate in the preparation of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information and shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Stockholders.

(b) SPAC Stockholders’ Approval.

(i)  Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, and convene and hold the SPAC Stockholder Meeting (and in any event, such meeting shall be held not more than thirty (30) days after the date on which the Proxy/Registration Statement is mailed to the SPAC Stockholders) for the purpose of voting on the Transaction Proposals and obtaining the SPAC Stockholders’ Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), providing SPAC Stockholders with the opportunity to elect to effect a SPAC Share Redemption and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its commercially reasonable efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and the Transaction Proposals, including the SPAC Stockholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Stockholders’ Approval and (B) obtain the vote or consent of its stockholders required by and in compliance with all applicable Law, Nasdaq or NYSE rules (as applicable) and the SPAC Charter; provided, that none of SPAC, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any SPAC Stockholder in order to obtain the SPAC Stockholders’ Approval. SPAC (x) shall consult with the Company regarding the record date and the date of the SPAC Stockholder Meeting and (y)  shall not adjourn or postpone the SPAC Stockholder Meeting without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC may adjourn or postpone the SPAC Stockholder Meeting for a period of not longer than 15 days without any such consent (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the SPAC Stockholders in advance of a vote on the adoption of this Agreement, (2) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, there are insufficient shares of SPAC Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Stockholder Meeting (3) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, adjournment or postponement of the SPAC Stockholder Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Stockholders’ Approval or (4) in the event that, as a result of the SPAC Share Redemptions submitted by the SPAC Stockholders prior to the redemption deadline preceding the date on which the SPAC Stockholder Meeting is originally scheduled, SPAC reasonably believes that the condition set forth in Section 8.3(c) would not be satisfied as of the Closing. To the extent practicable, and in any event subject to the SPAC’s obligations under Law, SPAC shall provide the Company with (I) reasonable updates with respect to the tabulated vote counts received by SPAC, and (II) the right to review and discuss all material communications sent to SPAC Stockholders and holders of SPAC Warrants with respect to the SPAC Stockholder Meeting.

(ii) Subject to clause (iii) below, the Proxy/Registration Statement shall include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Stockholders vote in favor of the Transaction Proposals at the SPAC Stockholder Meeting (such statement, the “SPAC Board Recommendation”) and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation (a “SPAC Modification in Recommendation”).

(iii) Notwithstanding anything to the contrary contained in this Agreement (including Section 7.2(b)(ii)), the SPAC Board may, at any time prior to, but not after, obtaining the SPAC Stockholders’ Approval, make a SPAC Modification in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”) if the SPAC Board determines in good faith, based on the advice of its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the SPAC Board under applicable Law, provided, that: (A) the Company shall have received written notice from SPAC of SPAC’s intention to make an Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by SPAC (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail, (B) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by the Company, SPAC and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable the SPAC Board to proceed with its recommendation of this Agreement and the Transactions and not make such Intervening Event Change in Recommendation and (C) if the Company requested negotiations in accordance with clause (B), the SPAC Board may make an Intervening Event Change in Recommendation only if the SPAC Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five (5) Business Day period, offered in writing in a manner that would form a binding contract if accepted by SPAC (and the other applicable parties hereto), continues to determine in good faith, based on the advice of outside counsel, that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the SPAC Stockholders under applicable Law. An “Intervening Event” shall mean any material and negative Event that (i) was not known and was not reasonably foreseeable to the SPAC Board as of the date of this Agreement (or the consequences of which (or the magnitude of which) were not reasonably foreseeable to the SPAC Board as of the date of this Agreement), which becomes known to the SPAC Board prior to the SPAC Stockholder Meeting, and (ii) does not relate to and excludes (A) any Business Combination Proposal, Acquisition Proposal or Alternative Transaction (in each case, solely with respect to the SPAC), (B) the Transactions and/or this Agreement (or any actions taken pursuant to this Agreement, including clearance of the Transactions under the Regulatory Approvals or any other applicable Laws and any action in connection therewith taken pursuant to or required to be taken pursuant to Section 7.1), (C) any change in the price or trading volume of SPAC Common Stock, and (D) any Event described in subsections (b), (d), (e) or (g) of the definition of “Company Material Adverse Effect”; provided, however, that any such Event described in this clause (D) may be taken into account in determining whether an Intervening Event has occurred to the extent that it disproportionately affects the Rumble Companies, taken as a whole, relative to other participants in the industries or geographical areas in which the Rumble Companies operate. Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations of SPAC and/or the SPAC Board to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting, or to make a recommendation, shall be tolled to the extent reasonably necessary until such time as SPAC has filed an update to the Proxy/Registration Statement with the SEC (which SPAC shall file as promptly as practicable after the Intervening Event Change in Recommendation), and in the event a filing and/or notice for a meeting was made prior to the Intervening Event Notice Period, SPAC shall be permitted to adjourn such meeting and to amend such filing as necessary in order to provide sufficient time for the stockholders to consider any revised recommendation. To the fullest extent permitted by applicable Law, SPAC’s obligations to establish a record date for, duly call, give notice of, convene and hold the SPAC Stockholder Meeting shall not be affected by any SPAC Modification in Recommendation.

(c) Company Board Recommendation.

(i)  Subject to clause (ii) below, the Company Information Circular shall include a statement to the effect that the Company Board has unanimously recommended that the eligible Company Shareholders vote in favor of the Company Arrangement Resolution (the “Company Board Recommendation”), and neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation (a “Company Modification in Recommendation”).

(ii) Notwithstanding anything to the contrary contained in this Agreement (including Section 7.2(c)(i)), the Company Board may, at any time prior to, but not after, receipt of the Company Required Approval, make a Company Modification in Recommendation in response to a Company Intervening Event (a “Company Intervening Event Change in Recommendation”) if the Company Board determines in good faith, based on the advice of its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the Company Board under applicable Law, provided, that: (A) SPAC shall have received written notice from the Company of the Company’s intention to make a Company Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by the Company (the “Company Intervening Event Notice Period”), which notice shall specify the applicable Company Intervening Event in reasonable detail, (B) during the Company Intervening Event Notice Period and prior to making a Company Intervening Event Change in Recommendation, if requested by SPAC, the Company and its Representatives shall have negotiated in good faith with SPAC and its Representatives regarding any revisions or adjustments proposed by SPAC to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and the Transactions and not make such Company Intervening Event Change in Recommendation and (C) if SPAC requested negotiations in accordance with clause (B), the Company Board may make a Company Intervening Event Change in Recommendation only if the Company Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that SPAC shall have, prior to the expiration of the five (5) Business Day period, offered in writing in a manner that would form a binding contract if accepted by the Company (and the other applicable parties hereto), continues to determine in good faith, based on the advice of outside counsel, that failure to make a Company Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the Company Shareholders under applicable Law. A “Company Intervening Event” shall mean any material and negative Event that (i) was not known and was not reasonably foreseeable to the Company Board as of the date of this Agreement (or the consequences of which (or the magnitude of which) were not reasonably foreseeable to the Company Board as of the date of this Agreement), which becomes known to the Company Board prior to the Company obtaining the Company Required Approval, and (ii) does not relate to and excludes (A) any Business Combination Proposal, Acquisition Proposal or Alternative Transaction (in each case, solely with respect to the Company), (B) the Transactions and/or this Agreement (or any actions taken pursuant to this Agreement, including clearance of the Transactions under the Regulatory Approvals or any other applicable Laws and any action in connection therewith taken pursuant to or required to be taken pursuant to Section 7.1), (C) any change in the price or trading volume of SPAC Common Stock, and (D) any Event described in subsections (b), (d), (e) or (g) of the definition of “SPAC Material Adverse Effect”; provided, however, that any such Event described in this clause (D) may be taken into account in determining whether an Intervening Event has occurred to the extent that it disproportionately affects SPAC relative to other participants in the industries or geographical areas in which SPAC operates. Notwithstanding anything to the contrary contained in this Agreement, during a Company Intervening Event Notice Period, the obligations of the Company and/or the Company Board to give notice for or to convene a meeting, or to make a recommendation, shall be tolled to the extent reasonably necessary until such time as the Company has circulated an update to the Company Information Circular and has made such filings with the Court as required by applicable Law (and the Company shall circulate such update and make such filings as promptly as practicable after the Company Intervening Event Change in Recommendation), and in the event a filing and/or notice for a meeting was made prior to the Company Intervening Event Notice Period, the Company shall be permitted to adjourn such meeting and to amend such filing as necessary in order to provide sufficient time for the Company Shareholders to consider any revised recommendation. To the fullest extent permitted by applicable Law, the Company’s obligations to establish a record date for, duly call, give notice of, convene and hold the Company Shareholders Meeting in accordance with the Interim Order shall not be affected by any Company Modification in Recommendation.

Section 7.3 Arrangement. SPAC shall promptly notify the Company in writing of any material filings, actions, suits, claims, investigations or proceedings commenced or, to the knowledge of SPAC, threatened against, relating to or involving SPAC that relate to this Agreement or the Arrangement. The Company shall promptly notify SPAC in writing of any material filings, actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving the Company that relate to this Agreement or the Arrangement. Each of SPAC and the Company shall use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under Law (subject to the proviso to Section 7.4) to consummate and make effective the Arrangement as soon as reasonably practicable, including (subject to the proviso to Section 7.4):

(a) using commercially reasonably efforts, from the date of this Agreement until the earlier of the completion of the Arrangement and the termination of this Agreement in accordance with Article IX, to cause the Closing Date to occur and the Arrangement to be completed on or before the Agreement End Date and to take all actions, and to cause other actions to be taken which are within its power to control, to satisfy (or to cause the satisfaction of): (i) in the case of SPAC, the conditions in favor of the Company set out in Section 8.1 and Section 8.3; and (ii) in the case of the Company, the conditions in favor of SPAC set out in Section 8.1 and Section 8.2;

(b) in the case of the Company, using commercially reasonable efforts to obtain and maintain all consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (i) required to be obtained under any material Contracts to which the Company is a party in connection with the Arrangement, or (ii) required in order to maintain any material Contracts to which the Company is a party in full force and effect following completion of the Arrangement;

(c) using commercially reasonable efforts to oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement;

(d) carrying out the terms of the Interim Order and the Final Order applicable to it and complying promptly with all requirements imposed by Law on it with respect to this Agreement or the Arrangement; and

(e) not taking any action, or refraining from taking any commercially reasonable action, or permitting any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Arrangement.

Section 7.4 Support of Transaction. (i)  The Company shall, and shall cause the other Rumble Companies to, and (ii)  SPAC shall, and shall cause CallCo and ExchangeCo to, (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any Rumble Company, SPAC, CallCo or ExchangeCo, as applicable, is required to obtain in order to consummate the Transactions, and (b) take or cause such other action as may be reasonably necessary or as the other party hereto may reasonably request to satisfy the conditions of Article VIII (including, in the case of SPAC, the use of commercially reasonable efforts to enforce SPAC’s rights under the PIPE Subscription Agreements) or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any Rumble Company or SPAC or any of their respective Affiliates to (i) commence or threaten to commence, pursue or defend against any Action (except as required under Section 7.6, and without limiting the express obligations to make regulatory filings under Section 7.1), whether judicial or administrative, (ii) seek to have any stay or other Governmental Order vacated or reversed, (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Rumble Companies, (iv) take or commit to take actions that limit the freedom of action of any of the Rumble Companies or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Rumble Companies or SPAC or (v) grant any financial, legal or other accommodation to any other Person (for the avoidance of doubt, without limiting the express obligations of such parties under the terms of this Agreement and the Ancillary Agreements).

Section 7.5 Tax Matters. Each of SPAC and the Company shall use its respective commercially reasonable efforts to cause the Transactions to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment. In the event either SPAC or the Company seeks a tax opinion from its respective tax advisor regarding the Intended Tax Treatment of the Transactions, or the SEC requests or requires tax opinions, each party shall use commercially reasonable efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor.

Section 7.6 Stockholder Litigation. The Company shall promptly advise SPAC, and SPAC shall promptly advise the Company, as the case may be, of any Action commenced (or to the knowledge of the Company or the knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors by any Company Shareholder or SPAC Stockholder relating to this Agreement or any of the Transactions (any such Action, “Stockholder Litigation” ), and such party shall keep the other party reasonably informed regarding any such Stockholder Litigation. The Company shall give SPAC the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against the Company, any of its Subsidiaries or any of its directors, and no such settlement shall be agreed to without the SPAC’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). The SPAC shall give the Company the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against SPAC, any of its Subsidiaries or any of their respective directors, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.7 Acquisition Proposals and Alternative Transactions. During the Interim Period, each of the Company and SPAC shall not, and shall cause its respective Representatives not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or SPAC or their respective Subsidiaries, to any Person relating to a Business Combination Proposal, an Acquisition Proposal or an Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of any Rumble Company or SPAC or any of its Subsidiaries in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, an Acquisition Proposal or an Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to a Business Combination Proposal, an Acquisition Proposal or an Alternative Transaction, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal, an Acquisition Proposal or an Alternative Transaction. Each of the Company and SPAC shall, and shall cause its respective Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Business Combination Proposal, Acquisition Proposal or Alternative Transaction. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.7 by a party or its affiliates or Representatives shall be deemed to be a breach of this Section 7.7 by such party.

Section 7.8 Access to Information; Confidentiality; Inspection. During the Interim Period, to the extent permitted by applicable Law, each of the Company and SPAC shall, and shall cause each of its respective Subsidiaries to, (i) afford to the other party and its Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of its operations, to all of its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, employees and other personnel, and shall furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (ii) cooperate with the other party and its Representatives regarding all due diligence matters, including document requests. All information obtained by the Company, SPAC and their respective Representatives pursuant to the foregoing shall be subject to the Confidentiality Agreement, and the Company hereby agrees to be bound to the same restrictions as SPAC (applied mutatis mutandis to the Company and its Representatives) as to all information furnished before or after the date of this Agreement by or on behalf of SPAC or its Affiliates to the Company or its Representatives, which information shall constitute “Information” under the Confidentiality Agreement (subject to the exceptions (i)-(iv) set forth in Section 1 therein) with respect to the Company. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention), inconsistent with COVID-19 Measures, or violate any law or regulations applicable to such party.

Section 7.9 Termination of Certain Agreements.

(a) SPAC shall take all necessary action to ensure that, effective as of the Closing, the Expense Advancement Agreement, the Promissory Note, any other agreements with respect to Working Capital Loans, and any and all SPAC Miscellaneous Agreements are terminated upon payment in full of the SPAC Transaction Expenses and the repayment in full of amounts outstanding pursuant to the Promissory Note and pursuant to Working Capital Loans; provided, that, any and all confidentiality or indemnification provisions in any such agreement shall survive such termination to the extent set forth in such agreement.

(b) The Company shall take all necessary action to ensure that, effective as of the Closing, any and all Contracts between any Rumble Company and any broker, finder, investment banker or financial advisor with respect to any of the Transactions are terminated upon payment in full of the Company Transaction Expenses to the extent any payment is due, provided, that, any and all confidentiality or indemnification provisions in any such agreement shall survive such termination to the extent set forth in such agreement.

(c) Each party will provide evidence reasonably satisfactory to the other party that the Contracts referred to in Section 7.9(a) or Section 7.9(b), as applicable, have been terminated (except for indemnification and confidentiality provisions as may survive any such termination in accordance with the terms of the applicable Contracts) and that all amounts owing thereunder have been paid in full.

Section 7.10 Cosmic Amendments. The Company shall use commercially reasonable efforts to negotiate amendments to the Cosmic Agreements, to take effect on or prior to the date that is thirty (30) days following the date of this Agreement and on substantially the terms set forth on Section 7.10 of the Company Disclosure Letter (and with such other customary terms as may be mutually agreed by the Company and SPAC, each acting reasonably and in good faith) (the “Cosmic Amendments”).

Section 7.11 ExchangeCo Exchangeable Shares. Each of the parties hereto covenants and agrees that the terms of the ExchangeCo Exchangeable Shares set forth on Exhibit J hereto shall not be amended, amended or restated, supplemented or otherwise modified in any respect without the mutual written consent of the parties hereto, each acting reasonably.

Article VIII

CONDITIONS TO OBLIGATIONS

Section 8.1 Conditions to Obligations of SPAC and the Company. The obligations of each of SPAC and the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The SPAC Stockholders’ Approval shall have been obtained;

(b) The Interim Order and the Final Order shall have each been granted in form and substance satisfactory to the parties, acting reasonably, and neither the Interim Order nor the Final Order shall have been set aside or modified (whether on appeal or otherwise) in a manner unacceptable to the parties, acting reasonably.

(c) All Regulatory Approvals shall have been obtained or have expired or been terminated, as applicable;

(d) The Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(e) (i) SPAC’s listing application with Nasdaq or NYSE in connection with the Transactions shall have been conditionally approved and, immediately following the Closing, SPAC shall satisfy any applicable initial and continuing listing requirements of Nasdaq or NYSE and SPAC shall not have received any notice of non-compliance therewith (including with respect to any of the terms contemplated by this Agreement or any of the Ancillary Agreements that will be implemented in connection with the Transactions) other than notices of non-compliance without material effect to the listing (including to the extent non-compliance is cured) and (ii)  the shares of SPAC Class A Common Stock to be issued in connection with the Transactions (including pursuant to the exchange or exercise of the ExchangeCo Exchangeable Shares) shall have been approved for listing on Nasdaq or NYSE, subject to any requirement to have a sufficient number of round lot holders of the shares of SPAC Class A Common Stock, and the outstanding shares of SPAC Class A Common Stock held by Public Stockholders shall be listed on such exchange on the Closing Date;

(f)  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions; and

(g) Upon the closing, after giving effect to any SPAC Share Redemption and the PIPE Investment Amount, SPAC shall have net tangible assets of at least $5,000,001.

Section 8.2 Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein, other than in the case of Section 3.12(a)), individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects (for purposes of clarity, any failure by the Company to provide the information set forth in the last sentence of Section 5.5 or to enter into fully executed versions of the Cosmic Amendments with the applicable counterparties thereto shall not be taken into account in determining whether the condition precedent in this Section 8.2(b) has been satisfied (provided that any failure by the Company to use commercially reasonable efforts pursuant to and to the extent provided by Section 5.5 or Section 7.10, as applicable, shall be taken in account for purposes of determining whether the Company has complied with the condition precedent in this Section 8.2(b)));

(c) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d) The Company shall have obtained executed counterparts to the Shareholder Support Agreement from all the Key Company Shareholders together holding at least 85% of the Fully-Diluted Company Shares; and

(e) The Company shall have obtained executed counterparts to the Lock-Up Agreement from the Key Company Shareholders and certain other holders of the Company Securities together holding at least 95% of the Fully-Diluted Company Shares.

Section 8.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Each of the representations and warranties of SPAC contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or another similar materiality qualification set forth therein, other than in the case of the first sentence of Section 4.8), individually or in the aggregate, have not had, and would not reasonably be expected to have a SPAC Material Adverse Effect;

(b) Each of the covenants of SPAC to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) As of the Closing, the Available Cash shall be no less than the Minimum Cash Amount; and

(d) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 8.4 Frustration of Conditions.

Section 8.3 Neither SPAC nor the Company may rely on the failure of any condition set forth in this Article  VIII to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied, as required by Section 7.4.

Article IX

TERMINATION/EFFECTIVENESS

Section 9.1 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of the Company and SPAC;

(b) by written notice from the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from the Company to SPAC within ten (10) Business Days after there has been a SPAC Modification in Recommendation;

(d) by written notice from SPAC to the Company within ten (10) Business Days after there has been a Company Modification in Recommendation;

(e) by written notice from the Company or SPAC to the other party if the SPAC Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(f)  by written notice from SPAC to the Company if the Company Required Approval in respect of the Company Arrangement Resolution shall not have been obtained at the Company Shareholders Meeting in accordance with the Interim Order and applicable Law;

(g) prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 8.2(a) or 8.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from SPAC of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the date that is the 270th day following the date of this Agreement (the “Agreement End Date”), unless SPAC is in material breach hereof, provided, that, the Company may extend the Agreement End Date for a period of up to 60 days upon written notice to SPAC if the SPAC failed to deliver its required annual audited financial statements for the year-ended 2021 for incorporation into the Proxy/Registration Statement (to the extent required to be incorporated) prior to April 15, 2022; or

(h) prior to the Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 8.3(a) and Section 8.3(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by SPAC of notice from the Company of such breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof, provided, that, SPAC may extend the Agreement End Date for a period of up to 60 days upon written notice to the Company if the Company failed to deliver to SPAC the SEC Financials (to the extent required to be provided under Section 5.5) by the applicable dates set forth in Section 5.5.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of either party hereto or its respective Affiliates, officers, directors, stockholders, or other Representatives, other than liability of the Company or SPAC, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 9.2 and Article X and the Confidentiality Agreement shall survive any termination of this Agreement.

Article X

MISCELLANEOUS

Section 10.1 Trust Account Waiver. The Company acknowledges that, as described in the final prospectus of SPAC, dated February 18, 2021 and filed with the SEC on February 19, 2021 (File No: 333-252598) (the “Prospectus”) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of the IPO and private placements of its securities occurring simultaneously with the IPO, and substantially all of those proceeds (including overallotment securities acquired by SPAC’s underwriters) have been deposited in a trust account (the “Trust Account”) for the benefit of SPAC’s public stockholders (including overallotment shares acquired by the underwriters of SPAC) (“Public Stockholders”). The Company understands and acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its Taxes (and up to $100,000 in dissolution expenses), cash in the Trust Account may be disbursed only (i) to the Public Stockholders that elect to redeem their SPAC Common Stock if SPAC completes a transaction which constitutes a Business Combination or in connection with an extension of the deadline to consummate a Business Combination; (ii) to the Public Stockholders if SPAC fails to complete a Business Combination within twenty-four (24) months after the closing of the IPO (as such date may be extended by amendment to the SPAC Governing Documents with the consent of the SPAC Stockholders); and (iii) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself and its Affiliates, hereby agrees that, notwithstanding anything to the contrary contained in this Agreement, neither it nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement, or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever. The Company acknowledges and agrees that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which Action seeks, in whole or in part, monetary relief against SPAC or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 10.1 will survive any termination of this Agreement for any reason and continue indefinitely. Notwithstanding the foregoing, (x) nothing herein shall prohibit the Rumble Companies’ right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to the Public Stockholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Share Redemptions) to SPAC in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligations to effectuate the SPAC Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the Rumble Companies may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions from the Trust Account directly or indirectly to the Public Stockholders).

Section 10.2 Waiver. Either party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other party hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 10.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

(a) If to SPAC, to:

CF Acquisition Corp. VI
110 East 59th Street

New York, New York 10022

Email: XXXXXX

Attention: Chief Executive Officer

with copies to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Email: XXXXXX
Email: XXXXXX

Attention: Ken Lefkowitz and Michael Traube

and

Bennett Jones LLP
3400 One First Canadian Place, P.O. Box 130
Toronto, Ontario M5X 1A4
Email: XXXXXX
Email: XXXXXX
Attention: Gordon Cameron and Matthew Hunt

(b) If to the Company, to:

Rumble Inc.
218 Adelaide Street West, Suite 400

Toronto, Ontario M5H 1W7
Email: XXXXXX and XXXXXX
Attention: Christopher Pavlovski and Michael Ellis

with copies (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Email: XXXXXX and XXXXXX
Attention: Russell Leaf and Sean Ewen

and

DLA Piper (Canada) LLP
100 King St W Suite 6000
Toronto, Ontario M5X 1E2
Email: XXXXXX and XXXXXX
Attention: Noam Goodman and Russel Drew

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 10.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party and any such purported assignment without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 10.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (i) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (ii) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (iii) limit the right of SPAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that (x)  the D&O Indemnified Parties (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 6.7, (y)  the Company Non-Recourse Parties (as defined below) and the SPAC Non-Recourse Parties (as defined below) (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 10.16 and (z)  Sponsor is an intended third-party beneficiaries of, and may enforce, any provision of this Agreement that confers any right or privilege to Sponsor.

Section 10.6 Expenses. Except as otherwise set forth in this Agreement, including in Section  7.1(c), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, SPAC shall pay or cause to be paid, in accordance with Section 2.10(c), the Company Transaction Expenses and the SPAC Transaction Expenses.

Section 10.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (provided  that the fiduciary duties of the Company Board, the Plan of Arrangement and any exercise of appraisal and dissention rights with respect to the Arrangement, shall in each case be governed by the OBCA).

Section 10.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 10.9 Company and SPAC Disclosure Letters. The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included therein solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 10.10 Entire Agreement. This Agreement (together with the Company Disclosure Letter and the SPAC Disclosure Letter), the Plan of Arrangement and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Non-Binding Letter of Intent between SPAC and the Company, dated October 23, 2021). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 10.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 10.12 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld by either party; provided, that no party shall be required to obtain consent pursuant to this Section 10.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 10.12(a). For the avoidance of doubt, nothing contained in this  Section 10.12 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary summarized information concerning the Transactions and publicly available information to their current and prospective investors or PIPE Investors.

(b) The restriction in Section 10.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any relating filing shall be deemed not to violate this Section 10.12.

Section 10.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 10.14 Jurisdiction; Waiver of Jury Trial.

(a) Any Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of either party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10.14.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action directly or indirectly arising out of or relating to this Agreement or any of the Transactions.

Section 10.15 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which either party is entitled at Law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 10.16 Non-Recourse.

(a) This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company or SPAC as named parties hereto; and

(b) Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative of the Company (each, a “Company Non-Recourse Party”) or of SPAC (each, a “SPAC Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate (including Sponsor), agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in Contract, tort,equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or SPAC under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 10.17 Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 9.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and this Article X.

Section 10.18 Conflicts and Privilege.

(a) SPAC and the Company hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among SPAC and/or Sponsor, on the one hand, and the Company, on the other hand, any legal counsel (including Hughes Hubbard & Reed LLP, Bennett Jones LLP and Ellenoff Grossman & Schole LLP) that represented SPAC and/or Sponsor prior to the Closing (“Prior SPAC Counsel”) may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to SPAC, and even though such counsel may have represented SPAC prior to the Closing in a matter substantially related to such dispute. All pre-Closing communications between or among Prior SPAC Counsel, on the one hand, and SPAC or Sponsor, on the other hand, shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by Company or SPAC following the Closing. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or Sponsor (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Company following the Closing.

(b) The Company further agrees, on behalf of itself and, after the Closing, on behalf of SPAC and the Rumble Companies, that all pre-Closing communications in any form or format whatsoever between or among any of Prior SPAC Counsel, SPAC or Sponsor, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “SPAC Deal Communications”) shall be deemed to be retained and owned collectively by Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC or the Rumble Companies after the Closing. All SPAC Deal Communications that are attorney-client privileged (the “Privileged SPAC Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC or the Rumble Companies after the Closing; provided,however, that nothing contained herein shall be deemed to be a waiver by Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c) Notwithstanding the foregoing, in the event that a dispute arises between SPAC or the Rumble Companies, on the one hand, and a third party other than Sponsor, on the other hand, Sponsor may assert the attorney-client privilege to prevent the disclosure of the Privileged SPAC Deal Communications to such third party; provided, however, that neither SPAC nor the Rumble Companies may waive such privilege with respect to Privileged SPAC Deal Communications without the prior written consent of Sponsor. In the event that SPAC or the Rumble Companies is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged SPAC Deal Communications, SPAC shall as promptly as practicable (and, in any event, within two (2) Business Days) after becoming aware thereof notify Sponsor in writing (including by making specific reference to this Section 10.18) so that Sponsor can (at the cost and expense of Sponsor) seek a protective order, and SPAC and the Rumble Companies agree to use commercially reasonable efforts to assist therewith.

(d) To the extent that files or other materials maintained by Prior SPAC Counsel constitute property of its clients, only Sponsor shall hold such property rights and Prior SPAC Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged SPAC Deal Communications by reason of any attorney-client relationship between Prior SPAC Counsel, on the one hand, and SPAC or any Rumble Companies after the Closing, on the other hand, so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(e) SPAC agrees on behalf of itself and, after the Closing, on behalf of SPAC and the Rumble Companies, (i) to the extent that SPAC or, after the Closing, the Rumble Companies receives or takes physical possession of any SPAC Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by Sponsor or any other Person of the privileges or protections described in this Section 10.18, and (b) neither SPAC nor the Rumble Companies after the Closing shall assert any claim that Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the SPAC Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have SPAC or any Rumble Company waive the attorney-client or other privilege, or by otherwise asserting that SPAC or the Rumble Companies after the Closing have the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the SPAC Deal Communications from Prior SPAC Counsel so long as such SPAC Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Business Combination Agreement to be duly executed as of the date first above written.

SPAC:

CF Acquisition Corp. VI

By:	/s/ Howard W. Lutnick
	Name:	Howard W. Lutnick
	Title:	Chief Executive Officer

COMPANY:

Rumble Inc.

By:	/s/ Christopher Pavlovski
	Name:	Christopher Pavlovski
	Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement by and between CF Acquisition Corp. VI and Rumble Inc. (Project Liberty)]

EXHIBIT A

PLAN OF ARRANGEMENT
UNDER THE PROVISIONS OF SECTION 182
OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

Article 1
INTERPRETATION

1.1	Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Business Combination Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

(a)	“Aggregate Exchangeable Share Consideration” means the aggregate Exchangeable Per Share Consideration payable to holders of Elected Shares pursuant to Section 3.1(c).

(b)	“Aggregate Exercise Price” means the sum of the exercise prices of all Company Options, whether vested or unvested, outstanding immediately prior to the Arrangement Effective Time.

(c)	“Aggregate Share Consideration” means, collectively, (i) the Aggregate SPAC Share Consideration, (ii) the Aggregate Exchangeable Share Consideration, and (iii) the SPAC Shares issued to the Company Warrantholder pursuant to Section 3.1(g).

(d)	“Aggregate SPAC Share Consideration” means the aggregate SPAC Per Share Consideration payable by SPAC to holders of Non-Elected Shares pursuant to Section 3.1(d).

(e)	“Arrangement” means the arrangement under section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement.

(f)	“Arrangement Consideration” means the sum of (a) $3,150,000,000, plus (b) the Company Closing Cash, plus (c) the Aggregate Exercise Price.

(g)	“Arrangement Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

(h)	“Arrangement Effective Time” means 12:01 a.m. (Toronto time) on the Arrangement Effective Date, or such other time on the Arrangement Effective Date as the Parties may agree to in writing before the Arrangement Effective Date.

(i)	“Arrangement Resolution” means the special resolution of the holders of Company Class A Common Shares and Company Class A Preferred Shares, voting as a single class on an as-converted to Company Class A Common Shares basis, in respect of the Arrangement to be considered at the Company Shareholders Meeting.

(j)	“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the OBCA to be sent to the Director after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in a form and content satisfactory to the Parties, each acting reasonably.

(k)	“Business Combination Agreement” means the business combination agreement made as of December 1, 2021 between the Parties (including the Exhibits thereto), as it may be amended, modified or supplemented from time to time in accordance with its terms.

(l)	“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Toronto, Ontario are authorized or required by Law to close.

(m)	“CallCo” means [●], a corporation formed under the OBCA and a direct subsidiary of SPAC.

(n)	“CallCo Common Shares” means the common shares in the capital of CallCo.

(o)	“Canadian Tax Election” has the meaning specified in Section 3.5(a).

(p)	“Certificate of Arrangement” means the certificate of arrangement issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement.

(q)	“Code” means the U.S. Internal Revenue Code of 1986.

(r)	“Company” means Rumble Inc., a corporation incorporated under the OBCA.

(s)	“Company Articles” means the articles of incorporation of the Company, dated September 18, 2013, as amended pursuant to articles of amendment dated September 4, 2020, April 9, 2021, May 14, 2021, and October 25, 2021, as further amended and/or restated from time to time.

(t)	“Company Class A Common Shares” means the Class A common shares in the capital of the Company, as defined in the Company Articles.

(u)	“Company Class A Preferred Shares” means the Class A preference shares in the capital of the Company, as defined in the Company Articles.

(v)	“Company Class B Common Shares” means the Class B common shares in the capital of the Company, as defined in the Company Articles.

(w)	“Company Closing Cash” has the meaning set out in the Business Combination Agreement.

(x)	“Company Common Shares” means collectively, the Company Class A Common Shares and the Company Class B Common Shares.

(y)	“Company Exchange Ratio” means the quotient obtained by dividing (i) the Price per Company Share, by (ii) $10.00 (ten dollars).

(z)	“Company Information Circular” has the meaning set out in the Business Combination Agreement.

(aa)	“Company Option” means an option granted under the Company Stock Plan to purchase Company Class A Common Shares or Company Class B Common Shares.

(bb)	“Company Optionholder” means a holder of one or more Company Options.

(cc)	“Company Shareholder” means a holder of one or more Company Shares.

(dd)	“Company Shares” means, collectively, the Company Class A Preferred Shares, the Company Class A Common Shares and the Company Class B Common Shares.

(ee)	“Company Stock Plan” means the Amended and Restated Stock Option Plan of the Company, as approved by the Board of Directors of the Company on October 21, 2021, as further amended and/or restated from time to time.

(ff)	“Company Warrant” means the outstanding and unexercised warrant to purchase 576,000 Company Class B Common Shares, dated as of May 12, 2021 and effective as of May 11, 2021, by and between the Company and the warrantholder party thereto, as such warrant is modified and supplemented pursuant to that certain letter agreement, dated as of May 12, 2021, by and among the Company, the warrantholder party thereto and the stockholders of the Company party thereto.

(gg)	“Company Warrantholder” means the holder of the Company Warrant.

(hh)	“Court” means the Ontario Superior Court of Justice (Commercial List).

(ii)	“CRA” means the Canada Revenue Agency.

(jj)	“Director” means the Director appointed pursuant to section 278 of the OBCA.

(kk)	“Dissent Rights” has the meaning specified in Section 4.1.

(ll)	“Dissenting Shareholder” means a registered holder of Company Shares who has duly exercised its Dissent Rights and has not withdrawn such exercise of Dissent Rights prior to the Arrangement Effective Time, but only in respect of Dissenting Shares held by such holder.

(mm)	“Dissenting Shares” means Company Shares that are outstanding immediately prior to the Arrangement Effective Time that are held by a Dissenting Shareholder and in respect of which Dissent Rights have been and remain validly exercised at the Arrangement Effective Time.

(nn)	“DRS Advice” means a direct registration statement representing ownership of shares.

(oo)	“Elected Share” means a Company Share in respect of which an Eligible Canadian Shareholder has duly made a valid Exchangeable Share Election in accordance with Section 3.2 and the Letter of Transmittal.

(pp)	“Election Deadline” means 9:00 a.m. (Toronto time) on the date of the Company Shareholders Meeting.

(qq)	“Eligible Canadian Shareholder” means a Company Shareholder that is: (a) a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act; or (b) a partnership, any member of which is (i) a resident of Canada for purposes of the Tax Act and (ii) not exempt from tax under Part I of the Tax Act.

(rr)	“Escrow Agent” has the meaning set out in the Business Combination Agreement.

(ss)	“Escrow Agreement” has the meaning set out in the Business Combination Agreement.

(tt)	“Exchange Agent” means such Person as may be appointed by the SPAC (and reasonably acceptable to the Company) to act as the depositary and exchange agent.

(uu)	“Exchange Agent Agreement” means the agreement entered into among the Exchange Agent, the Company and SPAC in respect of, among other things, the engagement of the Exchange Agent as exchange and paying agent in respect of the deposit and delivery of the Aggregate Share Consideration to the Company Shareholders pursuant to the Plan of Arrangement.

(vv)	“Exchange Agreement” means the exchange and support agreement to be made among SPAC, CallCo, ExchangeCo and the holders of Exchangeable Shares in connection with this Plan of Arrangement, substantially in the form set out in Appendix II of this Plan of Arrangement.

(ww)	“Exchangeable Per Share Consideration” means, with respect to each Elected Share, that number of fully paid Exchangeable Shares equal to the Company Exchange Ratio, subject to adjustment as provided for in Section 5.5.

(xx)	“Exchangeable Share Election” has the meaning specified in Section 3.2(a).

(yy)	“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares set out in Appendix I to this Plan of Arrangement.

(zz)	“Exchangeable Shares” means the exchangeable shares of ExchangeCo, exchangeable for SPAC Shares pursuant to the terms of the Exchange Agreement, the Exchangeable Share Provisions, the ExchangeCo Governing Documents and the New SPAC Governing Documents.

(aaa)	“ExchangeCo” means [●], a corporation formed under the OBCA and a direct subsidiary of CallCo.

(bbb)	“ExchangeCo Common Shares” means the common shares in the capital of ExchangeCo.

(ccc)	“Exchanged Company Option” means an option to purchase (1) a number of SPAC Shares equal to the product (rounded down to the nearest whole number) of (x) the number of Company Class A Common Shares or Company Class B Common Shares subject to such Company Option immediately prior to the Arrangement Effective Time and (y) the Option Exchange Ratio (the SPAC Shares described in this clause (1), the “Base Option Shares”), and (2) for each Base Option Share, a fraction of a SPAC Share, equal to the Option Earnout Fraction (the SPAC Shares described in this clause (2), the “Tandem Option Earnout Shares”).

(ddd)	“Exchanged Company Option Exercise Price” means, with respect to a Base Option Share together with the related fraction of a Tandem Option Earnout Share, the dollar amount equal to (i) the exercise price per Company Class A Common Share or Company Class B Common Share of such Company Option immediately prior to the Arrangement Effective Time, divided by (ii) the Option Exchange Ratio (rounded up to the nearest whole cent).

(eee)	“Fully-Diluted Company Shares” means the total number of issued and outstanding Company Common Shares as of immediately prior to the Arrangement Effective Time (including the Holdback Shares and Narya Investment), determined on a fully-diluted basis assuming (a) the exercise, immediately prior to the Arrangement Effective Time, of all Company Options, whether vested or unvested, outstanding immediately prior to the Arrangement Effective Time, (b) the exercise of the Company Warrant immediately prior to the Arrangement Effective Time, and (c) the conversion of all Company Class A Preferred Shares outstanding immediately prior to the Arrangement Effective Time into Company Class A Common Shares on a one-for-one basis immediately prior to the Arrangement Effective Time.

(fff)	“In-The-Money Amount” means, in respect of an option at a particular time, the amount, if any, by which the aggregate fair market value at that time of the securities subject to such option exceeds the exercise price of such option.

(ggg)	“IRA” means the Investors’ Rights Agreement in respect of the Company, dated as of May 14, 2021, as amended on October 25, 2021, as further amended and/or restated from time to time.

(hhh)	“Key Individual” means Christopher Pavlovski.

(iii)	“Key Individual Subscription” means the payment by the Key Individual to SPAC of $1,000,000 in cash at the Closing pursuant to the Key Individual Subscription Agreement (as defined in the Business Combination Agreement).

(jjj)	“Letter of Transmittal” means the letter of transmittal and election form for use by registered holders of Company Shares in the form accompanying the Company Information Circular, which for clarity, may be amended or revoked by a registered holder of Company Shares up to the Election Deadline.

(kkk)	“Narya Investment” means the issuance of Company Class A Common Shares to certain Company Shareholders pursuant to the Subscription Agreement, dated May 14, 2021, in an aggregate amount not to exceed $25,000,000 in value pursuant to the terms thereof.

(lll)	“Non-Elected Share” means a Company Share other than an Elected Share.

(mmm)	“OBCA” means the Business Corporations Act (Ontario), as amended.

(nnn)	“Option Earnout Fraction” means the difference between (A) the Company Exchange Ratio divided by the Option Exchange Ratio minus (B) 1.00.

(ooo)	“Option Exchange Ratio” means the quotient obtained by dividing (x) by (y), where: (x) is the quotient, expressed as a dollar number, obtained by dividing (i) the sum of (a) $2,100,000,000 plus (b) the Company Closing Cash plus (c) the Aggregate Exercise Price by (ii) the Fully-Diluted Company Shares; and (y) $10.00.

(ppp)	“Parties” means the Company and SPAC, and “Party” means either of them.

(qqq)	“Plan of Arrangement” means this plan of arrangement under section 182 of the OBCA, and any amendments or variations made in accordance with the Business Combination Agreement or Section 6.1, or made at the direction of the Court in the Final Order with the consent of the Parties, each acting reasonably.

(rrr)	“Price per Company Share” means the quotient, expressed in dollars, obtained by dividing (i) the Arrangement Consideration, by (ii) the Fully-Diluted Company Shares.

(sss)	“Seller Escrow Shareholders” has the meaning ascribed thereto in Section 3.4.

(ttt)	“Seller Escrow Shares” has the meaning ascribed thereto in Section 3.4.

(uuu)	“SPAC” means CF Acquisition Corp. VI, a Delaware corporation.

(vvv)	“SPAC Class C Shares” means shares of SPAC Class C Common Stock, par value $0.0001 per share.

(www)	“SPAC Class D Shares” means shares of SPAC Class D Common Stock, par value $0.0001 per share.

(xxx)	“SPAC Share” means a share of SPAC Class A Common Stock.

(yyy)	“SPAC Per Share Consideration” means, with respect to each Non-Elected Share, that number of fully paid SPAC Shares equal to the Company Exchange Ratio, subject to adjustment as provided for in Section 5.5.

(zzz)	“Tax Act” means the Income Tax Act (Canada), as amended.

(aaaa)	“Tax Election Package” means two copies of CRA form T-2057 (or, if the Eligible Canadian Shareholder is a partnership, two copies of CRA form T-2058) and two copies of any applicable equivalent provincial or territorial election form, which forms have been duly and properly completed in accordance with the rules contained in the Tax Act or the relevant provincial legislation and executed by an Eligible Canadian Shareholder.

(bbbb)	“Terminated Agreements” means: (i) the Voting Agreement in respect of the Company, dated as of May 14, 2021, as amended on October 25, 2021; (ii) the IRA; and (iii) the Right of First Offer and Co-Sale Agreement in respect of the Company, dated as of May 14, 2021, each as amended and/or restated from time to time.

In addition, words and phrases used herein and defined in the OBCA and not otherwise defined herein or in the Business Combination Agreement shall have the same meaning herein as in the OBCA unless the context otherwise clearly requires.

1.2	Headings and References

The division of this Plan of Arrangement into Articles and Sections, and the insertion of headings, are for convenience of reference only and do not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise specified, all references to an “Article” or “Section” followed by a number and/or letter refer to the specified Article or Section of this Plan of Arrangement.

1.3	Construction

In this Plan of Arrangement, unless context otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Plan of Arrangement; (iii) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (iv) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if;” (v) the word “or” shall be disjunctive but not exclusive; and (vi) references to “written” or “in writing” include in electronic form.

1.4	Date of Any Action

If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in the Letter of Transmittal refer to the local time of the Company (being the time in Toronto, Ontario) unless otherwise stipulated herein or therein.

1.6	Statutory References

Unless otherwise indicated, references in this Plan of Arrangement to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

1.7	Currency

Unless otherwise stated, all references in this Plan of Arrangement to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America.

Article 2
EFFECT OF THE ARRANGEMENT

2.1	Business Combination Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms a part of the Business Combination Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth in Section 3.1. This Plan of Arrangement constitutes an arrangement as referred to in section 182 of the OBCA. If there is any conflict or inconsistency between the provisions of this Plan of Arrangement and the provisions of the Business Combination Agreement regarding the Arrangement, the provisions of this Plan of Arrangement shall govern.

2.2	Filing of Articles of Arrangement

The Articles of Arrangement and the Certificate of Arrangement shall be filed and issued, respectively, with respect to this Arrangement in its entirety. The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective and that each of the provisions of Section 3.1 has become effective in the sequence and at the times set out therein.

2.3	Binding Effect

Upon the issuance of the Certificate of Arrangement, the Arrangement will become effective at the Arrangement Effective Time and will be binding at and after the Arrangement Effective Time on the Company, SPAC, CallCo, ExchangeCo, the Company Shareholders (including, for the avoidance of doubt, the Dissenting Shareholders), the Company Optionholders, the Company Warrantholder, the Exchange Agent and the Escrow Agent.

2.4	Effective Date and Time

The exchanges, transfers, issuances and cancellations provided for in Section 3.1 shall be deemed to occur on the Arrangement Effective Date at the time and in the order specified, notwithstanding that certain of the procedures related thereto may not be completed until after the Arrangement Effective Time or Arrangement Effective Date.

2.5	Transfers Free and Clear

Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of all Liens, claims and encumbrances.

Article 3
ARRANGEMENT

3.1	The Arrangement

Commencing at the Arrangement Effective Time, except as otherwise noted, each of the steps set out below shall occur in the following sequence, in each case without any further authorization, act or formality on the part of any Person, with each step occurring one minute after the completion of the immediately preceding step, unless otherwise specified:

(a)	Each issued and outstanding Dissenting Share held by a Dissenting Shareholder described in Section 4.1(a) shall be, and shall be deemed to be, transferred by such holder to the Company for cancellation in consideration for a debt claim against SPAC equal to the amount provided for in Section 4.1, and upon such transfer:

(i)	each holder of such transferred Dissenting Share shall cease to be the holder thereof and to have any rights as a Company Shareholder in respect of such Dissenting Share other than the right to be paid by SPAC the amount provided for in Section 4.1 in accordance with this Plan of Arrangement; and

(ii)	each such transferred Dissenting Share shall be cancelled, and the holder of such transferred Dissenting Share shall be removed from the Company’s register of holders of Company Common Shares or Company Class A Preferred Shares, as applicable, in respect of such Dissenting Share.

(b)	Each issued and outstanding Company Class A Preferred Share (excluding, for the avoidance of doubt, any Company Class A Preferred Shares that are Dissenting Shares and that are transferred to SPAC pursuant to Section 3.1(a) or any shares of treasury stock referred to in Section 2.9(b)(iii) of the Business Combination Agreement) shall be, and shall be deemed to be, exchanged for one Company Class A Common Share, and upon such exchange:

(i)	each such exchanged Company Class A Preferred Share shall be cancelled, and the holders of such exchanged Company Class A Preferred Shares shall be removed from the Company’s register of holders of Company Class A Preferred Shares;

(ii)	each holder of such exchanged Company Class A Preferred Shares shall be entered in the Company’s register of holders of Company Class A Common Shares in respect of the Company Class A Common Shares which such holder is entitled to receive in accordance with this Section 3.1(b); and

(iii)	there shall be added to the stated capital account maintained by the Company in respect of the Company Class A Common Shares, in respect of the Company Class A Common Shares issued pursuant to this Section 3.1(b), an amount equal to the aggregate stated capital of the Company Class A Preferred Shares exchanged pursuant to this Section 3.1(b) as of immediately prior to such exchange, and the stated capital account maintained in respect of the Company Class A Preferred Shares shall be reduced by such amount.

(c)	Each issued and outstanding Company Common Share (including, for the avoidance of doubt, any Company Class A Common Shares issued to former holders of Company Class A Preferred Shares in accordance with Section 3.1(b) but excluding, for the avoidance of doubt, any Company Common Shares that are Dissenting Shares) that is an Elected Share shall be, and shall be deemed to be, transferred by the holder to ExchangeCo in consideration for the Exchangeable Per Share Consideration, and upon such transfer:

(i)	the holders of such transferred Elected Shares shall cease to be the holders thereof and to have any rights as a Company Shareholder in respect of their Elected Shares other than the right to be paid the Exchangeable Per Share Consideration for each of their Elected Shares in accordance with this Plan of Arrangement;

(ii)	the holders of such transferred Elected Shares shall be removed from the Company’s register of holders of Company Common Shares in respect of their Elected Shares; and

(iii)	ExchangeCo shall become the legal and beneficial holder of such transferred Elected Shares free and clear of all Liens, and shall be entered in the Company’s register of holders of Company Common Shares as the holder of such transferred Elected Shares.

(d)	Concurrently with the step in Section 3.1(c), each issued and outstanding Company Common Share (including, for the avoidance of doubt, any Company Class A Common Shares issued to former holders of Company Class A Preferred Shares in accordance with Section 3.1(b), but excluding, for the avoidance of doubt, any Company Common Shares that are Dissenting Shares and any Company Common Shares that are shares of treasury stock referred to in Section 2.9(b)(iii) of the Business Combination Agreement) that is a Non-Elected Share shall be, and shall be deemed to be, transferred by the holder to SPAC in consideration for the SPAC Per Share Consideration, and upon such transfer:

(i)	the holders of such transferred Non-Elected Shares shall cease to be the holders thereof and to have any rights as a Company Shareholder in respect of such Non-Elected Shares other than the right to be paid the SPAC Per Share Consideration for each of their Non-Elected Shares in accordance with this Plan of Arrangement;

(ii)	the holders of such transferred Non-Elected Shares shall be removed from the Company’s register of holders of Company Common Shares in respect of such Non-Elected Shares; and

(iii)	SPAC shall become the legal and beneficial holder of such transferred Non-Elected Shares free and clear of all Liens, and shall be entered in the Company’s register of holders of Company Common Shares as the holder of such transferred Non-Elected Shares.

(e)	Concurrently with the step in Section 3.1(c), ExchangeCo shall add to the stated capital of the Exchangeable Shares issued pursuant to Section 3.1(c) an amount equal to: (i) the aggregate of the agreed amounts in all duly completed Tax Election Packages delivered to the Exchange Agent in accordance with Section 3.5(b); plus (ii) in the case of Exchangeable Shares issued pursuant to Section 3.1(c) in consideration for Elected Shares in respect of which no duly completed Tax Election Package is delivered to the Exchange Agent in accordance with Section 3.5(b), the aggregate value of such Elected Shares.

(f)	Each Company Option that is outstanding immediately prior to the Arrangement Effective Time, whether vested or unvested, shall be, and shall be deemed to be, disposed of by the holder and cancelled, and as the sole consideration therefor SPAC will grant to such holder an Exchanged Company Option having an exercise price equal to the Exchanged Company Option Exercise Price and entitling the holder to receive, upon exercise of such Exchanged Company Option by delivery of the Exchanged Company Option Exercise Price, one SPAC Share and a fraction of a Tandem Option Earnout Share equal to the Option Earnout Fraction; provided, that no fractional SPAC Shares will be issued upon exercise or settlement of any Exchanged Company Options and the number of SPAC Shares shall be rounded down to the next lowest whole number (with all exercises that are effectuated by the holder of Exchanged Company Options being aggregated before any such reduction is effectuated).

Except as provided herein, following the Arrangement Effective Time, each Exchanged Company Option shall continue to be governed by the Company Stock Plan and shall have the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Arrangement Effective Time, except that on exercise of an Exchanged Company Option, the Tandem Option Earnout Shares to be issued thereunder shall be delivered by SPAC to the holder of the Exchanged Company Option or to the Escrow Agent, or forfeited and cancelled, as the case may be, in accordance with Section 3.4 hereof and Section 2.15 of the Business Combination Agreement.

Notwithstanding the foregoing, if necessary to satisfy the requirements of subsection 7(1.4) of the Tax Act in respect of the exchange of a Company Option for an Exchanged Company Option pursuant to this Section 3.1(f), the Exchanged Company Option Exercise Price shall automatically be increased, effective as of and from the effective time of the exchange, such that the In-The-Money Amount of the Exchanged Company Option immediately after such adjustment does not exceed the In-The-Money Amount of the Company Option immediately before the Arrangement Effective Time. For any Company Option that is a nonqualified option held by a U.S. taxpayer, it is intended that such adjustment will be implemented in a manner so as to comply with Section 409A of the Code.

(g)	The Company Warrant shall cease to represent a warrant or other right to acquire Company Shares and shall be exchanged for a number of SPAC Shares equal to the product (rounded down to the nearest whole number) of (x) the number of Company Class B Common Shares subject to the Company Warrant immediately prior to the Arrangement Effective Time, and (y) the Company Exchange Ratio.

(h)	All of the Company Shares held by SPAC (including, for the avoidance of doubt, the Company Shares transferred to SPAC pursuant to Section 3.1(d)) shall be, and shall be deemed to be, transferred to CallCo in exchange for the issuance by CallCo to SPAC of 100 CallCo Common Shares, and upon such transfer:

(i)	SPAC shall be removed from the Company’s register of holders of such Company Shares;

(ii)	CallCo shall be entered in the Company’s register of holders of Company Shares in respect of the Company Shares transferred to it pursuant to this Section 3.1(h); and

(iii)	there shall be added to the stated capital account maintained by CallCo in respect of the CallCo Common Shares, in respect of the CallCo Common Shares issued pursuant to this Section 3.1(h), an amount equal to the aggregate stated capital of the Company Shares exchanged pursuant to this Section 3.1(h) as of immediately prior to such exchange.

(i)	All of the Company Shares held by CallCo (including, for the avoidance of doubt, the Company Shares transferred to CallCo pursuant to Section 3.1(h)) shall be, and shall be deemed to be, transferred to ExchangeCo in exchange for the issuance by ExchangeCo to CallCo of 100 ExchangeCo Common Shares, and upon such transfer:

(i)	CallCo shall be removed from the Company’s register of holders of such Company Shares;

(ii)	ExchangeCo shall be entered in the Company’s register of holders of Company Shares in respect of the Company Shares transferred to it pursuant to this Section 3.1(i); and

(iii)	there shall be added to the stated capital account maintained by ExchangeCo in respect of the ExchangeCo Common Shares, in respect of the ExchangeCo Common Shares issued pursuant to this Section 3.1(i), an amount equal to the fair market value of the Company Shares exchanged pursuant to this Section 3.1(i) as of immediately prior to such exchange.

(j)	Other than Section 2.11 and Section 7 of the IRA, which shall remain in full force and effect with respect to any party to the IRA which does not enter into the Lock-up Agreement (as defined in the Business Combination Agreement), the Terminated Agreements shall be terminated and shall be of no further force or effect. The Company shall have no liabilities or obligations with respect to the Terminated Agreements and, for greater certainty, all rights of Company Optionholders and the Company Warrantholder to acquire any Company Shares shall be extinguished.

(k)	The Escrow Agreement, which shall have been executed and delivered by the Escrow Agent, SPAC and ExchangeCo, shall become effective and the Seller Escrow Shares shall be subject to the provisions of the Escrow Agreement.

(l)	The Exchange Agreement, which shall have been executed and delivered by SPAC, CallCo, ExchangeCo and the holders of Exchangeable Shares, shall become effective.

(m)	Each holder of Company Shares, Company Options or the Company Warrant outstanding immediately prior to the Arrangement Effective Time, with respect to any step set out above effecting the surrender, exchange or transfer of Company Shares, Company Options or the Company Warrant shall be deemed, at the time such step occurs, to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer all affected Company Shares, Company Options or the Company Warrant in accordance with such step.

(n)	Other than as set out above in this Section 3.1, all rights of any Person, other than SPAC or ExchangeCo, in respect of the Company Shares, Company Options and the Company Warrant shall be extinguished.

3.2	Election to Receive Exchangeable Shares

(a)	A registered holder of Company Shares that is an Eligible Canadian Shareholder (but excluding any Dissenting Shareholder) may elect, with respect to all but not less than all of the Company Shares held by such holder immediately before the Arrangement Effective Time, to receive the Exchangeable Per Share Consideration for each such Company Share (the “Exchangeable Share Election”). Any such Eligible Canadian Shareholder who makes a valid Exchangeable Share Election in accordance with this Section 3.2 shall, upon consummation of the Arrangement, be entitled to receive, in accordance with Section 3.1(c), the Exchangeable Per Share Consideration for each of their Company Shares in respect of which the election is made. The Exchangeable Share Election will not be available to Company Shareholders that are not Eligible Canadian Shareholders.

(b)	In order to make the Exchangeable Share Election, a registered holder of Company Shares that is an Eligible Canadian Shareholder must deposit with the Exchange Agent, prior to the Election Deadline (or such other date prior to the Arrangement Effective Date as may be agreed to in writing by SPAC and the Company in their sole discretion), (i) a duly completed Letter of Transmittal indicating that the holder is making the Exchangeable Share Election, (ii) any certificates or DRS Advice representing such holder’s Company Shares, and (iii) such other information, documents and instruments as the Exchange Agent may reasonably require. The Company shall provide not less than ten (10) days’ notice of the Election Deadline to registered Company Shareholders by mailing notice thereof to each Company Shareholder registered on the records of the Company on the record date for the determination of Company Shareholders entitled to receive notice of the Company Shareholders Meeting determined in accordance with the OBCA.

(c)	A registered holder of Company Shares (including, for greater certainty, a registered holder who fails to validly exercise Dissent Rights) that is an Eligible Canadian Shareholder who does not deposit with the Exchange Agent a duly completed Letter of Transmittal prior to the Election Deadline, or otherwise fails to comply with the requirements of this Section 3.2 or the Letter of Transmittal in respect of the Exchangeable Share Election, will be treated for all purposes of this Plan of Arrangement as not having made the Exchangeable Share Election, and will not be entitled to receive the Exchangeable Per Share Consideration and will instead only be entitled to receive the SPAC Per Share Consideration in accordance with Section 3.1(d) in respect of each of such holder’s Company Shares.

3.3	Concurrent Subscription

It is acknowledged that: (a) concurrently with the steps in Sections 3.1(c) and 3.1(d), the Key Individual will, pursuant to and in accordance with the terms of the Key Individual Subscription Agreement, make the Key Individual Subscription in exchange for that number of SPAC Class D Shares set forth in the Key Individual Subscription Agreement; and (b) concurrently with the step in Section 3.1(c), each holder of Elected Shares will subscribe for a number of SPAC Class C Shares that is equal to the number of Elected Shares transferred by such holder to ExchangeCo under Section 3.1(c) multiplied by the Company Exchange Ratio, at a price of $0.0001 per SPAC Class C Share.

3.4	Escrow

Notwithstanding Section 5.1, SPAC and ExchangeCo shall cause to be delivered to the Escrow Agent at the Arrangement Effective Time, a portion of the Aggregate Share Consideration otherwise payable to holders of Company Shares (other than any Dissenting Shares held by a Dissenting Shareholder described in Section 4.1(a)) and the Company Warrantholder (collectively, the “Seller Escrow Shareholders”) pursuant to Section 3.1 and Article 5, equal to the portion determined in accordance with Section 2.15 of the Business Combination Agreement (such portion of the Aggregate Share Consideration, the “Seller Escrow Shares”), which Seller Escrow Shares shall be held by the Escrow Agent in escrow on behalf of the Seller Escrow Shareholders pursuant to the terms of the Escrow Agreement and shall be released or subject to forfeiture in accordance with Section 2.15 of the Business Combination Agreement. On exercise of an Exchanged Company Option, the Tandem Option Earnout Shares to be issued thereunder shall be delivered by SPAC to the holder of the Exchanged Company Option or to the Escrow Agent, or forfeited and cancelled, as the case may be, in accordance with Section 2.15 of the Business Combination Agreement.

3.5	Canadian Income Tax Elections

(a)	Company Shareholders who are Eligible Canadian Shareholders and who make a valid Exchangeable Share Election and receive Exchangeable Shares for their Company Shares pursuant to Section 3.1(c) will be entitled to make a joint income tax election with ExchangeCo pursuant to subsection 85(1) of the Tax Act (or, if the Eligible Canadian Shareholder is a partnership, subsection 85(2) of the Tax Act) (and in each case, where applicable, the analogous provisions of provincial income tax Law) with respect to the transfer of their Company Shares to ExchangeCo (the “Canadian Tax Election”), in accordance with the provisions of this Section 3.5.

(b)	In order to make the Canadian Tax Election, an Eligible Canadian Shareholder whose Company Shares are exchanged for Exchangeable Shares pursuant to Section 3.1(c) must deliver to the Exchange Agent, not later than sixty (60) days following the Arrangement Effective Date, a duly completed Tax Election Package, which shall include details of the number of Company Shares transferred and the applicable agreed amount(s) at which the transfer shall be deemed to occur for Canadian federal (and/or provincial, as applicable) income tax purposes. Such agreed amount(s) shall be determined by the Eligible Canadian Shareholder making the election in such shareholder’s sole discretion (subject, in each case, to the limitations contained in section 85 of the Tax Act and/or applicable provincial income or corporate tax Law).

(c)	Upon receipt by the Exchange Agent of a duly completed Tax Election Package in accordance with Section 3.5(b) from an Eligible Canadian Shareholder whose Company Shares are exchanged for Exchangeable Shares pursuant to Section 3.1(c), ExchangeCo shall sign the relevant form(s) contained in such Tax Election Package and return one copy of such signed form(s) to the Eligible Canadian Shareholder not later than ninety (90) days after the receipt of such Tax Election Package by the Exchange Agent. For the avoidance of doubt, ExchangeCo will not, and will not be required to, file any such form(s) with the Canada Revenue Agency (and/or any applicable provincial taxing Governmental Authority), and instead it will be the sole responsibility of the Eligible Canadian Shareholder seeking to make the Canadian Tax Election to file any such completed form(s) with the Canada Revenue Agency (and/or any applicable provincial taxing Governmental Authority) within the time limits prescribed under the Tax Act (and/or any applicable provincial tax legislation).

(d)	Apart from ExchangeCo signing and returning to an Eligible Canadian Shareholder, in accordance with Section 3.5(c), one copy of the election form(s) contained in a duly completed Tax Election Package delivered by the Eligible Canadian Shareholder to the Exchange Agent that complies with the provisions of Section 3.5(b), ExchangeCo shall have no further obligation or liability whatsoever to any Company Shareholder with respect to the making of any Canadian Tax Election. Without limiting the generality of the foregoing sentence, ExchangeCo will not be responsible for the proper or accurate completion of the Tax Election Package or to check or verify the content of any election form, and ExchangeCo will not be responsible for any taxes, interest or penalties or any other costs or damages resulting from the failure by a Company Shareholder to properly and accurately complete or file the necessary election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial tax legislation). In its sole discretion, ExchangeCo may choose to sign and return Tax Election Packages received more than sixty (60) days following the Arrangement Effective Date, but ExchangeCo will have no obligation to do so.

Article 4
DISSENT RIGHTS

4.1	Rights of Dissent

A registered holder of Company Shares (on behalf of itself or on behalf of one or more beneficial holders of Company Shares) may exercise dissent rights (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in section 185 of the OBCA, as modified by the Interim Order and this Section 4.1; provided that, notwithstanding subsection 185(6) of the OBCA, the written objection to the Arrangement Resolution referred to in subsection 185(6) of the OBCA must be received by the Company not later than 5:00 p.m. (Toronto time) two Business Days immediately preceding the date of the Company Shareholders Meeting (as it may be adjourned or postponed from time to time). The Dissenting Shares held by a Dissenting Shareholder shall be cancelled as provided in Section 3.1, and if such Dissenting Shareholder:

(a)	is ultimately entitled to be paid fair value for such Dissenting Shares, they shall be entitled to be paid the fair value of such Dissenting Shares by SPAC, and shall not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement if such holder had not exercised their Dissent Rights in respect of such Company Shares; or

(b)	is ultimately not entitled, for any reason, to be paid fair value for such Dissenting Shares, shall be treated as having participated in the Arrangement on the same basis as a Company Shareholder who has not exercised Dissent Rights and who has not made an Exchangeable Share Election.

The fair value of the Dissenting Shares for the purpose of Dissent Rights described in this Section 4.1 shall be determined as of the close of business on the last Business Day before the day on which the Arrangement Resolution is approved by the Company Shareholders.

4.2	Recognition of Dissenting Shareholders

In no circumstances shall SPAC, the Company or any other Person be required to recognize a Person exercising Dissent Rights unless such person is the registered holder of those Company Shares in respect of which such rights are sought to be exercised. For greater certainty, in no case shall SPAC, the Company or any other Person be required to recognize Dissenting Shareholders as holders of Company Shares in respect of which Dissent Rights have been validly exercised after the completion of the transfers to SPAC in Section 3.1(a) or Section 3.1(d), and the names of such Dissenting Shareholders shall be removed from the registers of holders of Company Shares in respect of such Dissenting Shares at the time of such steps. In addition to any other restrictions under section 185 of the OBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of Company Options who do not exercise their Company Options prior to the Arrangement Effective Time; (ii) holders of the Company Warrant who do not exercise the Company Warrant prior to the Arrangement Effective Time; and (iii) Company Shareholders who vote or have instructed a proxyholder to vote such Company Shares in favour of the Arrangement Resolution (but only in respect of such Company Shares).

Article 5
DELIVERY OF SHARE CONSIDERATION

5.1	Delivery of Share Consideration

Subject to Section 3.4 and the provisions of this Article 5:

(a)	upon delivery to the Exchange Agent of a properly completed Letter of Transmittal by a registered Company Shareholder together with the certificate(s) or a DRS Advice representing one or more Company Shares that such Company Shareholder held immediately before the Arrangement Effective Time, together with such additional documents and instruments as the Exchange Agent may reasonably require, the Company Shareholder shall be entitled to receive, for each such Company Share, the Exchangeable Per Share Consideration or SPAC Per Share Consideration, as applicable, that it is entitled to receive pursuant to Section 3.1 in exchange therefor, and the Exchange Agent shall deliver to such holder, following the Arrangement Effective Time, certificate(s) or DRS Advice recorded on a book-entry basis representing the aggregate Exchangeable Per Share Consideration or SPAC Per Share Consideration that such holder is entitled to receive pursuant to Section 3.1;

(b)	after the Arrangement Effective Time and until surrendered for cancellation as contemplated by Section 5.1(a), each certificate or DRS Advice that immediately prior to the Arrangement Effective Time represented one or more Company Shares shall be deemed at all times to represent only the right to receive in exchange therefor the aggregate Exchangeable Per Share Consideration or SPAC Per Share Consideration that the holder of such certificate or DRS Advice is entitled to receive pursuant to Section 3.1; and

(c)	for greater certainty, none of the Company Shareholders, Company Warrantholder or Company Optionholders shall be entitled to receive any consideration with respect to their Company securities other than the consideration such holder is entitled to receive in accordance with Section 3.1, and, for greater certainty, no such former holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

5.2	Dividends and Distributions with Respect to Unsurrendered Certificates

No dividends or other distributions paid, declared or made with respect to Exchangeable Shares or SPAC Shares, in each case with a record date on or after the Arrangement Effective Date, shall be paid to the holder of any unsurrendered certificate which immediately prior to the Arrangement Effective Time represented outstanding Company Shares, unless and until such Person shall have complied with the provisions of Section 5.1 or Section 5.3. Subject to applicable Law, and subject to Sections 3.4, 5.4 and 5.8, at the time of such surrender of any such certificate or DRS Advice (or, in the case of clause (ii) below, at the appropriate payment date), there shall be paid to such Person, without interest: (i) the amount of dividends or other distributions with a record date on or after the Arrangement Effective Date theretofore paid with respect to the Exchangeable Share or the SPAC Share, as the case may be, to which such Person is entitled pursuant hereto, and (ii) on the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Arrangement Effective Date but prior to surrender and a payment date subsequent to the date of such compliance and payable with respect to such Exchangeable Shares or SPAC Shares, as the case may be.

5.3	Loss of Certificates

In the event any certificate which immediately prior to the Arrangement Effective Time represented one or more issued and outstanding Company Shares that were transferred or exchanged pursuant to Section 3.1 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate, the certificates or DRS Advices representing the aggregate Exchangeable Per Share Consideration or SPAC Per Share Consideration (and any dividends or distributions with respect thereto) to which such holder is entitled to in accordance with Section 3.1 and this Article 5. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom the certificates or DRS Advices representing such Exchangeable Per Share Consideration or SPAC Per Share Consideration are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to the Company, SPAC, ExchangeCo and their respective transfer agents in such amount as the Company, SPAC or ExchangeCo may direct (each acting reasonably) or otherwise indemnify the Company, SPAC and ExchangeCo in a manner satisfactory to the Company, SPAC and ExchangeCo (each acting reasonably) against any claim that may be made against the Company, SPAC or ExchangeCo with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4	Extinction of Rights

Any certificate or DRS Advice formerly representing Company Shares not duly surrendered on or before the sixth (6th) anniversary of the Arrangement Effective Date shall cease to represent a claim by or interest of any former holder of Company Shares of any kind or nature against or in the Company, SPAC or ExchangeCo, and shall be deemed to have been surrendered to the Company and shall be cancelled. For greater certainty, on such date, any Exchangeable Per Share Consideration to which such former holder was entitled shall be deemed to have been surrendered to ExchangeCo, and any SPAC Per Share Consideration to which such former holder was entitled shall be deemed to have been surrendered to SPAC. None of the Company, SPAC, CallCo or ExchangeCo, or any of their respective successors, will be liable to any Person in respect of any consideration (including any consideration previously held by the Exchange Agent in trust for any such former holder) which is forfeited in accordance with the foregoing or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

5.5	Adjustments

The SPAC Per Share Consideration and the Exchangeable Per Share Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into SPAC Shares or Company Shares, other than stock dividends paid in lieu of ordinary course dividends), reorganization, recapitalization or other like change with respect to SPAC Shares or Company Shares occurring after the date of the Business Combination Agreement and prior to the Arrangement Effective Time.

5.6	Fractional Shares

In no event shall any holder of Company Shares, based upon such holder’s aggregate entitlement to Company Shares, be entitled to a fractional SPAC Share or a fractional Exchangeable Share. Where the aggregate Exchangeable Per Share Consideration or SPAC Per Share Consideration to be issued or delivered to a former Company Shareholder under the Arrangement would result in a fraction of an Exchangeable Share or SPAC Share being issuable or deliverable, the number of such shares to be received by such Company Shareholder shall be rounded down to the nearest whole number, without payment in lieu of such fractional shares.

5.7	Effective Time Procedures

Following the receipt of the Final Order and prior to the Arrangement Effective Date, subject to Section 3.4, SPAC shall deliver or cause to be delivered to the Exchange Agent the SPAC Shares and Exchangeable Shares required to be issued to Company Shareholders in accordance with the provisions of Section 3.1, which shares shall be held by the Exchange Agent as agent and nominee for such Company Shareholders for delivery to such Company Shareholders in accordance with the provisions of this Article 5.

5.8	Withholding Rights

The Company, SPAC, ExchangeCo, CallCo, the Escrow Agent and the Exchange Agent shall be entitled to deduct and withhold from any dividend, price or consideration otherwise payable to any holder of Company Shares, Company Options, Company Warrants, any shares of SPAC capital stock (including SPAC Shares) or Exchangeable Shares such amounts as the Company, SPAC, ExchangeCo, CallCo, the Escrow Agent or the Exchange Agent determines are required or permitted to be deducted and withheld with respect to such payment under the Tax Act, the Code or any other applicable Law. To the extent that amounts are so deducted and withheld, or the recipient of the payment otherwise remits to the applicable payer amounts on account of Taxes required to be deducted and withheld, such deducted and withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the securities in respect of which such deduction and withholding was made, provided that such deducted and withholding amounts, or amounts on account of same, are actually remitted to the applicable Governmental Authority. To the extent that the amount so required or permitted to be deducted and withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, unless otherwise provided in this Plan of Arrangement, the Company, SPAC, ExchangeCo, CallCo, the Escrow Agent and the Exchange Agent are hereby authorized to sell or otherwise dispose of such other portion of the consideration as is necessary to provide sufficient funds to the Company, SPAC, ExchangeCo, CallCo, the Escrow Agent and the Exchange Agent, as the case may be, to enable it to comply with such deduction and withholding requirement and the Company, SPAC, ExchangeCo, CallCo, the Escrow Agent and the Exchange Agent shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale. None of the Company, SPAC, ExchangeCo, CallCo, the Escrow Agent or the Exchange Agent will be liable for any loss arising out of any sale or disposal of the SPAC Shares or Exchangeable Shares, including any loss relating to the manner or timing of such sale or disposal, the prices at which such shares are sold or otherwise disposed of.

5.9	International Securities Laws Exemptions

Notwithstanding any provision herein or in the Letter of Transmittal to the contrary, to the extent that any SPAC Share Consideration is to be issued to a Person resident in, or otherwise subject to the applicable securities Laws of, a jurisdiction other than the United States or Canada in respect of which of which the applicable securities Laws of such jurisdiction would require SPAC to file a registration statement, prospectus or offering memorandum, or otherwise take any such steps to be registered by or comply with the securities Laws of such jurisdiction in order to issue the SPAC Share Consideration, SPAC may, in its sole discretion, direct the Exchange Agent to, promptly on or following the Arrangement Effective Date, effect the orderly sale in the market of such SPAC Share Consideration and remit the proceeds thereof (less any commissions or fees payable in respect of such sale) to such Persons in full satisfaction of SPAC’s obligation to pay the SPAC Share Consideration.

Article 6
AMENDMENTS

6.1	Amendments to Plan of Arrangement

(a)	The Company may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Arrangement Effective Time with the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), provided that any such amendment, modification and/or supplement must be contained in a written document that is filed with the Court and, if made after the Company Shareholders Meeting, approved by the Court and communicated to the Company Shareholders if and as required by the Court.

(b)	Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company, with the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), at any time before or at the Company Shareholders Meeting with or without any other prior notice or communication to the Company Shareholders and, if so proposed and accepted by the Persons voting at the Company Shareholders Meeting in the manner required under the Interim Order, shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Shareholders Meeting shall be effective only if (i) it is consented to in writing by the Company and SPAC (such consent not to be unreasonably withheld, conditioned delayed), and (ii) if required by the Court, it is consented to by the Company Shareholders voting in the manner directed by the Court.

(d)	Subject to applicable law, any amendment, modification or supplement to this Plan of Arrangement may be made after the Arrangement Effective Date unilaterally by SPAC, provided it concerns a matter that, in the reasonable opinion of SPAC and the Company, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any former Company Shareholder.

Article 7
TERMINATION

This Plan of Arrangement may be withdrawn prior to the Arrangement Effective Time in accordance with the terms of the Business Combination Agreement. Upon the termination of this Plan of Arrangement, which shall occur concurrently with the termination of the Business Combination Agreement pursuant to Section 9.1 of the Business Combination Agreement, no Party shall have any liability or further obligation to any other Party hereunder other than as set out in the Business Combination Agreement.

Article 8
FURTHER ASSURANCES

8.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Business Combination Agreement will, subject to the terms and conditions of the Business Combination Agreement, make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

8.2	Paramountcy

From and after the Arrangement Effective Time:

(a)	this Plan of Arrangement shall take precedence and priority over any and all rights related to the securities of the Company issued prior to the Arrangement Effective Time;

(b)	the rights and obligations of the holders of the securities of the Company and any trustee and transfer agent therefor, shall be solely as provided for in this Plan of Arrangement; and

(c)	all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to securities of the Company shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

8.3	Notice

(a)	Any notice required to be given by a Party to the Company Shareholders pursuant to this Plan of Arrangement or in connection with the Arrangement (including pursuant to the Letter of Transmittal) will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the Company Shareholders at their addresses as shown on the applicable register of such holders maintained by the Company and will be deemed to have been received on the first day following the date of mailing that is a Business Day.

(b)	The provisions of this Plan of Arrangement, the Business Combination Agreement and the Letter of Transmittal apply notwithstanding any accidental omission to give notice to any one or more of the Company Shareholders and notwithstanding any interruption of mail services in Canada, the United States or elsewhere following mailing. In the event of any interruption of mail service following mailing, the Parties shall make reasonable efforts to disseminate any notice by other means, such as publication.

Appendix I: EXCHANGEABLE SHARE PROVISIONS

Appendix II: EXCHANGE AGREEMENT

EXHIBIT B

See attached.

B-1

EXHIBIT C

See attached.

C-1

EXHIBIT D

See attached.

D-1

EXHIBIT E

See attached.

E-1

EXHIBIT F

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2022, is made and entered into by and among [Rumble, Inc.] (formerly known as CF Acquisition Corp. VI), a Delaware corporation (the “Company”), CFAC Holdings VI, LLC, a Delaware limited liability company (the “Sponsor”), the undersigned parties listed under Existing Holders on the signature page hereto (each such party, together with the Sponsor, an “Existing Holder” and collectively the “Existing Holders”) and the undersigned parties listed under New Holders on the signature page hereto (each such party, together with any person or entity deemed a “New Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “New Holder” and collectively the “New Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Existing Holders are party to that certain Registration Rights Agreement dated February 18, 2021 (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Existing Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, the Company entered into that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of December 1, 2021, by and between the Company and [●] (formerly known as Rumble Inc.), a corporation formed under the laws of the Province of Ontario, Canada (“Rumble”);

WHEREAS, upon the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”) and subject to the terms and conditions set forth therein, the New Holders received shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), or shares of ExchangeCo (“ExchangeCo Stock”) that are exchangeable for shares of Common Stock;

WHEREAS, certain of the shares of Common Stock and ExchangeCo Stock are designated as Seller Escrow Shares (as defined in the Business Combination Agreement) under the Business Combination Agreement and will be released from escrow upon the achievement of certain Triggering Events (as defined in the Business Combination Agreement) as specified in the Business Combination Agreement;

WHEREAS, the Sponsor owns 7,480,000 shares of Common Stock that, upon Closing, were converted from an equal number of shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”) and the other Existing Holders own an aggregate of 20,000 shares of Common Stock that, upon Closing, were converted from an equal number of shares of Class B Common Stock, that were initially acquired from the Company in April 2020 (such shares of Common Stock, the “Initial Founder Shares”);

WHEREAS, on February 23, 2021 and pursuant to that certain Private Placement Units Purchase Agreement (the “Private Placement Agreement”) between the Company and the Sponsor dated February 18, 2021, the Sponsor purchased 700,000 units of the Company (the “Private Placement Units”), each such Private Placement Unit consisting of one share of Common Stock and one-fourth of one warrant, in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering; each whole warrant entitling the holder thereof to purchase one share of Common Stock at a price of $11.50 per share (which such Private Placement Units, upon the Closing, were separated into their constituent parts consisting of 700,000 shares of Common Stock (the “Private Placement Shares”) and 175,000 warrants (the “Private Placement Warrants”));

WHEREAS, the Company and the Sponsor entered into that certain Sponsor Support Agreement (the “Sponsor Agreement”), dated as of December 1, 2021, wherein the Sponsor agreed, in connection with the Closing, to subject certain of the Founder Shares held by the Sponsor to certain vesting requirements, in accordance with the terms of the Sponsor Agreement;

WHEREAS, on February 18, 2021, the Company entered into that certain Forward Purchase Contract with the Sponsor pursuant to which the Sponsor purchased, concurrently with the Closing, (i) 1,500,000 share of Common Stock (the “Base Forward Purchase Shares”), (ii) 375,000 warrants; each whole warrant entitling the holder thereof to purchase one share of Common Stock at a price of $11.50 per share (the “Forward Purchase Warrants”), and (iii) an additional 375,000 shares of Common Stock (for no additional consideration) (the “Forward Purchase Founder Shares” and together with the Initial Founder Shares, the “Founder Shares”);

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Existing Holders of a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question; and

WHEREAS, the Company and all of the Existing Holders desire to amend and restate the Existing Registration Rights Agreement in order to provide the Existing Holders and the New Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, after consultation with the executive officers of and counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Base Forward Purchase Shares” shall have the meaning given in the Recitals hereof.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Class B Common Stock” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holders” shall have the meaning given in subsection 2.2.1.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“ExchangeCo Stock” shall have the meaning in the Recitals hereto.

“Exchanged Company Option” shall have the meaning set forth in the Business Combination Agreement.

“Existing Holders” shall have the meaning in the Preamble.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.1.

“Forward Purchase Founder Shares” shall have the meaning given in the recitals hereto.

“Forward Purchase Warrants” shall have the meaning given in the recitals hereof.

“Founder Shares” shall have the meaning given in the Recitals hereto and shall be deemed to include the shares of Common Stock issued upon conversion thereof.

“Holders” shall mean the Existing Holders and the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2.

“Initial Founder Shares” shall have the meaning in the Recitals hereto.

“Insider Letter” shall mean that certain letter agreement, dated as of February 18, 2021, by and among the Company, the Sponsor and each of the Company’s officers, directors and director nominees as of the date thereof.

“Lock-Up Period” shall mean from the date hereof and ending on the earlier of (A) the one (1) year anniversary of the date of the Closing, (B) the date on which the closing price of the shares of Common Stock on the stock exchange on which the shares of Common Stock is listed equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, and (C) subsequent to the Closing, the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization, or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-Up Period under, in the case of the New Holders, the Lock-Up Agreements dated as of the date hereof, and in the case of the Existing Holders, the Insider Letter and/or the Sponsor Agreement, and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Private Placement Agreement” shall have the meaning given in the Recitals hereto.

“Private Placement Shares” shall have the meaning given in the Recitals hereto.

“Private Placement Units” shall have the meaning given in the Recitals hereto.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in subsection 2.2.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the shares of Common Stock issued as a result of the conversion of the Initial Founder Shares, (b) the Private Placement Shares, (c) the Private Placement Warrants and any shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants, (d) the Base Forward Purchase Shares, (e) the Forward Purchase Founder Shares, (f) the Forward Purchase Warrants and any shares of Common Stock issued or issuable upon exercise of the Forward Purchase Warrants, (g) any outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by an Existing Holder as of the date of this Agreement including any securities purchased in connection with the Closing, (h) any outstanding shares of Common Stock or any Common Stock issuable upon the exercise, conversion or exchange of any other outstanding equity security (or security exercisable, convertible or exchangeable for any equity security) of the Company or any of its Subsidiaries held by a New Holder as of the date of this Agreement (including shares transferred to a Permitted Transferee, any shares of Common Stock issuable upon the exchange of ExchangeCo Stock and any shares of Common Stock issuable upon the exercise of any Exchanged Company Option), (i) any shares of Common Stock (including those issuable upon the exchange of ExchangeCo Stock) issued or issuable as Seller Escrow Shares to a New Holder after the date hereof, and (j) any other equity security of the Company issued or issuable with respect to any such share of Common Stock described in the foregoing clauses (a) through (i) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates or book entries for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities have been sold without registration pursuant to Rule 144; or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Removed Shares” shall have the meaning given in Section 2.6.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Restricted Securities” shall have the meaning given in subsection 3.6.1.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act, or any successor rule promulgated thereafter by the SEC.

“Rule 415” shall have the meaning given in subsection 2.1.1.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Guidance” means (i) any publicly-available written or oral guidance of the SEC staff, or any comments, requirements or requests of the SEC staff whether formally or informally or publicly or privately and (ii) the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Seller Escrow Shares” shall have the meaning given in the Recitals hereto.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Agreement” shall have the meaning given in the Recitals hereto.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Initial Registration. The Company shall, as soon as practicable, but in no event later than thirty (30) calendar days after the consummation of the transactions contemplated by the Business Combination Agreement, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than the earlier of (i) sixty (60) calendar days following the Closing (or 90 calendar days following the Closing if the SEC notifies the Company that it will “review” the Registration Statement), and (ii) the second (2nd) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statement filed with the SEC pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) or, if Form S-3 is not then available to the Company, on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall cause such Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within one (1) business day of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

2.1.2 Form S-3 Shelf. If the Company files a Form S-3 Shelf and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its best efforts to file a Form S-1 Shelf as promptly as practicable (but in any event, within ten (10) calendar days) to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, including a Block Trade (a “Shelf Underwritten Offering”) provided that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $[50,000,000] from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering but in no event less than $10,000,000. All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within five (5) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to reductions consistent with the Pro Rata calculations in Section 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Shelf Takedown Notice, or, in the case of a Block Trade, as provided in Section 2.5. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Company after consultation with the initiating Holders and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in underwritten offerings of securities by the Company. Notwithstanding anything to the contrary set forth in this subsection 2.1.3 or subsection 2.2.1, a request by any Existing Holder(s) or New Holder(s) for a Shelf Underwritten Offering pursuant to this subsection 2.1.3 shall count as a Demand Registration for purposes of the limitations on the number of Demand Registrations set forth in the last sentence of subsection 2.2.1 for so long as the Registrable Securities requested to be sold in such Shelf Underwritten Offering by such Holders pursuant to this subsection 2.2.1 (after giving effect to any to reductions consistent with the Pro Rata calculations in Section 2.2.4) have actually been sold in connection therewith.

2.1.4 Holder Information Required for Participation in Shelf Registration. At least ten (10) business days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall notify each Holder in writing of the anticipated filing of such Registration Statement (which may be by email), and request from each Holder all information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the third (3rd) business day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

2.2 Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof and provided that the Company does not have an effective Registration Statement pursuant to subsection 2.1.1 outstanding covering the Registrable Securities, (a) the Existing Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by the Existing Holders or (b) the New Holders holding at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the New Holders (the “Demanding Holders”), in each case, may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Demanding Holder(s) and Requesting Holder(s) pursuant to such Demand Registration, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of two (2) Registrations pursuant to a Demand Registration by the Existing Holders, or more than an aggregate of eight (8) Registrations pursuant to a Demand Registration by the New Holders, in each case under this subsection 2.2.1 with respect to any or all Registrable Securities held by such Holders; provided, however, that a Registration pursuant to a Demand Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders and the Demanding Holders to be registered on behalf of the Requesting Holders and the Demanding Holders in such Registration Statement have been sold, in accordance with Section 3.1 of this Agreement.

2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the SEC with respect to a Registration pursuant to a Demand Registration has been declared effective by the SEC and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the SEC, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (a) such stop order or injunction is removed, rescinded or otherwise terminated, and (b) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; and provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.2.3 Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration, which Underwriter(s) shall be reasonably satisfactory to the Company.

2.2.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.2.5 Demand Registration Withdrawal. Any of the Demanding Holders initiating a Demand Registration or any of the Requesting Holders (if any), pursuant to a Registration under subsection 2.2.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least one (1) business day prior to the effectiveness of the Registration Statement filed with the SEC with respect to the Registration of their Registrable Securities pursuant to such Demand Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to its withdrawal under this subsection 2.2.5.

2.3 Piggyback Registration.

2.3.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.2 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.3.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock, if any, as to which Registration has been requested or demanded pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Shelf Underwritten Offering pursuant to subsection 2.1.3 or a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested a Shelf Underwritten Offering or an Underwritten Registration, as applicable, and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Shelf Underwritten Offering or Registration would be materially detrimental to the Company and the Board concludes as a result that it is essential to defer such Shelf Underwritten Offering or the filing of such Registration Statement at such time, as applicable, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board or the Chief Executive Officer stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company for such Shelf Underwritten Offering to be commenced or such Registration Statement to be filed, as applicable, in the near future and that it is therefore essential to defer such Shelf Underwritten Offering or the filing of such Registration Statement, as applicable. In such event, the Company shall have the right to defer such offering or filing for a period of not more than sixty (60) days; provided, however, that the Company shall not defer its obligation in this manner more than twice in any 12-month period, or for an aggregate period of more than ninety (90) days in any twelve month period (the “Aggregate Blocking Period”).

2.5 Block Trades. Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.4, if the Holders desire to effect a Block Trade, the Holders shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. As expeditiously as possible, the Company shall use its reasonable best efforts to facilitate such Block Trade. The Holders shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures.

2.6 Rule 415; Removal. If at any time the SEC takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form S-3 filed pursuant to this Article II is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, the Company shall be obligated to use diligent efforts to advocate with the SEC for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires a Holder to be named as an “underwriter,” the Company shall (i) promptly notify each holder of Registrable Securities thereof (or in the case of the SEC requiring a Holder to be named as an “underwriter,” the applicable Holders) and (ii) use reasonable best efforts to persuade the SEC that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the applicable Holders is an “underwriter.” The Existing Holders shall have the right to select one legal counsel designated by the holders of a majority of the Registrable Securities held by the Existing Holders, and the New Holders shall have the right to select one legal counsel designated by the holders of a majority of the Registrable Securities held by the New Holders, and subject to such Registration Statement, each such legal counsel shall have the review and oversee any registration or matters pursuant to this Section 2.6, including participation in any meetings or discussions with the SEC regarding the SEC’s position and to comment on any written submission made to the SEC with respect thereto. No such written submission with respect to this matter shall be made to the SEC to which the applicable set of Holders’ counsel reasonably objects. In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this Section 2.6, the SEC refuses to alter its position, the Company shall, at the applicable Holder(s)’ option, (i) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the SEC may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall only be required to include such Holder’s Registrable Securities in the Registration Statement if the Holder agrees to be named as an “underwriter” in such Registration Statement. In the event of a share removal pursuant to this Section 2.6, the Company shall give the applicable Holders at least five (5) days prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the applicable Holders (who, for the avoidance of doubt, shall solely consist of those Holders the SEC is requiring to be named as an “underwriter”) pursuant to this Section 2.6 shall be allocated between the applicable Holders on a pro rata basis based on the aggregate amount of Registrable Securities held by such applicable Holders. In the event of a share removal of some or all Holders pursuant to this Section 2.6, the Company shall promptly register the resale of any Removed Shares pursuant to subsection 2.1.2 hereof and in no event shall the filing of such Registration Statement on Form S-1 or subsequent Registration Statement on Form S-3 filed pursuant to the terms of subsection 2.1.2 be counted as a Demand Registration hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to Section 2.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the SEC as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and each such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders, provided that the Existing Holders holding a majority of the Registrable Securities held by the Existing Holders shall be permitted to select their own representative), the Underwriter(s), if any, and any attorney(s) or accountant(s) retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative(s), Underwriter, attorney(s) or accountant(s) in connection with the Registration; provided, however, that such representative(s) or Underwriter enters into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.11 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter(s) may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and a negative assurance letter, each dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriter(s), placement agent(s) or sales agent(s) may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than forty-five (45) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations; Legend Removal.

3.5.1 As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell the shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

3.5.2 Upon request of a Holder, the Company shall promptly cause any legend affixed to any Registrable Securities to be removed from any certificate for any Registrable Securities to the extent that such legend is no longer required under the Securities Act and applicable state laws, including by providing any opinion of counsel that may be required by the transfer agent to effect such removal.

3.6 Limitations on Registration Rights. Notwithstanding anything herein to the contrary, (i) the Sponsor may not exercise its rights under Section 2.2 or 2.3 hereunder after February 18, 2026 and February 18, 2028, respectively, and (ii) the Sponsor may not exercise its rights under Section 2.2 more than one time.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party if the indemnifying party provides notice of such to the indemnified party within 30 days of the indemnifying party’s receipt of notice of such claim. After notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any other legal expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (2) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (3) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (4) the indemnifying party has not in fact employed counsel to assume the defense of such action or counsel reasonably satisfactory to the indemnified party, in each case, within a reasonable time after receiving notice of the commencement of the action; in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction (plus local counsel) at any one time for all such indemnified party or parties. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). No indemnifying party shall, without the consent of the indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 4 (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent (1) includes an express and unconditional release of each indemnified party, in form and substance reasonably satisfactory to such indemnified party, from all liability arising out of such litigation, investigation, proceeding or claim and (2) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, [●], Attention: [●], and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company and the Holders of Registrable Securities, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of Registrable Securities, as the case may be, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.3 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement, including Section 4.1 and Section 5.2 hereof.

5.2.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects either the Existing Holders as a group or the New Holders as a group (regardless, in each case, whether the New Holders or the Existing Holders, respectively, are adversely affected (as a group) to the same extent) shall require the consent of at least a majority-in-interest of the Registrable Securities held by such Existing Holders or New Holders, as applicable, at the time in question so affected; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder or group of affiliated Holders, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder or group of affiliated Holders so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.7 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the SEC)) or (B) with respect to any Holder, such Holder ceasing to hold Registrable Securities.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Registration Rights Agreement to be executed as of the date first written above.

COMPANY:

RUMBLE, INC. (formerly known as CF Acquisition Corp. VI)

By:
Name:	Chris Pavlovski
Title:	Chairman and Chief Executive Officer

EXISTING HOLDERS:

CFAC HOLDINGS VI, LLC

By:
Name:	Howard W. Lutnick
Title:	Chief Executive Officer

By:
Name:	Douglas R. Barnard

By:
Name:	Harry J. Elam, Jr.

NEW HOLDERS:

[_________]

By:
Name:
Title:

EXHIBIT G

See attached.

G-1

EXHIBIT H

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CF ACQUISITION CORP. VI

[●], 2022

CF Acquisition Corp. VI, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The original name of the Corporation was “CF Finance Acquisition Corp. V.” which subsequently changed to “CF Acquisition Corp. VI.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 17, 2020 (the “Original Certificate”). The certificate of amendment of the Original Certificate was filed with the Secretary of State of the State of Delaware on October 1, 2020.

2. An amended and restated certificate of incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on February 18, 2021 (the “Existing Certificate”).

3. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which changes the name of the Corporation to “Rumble Inc.” and amends and restates the Existing Certificate in its entirety, has been approved by the Board of Directors of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 211 of the DGCL.

4. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

5. The text of the Existing Certificate is hereby amended and restated in its entirety to read in full as follows:

ARTICLE I
NAME

Section 1.1 Name. The name of the Corporation is Rumble Inc. (the “Corporation”).

ARTICLE II
REGISTERED AGENT

Section 2.1 Address. The registered office of the Corporation in the State of Delaware is [251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company].

ARTICLE III
PURPOSE

Section 3.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock; Rights and Options.

(a) The total number of shares of all classes of stock that the Corporation is authorized to issue is [●] shares, consisting of: (i) [●] shares of preferred stock, par value $0.0001 per share (“Preferred Stock”); (ii) [●] shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”); (iii) [●] shares of Class C common stock, par value $0.0001 per share (“Class C Common Stock”); and (iv) [●] shares of Class D common stock, par value $0.0001 per share (“Class D Common Stock” and, together with the Class A Common Stock and the Class C Common Stock, the “Common Stock”).

(b) The number of authorized shares of any of the Preferred Stock, Class A Common Stock, Class C Common Stock or Class D Common Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding or issuable upon the exchange of other classes of capital stock of the Company or other securities of the Company that are exchangeable for or convertible into shares of any such class or series of capital stock of the Corporation) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no separate class vote of the holders of any of the Preferred Stock, the Class A Common Stock, the Class C Common Stock or Class D Common Stock shall be required therefor, except as otherwise expressly provided in this Amended and Restated Certificate (including pursuant to any certificate of designation relating to any series of Preferred Stock).

(c) Subject to the DGCL and the other terms of this Amended and Restated Certificate, on or following the Effective Date, the Corporation may issue from time to time additional shares of Class A Common Stock from the authorized but unissued shares of Class A Common Stock, including as provided in this Amended and Restated Certificate. Following the Effective Date, the Corporation shall not issue any shares of Class C Common Stock except in connection with the exchange of Company Common Shares (as defined in the BCA) for ExchangeCo Exchangeable Shares and shares of Class C Common Stock pursuant to the Arrangement or as contemplated under Section 4.3(d). Following the Effective Date, the Corporation shall not issue any shares of Class D Common Stock except in connection with the subscription for shares of Class D Common by the Key Individual in connection with the closing of the BCA Transaction as contemplated by the BCA.

(d) The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors of the Corporation (the “Board”) or any committee thereof that is empowered with the foregoing right by the Board. The Board or any such committee thereof is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options. Notwithstanding the foregoing, the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of capital stock a number of shares of the class of capital stock issuable pursuant to any such rights, warrants and options outstanding from time to time.

Section 4.2 Preferred Stock.

(a) The Board is hereby expressly authorized, subject to any limitations prescribed by the DGCL, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(b) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate (including any certificate of designation relating to such series).

Section 4.3 Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock, the Class C Common Stock and the Class D Common Stock are as follows:

(a) Voting Rights.

(i) Except as otherwise expressly provided in this Amended and Restated Certification or as provided by law, each holder of record of Class A Common Stock, as such, shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, including the election or removal of directors, or holders of Class A Common Stock as a separate class are entitled to vote pursuant to this Amended and Restated Certificate or applicable law.

(ii) Except as otherwise expressly provided in this Amended and Restated Certificate or as provided by law, each holder of record of Class C Common Stock, as such, shall be entitled to one (1) vote for each share of Class C Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, including the election or removal of directors, or holders of Class C Common Stock as a separate class are entitled to vote pursuant to this Amended and Restated Certificate or applicable law.

(iii) Except as otherwise expressly provided in this Amended and Restated Certificate or as provided by law, each holder of record of Class D Common Stock, as such, shall be entitled to [●] ([●])1 votes for each share of Class D Common Stock held of record by such holder on all matters on which stockholders generally, including the election or removal of directors, or holders of Class D Common Stock as a separate class are entitled to vote pursuant to this Amended and Restated Certificate or applicable law.

(iv) Except as otherwise expressly provided in this Amended and Restated Certificate or required by applicable law, the holders of Common Stock having the right to vote in respect of such Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock having the right to vote in respect of such Common Stock, as a single class with the holders of such series of Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally.

(v) Notwithstanding the foregoing provisions of this Section 4.3(a), to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power under this Amended and Restated Certificate with respect to, and shall not be entitled to vote on, any amendment to this Amended and Restated Certificate (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon under this Amended and Restated Certificate (including any certificate of designation relating to any series of Preferred Stock) or under the DGCL. The foregoing provisions of this clause (v) shall not limit any voting power granted to holders of Common Stock or any class thereof in the terms of such Preferred Stock.

(b) Dividends and Distributions.

(i) Class A Common Stock. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any other class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, stock of the Corporation or property of the Corporation, each share of Class A Common Stock shall be entitled to receive, Ratably with other Participating Shares, such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

1	Pursuant to the Arrangement and in accordance with the terms of the Key Individual Subscription Agreement, and subject to Section 2.9(b)(ii) of the Company Disclosure Letter, SPAC shall issue to the Key Individual a number of shares of SPAC Class D Common Stock such that, immediately following the Closing, taking into account the aggregate number of shares of SPAC Class A Common Stock (if any) and SPAC Class C Common Stock to be issued to the Key Individual at Closing, the Key Individual will have 85% of the voting power of the SPAC Common Stock on a fully-diluted basis.

(ii) Class C Common Stock. Except as contemplated by Section 4.3(b)(iv) of this Amended and Restated Certificate, dividends and other distributions shall not be declared or paid on the Class C Common Stock.

(iii) Class D Common Stock. Except as contemplated by Section 4.3(b)(iv) of this Amended and Restated Certificate, dividends and other distributions shall not be declared or paid on the Class D Common Stock.

(iv) Notwithstanding anything to the contrary in the preceding subsections (i)-(iii), dividends may be declared on any one class of Common Stock payable in additional shares of such class if, substantially concurrently therewith, like dividends are declared on each other class of Common Stock payable in additional shares of such other class at the same rate per share.

(c) Liquidation, Dissolution or Winding Up.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock or any other class or series of stock having a preference over any Participating Shares as to distributions upon dissolution or liquidation or winding up shall be entitled, the remaining assets of the Corporation shall be distributed Ratably to the Participating Shares.

(ii) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, (A) the holders of shares of the Class C Common Stock, in their capacity as such, shall be entitled to receive the par value of such shares of Class C Common Stock and (B) the holders of shares of the Class D Common Stock, in their capacity as such, shall be entitled to receive the par value of such shares of Class D Common Stock, in each case Ratably on a per share basis with the Participating Shares until such par value per share has been paid and thereafter the holders of Class C Common Stock and Class D Common Stock, in each case in their capacity as such, shall not be entitled to any further payments or distributions in respect of such shares of Class C Common Stock or Class D Common Stock. Other than as set forth in the preceding sentence, the holders of shares of the Class C Common Stock and Class D Common Stock, in their capacity as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d) Splits. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Amended and Restated Certificate, scheme, plan, arrangement or otherwise) the number of shares of any class or series of Common Stock into a greater or lesser number of shares, the shares of each other class or series shall be proportionately similarly combined or subdivided. Any adjustment described in this Section 4.3(d) shall become effective at the close of business on the date the combination or subdivision becomes effective.

(e) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

ARTICLE V
CERTAIN MATTERS RELATING TO TRANSFERS

Section 5.1 Mandatory Redemption of Shares of Class C Common Stock.

(a) Concurrently with the issuance or transfer of any shares of Class A Common Stock to a holder of ExchangeCo Exchangeable Shares (a “Selling Shareholder”) upon the redemption, retraction or sale to ExchangeCo or CallCo, as applicable, of any ExchangeCo Exchangeable Shares held by such Selling Shareholder pursuant to the terms of the ExchangeCo Governing Documents and/or the Exchange Agreement, an equivalent number of shares of Class C Common Stock held by such Selling Shareholder shall, automatically and without further action on the part of the Corporation or any holder of shares of Class C Common Stock (including such Selling Shareholder), be redeemed by the Corporation at the par value of such shares and retired.

(b) If, in accordance with the terms of the BCA, any ExchangeCo Exchangeable Shares held by the Escrow Agent on behalf of a Selling Shareholder are forfeited and cancelled, then, concurrently with such forfeiture and cancellation, that number of shares of Class C Common Stock held by such Selling Shareholder, or by the Escrow Agent on behalf of such Selling Shareholder, equal to the number of such ExchangeCo Exchangeable Shares that are so forfeited and cancelled shall, automatically without further action on the part of the Corporation or any such holder, be redeemed by the Corporation at the par value of such share and retired.

Section 5.2 Mandatory Redemption of Shares of Class D Common Stock.

(a) Upon the Transfer (other than a Permitted Transfer or a Transfer in connection with the repurchase under the Key Individual Share Repurchase Agreement) by any Qualified Stockholder of any shares of Class A Common Stock or any ExchangeCo Exchangeable Shares, that number of shares (rounded up to the nearest whole number) of Class D Common Stock equal to the number of such Transferred shares of Class A Common Stock or ExchangeCo Exchangeable Shares (as the case may be) shall, automatically without further action on the part of the Corporation, such Qualified Stockholder or any Class D Holder, be redeemed by the Corporation, on a Pro Rata Share basis among all of the Class D Holders, at the par value of such share and retired.

(b) Upon the death or Incapacity of the Key Individual, each share of Class D Common Stock then outstanding shall, automatically without further action on the part of the Corporation or the holder of any such shares, be redeemed by the Corporation at the par value of such share and retired.

(c) (i) If, in accordance with the terms of the BCA, any Seller Escrow Shares held by the Escrow Agent on behalf of the Key Individual are forfeited and cancelled, then, concurrently with such forfeiture and cancellation, that number of shares (rounded up to the nearest whole number) of Class D Common Stock equal to the number of such forfeited Seller Escrow Shares shall, automatically without further action on the part of the Corporation, the Key Individual or any Class D Holder, be redeemed by the Corporation, on a Pro Rata Share basis among all of the Class D Holders, at the par value of such share and retired.

(ii) If, in accordance with the terms of any executive employment agreement of the Key Individual (an “Employment Agreement”), any restricted Class A Common Stock issued to the Key Individual as part of his Initial Equity Award (as defined in the Employment Agreement) are forfeited and cancelled, then, concurrently with such forfeiture and cancellation, that number of shares (rounded up to the nearest whole number) of Class D Common Stock equal to the number of such forfeited Class A Common Stock shall, automatically without further action on the part of the Corporation, the Key Individual or any Class D Holder, be cancelled by the Corporation, on a Pro Rata Share basis among all of the Class D Holders.

(d) If any shares of Class D Common Stock are Transferred to a Qualified Class D Transferee in accordance with Section 5.4(b) and, following such Transfer, the transferee ceases to be a Qualified Class D Transferee, then immediately upon such transferee ceasing to be a Qualified Class D Transferee all of the shares of Class D Common Stock held by such former Qualified Class D Transferee shall forthwith (and in any event within 10 days) be Transferred back to the Key Individual, failing which such shares of Class D Common Stock shall, automatically without further action on the part of the Corporation or such transferee, be redeemed by the Corporation at the par value of such share and retired. If the Key Individual has died or has suffered an Incapacity (or such shares are otherwise not accepted by the Key Individual pursuant to the immediately preceding sentence), the shares of Class D Common Stock shall automatically without further action on the part of the Corporation or such transferee, be redeemed by the Corporation at the par value of such share and retired.

Section 5.3 Cancellation. Upon, and effective as of, the redemption of any shares of Class C Common Stock or Class D Common Stock in accordance with Section 5.1 or Section 5.2, such shares shall be cancelled and the holder of such shares shall cease to have any rights as a holder of such shares (including, without limiting the generality of the foregoing, the right to exercise any votes in respect of such shares) other than the right to receive from the Corporation the par value of such shares. Upon presentation by the holder to the Corporation of any certificates that, prior to the cancelation of such shares of Class C Common Stock or Class D Common Stock, as the case may be, represented shares of Class C Common Stock or Class D Common Stock so cancelled, the Corporation shall pay to such holder the par value to which such holder is entitled. Any shares that are redeemed by the Corporation in accordance with Section 5.1 or Section 5.2 shall not be disposed of out of treasury or otherwise reissued.

Section 5.4 Certain Restrictions on Transfer.

(a) No Transfer of shares of Class C Common Stock may be made unless (i) such Transfer is made to a Permitted Transferee and the Transferor concurrently Transfers to such Permitted Transferee an equal number of ExchangeCo Exchangeable Shares in accordance with the terms and conditions of the ExchangeCo Governing Documents, (ii) such Transfer is made to the Corporation in connection with the redemption of such shares in accordance with Section 5.1, (iii) such Transfer is in connection with any pledge or other encumbrance of shares of ExchangeCo Exchangeable Shares and a corresponding number of shares of Class C Common Stock pursuant to a bona fide financing transaction and a Transfer of any such shares results from any foreclosure thereon, (iv) such Transfer is a Permitted Transfer pursuant to clause (iii) of the definition thereof or (v) such Transfer is approved by the Board or a duly constituted committee thereof and the Transferor concurrently Transfers an equal number of ExchangeCo Exchangeable Shares to the Transferee in accordance with the terms and conditions of the ExchangeCo Governing Documents.

(b) No Transfer of shares of Class D Common Stock may be made unless:

(i) each of the following conditions are satisfied:

(A) such Transfer is made to (i) a Person of which the Key Individual owns and has control over 100% of the voting shares or (ii) a Permitted Transferee for so long as the Key Individual retains sole voting power over the Class D Common Stock held by such Permitted Transferee (a “Qualified Class D Transferee”);

(B) concurrent with such Transfer, the Transferor must transfer to the Transferee an equal number of shares of Class A Common Stock and/or ExchangeCo Exchangeable Shares; provided that if the Transferor transfers ExchangeCo Exchangeable Shares in connection with this clause (B), then it must also concurrently transfer an equal number of shares of Class C Common Stock to the Transferee; and

(C) the Transferor and the Transferee each provide an undertaking in favor of the Corporation that they shall ensure that the Transferee remains a Qualified Class D Transferee at all times that the Transferee owns any shares of Class D Common Stock; or

(ii) such Transfer is a Permitted Transfer pursuant to clause (iii) of the definition thereof; or

(iii) such Transfer is made to the Corporation in connection with the redemption of such shares in accordance with Section 5.2.

(c) Any Transfer of shares of Class C Common Stock or Class D Common Stock in violation of this Second Amended and Restated Certificate shall be void ab initio.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof, the “Bylaws”) without the consent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate or any provision of the DGCL, the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors (other than the Class A Director (as defined below) or any other director who is elected by a particular class or series of stock of the Corporation), voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any such provision of the Bylaws, or to adopt any provision inconsistent therewith.

ARTICLE VII
BOARD OF DIRECTORS

Section 7.1 Board of Directors.

(a) Board Powers. Except as otherwise provided in this Amended and Restated Certificate or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

(b) Number, Election and Term.

(i) Except as otherwise provided for or fixed in any certificate of designation with respect to any series of Preferred Stock, the total number of directors constituting the whole Board shall be determined from time to time by resolution adopted by the Board.

(ii) The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more such series, as the case may be (such directors the “Preferred Stock Directors”)) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the Effective Date, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Effective Date, and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Effective Date. At each annual meeting following the Effective Date, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed (other than in respect of any Preferred Stock Directors), any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove, or shorten the term of, any incumbent director. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding in respect of any Preferred Stock Directors, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon; provided, however, that the election of one (1) director in Class III, as determined by the Board, shall be determined by a plurality of the votes cast in respect of the Class A Common Stock by the stockholders that hold such shares of Class A Common Stock (in their capacity as such) that are present in person or represented by proxy at the meeting and entitled to vote thereon (such director so elected by the holders of Class A Common Stock, in their capacity as such, the “Class A Director”). The Board is authorized to assign members of the Board already in office at the Effective Date to their respective class.

(iii) Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

(iv) Directors of the Corporation need not be elected by written ballot, unless the Bylaws shall so provide.

(v) No stockholder entitled to vote at an election for directors may cumulate votes.

Section 7.2 Newly-Created Directorships and Vacancies. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding in respect of any Preferred Stock Directors, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). Any director (other than a Preferred Stock Director) elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Section 7.3 Resignation and Removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the Bylaws. Any or all of the directors (other than any Preferred Stock Director) may be removed only for cause and only upon the affirmative vote of the holders of a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, provided that the Class A Director may only be removed for cause and only upon the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock as of any applicable record date established by the Board, voting together as a single class. In case the Board or any one or more directors should be so removed, new directors may be elected in accordance with Section 7.2.

Section 7.4 Preferred Stock Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect Preferred Stock Directors, then the election, term of office, removal and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 7.1(b), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed in accordance with Section 7.1(b) hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly and whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right, the terms of office of all such Preferred Stock Directors shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 7.5 Quorum. A quorum for the transaction of business by the directors shall be set forth in the Bylaws.

ARTICLE VIII
CONSENT OF STOCKHOLDERS IN LIEU OF MEETING;
ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

Section 8.1 Consent of Stockholders in Lieu of Meeting. At any time when the Qualified Stockholders and their Permitted Transferees beneficially own, in the aggregate, more than 66.666% or more of the voting power of the stock of the Corporation entitled to vote generally in the election of directors (other than the Class A Director (as defined below) or any other director who is elected by a particular class or series of stock of the Corporation), any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the Bylaws and applicable law. At any time when the Qualified Stockholders and their Permitted Transferees beneficially own, in the aggregate, 66.666% or less of the voting power of the stock of the Corporation entitled to vote generally in the election of directors any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a class or series or separately as a class with one or more other such series or classes, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

Section 8.2 Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of the Board, the Chairman of the Board or as otherwise expressly provided in the Bylaws. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof.

Section 8.3 Stock Ledger. In connection with any action of stockholders taken at a meeting or by written consent (if action by written consent of the stockholders is not prohibited at such time under the DGCL or this Amended and Restated Certificate), the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

ARTICLE IX
LIMITED LIABILITY; INDEMNIFICATION

Section 9.1 Limited Liability of Directors. To the fullest extent permitted by law, no director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article IX shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.

Section 9.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each Person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (for purposes of this Section 9.2, a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, member, manager, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, member, manager, officer, employee or agent, or in any other capacity acting on behalf or at the request of the Corporation while serving as a director, member, manager, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending or otherwise participating in any Proceeding in advance of its final disposition. Notwithstanding the foregoing, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section 9.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 9.2 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 9.2(a), except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any Indemnitee by this Section 9.2 shall not be exclusive of any other rights that any Indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, insurance, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 9.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 9.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 9.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to Persons other than Indemnitees.

(e) The Corporation shall have the power to purchase and maintain insurance (or be named insured on the insurance policy of an affiliate), on behalf of the Indemnitees and such other Persons as the Board shall determine, in its sole discretion, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with such Person’s activities on behalf of the Corporation, regardless of whether the Corporation would have the power to indemnify such Person against such liability under the provisions of this Amended and Restated Certificate.

ARTICLE X
DGCL SECTION 203

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XI
CORPORATE OPPORTUNITIES

Except with respect to any corporate opportunity expressly offered or presented to any Indemnitee who is a director (but not an officer or employee of the Corporation) (a “Covered Person”) solely in his or her capacity as a director or officer of, through his or her service to, or pursuant to a contract with, the Corporation and its Subsidiaries (an “Excluded Opportunity”), to the fullest extent permitted by applicable law, each Covered Person shall have the right to engage in businesses of every type and description and other activities for profit, and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by the Corporation or any of its Subsidiaries, independently or with others, including business interests and activities in direct competition with the business and activities of the Corporation or any of its Subsidiaries, with no obligation to offer the Corporation or any of its Subsidiaries the right to participate therein. Nothing in this Amended and Restated Certificate, including (without limitation) the foregoing sentence, shall be deemed to supersede any other agreement to which a Covered Person may be a party or the rights of any other party thereto restricting such Covered Person’s ability to have certain business interests or engage in certain business activities or ventures. To the fullest extent permitted by applicable law, but subject to the immediately preceding sentence, neither the Corporation nor any of its Subsidiaries shall have any rights in any business interests, activities or ventures of any Covered Person that are not Excluded Opportunities, and the Corporation hereby waives and renounces any interest or expectancy therein.

To the fullest extent permitted by applicable law, but without limiting any separate agreement to which a Covered Person may be party with the Corporation or any of its Subsidiaries, and except with respect to any Excluded Opportunities, (i) the engagement in competitive activities by any Covered Person in accordance with the provisions of this Article XI is hereby deemed approved by the Corporation, all stockholders and all Persons acquiring an interest in the stock of the Corporation, (ii) it shall not be a breach of any Covered Person’s duties or any other obligation of any type whatsoever of any Covered Person if a Covered Person engages in, or directs to another Person, any such business interests or activities in preference to or to the exclusion of the Corporation or any of its Subsidiaries, and (iii) no Covered Person shall be liable to the Corporation, any stockholder of the Corporation or any other Person who acquires an interest in the stock of the Corporation, by reason of the fact that such Covered Person pursues or acquires a business opportunity that is not an Excluded Opportunity for itself, directs such opportunity to another Person, or does not communicate such opportunity or information to the Corporation or any of its Subsidiaries.

In addition to and without limiting the foregoing provisions of this Article XI, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation or any of its Subsidiaries if it is a business opportunity that (i) the Corporation and its Subsidiaries are neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the business of the Corporation and its Subsidiaries or is of no practical advantage to the Corporation and its Subsidiaries, (iii) is one in which the Corporation and its Subsidiaries have no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of a Covered Person or an Affiliate of Covered Person (other than the Corporation or any of its Subsidiaries) over which such Covered Person has no direct or indirect influence or control, including, but not limited to, a blind trust. To the fullest extent permitted by applicable law, but without limiting any separate agreement to which a Covered Person may be party with the Corporation or any of its Subsidiaries, no Covered Person shall (x) have any duty to present business opportunities that are not Excluded Opportunities to the Corporation or any of its Subsidiaries or (y) be liable to the Corporation, any stockholder of the Corporation or any other Person who acquires an interest in the stock of the Corporation, by reason of the fact that such Covered Person pursues or acquires a business opportunity that is not an Excluded Opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Corporation or any of its Subsidiaries.

For avoidance of doubt, the foregoing paragraphs of this Article XI are intended to renounce with respect to the Covered Persons, to the fullest extent permitted by Section 122(17) of the DGCL, any interest or expectancy of the Corporation or any of its Subsidiaries in, or in being offered an opportunity to participate in, any business opportunities that are not Excluded Opportunities, and this Article XI shall be construed to effect such renunciation to the fullest extent permitted by the DGCL.

Any Covered Person may, directly or indirectly, (i) acquire stock of the Corporation, and options, rights, warrants and appreciation rights relating to stock of the Corporation and (ii) except as otherwise expressly provided in this Amended and Restated Certificate, exercise all rights of a stockholder of the Corporation relating to such stock, options, rights, warrants and appreciation rights.

To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

ARTICLE XII
SEVERABILITY

If any provision of this Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

ARTICLE XIII
FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting such alleged breach, (c) any action asserting a claim arising under any provision of the DGCL, this Amended and Restated Certificate (as it may be amended or restated) or the Bylaws or as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (d) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, in each case, to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery. Notwithstanding the foregoing, in the event that the Delaware Court of Chancery lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

ARTICLE XIV
AMENDMENTS

Except as otherwise expressly provided in this Amended and Restated Certificate in addition to any separate vote of any class or series of capital stock of the Corporation required under the DGCL, this Amended and Restated Certificate may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XV
DEFINITIONS

Section 15.1 Definitions. As used in this Amended and Restated Certificate, the following terms have the following meanings, unless clearly indicated to the contrary:

(a) “501(c) Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) of the Internal Revenue Code (or any successor provision thereto) or an equivalent or analogous provision of the laws of any jurisdiction other than the United States.

(b) “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise.

(c) “Arrangement” has the meaning set forth in the BCA.

(d) “BCA” means that certain Business Combination Agreement, dated as of [●], 2021, by and among the Corporation and Rumble, Inc., as the same may be amended, restated, supplemented or waived from time to time.

(e) “BCA Transaction” means the business combination transactions contemplated by the BCA.

(f) “CallCo” means [●], a corporation formed under the laws of the Province of Ontario, Canada, and a Subsidiary of the Corporation.

(g) “Charitable Trust” means a trust that is a 501(c) Organization (whether a determination letter with respect to such exemption is issued before, at or after the Effective Date), and further includes any successor entity that is a 501(c) Organization upon a conversion of, or transfer of all or substantially all of the assets of, a Charitable Trust to such successor entity (whether a determination letter with respect to such successor’s exemption is issued before, at or after the conversion date).

(h) “Class D Holder” means a holder of shares of Class D Common Stock.

(i) “Effective Date” means the date of the filing and effectiveness of this Amended and Restated Certificate with the Secretary of State of the State of Delaware.

(j) “Escrow Agent” has the meaning set forth in the BCA.

(k) “Exchange” has the meaning given to such term in the Exchange Agreement.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Exchange Agreement” means the Exchange Agreement, dated on or about the Effective Date, by and among the Corporation, [ExchangeCo], [CallCo] and the other Persons party thereto (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof).

(n) “ExchangeCo” means [●], a corporation formed under the laws of the Province of Ontario, Canada, and a Subsidiary of the Corporation.

(o) “ExchangeCo Exchangeable Shares” means exchangeable shares of ExchangeCo, exchangeable for shares of SPAC Class A Common Stock pursuant to the terms of this Amended and Restated Certificate, the Exchange Agreement and the ExchangeCo Governing Documents.

(p) “ExchangeCo Governing Documents” means the articles of incorporation and the bylaws of ExchangeCo, dated as of [●], 2021 as may be amended, restated or modified from time to time in accordance with the respective terms thereof.

(q) “Family Member,” with respect to any Person who is an individual, means;

(i) such Person’s spouse, former spouse, ancestors and descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing persons (collectively, “relatives”);

(ii) any trust, family partnership or estate- or tax-planning vehicle the sole economic beneficiaries of which are such Person or such Person’s relatives;

(iii) the trustee, fiduciary, executor or personal representative of such Person with respect to any entity described in the immediately preceding clause (b); and

(iv) any limited partnership, limited liability company, corporation or other entity the governing instruments of which provide that such Person (or such Person’s relatives or executor) shall have the power to direct the management and policies of such entity and of which the sole owners of partnership interests, membership interests or any other equity interests are, and will remain, limited to such Person and such Person’s relatives.

(r) “Incapacity” means, with respect to an individual, that (i) such individual is incapable of managing his or her financial affairs under the criteria set forth in the applicable probate code and (ii) that such condition can be expected to result in death or has lasted or can reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute regarding whether an individual has suffered an Incapacity, no Incapacity of such individual will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made in a final and non-appealable judgment of a court of competent jurisdiction.

(s) “Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

(t) “Key Individual” means Chris Pavlovski.

(u) “Key Individual Share Repurchase Agreement” has the meaning set forth in the BCA.

(v) “Participating Shares” means (i) shares of Class A Common Stock and (ii) shares of any other class or series of Common Stock or Preferred Stock to the extent that, in accordance with the terms of this Amended and Restated Certificate (including any certificate of designation adopted pursuant to the terms hereof), such shares are entitled to participate with Class A Common Stock in, as applicable, (x) dividends or distributions paid by the Corporation, or (y) any liquidation, dissolution or winding up of the Corporation. Notwithstanding the foregoing, shares of Class C Common Stock and Class D Common Stock shall not be considered Participating Shares except, solely in the case of a liquidation, dissolution or winding up of the corporation, to the extent provided in Section 4.3(c)(ii).

(w) “Permitted Transfer” means any Transfer that is (i) made to a Permitted Transferee upon prior written notice to the Corporation, (ii) a transfer of shares of Class A Common Stock, Class C Common Stock or Class D Common Stock to the Corporation, including pursuant to Section 5.1(b), (iii) made pursuant to any liquidation, merger, stock exchange or other similar transaction subsequent to the consummation of the BCA Transaction which results in all of the Corporation’s stockholders exchanging or having the right to exchange their shares of Common Stock for cash, securities or other property; or (iv) in the case of ExchangeCo Exchangeable Shares, any Transfer that is expressly permitted under the terms of the Exchange Agreement or the ExchangeCo Governing Documents (other than under Section 3.10(e) of the Exchange Agreement or Section 16(e) of the share terms for such ExchangeCo Exchangeable Shares).

(x) “Permitted Transferee” means: (A) with respect to any Person, (i) any Family Member of such Person, (ii) any Affiliate of such Person, (iii) any Affiliate of any Family Member of such Person, or (iv) if such Person is a natural person, (a) by virtue of laws of descent and distribution upon death of such individual or (b) in accordance with a qualified domestic relations order; and (B) with respect to any Qualified Stockholder, (i) the Persons referred to in clause (A) with respect to such Qualified Stockholder and (ii) any Qualified Transferee of such Qualified Stockholder.

(y) “Person” means an individual, a sole proprietorship, a corporation, a partnership, limited liability company, a limited partnership, a joint venture, an association, a trust, or any other entity or organization, including a government or a political subdivision, agency or instrumentality thereof.

(z) “Pro Rata Share” means, with respect to the redemption of any shares of Class D Common Stock held by a Class D Holder, that number of shares of Class D Common Stock (rounded up to the nearest whole number) equal to the quotient obtained when (a) the total number of shares of Class D Common Stock held by such Class D Holder is divided by (b) the total number of shares of Class D Common Stock held by all Class D Holders.

(aa) “Qualified Entity” means, with respect to a Qualified Stockholder: (a) a Qualified Trust solely for the benefit of (i) such Qualified Stockholder, or (ii) one or more Family Members of such Qualified Stockholder; (b) any general partnership, limited partnership, limited liability company, corporation, public benefit corporation or other entity with respect to which Voting Control is held by or which is wholly owned, individually or collectively, by (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder or (iii) any other Qualified Entity of such Qualified Stockholder; (c) any Charitable Trust validly created by a Qualified Stockholder; (d) a revocable living trust, which revocable living trust is itself both a Qualified Trust and a Qualified Stockholder, during the lifetime of the natural person grantor of such trust; and (e) any 501(c) Organization or Supporting Organization over which (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder or (iii) any other Qualified Entity of such Qualified Stockholder, individually or collectively, control the appointment of a majority of all trustees, board members, or members of a similar governing body, as applicable.

(bb) “Qualified Stockholder” means (i) the Key Individual, or (ii) a Qualified Transferee of the Key Individual.

(cc) “Qualified Transfer” means any Transfer of a share or shares of Common Stock:

(i) by a Qualified Stockholder (or the estate of a deceased Qualified Stockholder) to (A) one or more Family Members of such Qualified Stockholder or (B) any Qualified Entity of such Qualified Stockholder;

(ii) by a Qualified Entity of a Qualified Stockholder to (A) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder or (B) any other Qualified Entity of such Qualified Stockholder; or

(iii) by a Qualified Stockholder to a 501(c) Organization or a Supporting Organization, as well as any Transfer by a 501(c) Organization to a Supporting Organization of which such 501(c) Organization (x) is a supported organization (within the meaning of Section 509(f)(3) of the Internal Revenue Code (or any successor provision thereto)), and (y) has the power to appoint a majority of the board of directors.

(dd) “Qualified Transferee” means a transferee of shares of Common Stock received in a Transfer that constitutes a Qualified Transfer.

(ee) “Qualified Trust” means a bona fide trust where each trustee is (a) a Qualified Stockholder, (b) a Family Member of a Qualified Stockholder or (c) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisor, or bank trust departments.

(ff) “Ratably” means, with respect to Participating Shares (determined pursuant to the definition of “Participating Shares”, as of the applicable time), on a per share basis. If, after the Effective Date, other terms are approved by the Corporation with respect to participation of any class or series of capital stock in residual distributions of the Corporation and are set forth in this Amended and Restated Certificate or any certificate of designation with respect to Preferred Stock, “Ratably” shall automatically be adjusted to take account of such other terms.

(gg) “Seller Escrow Shares” has the meaning set forth in the BCA, and shall include any Tandem Option Earnout Shares delivered to the Escrow Agent in accordance with Section 2.15(g) of the BCA.

(hh) “Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, at least 50% of (i) the total combined economic equity interests of such entity or (ii) the total combined voting power of all classes of voting securities of such entity (including by such Person’s direct or indirect control of the general partner, manager, managing member or similar governing body of such entity, as applicable); or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors, board of managers or similar governing body of such entity, or otherwise control such entity.

(ii) “Supporting Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) and described in Section 509(a)(3) of the Internal Revenue Code (or any successor provision thereto).

(jj) “Tandem Option Earnout Shares” has the meaning set forth in the BCA.

(kk) “Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, transfers, sells, pledges or hypothecates or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. Notwithstanding the preceding sentence, for purposes of this Amended and Restated Certificate, no Exchange of ExchangeCo Exchangeable Shares for any shares of Class A Common Stock of the Corporation not prohibited by the ExchangeCo Governing Documents or the Exchange Agreement shall constitute a “Transfer” hereunder. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

(ll) “Voting Control” (x) with respect to a share of Common Stock means the power, directly or indirectly (whether exclusive or, solely among Qualified Individuals, shared), to vote or direct the voting of such share by proxy, voting agreement or otherwise and (y) with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and, in any event and without limiting the generality of the foregoing, any Person owning a majority of the voting power of the voting securities of another Person shall be deemed to have voting control of that Person.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation on this [●]th day of [●], 2022.

EXHIBIT I

AMENDED AND RESTATED BYLAWS

OF

RUMBLE INC.

Article I
OFFICES

Section 1.1 Registered Office. The registered office of Rumble Inc. (the “Corporation”) shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2 Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

Article II
STOCKHOLDERS

Section 2.1 Annual Meetings. The annual meeting of the stockholders of the Corporation for the purpose of electing directors and for the transaction of such other business as may properly be brought before such meeting shall be held on such date, and at such time and place, if any, within or without the State of Delaware, or by means of remote communications, including by webcast, pursuant to Section 2.12(c)(ii), as may be designated from time to time by the Board. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled.

Section 2.2 Special Meetings. Except as otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”) or required or permitted by the certificate of incorporation of the Corporation (as amended, restated, modified or supplemented from time to time, the “Certificate of Incorporation”), and subject to the rights of the holders of any class or series of Preferred Stock (as defined in the Certificate of Incorporation), if any, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer. Special meetings may be held either at a place, within or without the State of Delaware, or by means of remote communications, including by webcast, pursuant to Section 2.12(c)(ii), as the Board may determine. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled.

Section 2.3 Notice of Meetings. Except as otherwise provided by the DGCL, the Certificate of Incorporation or these Bylaws, notice of the date, time, place (if any), the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes of the meeting of stockholders shall be given not more than 60, nor less than ten, days previous thereto (unless a different time is specified by applicable law), to each stockholder entitled to vote at the meeting as of the record date for determining stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 2.4 Quorum; Adjournments. The holders of a majority in voting power of the capital stock of the Corporation issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided herein, by applicable law or by the Certificate of Incorporation; but if at any meeting of stockholders there shall be less than a quorum present, the chairman of the meeting or, by a majority in voting power thereof, the stockholders present (either in person or by proxy) may, to the extent permitted by law, adjourn the meeting from time to time without further notice, other than announcement at the meeting of the date, time and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting, until a quorum shall be present or represented. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required by law or the Certificate of Incorporation, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. At any adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the original meeting. Notice need not be given of any adjourned meeting if the time, date and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 60 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting.

Section 2.5 Organization of Meetings. The Chairman of the Board, or in the absence of the Chairman of the Board, or at the Chairman of the Board’s discretion, the Chief Executive Officer, or in the Chief Executive Officer’s absence or at the Chief Executive Officer’s discretion, any officer of the Corporation, shall call all meetings of the stockholders to order and shall act as chairman of any such meetings. The Secretary of the Corporation or, in such officer’s absence, an Assistant Secretary of the Corporation, shall act as secretary of the meeting. If neither the Secretary nor an Assistant Secretary is present, the chairman of the meeting shall appoint a secretary of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Unless otherwise determined by the Board prior to the meeting, the chairman of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, convening the meeting and adjourning the meeting (whether or not a quorum is present), announcing the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote, imposing restrictions on the persons (other than stockholders of record of the Corporation or their duly appointed proxies) who may attend any such meeting, establishing procedures for the transaction of business at such meeting (including the dismissal of business not properly presented), maintaining order at the meeting and safety of those present, restricting entry to such meeting after the time fixed for commencement thereof and limiting the circumstances in which any person may make a statement or ask questions at any meeting of stockholders. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 2.6 Proxies.

(a) At all meetings of stockholders, any stockholder entitled to vote thereat shall be entitled to vote in person or by proxy, subject to applicable law. Without limiting the manner in which a stockholder may authorize another person or persons to act for the stockholder as proxy pursuant to the DGCL, the following shall constitute a valid means by which a stockholder may grant such authority: (i) a stockholder may execute a writing authorizing another person or persons to act for the stockholder as proxy, and execution of the writing may be accomplished by the stockholder or the stockholder’s authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature; or (ii) a stockholder may authorize another person or persons to act for the stockholder as proxy by transmitting or authorizing by means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period; provided, that any such means of electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. If it is determined that such electronic transmissions are valid, the inspector or inspectors of stockholder votes or, if there are no such inspectors, such other persons making that determination shall specify the information upon which they relied.

(b) A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.

(c) Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to the preceding paragraphs of this Section 2.6 (including any electronic transmission) may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Proxies shall be filed with the secretary of the meeting prior to or at the commencement of the meeting to which they relate.

Section 2.7 Voting. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which by express provision of the Certificate of Incorporation, these Bylaws or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required and a quorum is present, the affirmative vote of a majority of the votes cast by shares of such class or series or classes or series and entitled to vote on the subject matter shall be the act of such class or series or classes or series, unless the question is one upon which by express provision of the Certificate of Incorporation, these Bylaws or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 2.8 Fixing Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by applicable law, not be more than 60 nor less than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change or conversion or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(c) Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

Section 2.9 Consents in Lieu of Meeting. At any time when action by one or more classes or series of stockholders of the Corporation is permitted to be taken by written consent pursuant to the terms and limitations set forth in the Certificate of Incorporation, the provisions of this section shall apply. All consents properly delivered in accordance with the Certificate of Incorporation and the DGCL shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to the Corporation as required by the DGCL, written consents signed by the holders of a sufficient number of shares to take such corporate action are so delivered to the Corporation in accordance with the applicable provisions of the DGCL. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided in the applicable provisions of the DGCL. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by the DGCL, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand, by certified or registered mail, return receipt requested, or by electronic transmission. If no record date has been fixed by the Board and prior action by the Board is required by the DGCL, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

Section 2.10 List of Stockholders Entitled to Vote. The Corporation shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network; provided, that the information required to gain access to such list is provided with the notice of the meeting; or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 2.11 Inspectors. The Board, in advance of all meetings of the stockholders, may, and shall if required by applicable law, appoint one or more inspectors of stockholder votes, who may be employees or agents of the Corporation or stockholders or their proxies, but who shall not be directors of the Corporation or candidates for election as directors. In the event that one or more inspectors of stockholder votes previously designated by the Board fails to appear or act at the meeting of stockholders, the chairman of the meeting may appoint one or more inspectors of stockholder votes to fill such vacancy or vacancies. Inspectors of stockholder votes appointed to act at any meeting of the stockholders, before entering upon the discharge of their duties, shall take and sign an oath to faithfully execute the duties of inspector of stockholder votes with strict impartiality and according to the best of their ability and the oath so taken shall be subscribed by them. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law.

Section 2.12 Conduct of Meetings.

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 2.3, (B) by or at the direction of the Board or any authorized committee thereof or (C) by any stockholder of the Corporation who is entitled to vote on such election or such other business at the meeting, who has complied with the notice procedures set forth in subparagraphs (ii) and (iii) of this Section 2.12(a) and who was a stockholder of record at the time such notice was delivered to the Secretary of the Corporation.

(ii) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of Section 2.12(a)(i), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation (even if such matter is already the subject of any notice to the stockholders or a public announcement from the Board), and, in the case of business other than nominations of persons for election to the Board, such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is scheduled for more than 30 days before, or more than 70 days following, such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the tenth day following the day on which public announcement of the date of such meeting is first made. For purposes of the application of Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor provision), the date for notice specified in this Section 2.12(a)(iii) shall be the earlier of the date calculated as hereinbefore provided or the date specified in paragraph (c)(1) of Rule 14a-4. For purposes of the first annual meeting of stockholders following the adoption of these Bylaws, the date of the preceding year’s annual meeting shall be deemed to be [insert date] of the preceding calendar year. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. For the avoidance of doubt, a stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these Bylaws. Notwithstanding anything in this Section 2.12(a)(iii) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least 100 calendar days prior to the first anniversary of the preceding year’s annual meeting of stockholders, then a stockholder’s notice required by this Section 2.12 shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of the Corporation not later than the close of business on the tenth calendar day following the day on which such public announcement is first made by the Corporation.

(iii) Such stockholder’s notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), if any, on whose behalf the proposal is made; (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (I) the name and address of such stockholder, as they appear on the Corporation’s books and records, and of such beneficial owner, (II) the class or series and number of shares of capital stock of the Corporation which are owned directly or indirectly, beneficially and of record by such stockholder and such beneficial owner, (III) a representation that the stockholder (aa) is a holder of record of the stock of the Corporation at the time of the giving of the notice, (bb) will be entitled to vote at such meeting and (cc) will appear in person or by proxy at the meeting to propose such business or nomination, (IV) a representation as to whether the stockholder or the beneficial owner, if any, will be or is part of a group which will (aa) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (bb) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, (V) a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation and (VI) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (D) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); and (E) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) the intent or effect of which may be (I) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (II) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (III) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation. A stockholder providing notice of a proposed nomination for election to the Board or other business proposed to be brought before a meeting (whether given pursuant to this Section 2.12(a)(iii) or Section 2.12(b)) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the stockholders entitled to notice of the meeting and as of the date that is 15 days prior to the meeting or any adjournment or postponement thereof; provided, that if the record date for determining the stockholders entitled to vote at the meeting is less than 15 days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary of the Corporation at the principal executive offices of the Corporation not later than five days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update or supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of 15 days prior to the meeting or any adjournment or postponement thereof) and not later than five days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than 15 days prior the date of the meeting or any adjournment or postponement thereof). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such director under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules.

(A) The foregoing notice requirements of this Section 2.12(a)(iii) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. Nothing in this Section 2.12(a)(iii) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(iv) Notwithstanding anything in the second sentence of Section 2.12(a)(iii)(A) to the contrary, in the event that the number of directors to be elected to the Board is increased, effective after the time period for which nominations would otherwise be due under Section 2.12(a)(ii), and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.12 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which a public announcement of such increase is first made by the Corporation.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Section 2.3. At any time that the stockholders are not prohibited from filling vacancies or newly created directorships on the Board, nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board or a committee thereof, or (ii) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote on such election at the meeting, who has complied with the notice procedures set forth in this Section 2.12 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by Section 2.12(a)(ii) is delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

(c) General.

(i) (A) Only persons who are nominated in accordance with the procedures set forth in this Section 2.12 shall be eligible to be elected to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.12. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 2.12 and, if any proposed nomination or business is not in compliance with this Section 2.12, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted.

(B) Notwithstanding the foregoing provisions of this Section 2.12, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.12, to be considered a qualified representative of a stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(ii) If authorized by the Board in its sole discretion, and subject to such rules, regulations and procedures as the Board may adopt, stockholders of the Corporation and proxyholders not physically present at a meeting of stockholders of the Corporation may, by means of remote communication participate in a meeting of stockholders of the Corporation and be deemed present in person and vote at a meeting of stockholders of the Corporation whether such meeting is to be held at a designated place or solely by means of remote communication; provided, however, that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder of the Corporation or proxyholder; (B) the Corporation shall implement reasonable measures to provide such stockholders of the Corporation and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders of the Corporation, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (C) if any stockholder of the Corporation or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

(iii) For purposes of this Section 2.12, “public announcement” shall mean disclosure of the information to the public in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act or otherwise disseminated in a manner constituting “public disclosure” under Regulation FD promulgated by the Securities and Exchange Commission.

(iv) No adjournment or postponement or notice of adjournment or postponement of any meeting shall be deemed to constitute a new notice (or extend any notice time period) of such meeting for purposes of this Section 2.12, and in order for any notification required to be delivered by a stockholder pursuant to this Section 2.12 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

(v) Notwithstanding the foregoing provisions of this Section 2.12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.12; provided, however, that, to the fullest extent permitted by applicable law, any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.12 (including clause (C) of Section 2.12(a)(i) and Section 2.12(b) hereof), and compliance with clause (C) of Section 2.12(a)(i) and Section 2.12(b) shall be the exclusive means for a stockholder to make nominations or submit other business. Nothing in this Section 2.12 shall apply to the right, if any, of the holders of any series of Preferred Stock, if any, to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

Article III
BOARD OF DIRECTORS

Section 3.1 Number; Election; Quorum; Voting. The Board shall consist, subject to the Certificate of Incorporation or any certificate of designation with respect to any series of Preferred Stock, of such number of directors as shall from time to time be fixed exclusively by resolution adopted by the Board. Directors shall (except as hereinafter provided for the filling of vacancies and newly created directorships, and except as otherwise expressly provided in the Certificate of Incorporation) be elected by the holders of a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of such directors in accordance with the terms of the Certificate of Incorporation. A majority of the total number of directors then in office shall constitute a quorum for the transaction of business. Except as otherwise provided by law, these Bylaws or the Certificate of Incorporation, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. Directors need not be stockholders.

Section 3.2 Resignation; Removal. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation. The resignation shall take effect at the time or the happening of any event specified therein, and if no time or event is specified, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation. Directors of the Corporation may be removed in the manner provided in the Certificate of Incorporation and applicable law.

Section 3.3 Vacancies. Subject to the Certificate of Incorporation, unless otherwise required by the DGCL or Section 3.5, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, removal (including pursuant to the terms of the Certificate of Incorporation), retirement, disqualification or otherwise) shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by stockholders).

Section 3.4 Meetings of the Board. Meetings of the Board shall be held at such place, if any, within or without the State of Delaware as may from time to time be fixed by resolution of the Board or as may be specified in the notice of any meeting. Regular meetings of the Board shall be held at such times as may from time to time be fixed by resolution of the Board and special meetings may be held at any time upon the call of the Chairman of the Board, the Chief Executive Officer, or by a majority of the total number of directors then in office, by written notice, including facsimile, e-mail or other means of electronic transmission, duly served on or sent and delivered to each director in accordance with Section 11.2. Notice of each special meeting of the Board shall be given, as provided in Section 11.2, to each director: (a) at least 24 hours before the meeting, if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (b) at least two days before the meeting, if such notice is sent by a nationally recognized overnight delivery service; and (c) at least five days before the meeting, if such notice is sent through the United States mail. If the Secretary of the Corporation shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. The notice of any regular meeting need not specify the purposes thereof, but notice of any special meeting shall specify the purposes thereof. A meeting of the Board may be held without notice immediately after the annual meeting of stockholders at the same place, if any, at which such meeting is held. Notice need not be given of regular meetings of the Board held at times fixed by resolution of the Board. Notice of any meeting need not be given to any director who shall attend such meeting (except when the director attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).

Section 3.5 Common Stock or Preferred Stock Directors.

(a) Notwithstanding the foregoing, whenever the holders of any one or more classes of Common Stock (as defined in the Certificate of Incorporation) issued by the Corporation, if any, shall have the right, voting separately as a class to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, and other features of such directorships shall be governed by the terms of the Certificate of Incorporation applicable thereto.

(b) Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation, if any, shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, and other features of such directorships shall be governed by the terms of the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the total number of directors fixed by the Board pursuant to the Certificate of Incorporation and these Bylaws.

Section 3.6 Committees. The Board may from time to time establish one or more committees of the Board to serve at the pleasure of the Board (including, but not limited to, an Audit Committee and a Compensation Committee), which shall be comprised of such members of the Board, and have such duties and be vested with such powers as the Board shall from time to time determine. Any director may belong to any number of committees of the Board. Subject to the Certificate of Incorporation, the Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Unless otherwise provided in the Certificate of Incorporation, these Bylaws or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to a subcommittee any or all of the powers and authority of the committee. Any such committee, to the extent provided in the resolution of the Board establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. Each committee of the Board may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum; and all matters shall be determined by a majority affirmative vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 3.7 Consent in Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing (including by electronic transmission), and the writing or writings (including any electronic transmission or transmissions) are filed with the minutes of proceedings of the Board.

Section 3.8 Remote Meetings. The members of the Board or any committee thereof may participate in a meeting of such Board or committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.8 shall constitute presence in person at such a meeting.

Section 3.9 Compensation. The Board may establish policies for the compensation of directors and for the reimbursement of the expenses of directors, in each case, in connection with services provided by directors to the Corporation.

Section 3.10 Reliance on Books and Records. A member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Article IV
OFFICERS

Section 4.1 Officers. The Board shall elect officers of the Corporation, including a Chief Executive Officer, a President and a Secretary. The Board may also from time to time elect such other officers as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. Any Vice President may be designated Executive, Senior or Corporate, or may be given such other designation or combination of designations as the Board or the Chief Executive Officer may determine. Any two or more offices may be held by the same person. The Board may also elect or appoint a Chairman of the Board, who may or may not also be an officer of the Corporation. The Board may elect or appoint co-Chairmen of the Board, co-Presidents or co-Chief Executive Officers and, in such case, references in these Bylaws to the Chairman of the Board, the President or the Chief Executive Officer shall refer to either such co-Chairman of the Board, co-President or co-Chief Executive Officer, as the case may be.

Section 4.2 Term; Removal. All officers of the Corporation elected by the Board shall hold office for such terms as may be determined by the Board or, except with respect to his or her own office, the Chief Executive Officer, or until their respective successors are chosen and qualified or until his or her earlier resignation or removal. Any officer may be removed from office at any time either with or without cause by the Board, or, in the case of appointed officers, by the Chief Executive Officer or any elected officer upon whom such power of removal shall have been conferred by the Board.

Section 4.3 Powers. Each of the officers of the Corporation elected by the Board or appointed by an officer in accordance with these Bylaws shall have the powers and duties prescribed by applicable law, by these Bylaws or by the Board and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by these Bylaws or by the Board or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office.

Section 4.4 Delegation. Unless otherwise provided in these Bylaws, in the absence or disability of any officer of the Corporation, the Board or the Chief Executive Officer may, during such period, delegate such officer’s powers and duties to any other officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office.

Article V
INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 5.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative or any other type whatsoever (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, member, manager, officer, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, member, manager, officer, employee, agent or trustee or in any other capacity while serving as a director, member, manager, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; except as provided in Section 5.3 with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 5.2 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 5.1, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article V (which shall be governed by Section 5.3) (hereinafter an “advancement of expenses”); provided, however, that, if (x) the DGCL requires or (y) in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined after final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to indemnification under this Article V or otherwise.

Section 5.3 Right of Indemnitee to Bring Suit. If a claim under Section 5.1 or Section 5.2 is not paid in full by the Corporation within (a) 60 days after a written claim for indemnification has been received by the Corporation or (b) 20 days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by applicable law, if the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense of the Corporation that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article V or otherwise shall be on the Corporation.

Section 5.4 Non-Exclusivity of Rights. The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article V, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article V, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

Section 5.5 Contract Rights. The rights conferred upon indemnitees in this Article V shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article V that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 5.6 Insurance. The Corporation may purchase and maintain insurance (or be named on the insurance policy of an affiliate), at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, as the Board shall determine in its sole discretion, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 5.7 Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article V with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Article VI
CORPORATE BOOKS

Section 6.1 Corporate Books. The books of the Corporation may be kept inside or outside of the State of Delaware at such place or places as the Board may from time to time determine.

Article VII
CHECKS, NOTES, PROXIES, ETC.

Section 7.1 Checks, Notes, Proxies, Etc. All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be authorized from time to time by the Board, or such officer or officers who may be delegated such authority. Proxies to vote and consents with respect to securities of other corporations or other entities owned by or standing in the name of the Corporation may be executed and delivered from time to time on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer, or by such officers as the Chairman of the Board, the Chief Executive Officer or the Board may from time to time determine.

Article VIII
SHARES AND OTHER SECURITIES OF THE CORPORATION

Section 8.1 Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 8.2 Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by any two authorized officers of the Corporation, which authorized officers shall include, without limitation, the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Secretary or any Assistant Secretary of the Corporation. Any or all of the signatures on any certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 8.3 Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall, to the fullest extent permitted by applicable law, be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 8.4 Transfer of Stock.

(a) Transfers of record of shares of stock of the Corporation shall be made only upon the books administered by or on behalf of the Corporation, and only upon proper transfer instructions, including by electronic transmission, pursuant to the direction of the registered holder thereof, such person’s attorney lawfully constituted in writing, or from an individual presenting proper evidence of succession, assignment or authority to transfer the shares of stock; or, in the case of stock represented by certificate(s) upon delivery of a properly endorsed certificate(s) for a like number of shares or accompanied by a duly executed stock transfer power.

(b) The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 8.5 Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 8.6 Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

Article IX
FISCAL YEAR

Section 9.1 Fiscal Year. The fiscal year of the Corporation shall end on the Sunday of each calendar year that is closest to December 31, unless otherwise determined by resolution of the Board.

Article X
CORPORATE SEAL

Section 10.1 Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation. In lieu of the corporate seal, when so authorized by the Board or a duly empowered committee thereof, a facsimile thereof may be impressed or affixed or reproduced.

Article XI
GENERAL PROVISIONS

Section 11.1 Notice. Whenever notice is required to be given by law or under any provision of the Certificate of Incorporation or these Bylaws, notice of any meeting need not be given to any person who shall attend such meeting (except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).

Section 11.2 Means of Giving Notice. Except as otherwise set forth in any applicable law or any provision of the Certificate of Incorporation or these Bylaws, notice to any Director or stockholder of any meeting or any other matter under the Certificate of Incorporation or these Bylaws shall be given by the following means:

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and hand delivered, sent by mail, or sent by a nationally recognized delivery service, by means of facsimile telecommunication or other form of electronic transmission, or (ii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (A) if given by hand delivery, orally in person, or by telephone, when actually received by the director; (B) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation; (C) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation; (D) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation; (E) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation; or (F) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including without limitation a facsimile telecommunication.

(c) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(d) Exceptions to Notice Requirements.

(i) Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(ii) Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (x) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (y) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (x) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission. The exception in subsection (x) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any stockholder whose electronic mail address appears on the records of the Corporation and to whom notice by electronic transmission is not prohibited by Section 232 of the DGCL.

Section 11.3 Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 11.4 Conflicts. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation or the DGCL, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

Section 11.5 Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

Article XII
AMENDMENTS

Section 12.1 Amendments. These Bylaws may be made, amended, altered, changed, added to or repealed as set forth in the Certificate of Incorporation.

* * * *

exhibit j

PROVISIONS ATTACHING TO THE EXCHANGEABLE SHARES

The Exchangeable Shares shall have the following rights, privileges, restrictions and conditions:

1.	Interpretation

(1)	For the purposes of these share provisions:

“affiliate” has the meaning ascribed thereto in National Instrument 45-106 — Prospectus Exemptions, as amended; provided, however, that Founder and his Permitted Transferees shall not be considered to be an affiliate of SPAC, CallCo or ExchangeCo for the purposes hereof.

“Agency” means any domestic or foreign court, tribunal, federal, state, provincial or local government or governmental agency, department or authority or other regulatory authority (including the Principal Exchange) or administrative agency or commission (including the Securities Commissions and the SEC) or any elected or appointed public official.

“Arrangement” means the arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement.

“Arrangement Effective Date” means the date the Arrangement becomes effective, as shown on the Certificate of Arrangement.

“Articles of Arrangement” means the articles of arrangement of Rumble in respect of the Arrangement required by the OBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in form and substance satisfactory to Rumble and SPAC, each acting reasonably.

“Board of Directors” means the board of directors of ExchangeCo.

“Business Combination Agreement” means the business combination agreement made as of December 1, 2021 between SPAC and Rumble (including the Exhibits thereto), as it may be amended, modified or supplemented from time to time in accordance with its terms.

“business day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario or New York, New York.

“Callco” means [●], a corporation incorporated under the laws of Ontario, and any successor thereto.

“Callco Call Notice” has the meaning ascribed thereto in Section 6(3) of these share provisions.

“certificate” means a share certificate or written evidence of book-entry issuance, evidencing ownership of a share.

“Certificate of Arrangement” means the certificate of arrangement issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement.

“Common Shares” means the common shares in the capital of ExchangeCo.

“Court” means the Ontario Superior Court of Justice (Commercial List), or other court as applicable.

“Current Market Price” means, in respect of a SPAC Share on any date, the closing price of one SPAC Share on the Principal Exchange on such date; provided, however, that if the SPAC Shares are for any reason not trading on the Principal Exchange at the relevant time, then the Current Market Price of a SPAC Share shall be determined by the board of directors of the SPAC acting in good faith and based upon the advice of such qualified independent financial advisors as the board of directors of SPAC may deem to be appropriate; and provided further that any such selection, opinion or determination by the board of directors of SPAC shall be conclusive and binding, absent manifest error.

“Director” means the Director appointed pursuant to Section 278 of the OBCA.

“Dividend Amount” means an amount equal to all declared and unpaid dividends on an Exchangeable Share held by a holder on any dividend record date which occurred prior to the date of purchase, redemption or other acquisition of such share by Callco or ExchangeCo from such holder pursuant to Section 5, Section 6 or Section 7.

“Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of ExchangeCo and in respect of which the Board of Directors determines in good faith that after giving effect to such matter the economic equivalence of the Exchangeable Shares and the SPAC Shares is maintained for the holders of Exchangeable Shares (other than SPAC and its affiliates).

“Exchangeable Shares” means the non-voting, exchangeable shares in the capital of ExchangeCo, having the rights, privileges, restrictions and conditions set forth herein.

“ExchangeCo” means [●], a corporation incorporated under the laws of Ontario and the issuer of the Exchangeable Shares pursuant to the Arrangement, and any successor thereto.

“Exempt Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of ExchangeCo in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, where the approval or disapproval, as applicable, of such change would be required to maintain the economic equivalence of the Exchangeable Shares and the SPAC Shares.

“Final Order” means the final order of the Court pursuant to section 182 of the OBCA approving the Arrangement.

“Founder” means Christopher Pavlovski.

“holder” means, when used with reference to the Exchangeable Shares, a holder of Exchangeable Shares shown from time to time in the register maintained by or on behalf of ExchangeCo in respect of the Exchangeable Shares.

“including” means “including without limitation” and “includes” means “includes without limitation”.

“Liquidation Amount” has the meaning ascribed thereto in Section 5(1) of these share provisions.

“Liquidation Call Purchase Price” has the meaning ascribed thereto in Section 5(2) of these share provisions.

“Liquidation Call Right” has the meaning ascribed thereto in Section 5(2) of these share provisions.

“Liquidation Date” has the meaning ascribed thereto in Section 5(1) of these share provisions.

“Marketable Securities” shall mean SPAC Shares that are (a) listed and traded on a Permitted Exchange, (b) not subject to any “lock-up” restrictions on transferability, and (c) are either (i) freely transferable pursuant to Rule 144 of the Securities Act (without being subject to any volume restrictions set forth in Rule 144(e)), Rule 145 of the Securities Act, or any other applicable rule or law or (ii) currently the subject of an effective Securities Act resale registration statement or the issuance thereof has been registered under the Securities Act.

“OBCA” means the Business Corporations Act (Ontario), as amended.

“Other Corporation” has the meaning ascribed thereto in Section 12(3)(c) of these share provisions.

“Other Shares” has the meaning ascribed thereto in Section 12(3)(c) of these share provisions.

“Permitted Exchange” means the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (or any of their respective successors).

“Permitted Transferee” has the meaning ascribed thereto in the SPAC Charter.

“person” includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Agency, syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means the plan of arrangement to which these share provisions are attached proposed under Section 182 of the OBCA, and any amendments or variations made in accordance with Section 10.11 of the Business Combination Agreement or Section 6.1 of the Plan of Arrangement or made at the direction of the Court with the consent of SPAC and Rumble, each acting reasonably.

“Principal Exchange” means The New York Stock Exchange, The NYSE American, The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market (or any of their respective successors), to the extent the SPAC Shares are then listed thereon.

“Purchase Price” has the meaning ascribed thereto in Section 6(3)) of these share provisions.

“Redemption Call Purchase Price” has the meaning ascribed thereto in Section 7(3) of these share provisions.

“Redemption Call Right” has the meaning ascribed thereto in Section 7(3) of these share provisions.

“Redemption Date” means the date established by the Board of Directors for the redemption by ExchangeCo of all but not less than all of the outstanding Exchangeable Shares held by the Selling Shareholders pursuant to Section 7 of these share provisions, which date shall be no earlier than the date upon which one of the following is applicable:

(a)	the date upon which fewer than five percent (5%) of the Exchangeable Shares issued pursuant to the Plan of Arrangement remain outstanding (other than Exchangeable Shares held by SPAC and its affiliates), as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision or consolidation of or stock dividend on the Exchangeable Shares, any issue or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares;

(b)	the date upon which a SPAC Control Transaction occurs, in which case, provided that the Board of Directors determines, in good faith and in its sole discretion, that it is not reasonably practicable (taking into account the terms of the SPAC Control Transaction proposed by any relevant counterparty and on which such proposal is conditioned) to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such SPAC Control Transaction and that the redemption of all but not less than all of the outstanding Exchangeable Shares held by the Selling Shareholders is necessary to enable the completion of such SPAC Control Transaction in accordance with its terms, the Redemption Date shall be a date set by the Board of Directors within 90 days of the SPAC Control Transaction, and provided that the Board of Directors shall provide such number of days’ prior written notice to the holders of the Exchangeable Shares as the Board of Directors may determine to be reasonably practicable in such circumstances;

(c)	the date upon which an Exchangeable Share Voting Event that is not an Exempt Exchangeable Share Voting Event is proposed and (i) the holders of the Exchangeable Shares fail to take the necessary action, at a meeting or other vote of holders of Exchangeable Shares, to approve or disapprove, as applicable, the Exchangeable Share Voting Event or the holders of the Exchangeable Shares do take the necessary action but, in connection therewith, the holders of more than 10% of the outstanding Exchangeable Shares (other than those held by SPAC and its affiliates) exercise rights of dissent under the OBCA, and (ii) the Board of Directors determines in good faith that it is not reasonably practicable to accomplish the business purpose (which business purpose must be bona fide and not for the primary purpose of causing the occurrence of the Redemption Date) intended by the Exchangeable Share Voting Event in a commercially reasonable manner that does not result in an Exchangeable Share Voting Event, in which case the Redemption Date shall be the business day following the day on which the later of the events described in (i) and (ii) above occur;

(d)	the date upon which an Exempt Exchangeable Share Voting Event is proposed and holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares to approve or disapprove, as applicable, the Exempt Exchangeable Share Voting Event, in which case the Redemption Date shall be the business day following the day on which the holders of the Exchangeable Shares failed to take such action; or

(e)	the date upon which the Income Tax Act (Canada) is amended to permit the holders of Exchangeable Shares to effect an exchange for SPAC Shares without creating a taxable event under the Income Tax Act (Canada) for the holders of Exchangeable Shares.

“Redemption Price” has the meaning ascribed thereto in Section 7(1) of these share provisions.

“Retracted Shares” has the meaning ascribed thereto in Section 6(1)(a) of these share provisions.

“Retraction Call Right” has the meaning ascribed thereto in Section 6(1)(c) of these share provisions.

“Retraction Date” has the meaning ascribed thereto in Section 6(1)(b) of these share provisions.

“Retraction Price” has the meaning ascribed thereto in Section 6(1) of these share provisions.

“Retraction Request” has the meaning ascribed thereto in Section 6(1) of these share provisions.

“Rumble” means Rumble Inc., a corporation incorporated under the laws of Ontario.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Securities Commissions” means the securities regulatory authorities in each of the provinces of Canada.

“Selling Shareholder” means a holder of Exchangeable Shares, other than SPAC or its affiliates.

“SPAC” means CF Acquisition Corp. VI, a corporation incorporated under the laws of Delaware.

“SPAC Charter” means the Second Amended and Restated Certificate of Incorporation of SPAC, as amended and restated from time to time.

“SPAC Control Transaction” means any transaction or event whereby:

(a)	any person, or group of persons acting jointly or in concert, acquires, directly or indirectly, whether by way of take-over bid, tender offer or otherwise, any voting securities of SPAC and, immediately after such acquisition, directly or indirectly owns, or exercises control and direction over, voting securities representing more than 50% of the total voting power of all the then outstanding voting securities of SPAC; provided, however, that an acquisition completed by Founder and/or his Permitted Transferees that may otherwise fall within this provision (a) shall not constitute a SPAC Control Transaction for the purposes hereof unless Founder and/or his Permitted Transferees consummate a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act following which the SPAC Shares are longer be listed on any Permitted Exchange or otherwise cease to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act, in which case such transaction shall be considered a SPAC Control Transaction;

(b)	the shareholders of a SPAC approve a merger, consolidation, recapitalization or reorganization of SPAC, other than any such transaction which would result in the holders of outstanding voting securities of SPAC immediately prior to such transaction directly or indirectly (including through one or more holding or intermediate companies) owning, or exercising control and direction over, voting securities representing more than 50% of the total voting power of all of the voting securities of the surviving entity outstanding immediately after such transaction;

(c)	the shareholders of SPAC approve a liquidation of SPAC; or

(d)	SPAC sells or disposes of all or substantially all of its assets.

“SPAC Dividend Declaration Date” means the date on which the board of directors of SPAC declares any dividend or other distribution on the SPAC Shares that would require ExchangeCo to make a corresponding payment to be made in respect of the Exchangeable Shares.

“SPAC Shares” means the Class A common stock in the capital of SPAC, and any other securities into which such shares may be changed.

“SPAC Class C Common Stock” means the Class C common stock in the capital of SPAC, and any other securities into which such shares may be changed.

“Support Agreement” means the exchange and support agreement dated the Arrangement Effective Date made between SPAC, Callco, ExchangeCo and the holders of Exchangeable Shares, as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Transfer” includes the making of any sale, exchange, assignment, gift, grant of security interest, pledge, mortgage or other direct or indirect disposition or encumbrance, or any contract therefor, any trust or other agreement or arrangement with respect to any other interest in Exchangeable Shares, the creation of any other claim thereto or any other transfer or disposition whatsoever, whether voluntary or involuntary, affecting the right, title, interest or possession in or to Exchangeable Shares.

“Transfer Agent” means ExchangeCo, a third party transfer agent or such other person as may from time to time be appointed by ExchangeCo as the registrar and transfer agent for the Exchangeable Shares.

2.	Ranking of Exchangeable Shares

The Exchangeable Shares shall be entitled to a preference over the Common Shares with respect to (i) the payment of dividends to the extent provided in Section 3 of these share provisions, and (ii) the distribution of assets in the event of the liquidation, dissolution or winding-up of ExchangeCo, whether voluntary or involuntary, or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, to the extent provided in Section 5 of these share provisions.

3.	Dividends

(1)	A holder of an Exchangeable Share shall be entitled to receive, and the Board of Directors shall, on each SPAC Dividend Declaration Date, subject to applicable law, declare a dividend on each Exchangeable Share:

(a)	in the case of a cash dividend declared on the SPAC Shares, in an amount in cash for each Exchangeable Share equal to the cash dividend declared on each SPAC Share on the SPAC Dividend Declaration Date;

(b)	in the case of a stock dividend declared on the SPAC Shares to be paid in SPAC Shares, by the issue or transfer by ExchangeCo of such number of Exchangeable Shares on each Exchangeable Share as is equal to the number of SPAC Shares to be paid on each SPAC Share unless, in lieu of such stock dividend, ExchangeCo elects to effect a corresponding and contemporaneous and economically equivalent (as determined by the Board of Directors in accordance with Section 3(4) hereof) subdivision of the outstanding Exchangeable Shares; or

(c)	in the case of a dividend declared on the SPAC Shares in property other than cash or SPAC Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent (to be determined by the Board of Directors as contemplated by Section 3(4) hereof) to the type and amount of property declared as a dividend on each SPAC Share.

The holders of Exchangeable Shares shall not be entitled to any dividends other than, or in excess of, the dividends referred to in this Section 3(1).

(2)	The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under Section 3(1) hereof shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the SPAC Shares. Any such dividends shall be paid out of money, assets or property of ExchangeCo properly applicable to the payment of dividends, or out of authorized but unissued shares of ExchangeCo, as applicable, in accordance with Section 3(3) hereof. If on any payment date for any dividends declared on the Exchangeable Shares under Section 3(1) hereof the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which ExchangeCo shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.

(3)	Cheques of ExchangeCo payable at par at any branch of the bankers of ExchangeCo shall be issued in respect of any cash dividends contemplated by Section 3(1)(a) hereof and the sending of such cheque to each holder of an Exchangeable Share shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Written evidence of the book entry issuance or transfer to the registered holder of Exchangeable Shares shall be delivered in respect of any stock dividends contemplated by Section 3(1)(b) hereof or any subdivision of the Exchangeable Shares under Section 3(1)(b) hereof, and the sending of such written evidence to each holder of an Exchangeable Share shall satisfy the stock dividend or other distribution represented thereby. Such other type and amount of property in respect of any dividends contemplated by Section 3(1)(c) hereof shall be issued, distributed or transferred by ExchangeCo in such manner as it shall determine and the issuance, distribution or transfer thereof by ExchangeCo to each holder of an Exchangeable Share in accordance with the foregoing shall satisfy the dividend represented thereby. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against ExchangeCo any dividend that is represented by a cheque that has not been duly presented to ExchangeCo’s bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was payable.

(4)	The Board of Directors shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of these share provisions, including Section 3(1) hereof, and each such determination shall be conclusive and binding on ExchangeCo and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

(a)	in the case of any stock dividend or other distribution payable in SPAC Shares, the number of such shares issued in proportion to the number of SPAC Shares previously outstanding;

(b)	in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price on the last business day prior to such distribution;

(c)	in the case of the issuance or distribution of any other form of property (including any shares or securities of SPAC of any class other than SPAC Shares, any rights, options or warrants other than those referred to in Section 3(4)(b) hereof, any evidences of indebtedness of SPAC or any assets of SPAC), the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding SPAC Share and the Current Market Price of a SPAC Share on the last business day prior to such issuance or distribution; and

(d)	in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of SPAC Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing withholding taxes and marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

4.	Certain Restrictions

(1)	So long as any Exchangeable Shares are outstanding (other than any Exchangeable Shares held by SPAC and its affiliates), ExchangeCo shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 11(3) of these share provisions:

(a)	pay any dividends on the Common Shares, other than stock dividends payable in Common Shares;

(b)	redeem or purchase or make any capital distribution in respect of Common Shares; or

(c)	issue any Exchangeable Shares or any other shares of ExchangeCo ranking equally with or superior to the Exchangeable Shares other than by way of stock dividends to the holders of such Exchangeable Shares.

The restrictions in Sections 4(1)(a), 4(1)(b) and 4(1)(c) hereof shall not apply if all dividends on the outstanding Exchangeable Shares payable in accordance with Section 3(1) hereof prior to such time have been declared and paid on the Exchangeable Shares.

(2)	So long as any Exchangeable Shares are held by any person other than SPAC or its affiliates, ExchangeCo shall not without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 11(3) of these share provisions, voluntarily liquidate, dissolve, wind-up or distribute its assets among its shareholders for the purposes of winding up its affairs.

5.	Distribution on Liquidation

(1)	In the event of the liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, subject to the exercise by Callco of the Liquidation Call Right, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of ExchangeCo in respect of each Exchangeable Share held by such holder on the effective date (the “Liquidation Date”) of such liquidation, dissolution, winding-up or other distribution, before any distribution of any part of the assets of ExchangeCo among the holders of the Common Shares, an amount per share (the “Liquidation Amount”) equal to the Current Market Price of a SPAC Share, determined as of the last business day prior to the Liquidation Date, plus the Dividend Amount, if any, which Liquidation Amount shall be satisfied in full by ExchangeCo delivering or causing to be delivered to such holder one SPAC Share, plus an amount equal to the Dividend Amount, if any.

(2)	Callco shall have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, to purchase from all but not less than all of the Selling Shareholders on the Liquidation Date all but not less than all of the Exchangeable Shares held by each Selling Shareholder on payment by Callco of an amount per Exchangeable Share (the “Liquidation Call Purchase Price”) equal to the Current Market Price of a SPAC Share, determined as of the last business day prior to the Liquidation Date, plus the Dividend Amount, if any, which Liquidation Call Purchase Price shall be satisfied in full by Callco delivering or causing to be delivered to such holder one SPAC Share (which on issue will be admitted to listing and trading by the Principal Exchange (subject to official notice of issuance)) plus the Dividend Amount, if any, in accordance with Section 5(4) hereof.

(3)	To exercise the Liquidation Call Right, Callco must notify ExchangeCo and the Transfer Agent, as agent for the holders of Exchangeable Shares, of Callco’s intention to exercise such right at least 45 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of ExchangeCo or any other voluntary distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, and at least five business days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of ExchangeCo or any other involuntary distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs. The Transfer Agent shall notify the holders of Exchangeable Shares as to whether or not Callco has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by Callco.

(4)	If Callco exercises the Liquidation Call Right, then on the Liquidation Date (i) Callco shall purchase from each Selling Shareholder, and each Selling Shareholder shall sell to Callco, all of the outstanding Exchangeable Shares held by such Selling Shareholder for a price per share equal to the Liquidation Call Purchase Price, and (ii) ExchangeCo shall have no obligation to pay any Liquidation Amount (including, for the avoidance of doubt, any Dividend Amount) to the holders of such shares so purchased by Callco. For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, Callco shall deposit or cause to be deposited with the Transfer Agent, on or before the Liquidation Date, direct registration advices or book entry notations representing the aggregate number of SPAC Shares which Callco shall deliver or cause to be delivered pursuant to Section 5(2) hereof and a cheque or cheques of Callco payable at par at any branch of the bankers of Callco representing the aggregate Dividend Amount, if any, in payment of the total Liquidation Call Purchase Price, in each case less any amounts withheld pursuant to Section 14(3) hereof. Provided that Callco has complied with the immediately preceding sentence, on and after the Liquidation Date the Selling Shareholders shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the aggregate Liquidation Call Purchase Price without interest, unless payment of the aggregate Liquidation Call Purchase Price for the Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the following provisions of this Section 5(4), in which case the rights of such Selling Shareholders shall remain unaffected until the aggregate Liquidation Call Purchase Price has been paid to them in the manner herein provided. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and the articles of ExchangeCo and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor the SPAC Shares to which such holder is entitled, and as soon as reasonably practicable thereafter, the Transfer Agent shall deliver to such holder direct registration advices or book entry notations representing the SPAC Shares to which the holder is entitled and a cheque or cheques of Callco payable at par at any branch of the bankers of Callco representing the Dividend Amount, if any, and, if and when received by the Transfer Agent , all dividends and other distributions with respect to such SPAC Shares with a record date on or after the Liquidation Date and before the date of the transfer of such SPAC Shares to such holder, less any amounts withheld pursuant to Section 14(3) hereof.

(5)	On or promptly after the Liquidation Date, and provided the Liquidation Call Right has not been exercised by Callco, ExchangeCo shall pay or cause to be paid to the Selling Shareholders the Liquidation Amount for each Exchangeable Share held by them upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the articles of ExchangeCo and such additional documents, instruments and payments as the Transfer Agent and ExchangeCo may reasonably require, at the registered office of ExchangeCo or at any office of the Transfer Agent as may be specified by ExchangeCo by notice to the Selling Shareholders. Payment of the Liquidation Amount for such Exchangeable Shares shall be made by transferring or causing to be transferred to each Selling Shareholder the SPAC Shares to which such holder is entitled (which shares shall be fully paid and shall be free and clear of any lien, claim or encumbrance) and a cheque of ExchangeCo payable at par at any branch of the bankers of ExchangeCo in respect of the Dividend Amount, if any, in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom. On and after the Liquidation Date, the Selling Shareholders shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive the Liquidation Amount without interest, unless payment of the aggregate Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of such Selling Shareholders shall remain unaffected until the Liquidation Amount has been paid in the manner hereinbefore provided. ExchangeCo shall have the right at any time after the Liquidation Date to transfer or cause to be issued or transferred to, and deposited with, the Transfer Agent the Liquidation Amount in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof, such Liquidation Amount to be held by the Transfer Agent as trustee for and on behalf of, and for the use and benefit of, such holders. Upon such deposit being made, the rights of a Selling Shareholder after such deposit shall be limited to receiving its proportionate part of the Liquidation Amount for such Exchangeable Shares so deposited, without interest, and when received by the Transfer Agent, all dividends and other distributions with respect to the SPAC Shares to which such holder is entitled with a record date on or after the date of such deposit and before the date of transfer of such SPAC Shares to such holder (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom) against presentation and surrender of the certificates for the Exchangeable Shares held by them in accordance with the foregoing provisions.

(6)	After ExchangeCo or Callco, as the case may be, has satisfied its obligations to pay to holders of Exchangeable Shares the Liquidation Amount per Exchangeable Share pursuant to Section 5(4) or Section 5(5) hereof, as applicable, such holders shall not be entitled to share in any further distribution of the assets of ExchangeCo.

6.	Retraction of Exchangeable Shares by Holder

(1)	A Selling Shareholder shall be entitled at any time, subject to the exercise by Callco of the Retraction Call Right and otherwise upon compliance with, and subject to, the provisions of this Section 6, to require ExchangeCo to redeem any or all of the Exchangeable Shares registered in the name of such holder for an amount per share (the “Retraction Price”) equal to the Current Market Price of a SPAC Share, determined as of the last business day prior to the Retraction Date, plus the Dividend Amount, if any, which Retraction Price shall be satisfied in full by ExchangeCo delivering or causing to be delivered to such holder, on the designated payment date therefor, one SPAC Share (which on issue will be admitted to listing and trading by the Principal Exchange (subject to official notice of issuance)) for each Exchangeable Share presented and surrendered by the holder, together with the Dividend Amount, if any. To effect such redemption, the Selling Shareholder shall present and surrender at the registered office of ExchangeCo or at any office of the Transfer Agent as may be specified by ExchangeCo by notice to the holders of Exchangeable Shares the certificate or certificates representing the Exchangeable Shares which the holder desires to have ExchangeCo redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the articles of ExchangeCo and such additional documents, instruments and payments as the Transfer Agent and ExchangeCo may reasonably require, and together with a duly executed statement (the “Retraction Request”) in the form of Schedule "A" hereto or in such other form as may be acceptable to ExchangeCo:

(a)	specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the “Retracted Shares”) redeemed by ExchangeCo;

(b)	stating the business day on which the holder desires to have ExchangeCo redeem the Retracted Shares (the “Retraction Date”), provided that the Retraction Date shall be as soon as practicable and no later than seven business days after the date on which the Retraction Request is received by ExchangeCo and further provided that, in the event that no such business day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the seventh business day after the date on which the Retraction Request is received by ExchangeCo and subject also to Section 6(9); and

(c)	acknowledging the overriding right (the “Retraction Call Right”) of Callco to purchase all but not less than all of the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to Callco in accordance with the Retraction Call Right on the terms and conditions set out in Section 6(3) hereof.

(2)	Provided that Callco has not exercised the Retraction Call Right, upon receipt by ExchangeCo or the Transfer Agent in the manner specified in Section 6(1) hereof of a certificate or certificates representing the number of Retracted Shares, together with a Retraction Request, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6(8) hereof, ExchangeCo shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall pay or cause to be paid to such holder, in accordance with Section 6(5) hereof, the aggregate Retraction Price to which such holder is entitled. If only a part of the Exchangeable Shares represented by any certificate is redeemed (or purchased by Callco pursuant to the Retraction Call Right), a new certificate for the balance of such Exchangeable Shares shall be issued by ExchangeCo to the holder at the expense of ExchangeCo.

(3)	Subject to the provisions of this Section 6, upon receipt by ExchangeCo of a Retraction Request, ExchangeCo shall immediately notify Callco thereof and shall provide to Callco a copy of the Retraction Request. In order to exercise the Retraction Call Right, Callco must notify ExchangeCo of its determination to do so (the “Callco Call Notice”) within five business days of notification to Callco by ExchangeCo of the receipt by ExchangeCo of the Retraction Request. If Callco does not so notify ExchangeCo within such five business day period, then (i) ExchangeCo shall notify the holder as soon as possible thereafter that Callco will not exercise the Retraction Call Right, and (ii) provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6(8) hereof, ExchangeCo shall redeem the Retracted Shares on the Retraction Date in the manner otherwise contemplated in this Section 6.

(4)	If Callco delivers the Callco Call Notice within such five business day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6(8) hereof, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell the Retracted Shares to Callco in accordance with the Retraction Call Right. In such event, ExchangeCo shall not redeem the Retracted Shares and Callco shall purchase from such holder and such holder shall sell to Callco on the Retraction Date the Retracted Shares for a purchase price (the “Purchase Price”) per share equal to the Retraction Price per share. For the purpose of completing a purchase pursuant to the Retraction Call Right, on the Retraction Date, Callco shall deliver or cause to be delivered to the holder of the Retracted Shares, in accordance with Section 6(5) hereof, the Purchase Price to which such holder is entitled. Provided that Callco has complied with the immediately preceding sentence, (i) the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to occur as at the close of business on the Retraction Date, and (ii) no redemption by ExchangeCo of such Retracted Shares shall take place on the Retraction Date and ExchangeCo shall no longer be obligated to pay the Retraction Price (including, for the avoidance of doubt, the Dividend Amount, if any) in respect of such Retracted Shares to the holder of the Retracted Shares.

(5)	ExchangeCo or Callco, as the case may be, shall deliver or cause the Transfer Agent to deliver to a Selling Shareholder (i) written evidence of the book entry issuance in uncertificated form of the SPAC Shares to which the Selling Shareholder is entitled in respect of such Selling Shareholder’s Retracted Shares pursuant to this Section 6 (which SPAC Shares shall be fully paid and which on issue will be admitted to listing and trading by the Principal Exchange (subject to official notice of issuance) and not subject to any restrictive legends unless such SPAC Shares are not Marketable Securities, in which case such SPAC Shares shall be made subject to an appropriate restrictive legend as reasonably determined by ExchangeCo); provided that if, as of such time the SPAC Shares deliverable in connection with such Retraction Request are Marketable Securities and the Transfer Agent for the SPAC Shares is participating in the DTC Fast Automated Securities Transfer Program, ExchangeCo or Callco, as the case may be, shall request that the Transfer Agent, at the request of the relevant holder, credit such aggregate number of SPAC Shares to which such holder is entitled pursuant to this Section 6 to the holder’s or its nominee’s balance account with DTC through its Deposit/Withdrawal at Custodian system (if eligible for transfer through DWAC); and (ii) if applicable, and on or before the payment date therefor, a cheque payable at par at any branch of the bankers of ExchangeCo or Callco, as applicable, representing the aggregate Dividend Amount, in payment of the Retraction Price or the Purchase Price, as the case may be, in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom, and such delivery of such SPAC Shares and cheques on behalf of ExchangeCo or by Callco, as the case may be, by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the Retraction Price or Purchase Price, as the case may be, to the extent that the same is represented by such share certificates and cheques (plus any tax deducted and withheld therefrom and remitted to the proper tax Agency).

(6)	On and after the close of business on the Retraction Date, the former holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the Retraction Price or Purchase Price, as the case may be, without interest, unless upon presentation and surrender of certificates in accordance with the foregoing provisions payment of the Retraction Price or the Purchase Price, as the case may be, shall not be made as provided in Section 6(5) hereof, in which case the rights of such holder shall remain unaffected until the Retraction Price or the Purchase Price, as the case may be, has been paid in the manner hereinbefore provided.

(7)	Notwithstanding any other provision of this Section 6, ExchangeCo shall not be obligated to redeem any Retracted Shares specified by a Selling Shareholder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law. If ExchangeCo believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that Callco shall not have exercised the Retraction Call Right with respect to such Retracted Shares, ExchangeCo shall only be obligated to redeem any Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the Selling Shareholder at least two business days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by ExchangeCo. In any case in which the redemption by ExchangeCo of all of the Retracted Shares specified in one or more Retraction Request would be contrary to solvency requirements or other provisions of applicable law, ExchangeCo shall redeem any Retracted Shares specified in any such Retraction Requests on a pro rata basis and shall issue to each holder of such Retracted Shares a new certificate, at the expense of ExchangeCo, representing the Retracted Shares not redeemed by ExchangeCo.

(8)	A holder of Retracted Shares may, by notice in writing given by the holder to ExchangeCo at least five (5) business days prior to the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to Callco shall be deemed to have been revoked.

(9)	Notwithstanding any other provision of this Section 6, if:

(a)	exercise of the rights of the holders of the Exchangeable Shares, or any of them, to require ExchangeCo to redeem any Exchangeable Shares pursuant to this Section 6 on any Retraction Date would require listing particulars or any similar document to be issued in order to obtain the approval of the Principal Exchange to the listing and trading (subject to official notice of issuance) of the SPAC Shares that would be required to be delivered to such holders of Exchangeable Shares in connection with the exercise of such rights; and

(b)	as a result of (a) above, it would not be practicable (notwithstanding the reasonable endeavours of SPAC) to obtain such approvals in time to enable all or any of such SPAC Shares to be admitted to listing and trading by the Principal Exchange (subject to official notice of issuance) when so delivered, such Retraction Date shall, notwithstanding any other date specified or otherwise deemed to be specified in any relevant Retraction Request, be deemed for all purposes to be the second business day immediately following the date the approvals referred to in Section 6(9)(a) are obtained, and references in these share provisions to such Retraction Date shall be construed accordingly.

7.	Redemption of Exchangeable Shares by ExchangeCo

(1)	ExchangeCo shall, at least 60 days before any Redemption Date (other than a Redemption Date established in connection with a SPAC Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event), send or cause to be sent to each Selling Shareholder a notice in writing of the redemption by ExchangeCo of all of the Exchangeable Shares held by such Selling Shareholders. In the case of a Redemption Date established in connection with a SPAC Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, the written notice of the redemption by ExchangeCo shall be sent on or before the Redemption Date, on as many days prior written notice as may be determined by the Board of Directors to be reasonably practicable in the circumstances. In such latter case, such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Redemption Date and, if applicable, particulars of the Redemption Call Right.

(2)	Subject to applicable law, and provided Callco has not exercised the Redemption Call Right, ExchangeCo shall on the Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares held by the Selling Shareholders for an amount per share (the “Redemption Price”) equal to the Current Market Price of a SPAC Share, determined as of the last business day prior to the Redemption Date, plus the Dividend Amount, if any, which Redemption Price shall be satisfied in full by ExchangeCo causing to be delivered to each Selling Shareholder one SPAC Share (which on issue will be admitted to listing and trading by the Principal Exchange (subject to official notice of issuance)) for each Exchangeable Share held by such Selling Shareholder, together with an amount in cash equal to the Dividend Amount, if any.

(3)	Notwithstanding the proposed redemption of the Exchangeable Shares by ExchangeCo pursuant to Section 7(1), Callco shall have the overriding right (the “Redemption Call Right”) to purchase from all but not less than all of the Selling Shareholders on the Redemption Date all but not less than all of the Exchangeable Shares held by the Selling Shareholders on payment by Callco to each Selling Shareholder of an amount per Exchangeable Share (the “Redemption Call Purchase Price”) equal to the Current Market Price of a SPAC Share, determined as of the last business day prior to the Redemption Date, plus the Dividend Amount, if any, which Redemption Call Purchase Price shall be satisfied in full by Callco delivering or causing to be delivered to such holder one SPAC Share plus the Dividend Amount, if any, in accordance with Section 7(5) hereof.

(4)	To exercise the Redemption Call Right, Callco must notify ExchangeCo and the Transfer Agent of Callco’s intention to exercise such right at least 30 days before the Redemption Date, except in the case of a redemption occurring as a result of a SPAC Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, in which case Callco shall so notify ExchangeCo and the Transfer Agent on or before the Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not Callco has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by Callco.

(5)	If Callco exercises the Redemption Call Right, then on the Redemption Date (i) Callco shall purchase from each Selling Shareholder, and each Selling Shareholder shall sell to Callco, all of the outstanding Exchangeable Shares held by such Selling Shareholders for a price per share equal to the Redemption Call Purchase Price (to be satisfied in the form of SPAC Shares plus a cheque(s) in respect of any Dividend Amount as specified below), and (ii) ExchangeCo shall have no obligation to pay any Redemption Price (including, for the avoidance of doubt, any Dividend Amount) to the holders of such shares so purchased by Callco. For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, Callco shall deposit or cause to be deposited with the Transfer Agent, on or before the Redemption Date, direct registration advices or book entry notations representing the aggregate number of SPAC Shares which Callco shall deliver or cause to be delivered pursuant to Section 7(3) hereof and a cheque or cheques of Callco payable at par at any branch of the bankers of Callco representing the aggregate Dividend Amount, if any, in payment of the aggregate Redemption Call Purchase Price, in each case less any amounts withheld pursuant to Section 14(3) hereof. Provided that Callco has complied with the immediately preceding sentence, on and after the Redemption Date the Selling Shareholders shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the aggregate Redemption Call Purchase Price without interest, unless payment of the aggregate Redemption Call Purchase Price for the Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the following provisions of this Section 7(5), in which case the rights of the holders shall remain unaffected until the aggregate Redemption Call Purchase Price has been paid in the manner herein provided. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and the articles of ExchangeCo and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor the SPAC Shares to which such holder is entitled, and as soon as reasonably practicable thereafter the Transfer Agent shall deliver to such holder direct registration advices or book entry notations representing the SPAC Shares to which the holder is entitled and a cheque or cheques of Callco payable at par at any branch of the bankers of Callco representing the Dividend Amount, if any, and, if and when received by the Transfer Agent, all dividends and other distributions with respect to such SPAC Shares with a record date on or after the Redemption Date and before the date of the transfer of such SPAC Shares to such holder, less any amounts withheld pursuant to Section 14(3) hereof.

(6)	On or after the Redemption Date and provided that the Redemption Call Right has not been exercised by Callco, ExchangeCo shall pay or cause to be paid to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share, upon presentation and surrender at the registered office of ExchangeCo or at any office of the Transfer Agent as may be specified by ExchangeCo in such notice of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the articles of ExchangeCo and such additional documents, instruments and payments as the Transfer Agent and ExchangeCo may reasonably require. Payment of the Redemption Price for such Exchangeable Shares shall be made by transferring or causing to be issued or transferred to each holder the SPAC Shares to which such holder is entitled and by delivering to such holder, on behalf of ExchangeCo, written evidence of the book entry issuance in uncertificated form of SPAC Shares (which SPAC Shares shall be fully paid and which on issue will be admitted to listing and trading by the Principal Exchange (subject to official notice of issuance) and not subject to any restrictive legends unless such SPAC Shares are not Marketable Securities, in which case such SPAC Shares shall be made subject to an appropriate restrictive legend as reasonably determined by ExchangeCo), and, if applicable, a cheque of ExchangeCo payable at par at any branch of the bankers of ExchangeCo in payment of the Dividend Amount, in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom. On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive the Redemption Price without interest, unless payment of the Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the Redemption Price has been paid in the manner hereinbefore provided. ExchangeCo shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to transfer or cause to be issued or transferred to, and deposited with, the Transfer Agent named in such notice the Redemption Price for the Exchangeable Shares so called for redemption, or such portion of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, less any amounts withheld on account of tax required to be deducted and withheld therefrom, such aggregate Redemption Price to be held by the Transfer Agent as trustee for and on behalf of, and for the use and benefit of, such holders. Upon the later of such deposit being made and the Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the aggregate Redemption Price for such Exchangeable Shares, without interest, and if and when received by the Transfer Agent, all dividends and other distributions with respect to the SPAC Shares to which such holder is entitled with a record date on or after the later of the date of such deposit and the Redemption Date and before the date of transfer of such SPAC Shares to such holder (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom), against presentation and surrender of the certificates for the Exchangeable Shares held by them in accordance with the foregoing provisions.

8.	Purchase for Cancellation

Subject to applicable law, ExchangeCo may at any time and from time to time purchase for cancellation all or any part of the Exchangeable Shares by private agreement with the holder thereof.

9.	Voting Rights

Except as required by applicable law and by Section 11 hereof, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of ExchangeCo or to vote at any such meeting. Without limiting the generality of the foregoing, the holders of the Exchangeable Shares shall not have class votes except as required by applicable law. For greater certainty, the holders of the Exchangeable Shares will not be entitled to receive notice of or to attend any meeting of the shareholders of SPAC or to vote at any such meeting.

10.	Tax Matters

The amount specified in respect of each Exchangeable Share for the purposes of subsection 191(4) of the Income Tax Act (Canada) shall be an amount equal to $[●].

11.	Amendment and Approval

(1)	The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

(2)	Subject to Section 11(3), any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares in accordance with applicable law shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law, subject to a minimum requirement that such approval be evidenced by a written resolution in accordance with applicable law or a resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 25% of the outstanding Exchangeable Shares at that time are present or represented by proxy; provided that if at any such meeting the holders of at least 25% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than five days thereafter and to such time and place as may be designated by the chair of such meeting. At such adjourned meeting the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares.

(3)	Unless a higher approval threshold is required under applicable law, any consent, approval or waiver by the holders of Exchangeable Shares contemplated by these share terms may be given by a written resolution signed by not less than two-thirds of the holders of the Exchangeable Shares at the relevant time (excluding any Exchangeable Shares owned by SPAC or its affiliates).

12.	Reciprocal Changes, etc. in respect of SPAC Shares

(1)	Each holder of an Exchangeable Share acknowledges that the Support Agreement provides, in part, that so long as any Exchangeable Shares not owned by SPAC or its affiliates are outstanding, SPAC will not without the prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(3) of these share provisions:

(a)	issue or distribute SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares) to the holders of all or substantially all of the then outstanding SPAC Shares by way of stock dividend or other distribution, other than an issue of SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares) to holders of SPAC Shares (i) who exercise an option to receive dividends in SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares) in lieu of receiving cash dividends, or (ii) pursuant to any dividend reinvestment plan or similar arrangement; or

(b)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding SPAC Shares entitling them to subscribe for or to purchase SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares) other than pursuant to the issuance and distribution to holders of SPAC Shares of rights to purchase equity securities of SPAC under a “poison pill” or similar shareholder rights plan (and upon exchange of Exchangeable Shares for SPAC Shares, such SPAC Shares shall be issued together with a corresponding right under such plan); or

(c)	issue or distribute to the holders of all or substantially all of the then outstanding SPAC Shares:

(i)	shares or securities of SPAC of any class (other than SPAC Shares or securities convertible into or exchangeable for or carrying rights to acquire SPAC Shares);

(ii)	rights, options or warrants other than those referred to in Section 12(1)(b) above;

(iii)	evidence of indebtedness of SPAC; or

(iv)	assets of SPAC,

unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares and at least 7 days prior written notice thereof is given to the holders of Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by SPAC in order to give effect to and to consummate, in furtherance of or otherwise in connection with the transactions contemplated by, and in accordance with, the Plan of Arrangement.

(2)	Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in part, that so long as any Exchangeable Shares not owned by SPAC or its affiliates are outstanding, SPAC will not without the prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(3) of these share provisions:

(a)	subdivide, redivide or change the then outstanding SPAC Shares into a greater number of SPAC Shares;

(b)	reduce, combine, consolidate or change the then outstanding SPAC Shares into a lesser number of SPAC Shares; or

(c)	reclassify or otherwise change the SPAC Shares or effect an amalgamation, merger, reorganization or other transaction affecting the SPAC Shares,

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares and at least 7 days prior written notice is given to the holders of Exchangeable Shares. The Support Agreement further provides, in part, that the aforesaid provisions of the Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 11(3) of these share provisions.

(3)	Notwithstanding the foregoing provisions of this Section 12, in the event of a SPAC Control Transaction:

(a)	in which SPAC merges or amalgamates with, or in which all or substantially all of the then outstanding SPAC Shares are acquired by one or more other corporations to which SPAC is, immediately before such merger, amalgamation or acquisition, related within the meaning of the Income Tax Act (Canada) (otherwise than virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of the definition of such term in Section 1(1) of these share provisions; and

(c)	in which all or substantially all of the then outstanding SPAC Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such SPAC Control Transaction, owns or controls, directly or indirectly, SPAC, then all references herein to “SPAC” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “SPAC Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of shares pursuant to these share provisions immediately subsequent to the SPAC Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to these share provisions had occurred immediately prior to the SPAC Control Transaction and the SPAC Control Transaction was completed) without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required,

13.	Actions by ExchangeCo under Support Agreement

(1)	ExchangeCo will take all such actions and do all such things as may be necessary to perform and comply with and to ensure performance and compliance by SPAC, Callco and ExchangeCo with all provisions of the Support Agreement applicable to SPAC, Callco and ExchangeCo, respectively, in accordance with the terms thereof, including taking all such actions and doing all such things as may be necessary to enforce for the direct benefit of ExchangeCo all rights and benefits in favour of ExchangeCo under or pursuant to such agreement.

(2)	ExchangeCo shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Support Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 11(3) of these share provisions, other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

(a)	adding to the covenants of the other parties to such agreement provided that the board of directors of each of ExchangeCo, Callco and SPAC shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares thereunder;

(b)	making such amendments or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the good faith opinion of the board of directors of ExchangeCo, Callco and SPAC, it may be expedient to make, provided that the boards of directors shall be of the good faith opinion, after consultation with counsel, that such amendments and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

(c)	making such changes in or corrections to such agreement which, on the advice of counsel to ExchangeCo, Callco and SPAC, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the board of directors of each of ExchangeCo, Callco and SPAC shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

14.	Legend; Call Rights; Withholding Rights

(1)	The certificates evidencing the Exchangeable Shares shall, in addition to legends prescribed by applicable corporate and securities laws, contain or have affixed thereto a legend, in form and on terms approved by the Board of Directors, with respect to the Support Agreement, the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right.

(2)	Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, in each case, in favour of Callco, and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, or the retraction or redemption of Exchangeable Shares, as the case may be, and to be bound thereby in favour of Callco as herein provided.

(3)	ExchangeCo, Callco, SPAC and the Transfer Agent shall be entitled to deduct and withhold from any dividend, distribution, price or other consideration otherwise payable to any holder of Exchangeable Shares such amounts as ExchangeCo, Callco, SPAC or the Transfer Agent is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada) or United States tax laws or any provision of provincial, territorial, state, local or foreign tax law, in each case, as amended or succeeded. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing Agency. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, ExchangeCo, Callco, SPAC and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration otherwise payable to such holder as is necessary to provide sufficient funds to ExchangeCo, Callco, SPAC or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement, and ExchangeCo, Callco, SPAC or the Transfer Agent shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

(4)	Notwithstanding any other provisions hereof, in the event that a Selling Shareholder is entitled to receive SPAC Shares pursuant to Section 5, 6 or 7 hereof, such SPAC Shares may be delivered in certificated form or by way of written evidence of book entry issuance in uncertificated form (which SPAC Shares shall be fully paid and which on issue will not subject to any restrictive legends unless such SPAC Shares are not Marketable Securities, in which case such SPAC Shares shall be made subject to an appropriate restrictive legend as reasonably determined by ExchangeCo); provided that if, as of such time the SPAC Shares are deliverable such shares are Marketable Securities and the Transfer Agent for the SPAC Shares is participating in the DTC Fast Automated Securities Transfer Program, SPAC, ExchangeCo or Callco, as the case may be, shall request that the Transfer Agent, at the request of the relevant holder, credit such aggregate number of SPAC Shares to which such holder is entitled to pursuant to the terms hereof to the holder’s or its nominee’s balance account with DTC through its Deposit/Withdrawal at Custodian system (if eligible for transfer through DWAC).

15.	Redemption of SPAC Class C Common Stock

In the event that a holder of Exchangeable Shares receives SPAC Shares in exchange or as payment for Exchangeable Shares pursuant to these share provisions, it shall result in automatic redemption, for nominal value, of an equivalent number of shares of SPAC Class C Common Stock held by such holder of Exchangeable Shares. For the avoidance of doubt, for each SPAC Share received by such holder in exchange or as payment for any Exchangeable Shares pursuant to these share provisions, one share of SPAC Class C Common Stock held by such holder shall be automatically redeemed by SPAC without any further action on the part of such holder.

16.	Restrictions on Transfer of Exchangeable Shares

A holder shall not Transfer any Exchangeable Shares unless such Transfer is made to: (a) SPAC or its affiliates; (b) approved by the Board of Directors of ExchangeCo; (c) to a Permitted Transferee; (d) in connection with any pledge or other encumbrance pursuant to a bona fide financing transaction entered into by the holder or its affiliates, or (e) the Transfer of any such shares under clause (d) resulting from the foreclosure thereon, and provided further that in each instance of a Transfer pursuant to any of the foregoing clauses, the holder concurrently Transfers an equal number of SPAC Class C Common Stock held by such holder to the transferee.

17.	Notices

(1)	Any notice, request or other communication to be given to ExchangeCo by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by first class mail (postage prepaid) or by electronic transmission or by delivery to the registered office of ExchangeCo and addressed to the attention of the Secretary of ExchangeCo. Any such notice, request or other communication, if given by mail, electronic transmission or delivery, shall only be deemed to have been given and received upon actual receipt thereof by ExchangeCo.

(2)	Any presentation and surrender by a holder of Exchangeable Shares to ExchangeCo or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of ExchangeCo or the retraction or redemption of Exchangeable Shares shall be made by first class mail (postage prepaid) or by delivery to the registered office of ExchangeCo or to such office of the Transfer Agent as may be specified by ExchangeCo, in each case addressed to the attention of the Secretary of ExchangeCo. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by ExchangeCo or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by first class mail (postage prepaid) shall be at the sole risk of the holder mailing the same.

(3)	Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of ExchangeCo shall be in writing and shall be valid and effective if given by first class mail (postage prepaid) or by delivery to the address of the holder recorded in the register of shareholders of ExchangeCo or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third business day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by ExchangeCo pursuant thereto.

(4)	In the event of any interruption of mail service immediately prior to a scheduled mailing or in the period following a mailing during which delivery normally would be expected to occur, ExchangeCo shall make reasonable efforts to disseminate any notice by other means, such as email.

Notwithstanding any other provisions of these share provisions, notices, other communications and deliveries need not be mailed if ExchangeCo determines that delivery thereof by mail may be delayed. Persons entitled to any deliveries (including certificates and cheques) which are not mailed for the foregoing reason may take delivery thereof at the office of the Transfer Agent to which the deliveries were made, upon application to the Transfer Agent, until such time as ExchangeCo has determined that delivery by mail will no longer be delayed. ExchangeCo will provide notice of any such determination not to mail made hereunder as soon as reasonably practicable after the making of such determination and in accordance with this Section 17(4). Such deliveries in such circumstances will constitute delivery to the persons entitled thereto.

18.	Disclosure of Interests in Exchangeable Shares

ExchangeCo shall be entitled to require any holder of an Exchangeable Share or any person who ExchangeCo knows or has reasonable cause to believe holds any interest whatsoever in an Exchangeable Share to confirm that fact or to give such details as to who has an interest in such Exchangeable Share as would be required (if the Exchangeable Shares were a class of “equity shares” of ExchangeCo) under section 5.2 of National Instrument 62-104 — Take-Over Bids and Issuer Bids or as would be required under the constating documents of SPAC or any laws or regulations, or pursuant to the rules or regulations of any regulatory Agency, if the Exchangeable Shares were SPAC Shares.

SCHEDULE “A” TO APPENDIX I

RETRACTION REQUEST

[TO BE PROVIDED TO HOLDERS OF EXCHANGEABLE SHARES]

To: [●] (“ExchangeCo”), [●] (“Callco”) and CF Acquisition Corp. VI (“SPAC”)

This notice is given pursuant to Section 6 of the provisions (the “Share Provisions”) attaching to the Exchangeable Shares of ExchangeCo represented by this certificate (or evidence of book-entry ownership) and all capitalized words and expressions used in this notice that are defined in the Share Provisions have the meanings ascribed to such words and expressions in such Share Provisions.

The undersigned hereby notifies ExchangeCo that, subject to the Retraction Call Right referred to below, the undersigned desires to have ExchangeCo redeem in accordance with Section 6 of the Share Provisions:

☐	all share(s) represented by this certificate (or evidence of book-entry ownership); or

☐	_____________share(s) only represented by this certificate (or evidence of book-entry ownership).

The undersigned hereby notifies ExchangeCo that the Retraction Date shall be _______________________.

NOTE: The Retraction Date must be a business day and must not be as soon as practicable and not more than 7 business days after the date upon which this notice is received by ExchangeCo, If no such business day is specified above, the Retraction Date shall be deemed to be the 7th business day after the date on which this notice is received by ExchangeCo.

The undersigned acknowledges the overriding Retraction Call Right of Callco to purchase all but not less than all the Retracted Shares from the undersigned and that this notice is and shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to Callco in accordance with the Retraction Call Right on the Retraction Date for the Purchase Price and on the other terms and conditions set out in Section 6(3) of the Share Provisions. This Retraction Request, and this offer to sell the Retracted Shares to Callco, may be revoked and withdrawn by the undersigned only by notice in writing given to ExchangeCo at any time before the close of business on the business day immediately preceding the Retraction Date.

The undersigned acknowledges that if, as a result of solvency provisions of applicable law, ExchangeCo is unable to redeem all Retracted Shares, and provided that Callco has not exercised the Retraction Call Right with respect to the Retracted Shares, the Retracted Shares will be automatically exchanged pursuant to the Support Agreement so as to require SPAC to purchase the unredeemed Retracted Shares.

The undersigned hereby represents and warrants to Callco, SPAC and ExchangeCo that the undersigned:

(select one)	☐	is	OR	☐	is not

a non-resident of Canada for purposes of the Income Tax Act (Canada). The undersigned acknowledges that in the absence of an indication that the undersigned is not a non-resident of Canada, withholding on account of Canadian tax may be made from amounts payable to the undersigned on the redemption or purchase of the Retracted Shares.

The undersigned hereby represents and warrants to Callco, SPAC and ExchangeCo that the undersigned is not a person within the United States of America, its territories or possessions or any state thereof, or the District of Columbia (collectively, the “United States”) or a U.S. person (within the meaning of Regulation S under the United States Securities Act of 1933, as amended) and is not making this Retraction Request for the account or benefit of a person within the United States or such a U.S. person.

The undersigned hereby represents and warrants to Callco, SPAC and ExchangeCo that the undersigned has good title to, and owns, the share(s) represented by this certificate (or evidence of book-entry ownership) to be acquired by Callco, SPAC or ExchangeCo, as the case may be, free and clear of all liens, claims and encumbrances.

(Date)	(Signature of Shareholder)	(Guarantee of Signature)

Please check box if the certificates (or evidence of book-entry ownership) for SPAC Shares and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder from the Transfer Agent, failing which such certificates (or evidence of book-entry ownership) and cheque(s) will be mailed to the last address of the shareholder as it appears on the register.

NOTE: This panel must be completed and this certificate, together with such additional documents and payments (including, without limitation, any applicable Stamp Taxes) as the Transfer Agent may require, must be deposited with the Transfer Agent. The securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of ExchangeCo and the certificates (or evidence of book-entry ownership) for SPAC Shares and any cheque(s) resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed.

Date:
Name of Person in Whose Name Securities or Cheque(s) Are to be Registered, Issued or Delivered (please print):
Street Address or P.O. Box:
Signature of Shareholder:
City, Province and Postal Code:
Signature Guaranteed by:

NOTE: If this Retraction Request is for less than all of the shares represented by this certificate (or evidence of book-entry ownership), a certificate (or evidence of book-entry ownership) representing the remaining share(s) of ExchangeCo represented by this certificate (or evidence of book-entry ownership) will be issued and registered in the name of the shareholder as it appears on the register of ExchangeCo, unless the Share Transfer Power on the share certificate is duly completed in respect of such share(s).

EXHIBIT K

COMPANY ARRANGEMENT RESOLUTION

The text of the Company Arrangement Resolution which the holders of Company Class A Common Shares and the holders of Company Class A Preferred Shares will be asked to pass at the Company Meeting is as follows:

BE IT RESOLVED BY SPECIAL RESOLUTION THAT:

1.	the arrangement (the “Arrangement”) under the provisions of Section 182 of the Business Corporations Act (Ontario) involving CF Acquisition Corp. VI (“SPAC”), [ExchangeCo], [CallCo], Rumble Inc. (the “Company”) and the securityholders of the Company pursuant to the business combination agreement (the “Business Combination Agreement”) by and between SPAC and the Company dated December 1, 2021, all as more particularly described and to be set forth in the management information circular of the Company (the “Company Information Circular”) accompanied by the notice of the meeting (as the Arrangement may be, or may have been, amended, modified or supplemented in accordance with its terms or the Plan of Arrangement (as defined below), or at the order of the Court (as defined below)), is hereby authorized, approved and adopted;

2.	the (i) Business Combination Agreement, as it may be, or may have been, amended, modified or supplemented in accordance with its terms, and all the related transactions contemplated therein; (ii) actions of the directors of the Company in approving the Arrangement and the Business Combination Agreement; and (iii) actions of the directors and officers of the Company in executing and delivering the Business Combination Agreement and causing the performance by the Company of its obligations thereunder, are hereby ratified and approved;

3.	the plan of arrangement (the “Plan of Arrangement”) of the Company to implement the Arrangement, the full text of which is set out as Schedule “A” to the Company Information Circular, as the Plan of Arrangement may be, or may have been, modified or amended in accordance with its terms or the Arrangement Agreement or at the order of the Court, is hereby authorized, approved and adopted;

4.	the Company be and is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) (the “Court”) to approve the Arrangement on the terms set forth in the Business Combination Agreement and the Plan of Arrangement (as they may be, or may have been, amended, modified or supplemented and as described in the Company Information Circular);

5.	notwithstanding that this resolution has been passed (and the Arrangement adopted) by the holders of Company Class A Common Shares and the holders of Company Class A Preferred Shares (each as defined in the Business Combination Agreement) or that the Arrangement has been approved by the Court, the directors of the Company are hereby authorized and empowered, at their discretion, without further notice to, or approval of, the shareholders of the Company:

a.	to amend or modify the Business Combination Agreement or the Plan of Arrangement to the extent permitted by the Business Combination Agreement or the Plan of Arrangement; and

b.	subject to the terms of the Business Combination Agreement, not to proceed with the Arrangement at any time prior to the Arrangement Effective Time (as defined in the Business Combination Agreement);

6.	any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to make an application to the Court for an order approving the Arrangement and to execute, under the corporate seal of the Company or otherwise, and to deliver or cause to be delivered, for filing with the Director under the Business Corporations Act (Ontario), articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Business Combination Agreement, such determination to be conclusively evidenced by the execution and delivery of such other documents; and

7.	any officer or director of the Company is hereby authorized and directed, for and on behalf of the Company, to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such other document or instrument or the doing of any other such act or thing.

K-1

EXHIBIT L

EXCHANGE AND SUPPORT AGREEMENT

THIS EXCHANGE AND SUPPORT AGREEMENT made as of the ____ day of [●], 2021, among CF Acquisition Corp. VI, a corporation existing under the laws of Delaware (“SPAC”), [●], a corporation incorporated under the laws of Ontario (“ExchangeCo”), [●], a corporation incorporated under the laws of Ontario (“Callco”), and the persons who hold Exchangeable Shares of ExchangeCo and are bound by this agreement (the “Beneficiaries”).

RECITALS:

(A)	in connection with a business combination agreement (the “Business Combination Agreement”) made as of December 1, 2021 between SPAC and Rumble Inc. (“Rumble”), the Exchangeable Shares are to be issued to certain holders of securities of Rumble Inc. pursuant to the Plan of Arrangement contemplated by the Business Combination Agreement; and

(B)	this agreement is required to be entered into pursuant to the Business Combination Agreement.

In consideration of the foregoing and the mutual agreements contained herein (the receipt and sufficiency of which are acknowledged), the parties agree as follows:

Article 1

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms

Each initially capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Share Provisions”) attaching to the Exchangeable Shares as set out in the articles of ExchangeCo and the following terms shall have the following meanings:

“affiliate” has the meaning ascribed thereto in National Instrument 45-106 — Prospectus Exemptions, as amended; provided, however, Founder and his Permitted Transferees shall not be considered to be an affiliate of SPAC, CallCo or ExchangeCo for the purposes hereof.

“Automatic Exchange Right” means the benefit of the obligation of SPAC to effect the automatic exchange of Exchangeable Shares for SPAC Shares pursuant to Section 3.8.

“Automatic Exchange Right Purchase Price” has the meaning ascribed thereto in Section 3.8(c).

“Beneficiaries” means the initial registered holders set forth on Schedule 1 hereto and any other registered holders from time to time of Exchangeable Shares who becomes a party to this agreement, other than SPAC or its affiliates.

“business day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario or New York, New York.

“Callco” means [●], a corporation incorporated under the laws of Ontario, and any successor thereto.

“certificate” means a share certificate or direct registration statement, evidencing ownership of a share.

“Equivalent Dividend” has the meaning ascribed thereto in Section 2.1(a).

“Equivalent Stock Subdivision” has the meaning ascribed thereto in Section 2.1(a).

“Exchange Right” has the meaning ascribed thereto in Section 3.1(a).

“Exchange Right Purchase Price” has the meaning ascribed thereto in Section 3.3.

“including” means “including without limitation” and “includes” means “includes without limitation”.

“Insolvency Event” means (i) the institution by ExchangeCo of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of ExchangeCo to the institution of bankruptcy, insolvency or winding-up proceedings against it, or (ii) the filing by ExchangeCo of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), or the failure by ExchangeCo to contest in good faith any such proceedings commenced in respect of ExchangeCo within 30 days of becoming aware thereof, or the consent by ExchangeCo to the filing of any such petition or to the appointment of a receiver, or (iii) the making by ExchangeCo of a general assignment for the benefit of creditors, or the admission in writing by ExchangeCo of its inability to pay its debts generally as they become due, or (iv) ExchangeCo not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6(7) of the Share Provisions.

“Liquidation Event” has the meaning ascribed thereto in Section 3.8(b).

“Liquidation Event Effective Date” has the meaning ascribed thereto in Section 3.8(c).

“Other Corporation” has the meaning ascribed thereto in Section 4.4(c).

“Other Shares” has the meaning ascribed thereto in Section 4.4(c).

“Permitted Transferees” has the meaning in the SPAC Charter.

“person” includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Agency, syndicate or other entity, whether or not having legal status.

“SPAC Shares” means the Class A common stock in the capital of SPAC, and any other securities into which such shares may be changed.

“SPAC Successor” has the meaning ascribed thereto in Section 4.1(a).

“Transfer” has the meaning ascribed thereto in Section 3.10.

1.2 Interpretation Not Affected by Headings

The division of this agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this agreement. Unless otherwise specified, references to an “Article” or “Section” refer to the specified Article or Section of this agreement.

1.3 Number, Gender

Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

1.4 Date for any Action

If any date on which any action is required to be taken under this agreement is not a business day, such action shall be required to be taken on the next succeeding business day.

Article 2

COVENANTS OF SPAC AND EXCHANGECO

2.1 Covenants Regarding Exchangeable Shares

So long as any Exchangeable Shares not owned by SPAC or its affiliates are outstanding, SPAC shall, whether directly or indirectly through its subsidiaries or otherwise:

(a)	not declare or pay any dividend or make any other distribution on the SPAC Shares unless (i) ExchangeCo shall (A) on the same day declare or pay, as the case may be, an equivalent dividend or other distribution (as provided for in the Share Provisions) on the Exchangeable Shares (an “Equivalent Dividend”), and (B) have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such Equivalent Dividend, or (ii) ExchangeCo shall, in the case of a dividend that is a stock dividend on the SPAC Shares (A) effect a corresponding, contemporaneous and economically equivalent subdivision of the Exchangeable Shares in lieu of a stock dividend thereon (as provided for in the Share Provisions) in a similar proportion to that in respect of the SPAC Shares (an “Equivalent Stock Subdivision”), and (B) have sufficient authorized but unissued securities available to enable the Equivalent Stock Subdivision;

(b)	advise ExchangeCo sufficiently in advance of the declaration by SPAC of any dividend or other distribution on the SPAC Shares and take all such other actions as are necessary or desirable, in co-operation with ExchangeCo, to ensure that (i) the respective declaration date, record date and payment date for an Equivalent Dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend or other distribution on the SPAC Shares, or (ii) the record date and effective date for an Equivalent Stock Subdivision shall be the same as the record date and payment date for the corresponding stock dividend on the SPAC Shares;

(c)	ensure that the record date for any dividend or other distribution declared on the SPAC Shares is not less than 7 days after the declaration date of such dividend or other distribution;

(d)	take all such actions and do all such things as are necessary to enable and permit ExchangeCo, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by SPAC or its affiliates) upon the liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, the delivery of a Retraction Request by a Beneficiary or a redemption of Exchangeable Shares by ExchangeCo, as the case may be, including all such actions and all such things as are necessary or desirable to enable and permit ExchangeCo to cause to be delivered SPAC Shares to the Beneficiaries in accordance with the provisions of Sections 5, 6 or 7, as the case may be, of the Share Provisions;

(e)	take all such actions and do all such things as are necessary or desirable to enable and permit Callco, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including all such actions and all such things as are necessary or desirable to enable and permit Callco to cause to be delivered SPAC Shares to the Beneficiaries in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as the case may be; and

(f)	not exercise its vote or other right as either a shareholder or creditor to initiate the voluntary liquidation, dissolution or winding up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, nor take any action or omit to take any action (which, for greater certainty, shall not require SPAC to advance additional funding to, or make an investment in, ExchangeCo) that is designed to result in the liquidation, dissolution or winding up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs.

2.2 Contribution and Segregation of Funds

SPAC shall contribute, or cause to be contributed, to ExchangeCo (as a capital contribution or as the subscription price for shares of ExchangeCo) from time to time sufficient funds, assets or other property as is necessary to enable ExchangeCo to pay the dividends required to be paid by ExchangeCo on the Exchangeable Shares as the result of dividends being declared on the SPAC Shares, which funding shall occur in sufficient time to permit ExchangeCo to pay any such dividends in accordance with the Share Provisions. In addition, ExchangeCo shall from time to time deposit a sufficient amount of funds in a separate account of ExchangeCo and segregate a sufficient amount of such other assets and property as is necessary to enable ExchangeCo to pay dividends on the Exchangeable Shares when due and to pay or otherwise satisfy its respective obligations under Sections 5, 6 and 7 of the Share Provisions, as applicable, and ExchangeCo shall use such funds, assets and property so segregated exclusively for such purposes.

2.3 Reservation of SPAC Shares

SPAC hereby represents, warrants and covenants in favour of ExchangeCo, Callco and the Beneficiaries that SPAC has reserved for issuance and shall, at all times while any Exchangeable Shares (other than Exchangeable Shares held by SPAC or its affiliates) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of SPAC Shares (or other shares or securities into which SPAC Shares may be reclassified or changed as contemplated by Section 2.7): (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time; and (b) as are now and may hereafter be required to enable and permit SPAC to meet its obligations under any security or commitment pursuant to which SPAC may now or hereafter be required to issue SPAC Shares, to enable and permit Callco to meet its obligations under each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right and to enable and permit ExchangeCo to meet its obligations hereunder and under the Share Provisions.

2.4 Notification of Certain Events

In order to assist SPAC to comply with its obligations hereunder and to permit Callco to exercise, as the case may be, the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, ExchangeCo shall notify SPAC and Callco of each of the following events at the time set forth below:

(a)	in the event of any determination by the Board of Directors of ExchangeCo to institute voluntary liquidation, dissolution or winding-up proceedings with respect to ExchangeCo or to effect any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)	promptly, upon the earlier of receipt by ExchangeCo of notice of and ExchangeCo otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of ExchangeCo or to effect any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs;

(c)	immediately, upon receipt by ExchangeCo of a Retraction Request;

(d)	on the same date on which notice of redemption is given to Beneficiaries, upon the determination of a Redemption Date in accordance with the Share Provisions; and

(e)	as soon as practicable upon the issuance by ExchangeCo of any Exchangeable Shares (other than the issuance of Exchangeable Shares pursuant to the Arrangement).

2.5	Delivery of SPAC Shares to ExchangeCo and Callco

In furtherance of its obligations under Section 2.1(d) and Section 2.1(e), upon notice from ExchangeCo or Callco of any event that requires ExchangeCo or Callco to cause to be delivered SPAC Shares to any Beneficiary, SPAC shall forthwith and in any event not less than one business day prior to the relevant Liquidation Date, Retraction Date or Redemption Date, as applicable, allot, issue and deliver or cause to be delivered to the Transfer Agent on behalf of the relevant Beneficiary, as directed by ExchangeCo or Callco, the requisite number of SPAC Shares to be allotted to, received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares (but, for the avoidance of doubt, not to ExchangeCo or Callco). All such SPAC Shares shall be duly authorized and validly issued as fully paid and which on issue will be admitted to listing and trading by the Principal Exchange (subject to official notice of issuance). All such SPAC Shares that are Marketable Securities upon issuance shall be issued free and clear of any lien, claim or encumbrance (without any restrictive legends) or, if any such shares are not Marketable Securities, such shares shall be made subject to an appropriate restrictive legend as reasonably determined by ExchangeCo. In consideration of the issuance and delivery of each such SPAC Share, ExchangeCo or Callco, as the case may be, shall ascribe a cash amount or pay a purchase price to SPAC equal to the Current Market Price of such SPAC Shares (which may be satisfied through the issuance of common shares of ExchangeCo or Callco, as the case may be, to SPAC).

2.6	Qualification of SPAC Shares

SPAC shall use its commercially reasonable efforts (which, for greater certainty, shall not require SPAC to consent to a term or condition or approval which SPAC reasonably determines could have a material adverse effect on SPAC) to cause all SPAC Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on the Principal Exchange on which outstanding SPAC Shares (or such other shares or securities) have been listed by SPAC and remain listed and are quoted or posted for trading at such time.

2.7	Economic Equivalence

So long as any Exchangeable Shares not owned by SPAC or its affiliates are outstanding:

(a)	SPAC shall not, without the prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(3) of the Share Provisions:

(i)	issue or distribute SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares) to the holders of all or substantially all of the then outstanding SPAC Shares by way of stock dividend or other distribution, other than an issue of SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares) to holders of SPAC Shares (i) who exercise an option to receive dividends in SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares) in lieu of receiving cash dividends, or (ii) pursuant to any dividend reinvestment plan or similar arrangement;

(ii)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding SPAC Shares entitling them to subscribe for or to purchase SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares) other than pursuant to the issuance and distribution to holders of SPAC Shares of rights to purchase equity securities of SPAC under a “poison pill” or similar shareholder rights plan (and upon exchange of Exchangeable Shares for SPAC Shares, such SPAC Shares shall be issued together with a corresponding right under such plan); or

(iii)	issue or distribute to the holders of all or substantially all of the then outstanding SPAC Shares (A) shares or securities (including evidence of indebtedness) of SPAC of any class (other than SPAC Shares or securities convertible into or exchangeable for or carrying rights to acquire SPAC Shares), or (B) rights, options, warrants or other assets other than those referred to in Section 2.7(a)(ii);

unless in each case the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares and at least seven days prior written notice thereof is given to the Beneficiaries; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by SPAC in order to give effect to and to consummate, or in furtherance of or otherwise in connection with, the transactions contemplated by, and in accordance with, the Plan of Arrangement.

(b)	SPAC shall not, without the prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(3) of the Share Provisions:

(i)	subdivide, redivide or change the then outstanding SPAC Shares into a greater number of SPAC Shares;

(ii)	reduce, combine, consolidate or change the then outstanding SPAC Shares into a lesser number of SPAC Shares; or

(iii)	reclassify or otherwise change SPAC Shares or effect an amalgamation, merger, arrangement, reorganization or other transaction affecting SPAC Shares;

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares and at least seven days prior written notice is given to the Beneficiaries.

(c)	SPAC shall ensure that the record date for any event referred to in Sections 2.7(a) or 2.7(b), or, if no record date is applicable for such event, the effective date for any such event, is not less than seven days after the date on which such event is declared or announced by SPAC (with contemporaneous notification thereof by SPAC to ExchangeCo).

(d)	The Board of Directors of ExchangeCo shall determine, acting in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in Sections 2.7(a) or 2.7(b) and each such determination shall be conclusive and binding on SPAC. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of ExchangeCo to be relevant, be considered by the Board of Directors of ExchangeCo:

(i)	in the case of any stock dividend or other distribution payable in SPAC Shares, the number of such shares issued in proportion to the number of SPAC Shares previously outstanding;

(ii)	in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price of a SPAC Share;

(iii)	in the case of the issuance or distribution of any other form of property (including any shares or securities of SPAC of any class other than SPAC Shares, any rights, options or warrants other than those referred to in Section 2.7(d)(ii), any evidences of indebtedness of SPAC or any assets of SPAC), the relationship between the fair market value (as determined by the Board of Directors of ExchangeCo in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding SPAC Share and the Current Market Price of a SPAC Share; and

(iv)	in the case of any subdivision, redivision or change of the then outstanding SPAC Shares into a greater number of SPAC Shares or the reduction, combination, consolidation or change of the then outstanding SPAC Shares into a lesser number of SPAC Shares or any amalgamation, merger, arrangement, reorganization or other transaction affecting SPAC Shares, the effect thereof upon the then outstanding SPAC Shares.

(e)	ExchangeCo agrees that, to the extent required, upon due notice from SPAC, ExchangeCo shall use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by ExchangeCo, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalence with respect to the SPAC Shares and Exchangeable Shares as provided for in this Section 2.7.

2.8 Tender Offers

In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to SPAC Shares (an “Offer”) is proposed by SPAC or is proposed to SPAC or its shareholders and is recommended by the board of directors of SPAC, or is otherwise effected or to be effected with the consent or approval of the board of directors of SPAC, and the Exchangeable Shares are not redeemed by ExchangeCo or purchased by SPAC pursuant to the Redemption Call Right, SPAC and ExchangeCo shall expeditiously and in good faith take all such actions and do all such things as are necessary or desirable to enable and permit Beneficiaries (other than SPAC and its affiliates) to participate in such Offer to the same extent and on an economically equivalent basis as the holders of SPAC Shares, without discrimination. Without limiting the generality of the foregoing, SPAC and ExchangeCo shall expeditiously and in good faith take all such actions and do all such things as are necessary or desirable to ensure that Beneficiaries may participate in each such Offer without being required to retract Exchangeable Shares as against ExchangeCo (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of ExchangeCo to redeem (or Callco to purchase pursuant to the Redemption Call Right) Exchangeable Shares, as applicable, in the event of a SPAC Control Transaction.

2.9 Ownership of Outstanding Shares

Without the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(3) of the Share Provisions, SPAC covenants and agrees that, as long as any outstanding Exchangeable Shares are owned by any person other than SPAC or its affiliates, SPAC shall be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of ExchangeCo. Notwithstanding the foregoing, but subject to Article 4, SPAC shall not be in violation of this Section 2.9 if any person or group of persons acting jointly or in concert acquire all or substantially all of the assets of SPAC or the SPAC Shares pursuant to any merger of SPAC pursuant to which SPAC is not the surviving corporation.

2.10 SPAC and Affiliates Not to Vote Exchangeable Shares

SPAC covenants and agrees that it shall appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its affiliates for the sole purpose of attending each meeting of Beneficiaries in order to be counted as part of the quorum for each such meeting. SPAC further covenants and agrees that it shall not, and shall cause its affiliates not to, exercise any voting rights which may be exercisable by Beneficiaries from time to time pursuant to the Share Provisions or pursuant to the provisions of the OBCA (or any successor or other corporate statute by which ExchangeCo may in the future be governed) with respect to any Exchangeable Shares held by it or by its affiliates in respect of any matter considered at any meeting of Beneficiaries.

2.11 Ordinary Market Purchases

For certainty, nothing contained in this agreement, including the obligations of SPAC contained in Section 2.8, shall limit the ability of SPAC (or any of its subsidiaries including, without limitation, ExchangeCo) to make ordinary market purchases of SPAC Shares in accordance with applicable laws and regulatory or stock exchange requirements.

Article 3

EXCHANGE AND AUTOMATIC EXCHANGE

3.1 Grant of Exchange Right and Automatic Exchange Right

(a)	SPAC hereby grants to the Beneficiaries:

(i)	the right (the “Exchange Right”), exercisable solely upon the occurrence and during the continuance of an Insolvency Event, to require SPAC to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by such Beneficiary, and

(ii)	the Automatic Exchange Right, exercisable solely upon the occurrence a Liquidation Event as set forth in Section 3.8 below,

all in accordance with the provisions of this agreement. SPAC hereby acknowledges receipt from the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Right by SPAC to the Beneficiaries.

(b)	The obligations of SPAC to issue SPAC Shares pursuant to the Automatic Exchange Right or the Exchange Right are subject to all applicable laws and regulatory or stock exchange requirements.

3.2 Legended Share Certificates

ExchangeCo shall cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of their right with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares, and the Automatic Exchange Right.

3.3 Purchase Price

The purchase price payable by SPAC for each Exchangeable Share to be purchased by SPAC under the Exchange Right shall be an amount per share (the “Exchange Right Purchase Price”) equal to (i) the Current Market Price of a SPAC Share on the day before the exchange, which shall be satisfied in full by SPAC issuing to the Beneficiary one SPAC Share, plus (ii) an additional amount equal to the full amount of all declared and unpaid dividends, if any, on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange. In connection with each exercise of the Exchange Right, SPAC shall provide to the Beneficiaries an officer’s certificate setting forth the calculation of the Exchange Right Purchase Price.

3.4 Exercise Instructions

Subject to the terms and conditions set forth herein, a Beneficiary shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the books of ExchangeCo. To cause the exercise of the Exchange Right, the Beneficiary shall deliver to SPAC, in person or by certified or registered mail, at such place as SPAC may from time to designate by written notice to the Beneficiaries, the certificate or certificates representing the Exchangeable Shares which such Beneficiary desires SPAC to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as SPAC, ExchangeCo and the Transfer Agent may reasonably require, together with:

(a)	a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating: (i) that the Beneficiary is exercising the Exchange Right so as to require SPAC to purchase from the Beneficiary the number of Exchangeable Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by SPAC free and clear of all liens, claims, security interests and encumbrances, (iii) the names in which the certificates (or the electronic equivalent thereof) representing SPAC Shares issuable in connection with the exercise of the Exchange Right are to be issued, and (iv) the names and addresses of the persons to whom such new certificates (or the electronic equivalent thereof) should be delivered, and

(b)	payment (or evidence satisfactory to ExchangeCo and SPAC of payment) of the taxes (if any) payable as contemplated by Section 3.6 of this agreement.

If only a part of the Exchangeable Shares represented by any certificate or certificates are to be purchased by SPAC under the Exchange Right, a new certificate (or the electronic equivalent thereof) for the balance of such Exchangeable Shares shall be issued to the holder at the expense of ExchangeCo.

3.5 Delivery of SPAC Shares; Effect of Exercise

Promptly after the receipt of the certificates representing the Exchangeable Shares which the Beneficiary desires SPAC to purchase under the Exchange Right, duly endorsed for transfer to SPAC, together with a duly completed form of notice of exercise of the Exchange Right and such other documents and payment as required by Section 3.4, SPAC shall promptly thereafter deliver or cause to be delivered to the Beneficiary in respect of such Exchangeable Shares (or to such other persons, if any, properly designated by such Beneficiary) the Exchange Right Purchase Price deliverable in connection with the exercise of the Exchange Right; provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to ExchangeCo and SPAC of the payment of) the taxes (if any) payable as contemplated by Section 3.6 of this agreement. Immediately upon the giving of notice by the Beneficiary to SPAC of the exercise of the Exchange Right in accordance with Section 3.4, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Beneficiary of such Exchangeable Shares shall be deemed to have transferred to SPAC all of such Beneficiary’s right, title and interest in and to such Exchangeable Shares and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the Exchange Right Purchase Price unless such Exchange Right Purchase Price is not delivered by SPAC to the Beneficiary (or to such other person, if any, properly designated by such Beneficiary) within three business days of the date of the giving of such notice, in which case the rights of the Beneficiary shall remain unaffected until such Exchange Right Purchase Price is delivered by SPAC and any cheque included therein is paid.

3.6 Stamp or Other Transfer Taxes

Upon any sale of Exchangeable Shares to SPAC pursuant to the Exchange Right or the Automatic Exchange Right, the share certificate or certificates representing SPAC Shares to be delivered in connection with the payment of the Exchange Right Purchase Price or the Automatic Exchange Right Purchase Price (as applicable) therefor shall be issued in the name of the Beneficiary in respect of the Exchangeable Shares so sold or in such names as such Beneficiary may otherwise direct in writing without change to the holder of the Exchangeable Shares so sold; provided, however, that such Beneficiary (a) shall pay (and neither SPAC nor ExchangeCo shall be required to pay) any documentary, stamp, transfer of other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary or (b) shall have provided evidence satisfactory to SPAC and ExchangeCo that such taxes, if any, have been paid.

3.7 Notice of Insolvency Event

As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, ExchangeCo shall provide notice of such Insolvency Event to SPAC and mail to each Beneficiary a notice of such Insolvency Event in the form provided by SPAC, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right together with any necessary documentation that would need to be completed in order to exercise such Exchange Right. In the event that a Beneficiary has exercised its retraction right under Section 6 of the Share Provisions to require ExchangeCo to redeem any or all of the Exchangeable Shares held by the Beneficiary (the “Retracted Shares”) and is notified by ExchangeCo pursuant to Section 6(7) of the Share Provisions that ExchangeCo will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, and provided that Callco shall not have exercised its Retraction Call Right with respect to the Retracted Shares and that the Beneficiary shall not have revoked the Retraction Request in respect of such Exchangeable Shares in the manner specified in Section 6(8) of the Share Provisions, the Retraction Request will constitute and will be deemed to constitute notice from the Beneficiary to SPAC and ExchangeCo that the Beneficiary is exercising the Exchange Right with respect to those Retracted Shares that ExchangeCo is unable to redeem. In any such event, ExchangeCo hereby agrees with the Beneficiaries to notify the Beneficiaries immediately of such prohibition against ExchangeCo redeeming the Retracted Shares and to immediately forward or cause to be forwarded to SPAC all relevant materials delivered by the Beneficiary to ExchangeCo or to the Transfer Agent in connection with such proposed redemption of the Retracted Shares, and the Beneficiary will thereupon be deemed to exercise the Exchange Right with respect to the Retracted Shares that ExchangeCo is not permitted to redeem and SPAC shall thereupon purchase such shares pursuant to the Exchange Right in accordance with the provisions of this Article 3.

3.8 Automatic Exchange on Liquidation of SPAC

(a)	SPAC shall give ExchangeCo written notice of each of the following events at the time set forth below:

(i)	in the event of any determination by the board of directors of SPAC to institute voluntary liquidation, dissolution or winding-up proceedings with respect to SPAC or to effect any other distribution of assets of SPAC among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(ii)	as soon as practicable following the earlier of (A) receipt by SPAC of notice of, and (B) SPAC otherwise becoming aware of, any instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of SPAC or to effect any other distribution of assets of SPAC among its shareholders for the purpose of winding up its affairs, in each case where SPAC has failed to contest in good faith any such proceeding commenced in respect of SPAC, within 30 days of becoming aware thereof.

(b)	As soon as practicable following receipt by ExchangeCo from SPAC of notice of any event (a “Liquidation Event”) contemplated by Section 3.8(a), ExchangeCo shall give notice thereof to the Beneficiaries. Such notice shall include a brief description of the automatic exchange of Exchangeable Shares for SPAC Shares provided for in Section 3.8(c).

(c)	In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of SPAC Shares in the distribution of assets of SPAC in connection with a Liquidation Event, immediately prior to the effective date (the “Liquidation Event Effective Date”) of a Liquidation Event, all of the then outstanding Exchangeable Shares (other than Exchangeable Shares owned by SPAC or its affiliates) shall be automatically exchanged for SPAC Shares in accordance with this Section 3.8. To effect such automatic exchange, SPAC shall purchase each Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Date and held by Beneficiaries, and each Beneficiary shall sell the Exchangeable Shares held by it at such time, free and clear of any lien, claim or encumbrance, for a purchase price per share (the “Automatic Exchange Right Purchase Price”) equal to (i) the Current Market Price of a SPAC Share on the day prior to the Liquidation Event Effective Date, which shall be satisfied in full by SPAC issuing to the Beneficiary one SPAC Share, plus (ii) an additional amount equal to the full amount of all declared and unpaid dividends, if any, on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange. Upon payment by SPAC of such Automatic Exchange Right Purchase Price, the relevant Beneficiary shall cease to have any right to be paid by ExchangeCo any amount in respect of each Exchangeable Share.

(d)	The closing of the transaction of purchase and sale contemplated by the Automatic Exchange Right shall be deemed to have occurred immediately prior to the Liquidation Event Effective Date, and each Beneficiary shall be deemed to have transferred to SPAC all of the Beneficiary’s right, title and interest in and to such Beneficiary’s Exchangeable Shares free and clear of any lien, claim or encumbrance and each such Beneficiary shall cease to be a holder of such Exchangeable Shares and SPAC shall issue to the Beneficiary the SPAC Shares issuable upon the automatic exchange of Exchangeable Shares for SPAC Shares and on the applicable payment date shall deliver to the Beneficiaries a cheque for the balance, if any, of the Automatic Exchange Right Purchase Price for such Exchangeable Shares, without interest, in each case less any amounts withheld pursuant to Section 3.9. Upon the request of a Beneficiary and the surrender by the Beneficiary of Exchangeable Share certificates deemed to represent SPAC Shares, duly endorsed in blank and accompanied by such instruments of transfer as SPAC may reasonably require, SPAC shall deliver or cause to be delivered to the Beneficiary certificates (or the electronic equivalent thereof) representing the SPAC Shares of which the Beneficiary is entitled.

3.9 Withholding Rights

SPAC, Callco, ExchangeCo and the Transfer Agent shall be entitled to deduct and withhold from any dividend, distribution, price or other consideration, including SPAC Shares, payable under this agreement to any Beneficiary such amounts as they are required to deduct and withhold with respect to such payment under the Income Tax Act (Canada) or United States tax laws or any provision of provincial, territorial, state, local or foreign tax law, in each case as amended or succeeded. SPAC, Callco, ExchangeCo and the Transfer Agent may act and rely on the advice of counsel with respect to such matters. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing Agency. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, SPAC, Callco, ExchangeCo and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to SPAC, Callco, ExchangeCo or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and SPAC, Callco or ExchangeCo shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

3.10 Restrictions on Transfer

A Beneficiary shall not Transfer any Exchangeable Shares (or any other securities of ExchangeCo received on account of the Beneficiary’s ownership of Exchangeable Shares) unless such Transfer is: (a) a Transfer of Exchangeable Shares by the Beneficiary to SPAC or its affiliates pursuant to the terms of this Agreement, (b) a Transfer approved by the Board of Directors of ExchangeCo, which approval may be withheld for any reason, (c) a Transfer to a Permitted Transferee, (d) any Transfer in connection with any pledge or other encumbrance pursuant to a bona fide financing transaction entered into by the holder or its affiliates, or (e) the Transfer of any such shares under clause (d) resulting from any foreclosure thereon, and provided further that in each instance of a Transfer pursuant to any of the foregoing clauses, the holder concurrently Transfers an equal number of shares of Class C common stock in the capital of SPAC held by such holder to the transferee. As used above, the term “Transfer” includes the making of any sale, exchange, assignment, gift, grant of security interest, pledge, mortgage or other direct or indirect disposition or encumbrance, or any contract therefor, any trust or other agreement or arrangement with respect to any other beneficial interest in such securities, the creation of any other claim thereto or any other transfer or disposition whatsoever, whether voluntary or involuntary, affecting the right, title, interest or possession in or to such securities.

Article 4

SPAC SUCCESSORS

4.1 Certain Requirements in Respect of Combination, etc.

So long as any Exchangeable Shares not owned by SPAC or its affiliates are outstanding, SPAC shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, arrangement, amalgamation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom, provided that it may do so if:

(a)	such other person or continuing corporation (the “SPAC Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the SPAC Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such SPAC Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of SPAC under this agreement; and

(b)	such transaction shall be upon such terms and conditions as to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of the Exchangeable Shares.

4.2 Vesting of Powers in Successor

Whenever the conditions of Section 4.1 have been duly observed and performed, SPAC, ExchangeCo and Callco, if required by Section 4.1, shall execute and deliver the supplemental agreement provided for in Section 4.1(a) and thereupon the SPAC Successor and such other person that may then be the issuer of the SPAC Shares shall possess and from time to time may exercise each and every right and power of SPAC under this agreement in the name of SPAC or otherwise and any act or proceeding by any provision of this agreement required to be done or performed by the board of directors of SPAC or any officers of SPAC may be done and performed with like force and effect by the directors or officers of such SPAC Successor.

4.3 Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing (i) the amalgamation or merger of any wholly-owned direct or indirect subsidiary of SPAC (other than ExchangeCo or Callco) with or into SPAC, (ii) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of SPAC (other than ExchangeCo or Callco), provided that all of the assets of such subsidiary are transferred to SPAC or another wholly-owned direct or indirect subsidiary of SPAC, or (iii) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of SPAC (other than ExchangeCo or Callco) among the shareholders of such subsidiary for the purpose of winding up its affairs, and any such transactions are expressly permitted by this Article 4.

4.4 Successorship Transaction

Notwithstanding the foregoing provisions of Article 4, in the event of a SPAC Control Transaction:

(a)	in which SPAC merges or amalgamates with, or in which all or substantially all of the then outstanding SPAC Shares are acquired by, one or more other corporations to which SPAC is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the Income Tax Act (Canada) (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

(c)	in which all or substantially all of the then outstanding SPAC Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such SPAC Control Transaction, owns or controls, directly or indirectly, SPAC;

then all references herein to “SPAC” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “SPAC Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments if any, as are required to result in a Beneficiary on the exchange, redemption or retraction of Exchangeable Shares pursuant to Section 7 of the Share Provisions immediately subsequent to the SPAC Control Transaction being entitled to receive that number of Other Shares equal to the number of SPAC Shares such Beneficiary would have received if the exchange, redemption or retraction of such Exchangeable Shares pursuant to Section 7 of the Share Provisions had occurred immediately prior to the SPAC Control Transaction and the SPAC Control Transaction was completed) without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

Article 5

GENERAL

5.1 Term

This agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any person other than SPAC or its affiliates.

5.2 Changes in Capital of SPAC and ExchangeCo

At all times after the occurrence of any event contemplated pursuant to Section 2.7 and Section 2.8 or otherwise, as a result of which either SPAC Shares or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which SPAC Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

5.3 Severability

If any term or other provision of this agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

5.4 Amendments, Modifications

(a)	Subject to Sections 5.2, 5.3 and 5.5, this agreement may not be amended or modified except by an agreement in writing executed by ExchangeCo and SPAC and approved by the holders of the Exchangeable Shares in accordance with Section 11(3) of the Share Provisions.

(b)	No amendment or modification or waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

5.5 Ministerial Amendments

Notwithstanding the provisions of Section 5.4, SPAC, Callco and ExchangeCo may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this agreement for the purposes of:

(a)	adding to the covenants of any or all parties provided that the board of directors of each of ExchangeCo and SPAC shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(b)	making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of ExchangeCo and SPAC, it may be expedient to make, provided that each such boards of directors shall be of the good faith opinion, after consultation with counsel, that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(c)	making such changes or corrections which, on the advice of counsel to ExchangeCo and SPAC, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the boards of directors of each of ExchangeCo and SPAC shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

5.6 Meeting to Consider Amendments

ExchangeCo, at the request of SPAC, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 5.4. Any such meeting or meetings shall be called and held in accordance with the bylaws of ExchangeCo, the Share Provisions and all applicable laws.

5.7 Enurement

This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns including, in respect of any amalgamation undertaken under applicable corporate law.

5.8 Notices to Parties

Any notice and other communications required or permitted to be given pursuant to this agreement shall be sufficiently given if delivered in person or if sent by email transmission (provided such transmission is recorded as being transmitted successfully) to the parties at the following addresses:

(i)	In the case of SPAC or ExchangeCo, to the following:

c/o Rumble Inc.

218 Adelaide Street West, Suite 400

Toronto, Ontario M5H 1W7

Attention: Christopher Pavlovski and Michael Ellis

Email: XXXXXX and XXXXXX

(ii)	In the case of the Beneficiaries, to the following:

the address of the Beneficiary recorded in the securities register of ExchangeCo or, in the event of the address of any Beneficiary not being so recorded, then at the last known address of the Beneficiary, or at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this section, and if so given the same shall be deemed to have been received on the date of such delivery or sending.

5.9 Counterparts

This agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

5.10 Jurisdiction

This agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each party hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising hereunder or related hereto.

[The rest of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written.

CF ACQUISITION CORP. VI

Name: Title:

[EXCHANGECO]

Name: Title:

[CALLCO]

Name: Title:

[●]

[●]

Schedule 1

Initial Registered Holders

[List of initial shareholders to be added.]

EXHIBIT M

SUBSCRIPTION AGREEMENT

[●], 2022

CF Acquisition Corp. VI

110 East 59th Street

New York, NY 10022

Rumble Inc.

218 Adelaide Street West, Suite 400

Toronto, ON M5H 1W7

Canada

Ladies and Gentlemen:

In connection with the business combination (the “Transaction”) between CF Acquisition Corp. VI, a Delaware corporation (the “Company”), and Rumble Inc., a corporation formed under the laws of the Province of Ontario, Canada (“Target”), pursuant to that certain Business Combination Agreement, dated as of December 1, 2021 ([as amended,] the “Transaction Agreement”), by and between the Company and Target, the Company desires to issue [●]1 shares of the Company’s Class D common stock, par value $0.0001 per share (the “Class D Common Stock”) (such Class D Common Stock having been authorized pursuant to the New SPAC Charter (as defined in the Transaction Agreement)), to Christopher Pavlovski (“Subscriber”) at the Transaction Closing (as defined below) for an aggregate purchase price of $1,000,000 (the “Subscriber Payment”) in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

In connection therewith, Subscriber and the Company are entering into this subscription agreement (this “Subscription Agreement”) and hereby agree as follows:

1. Subscription. Subscriber hereby subscribes for and agrees to purchase from the Company, and the Company agrees to issue and sell to Subscriber, [●] shares of Class D Common Stock (the “Subscriber Shares”) in consideration for the Subscriber Payment on the terms provided for herein.

2. Closing; Delivery of Shares.

(a) The closing of the sale of the Subscriber Shares contemplated hereby (the “Closing”) shall occur on the date hereof concurrently with the consummation of the Transaction (the “Transaction Closing”).

(b) The Company shall deliver to Subscriber (i) at the Closing, the Subscriber Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under state or federal securities laws), in the name of the Subscriber (or his nominee in accordance with his delivery instructions), and (ii) as promptly as practicable after the Closing, evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscriber Shares (in book entry form) on and as of the Closing Date.

[1]	The Subscriber will be issued a number of shares of Class D Common Stock such that, immediately following the Closing, taking into account the aggregate number of shares of SPAC Class A Common Stock (if any) and SPAC Class C Common Stock to be issued to the Subscriber at the Transaction Closing, the Subscriber will have 85% of the voting power of the SPAC Common Stock (as defined in the Transaction Agreement) on a fully-diluted basis.

3. Company Representations and Warranties. The Company represents and warrants to the Subscriber that:

(a) Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) Authorization; Enforcement. This Subscription Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(c) Issuance. The Subscriber Shares have been duly authorized pursuant to the New SPAC Charter (as defined in the Transaction Agreement) and, when issued and delivered to the Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Subscriber Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the New SPAC Governing Documents (as defined in the Transaction Agreement) or under the laws of the State of Delaware.

(d) No Conflicts. The execution, delivery and performance of this Subscription Agreement, including the issuance and sale of the Subscriber Shares and the consummation of the transactions contemplated hereby, will be done in accordance with the Nasdaq or New York Stock Exchange (“NYSE”) marketplace rules, and (i) will not conflict with or result in a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject, which would have a material adverse effect on the business, properties, assets, liabilities, operations, condition (including financial condition), stockholders’ equity or results of operations of the Company (a “Material Adverse Effect”) or materially affect the validity of the Subscriber Shares or the legal authority or ability of the Company to perform in all material respects its obligations under the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would have a Material Adverse Effect or materially affect the validity of the Subscriber Shares or the legal authority or ability of the Company to perform in all material respects its obligations under the terms of this Subscription Agreement.

(e) Filings, Consents and Approvals. Assuming the accuracy of the representations and warranties of the Subscriber, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Company of this Subscription Agreement (including the issuance of the Subscriber Shares), other than (i) those required to consummate the Transaction as provided under the Transaction Agreement, (ii) the filings required by applicable state or federal securities laws, (iii) any filings or notices required by Nasdaq or the NYSE, as applicable, (iv) those required to consummate the Transaction as provided under the Transaction Agreement, and (v) any consent, waiver, authorization or order of, notice to, or filing or registration, the failure of which to obtain would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

The Company understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by the Subscriber.

4. Subscriber Representations, Warranties and Covenants. The Subscriber represents and warrants to the Company that:

(a) Subscriber Status. At the time the Subscriber was offered the Subscriber Shares, he was, and the Subscriber (i) is an “accredited investor” (within the meaning of Rule 501 of Regulation D under the Securities Act) (an “Accredited Investor”), and (ii) is acquiring the Subscriber Shares only for his own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act.

(b) Nature of Investment. The Subscriber understands that the Subscriber Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscriber Shares delivered at the Closing have not been registered under the Securities Act. The Subscriber understands that the Subscriber Shares may not be resold, transferred, pledged or otherwise disposed of by the Subscriber absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates (if any) or any book-entry shares representing the Subscriber Shares delivered at the Closing shall contain a legend or restrictive notation to such effect, and as a result of such restrictions, the Subscriber may not be able to readily resell the Subscriber Shares and may be required to bear the financial risk of an investment in the Subscriber Shares for an indefinite period of time. The Subscriber acknowledges that the Subscriber Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. The Subscriber understands that he has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscriber Shares.

(c) Authorization and Enforcement. The execution, delivery and performance by the Subscriber of this Subscription Agreement are within the powers of the Subscriber, have been duly authorized and will not constitute or result in a breach or default under or conflict with any federal or state statute, rule or regulation applicable to the Subscriber, any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Subscriber is a party or by which the Subscriber is bound. The signature on this Subscription Agreement is genuine, and the Subscriber has sufficient legal competence and capacity to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(d) Other Representations. The Subscriber understands and agrees that the Subscriber is purchasing the Subscriber Shares directly from the Company. The Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to the Subscriber by the Company, or any of its officers or directors, expressly (other than those representations, warranties, covenants and agreements included in this Subscription Agreement) or by implication.

(e) Receipt of Disclosure. The Subscriber acknowledges and agrees that the Subscriber has received such information as the Subscriber deems necessary in order to make an investment decision with respect to the Subscriber Shares. Without limiting the generality of the foregoing, the Subscriber acknowledges that it has received (or in the case of documents filed with the Securities and Exchange Commission (the “Commission”), had access to) the following items (collectively, the “Disclosure Documents”): (i) the final prospectus of the Company, dated as of February 18, 2021 and filed with the Commission (File No. 333-252598) on February 19, 2021 (the “SPAC Prospectus”), (ii) each filing made by the Company with the Commission following the filing of the SPAC Prospectus through the date of this Subscription Agreement, (iii) the Transaction Agreement, and (iv) the investor presentation by Target, together with the accompanying investor presentation summary risk factors. The undersigned understands the significant extent to which certain of the disclosures contained in items (i) and (ii) above shall not apply following the Transaction Closing. The Subscriber represents and agrees that the Subscriber and the Subscriber’s professional advisor(s), if any, have had the full opportunity to ask the Company’s management questions, receive such answers and obtain such information as the Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscriber Shares.

(f) No General Solicitation. The Subscriber became aware of the offering of the Subscriber Shares solely by means of direct contact between the Subscriber and the Company. The Subscriber acknowledges that the Company represents and warrants that the Subscriber Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(g) Investment Risks. The Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscriber Shares, including those set forth in the Disclosure Documents and in the Company’s filings with the Commission. The Subscriber is a sophisticated institutional investor and is able to fend for itself in the transactions contemplated herein and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscriber Shares, and the Subscriber has sought such accounting, legal and tax advice as the Subscriber has considered necessary to make an informed investment decision. Alone, or together with any professional advisor(s), the Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscriber Shares and determined that the Subscriber Shares are a suitable investment for the Subscriber and that the Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Subscriber’s investment in the Company. The Subscriber acknowledges specifically that a possibility of total loss exists.

(h) Compliance. The Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscriber Shares or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the Company’s reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof.

(i) Diligence Disclaimer. Neither the due diligence investigation conducted by the Subscriber in connection with making his decision to acquire the Subscriber Shares nor any representations and warranties made by the Subscriber herein shall modify, amend or affect the Subscriber’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.

(j) OFAC/Patriot Act. The Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Subscriber is permitted to do so under applicable law. If the Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by the Subscriber and used to purchase the Subscriber Shares were legally derived.

 The Subscriber understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by the Company.

5. Additional Covenants.

(a) Transfer Restrictions.

(i) The Subscriber Shares may only be transferred or otherwise disposed of in compliance with state and federal securities laws, the Lock-Up Agreement executed by the Subscriber (as defined in the Transaction Agreement), and the New SPAC Charter, and shall not be pledged, margined or hypothecated in any manner. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Subscription Agreement and such transferee and each Subscriber affiliate transferee and their subsequent transferees shall have the rights and obligations of the Subscriber under this Subscription Agreement.

(ii) The Subscriber agrees to the imprinting, so long as is required by this Section 5(a), of a legend on any of the Subscriber Shares in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE FEDERAL, STATE AND FOREIGN SECURITIES LAWS.

6. Trust Account Waiver. The Subscriber hereby represents and warrants that it has read the SPAC Prospectus and understands that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders (the “Public Stockholders”), and that, except as otherwise described in the SPAC Prospectus, the Company may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Company shares in connection with the consummation of the Company’s initial business combination (as such term is used in the SPAC Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if the Company fails to consummate a Business Combination within 24 months after the closing of the IPO (as such date may be extended by amendment to the Company’s organizational documents), (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, or (d) to the Company after or concurrently with the consummation of a Business Combination. For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Subscriber hereby agrees that notwithstanding anything to the contrary contained in this Subscription Agreement, Subscriber does not now and shall not at any time hereafter have, and waives any and all right, title and interest, or any claims of any kind it has or may have in the future as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscriber Shares, in or to any monies held in the Trust Account (or any distributions therefrom directly or indirectly to Public Stockholders (“Public Distributions”)), and agrees not to seek recourse or make or bring any action, suit, claim or other proceeding against the Trust Account or Public Distributions as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscriber Shares, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. To the extent the Subscriber commences any action or proceeding based upon, in connection with, as a result of or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscriber Shares, which proceeding seeks, in whole or in part, monetary relief against the Company or its Representatives, the Subscriber hereby acknowledges and agrees that the Subscriber’s sole remedy shall be against funds held outside of the Trust Account (other than Public Distributions) and that such claim shall not permit the Subscriber (or any person claiming on his behalf or in lieu of any of it) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Notwithstanding anything else in this Section 6 to the contrary, nothing herein shall (x) serve to limit or prohibit the Subscriber’s right to pursue a claim against Company for legal relief against assets held outside the Trust Account, (y) serve to limit or prohibit any claims that the Subscriber may have in the future against Company’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account to the Company (excluding, for the avoidance of doubt, funds released to redeeming stockholders of the Company) and any assets that have been purchased or acquired with any such funds), or (z) be deemed to limit the Subscriber’s right, title, interest or claim to the Trust Account by virtue of the Subscriber’s record or beneficial ownership of Class D Common Stock acquired by any means other than pursuant to this Subscription Agreement, including to any redemption right with respect to any such securities of the Company. For purposes of this Subscription Agreement, “Representatives” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, officers, employees, consultants, advisors, agents and other representatives.

7. Miscellaneous.

(a) Transferability. Neither this Subscription Agreement nor any rights that may accrue to the Subscriber hereunder (other than the Subscriber Shares acquired hereunder, if any, subject to applicable securities laws) may be transferred or assigned by the Subscriber without the prior written consent of the Company, and any purported transfer or assignment without such consent shall be null and void ab initio.

(b) Company Reliance. The Subscriber acknowledges that the Company and the Target will rely on the acknowledgments, understandings, agreements, representations and warranties of the Subscriber contained in this Subscription Agreement, provided, however, that the Closing may only be enforced against the Subscriber by the Company and/or the Target. The Company is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(c) Survival. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing until the expiration of any applicable statute of limitations.

(d) Amendments and Waivers. This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification or waiver is sought.

(e) Entire Agreement. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(f) Successors and Assigns. This Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(g) Severability. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(h) Counterparts. This Subscription Agreement may be executed in one or more counterparts (including by facsimile, electronic mail or in .pdf (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com)) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(i) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to equitable relief, including an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. Each party hereto further agrees that none of the parties hereto or the Target shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7(i), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(j) GOVERNING LAW AND JURY TRIAL. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

(k) Venue. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if there is no federal jurisdiction, in the state courts sitting in New York County in the State of New York (the “Chosen Court”) for any actions, suits or proceedings arising out of or relating to this Subscription Agreement and the transactions contemplated hereby (and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Subscription Agreement or the transactions contemplated hereby, in the Chosen Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. To the extent he has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to himself or his property, the Subscriber hereby irrevocably waives such immunity in respect of his obligations with respect to this Subscription Agreement.

(l) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by facsimile or email, with affirmative confirmation of receipt, (iii) one (1) business day after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) three (3) business days after being mailed, if sent by registered or certified mail, prepaid and return receipt requested, in each case to the applicable party at the addresses set forth on the applicable signature pages hereto.

(m) Headings and Certain Defined Terms. The headings set forth in this Subscription Agreement are for convenience of reference only and shall not be used in interpreting this Subscription Agreement. In this Subscription Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Subscription Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Subscription Agreement shall be deemed in each case to refer to this Subscription Agreement as a whole and not to any particular portion of this Subscription Agreement, and references to any Section or Subsection shall refer to the numbered and lettered Sections and Subsections of this Subscription Agreement. As used in this Subscription Agreement, the term: (x) “business day” shall mean any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business (excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day); (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, any reference in this Subscription Agreement to an affiliate of the Company will include the Company’s sponsor, CFAC Holdings VI, LLC.

(n) Further Assurances. At Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties may reasonably deem practical and necessary in order to consummate the offer and sale of the Subscriber Shares as contemplated by this Subscription Agreement.

(o) Third Party Beneficiaries. The parties hereto agree that Target is an express third-party beneficiary of the representations, warranties and covenants contained in this Subscription Agreement. The parties hereto acknowledge and agree that Target shall be entitled to specifically enforce the Subscriber’s obligations to fund the Subscriber Payment and the provisions of this Subscription Agreement of which Target is an express third-party beneficiary on the terms and subject to the conditions set forth in this Subscription Agreement. Except for the foregoing, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns.

8. Non-Reliance and Exculpation. The Subscriber acknowledges that he is not relying upon, and has not relied upon, any statement, representation or warranty made by any person other than the statements, representations and warranties contained in this Subscription Agreement in making his investment or decision to invest in the Company.

{SIGNATURE PAGES FOLLOW}

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CF ACQUISITION CORP. VI

By:
Name:
Title:

Address for Notice:

CF Acquisition Corp. VI
110 East 59th Street

New York, New York 10022

Email: XXXXXX
Attention: Chief Executive Officer

Copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Email: XXXXXX

and

Cantor Fitzgerald & Co.
110 East 59th Street
New York, New York 10022
Email: XXXXXX
Attention: Stephen Merkel, General Counsel

{Signature Page to Subscription Agreement by and between CF Acquisition Corp. VI and Christopher Pavlovski (Project Liberty)}

{SUBSCRIBER SIGNATURE PAGE TO THE SUBSCRIPTION AGREEMENT}

IN WITNESS WHEREOF, the undersigned has caused this Subscription Agreement to be duly executed by its authorized signatory as of the date first indicated above.

Name(s) of Subscriber:________________________________________________________________________

Signature of Authorized Signatory of Subscriber:____________________________________________________

Name of Authorized Signatory:__________________________________________________________________

Title of Authorized Signatory:___________________________________________________________________

Address for Notice to Subscriber:

___________________________________________________________________________________

___________________________________________________________________________________

___________________________________________________________________________________

Attention:___________________________________________________________________________

Email:______________________________________________________________________________

Facsimile No.:________________________________________________________________________

Telephone No.:_______________________________________________________________________

Address for Delivery of Subscriber Shares to Subscriber (if not same as address for notice):

___________________________________________________________________________________

___________________________________________________________________________________

___________________________________________________________________________________

Subscription Amount: $1,000,000

Number of Subscriber Shares:_____________________________________

EIN Number:___________________________________________________

Jurisdiction of Organization of Subscriber (country and/or state):________________________________________

Name of Account Nominee (if different than Name of Subscriber):________________________________________

EXHIBIT N

Rumble, Inc.
2022 Stock Incentive Plan

1. Purpose.

The purpose of the Plan is to assist the Company in attracting, retaining, motivating, and rewarding certain employees, officers, directors, and consultants of the Company and its Affiliates and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of such individuals with those of such stockholders. The Plan authorizes the award of Stock-based and cash-based incentives to Eligible Persons to encourage such Eligible Persons to expend maximum effort in the creation of stockholder value.

2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

(b) “Award” means any Option, award of Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, or other Stock-based award granted under the Plan.

(c) “Award Agreement” means an Option Agreement, a Restricted Stock Agreement, an RSU Agreement, a SAR Agreement, or an agreement governing the grant of any other Stock-based Award granted under the Plan.

(d) “BCA” means that certain Business Combination Agreement, dated as of December 1, 2021, by and between the Company and Rumble, Inc., a corporation formed under the laws of the Province of Ontario, Canada, as the same may be amended and/or restated from time to time.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means, with respect to a Participant and in the absence of an Award Agreement or Participant Agreement otherwise defining Cause, (1) the Participant’s plea of nolo contendere to, conviction of or indictment for, any crime (whether or not involving the Company or its Affiliates) (i) constituting a felony or (ii) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties to the Service Recipient, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or its Affiliates, (2) conduct of the Participant, in connection with his or her employment or service, that has resulted, or could reasonably be expected to result, in injury to the business or reputation of the Company or its Affiliates, (3) any material violation of the policies of the Service Recipient, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Service Recipient; (4) the Participant’s act(s) of negligence or willful misconduct in the course of his or her employment or service with the Service Recipient; (5) misappropriation by the Participant of any assets or business opportunities of the Company or its Affiliates; (6) embezzlement or fraud committed by the Participant, at the Participant’s direction, or with the Participant’s prior actual knowledge; or (7) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties. If, subsequent to the Termination of a Participant for any reason other than by the Service Recipient for Cause, it is discovered that the Participant’s employment or service could have been terminated for Cause, such Participant’s employment or service shall, at the discretion of the Committee, be deemed to have been terminated by the Service Recipient for Cause for all purposes under the Plan, and the Participant shall be required to repay or return to the Company all amounts and benefits received by him or her in respect of any Award following such Termination that would have been forfeited under the Plan had such Termination been by the Service Recipient for Cause. In the event that there is an Award Agreement or Participant Agreement defining Cause, “Cause” shall have the meaning provided in such agreement, and a Termination by the Service Recipient for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such Award Agreement or Participant Agreement are complied with.

(g) “Change in Control” means:

(1) a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the U.S. Securities and Exchange Commission or similar non-U.S. regulatory agency or pursuant to a Non-Control Transaction) whereby any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its Affiliates, an employee benefit plan sponsored or maintained by the Company or any of its Affiliates (or its related trust), Christopher Pavlovski (or any of his Affiliates or relatives) or any underwriter temporarily holding securities pursuant to an offering of such securities, directly or indirectly acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities eligible to vote in the election of the Board (the “Company Voting Securities”);

(2) the date, within any consecutive twenty-four (24) month period commencing on or after the Effective Date, upon which individuals who constitute the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least a majority of the directors then constituting the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (including, but not limited to, a consent solicitation) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(3) the consummation of a merger, consolidation, share exchange, or similar form of corporate transaction involving the Company or any of its Affiliates that requires the approval of the Company’s stockholders (whether for such transaction, the issuance of securities in the transaction or otherwise) (a “Reorganization”), unless immediately following such Reorganization (i) more than fifty percent (50%) of the total voting power of (A) the corporation resulting from such Reorganization (the “Surviving Company”) or (B) if applicable, the ultimate parent corporation that has, directly or indirectly, beneficial ownership of one hundred percent (100%) of the voting securities of the Surviving Company (the “Parent Company”), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among holders thereof immediately prior to such Reorganization, (ii) no person, other than an employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company (or its related trust), is or becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company, or if there is no Parent Company, the Surviving Company, and (iii) at least a majority of the members of the board of directors of the Parent Company, or if there is no Parent Company, the Surviving Company, following the consummation of such Reorganization are members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization (any Reorganization which satisfies all of the criteria specified in clauses (i), (ii), and (iii) above shall be a “Non-Control Transaction”); or

(4) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” (as defined in Section 3(a)(9) of the Exchange Act) or to any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Company’s Affiliates.

Notwithstanding the foregoing, (x) a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of fifty percent (50%) or more of the Company Voting Securities as a result of an acquisition of Company Voting Securities by the Company that reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then be deemed to occur, and (y) with respect to the payment of any amount that constitutes a deferral of compensation subject to Section 409A of the Code payable upon a Change in Control, a Change in Control shall not be deemed to have occurred, unless the Change in Control constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Code.

(h) “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

(i) “Committee” means the Board, the Compensation Committee of the Board or such other committee consisting of two or more individuals appointed by the Board to administer the Plan and each other individual or committee of individuals designated to exercise authority under the Plan.

(j) “Company” means Rumble, Inc. (formerly known as CF Acquisition Corp. VI), a Delaware corporation.

(k) “Corporate Event” has the meaning set forth in Section 10(b) hereof.

(l) “Data” has the meaning set forth in Section 20(f) hereof.

(m) “Disability” means, in the absence of an Award Agreement or Participant Agreement otherwise defining Disability, the permanent and total disability of such Participant within the meaning of Section 22(e)(3) of the Code. In the event that there is an Award Agreement or Participant Agreement defining Disability, “Disability” shall have the meaning provided in such Award Agreement or Participant Agreement.

(n) “Disqualifying Disposition” means any disposition (including any sale) of Stock acquired upon the exercise of an Incentive Stock Option made within the period that ends either (1) two years after the date on which the Participant was granted the Incentive Stock Option or (2) one year after the date upon which the Participant acquired the Stock.

(o) “Effective Date” means [●], 2022, which is the date on which the Plan was approved by the Board.

(p) “Eligible Person” means (1) each employee and officer of the Company or any of its direct or indirect subsidiaries, (2) each non-employee director of the Company or any of its direct or indirect subsidiaries; (3) each other natural Person who provides substantial services to the Company or any of its direct or indirect subsidiaries as a consultant or advisor (or a wholly owned alter ego entity of the natural Person providing such services of which such Person is an employee, stockholder or partner) and who is designated as eligible by the Committee, and (4) each natural Person who has been offered employment by the Company or any of its direct or indirect subsidiaries; provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such Person has commenced employment or service with the Company or its direct or indirect subsidiaries; provided further, however, that (i) with respect to any Award that is intended to qualify as a “stock right” that does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, the term “subsidiaries” as used in this Section 2(o) shall include only those corporations or other entities in the unbroken chain of corporations or other entities beginning with the Company where each of the corporations or other entities in the unbroken chain other than the last corporation or other entity owns stock possessing at least fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations or other entities in the chain, and (ii) with respect to any Award that is intended to be an Incentive Stock Option, the term “subsidiaries” as used in this Section 2(o) shall include only those entities that qualify as a “subsidiary corporation” with respect to the Company within the meaning of Section 424(f) of the Code. An employee on an approved leave of absence may be considered as still in the employ of the Company or any of its direct or indirect subsidiaries for purposes of eligibility for participation in the Plan.

(q) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

(r) “Expiration Date” means, with respect to an Option or Stock Appreciation Right, the date on which the term of such Option or Stock Appreciation Right expires, as determined under Sections 5(b) or 8(b) hereof, as applicable.

(s) “Fair Market Value” means, as of any date when the Stock is listed on one or more national securities exchanges, the closing price reported on the principal national securities exchange on which such Stock is listed and traded on the date of determination or, if the closing price is not reported on such date of determination, the closing price reported on the most recent date prior to the date of determination. If the Stock is not listed on a national securities exchange, “Fair Market Value” shall mean the amount determined by the Board in good faith, and in a manner consistent with Section 409A of the Code, to be the fair market value per share of Stock.

(t) “GAAP” means the U.S. Generally Accepted Accounting Principles, as in effect from time to time.

(u) “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(v) “Nonqualified Stock Option” means an Option not intended to be an Incentive Stock Option.

(w) “Option” means a conditional right, granted to a Participant under Section 5 hereof, to purchase Stock at a specified price during a specified time period.

(x) “Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option Award.

(y) “Participant” means an Eligible Person who has been granted an Award under the Plan or, if applicable, such other Person who holds an Award.

(z) “Participant Agreement” means an employment or other services agreement between a Participant and the Service Recipient that describes the terms and conditions of such Participant’s employment or service with the Service Recipient and is effective as of the date of determination.

(aa) “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity.

(bb) “Plan” means this Rumble, Inc. 2022 Stock Incentive Plan, as amended from time to time.

(cc) “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and an “independent director” as defined under, as applicable, the NASDAQ Listing Rules, the NYSE Listed Company Manual or other applicable stock exchange rules.

(dd) “Qualifying Committee” has the meaning set forth in Section 3(b) hereof.

(ee) “Restricted Stock” means Stock granted to a Participant under Section 6 hereof that is subject to certain restrictions and to a risk of forfeiture.

(ff) “Restricted Stock Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Restricted Stock Award.

(gg) “Restricted Stock Unit” means a notional unit representing the right to receive one share of Stock (or the cash value of one share of Stock, if so determined by the Committee) on a specified settlement date.

(hh) “RSU Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Restricted Stock Units.

(ii) “SAR Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Stock Appreciation Rights.

(jj) “Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

(kk) “Seller Escrow Shares” has the meaning ascribed to such term in the BCA.

(ll) “Service Recipient” means, with respect to a Participant holding an Award, either the Company or an Affiliate of the Company by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

(mm) “Share Limit” has the meaning set forth in Section 4(a) hereof.

(nn) “Stock” means Class A Common, par value $0.0001 per share, of the Company, and such other securities as may be substituted for such stock pursuant to Section 10 hereof.

(oo) “Stock Appreciation Right” means a conditional right to receive an amount equal to the value of the appreciation in the Stock over a specified period. Except in the event of extraordinary circumstances, as determined in the sole discretion of the Committee, or pursuant to Section 10(b) hereof, Stock Appreciation Rights shall be settled in Stock.

(pp) “Substitute Award” has the meaning set forth in Section 4(a) hereof.

(qq) “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient; provided, however, that, if so determined by the Committee at the time of any change in status in relation to the Service Recipient (e.g., a Participant ceases to be an employee and begins providing services as a consultant, or vice versa), such change in status will not be deemed a Termination hereunder. Unless otherwise determined by the Committee, in the event that the Service Recipient ceases to be an Affiliate of the Company (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute the Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction. Notwithstanding anything herein to the contrary, a Participant’s change in status in relation to the Service Recipient (for example, a change from employee to consultant) shall not be deemed a Termination hereunder with respect to any Awards constituting “nonqualified deferred compensation” subject to Section 409A of the Code that are payable upon a Termination unless such change in status constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments in respect of an Award constituting nonqualified deferred compensation subject to Section 409A of the Code that are payable upon a Termination shall be delayed for such period as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the first business day following the expiration of such period, the Participant shall be paid, in a single lump sum without interest, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule applicable to such Award.

(rr) “Triggering Event” has the meaning ascribed to such term in the BCA.

3. Administration.

(a) Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to (1) select Eligible Persons to become Participants, (2) grant Awards, (3) determine the type, number and type of shares of Stock subject to, other terms and conditions of, and all other matters relating to, Awards, (4) prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, (5) construe and interpret the Plan and Award Agreements and correct defects, supply omissions, and reconcile inconsistencies therein, (6) suspend the right to exercise Awards during any period that the Committee deems appropriate to comply with applicable securities laws, and thereafter extend the exercise period of an Award by an equivalent period of time or such shorter period required by, or necessary to comply with, applicable law, and (7) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Any action of the Committee shall be final, conclusive, and binding on all Persons, including, without limitation, the Company, its stockholders and Affiliates, Eligible Persons, Participants, and beneficiaries of Participants. Notwithstanding anything in the Plan to the contrary, the Committee shall have the ability to accelerate the vesting of any outstanding Award at any time and for any reason, including upon a Corporate Event, subject to Section 10(b), or in the event of a Participant’s Termination by the Service Recipient other than for Cause, or due to the Participant’s death, Disability or retirement (as such term may be defined in an applicable Award Agreement or Participant Agreement, or, if no such definition exists, in accordance with the Company’s then-current employment policies and guidelines). For the avoidance of doubt, the Board shall have the authority to take all actions under the Plan that the Committee is permitted to take.

(b) Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company, must be taken by the remaining members of the Committee or a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members (a “Qualifying Committee”). Any action authorized by such a Qualifying Committee shall be deemed the action of the Committee for purposes of the Plan. The express grant of any specific power to a Qualifying Committee, and the taking of any action by such a Qualifying Committee, shall not be construed as limiting any power or authority of the Committee.

(c) Delegation. To the extent permitted by applicable law, the Committee may delegate to officers or employees of the Company or any of its Affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions under the Plan, including, but not limited to, administrative functions, as the Committee may determine appropriate. The Committee may appoint agents to assist it in administering the Plan. Any actions taken by an officer or employee delegated authority pursuant to this Section 3(c) within the scope of such delegation shall, for all purposes under the Plan, be deemed to be an action taken by the Committee. Notwithstanding the foregoing or any other provision of the Plan to the contrary, any Award granted under the Plan to any Eligible Person who is not an employee of the Company or any of its Affiliates (including any non-employee director of the Company or any Affiliate) or to any Eligible Person who is subject to Section 16 of the Exchange Act must be expressly approved by the Committee or Qualifying Committee in accordance with Section 3(b) above.

(d) Sections 409A and 457A. The Committee shall take into account compliance with Sections 409A and 457A of the Code in connection with any grant of an Award under the Plan, to the extent applicable. While the Awards granted hereunder are intended to be structured in a manner to avoid the imposition of any penalty taxes under Sections 409A and 457A of the Code, in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on a Participant as a result of Section 409A or Section 457A of the Code or any damages for failing to comply with Section 409A or Section 457A of the Code or any similar state or local laws (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A or Section 457A of the Code).

4. Shares Available Under the Plan; Other Limitations.

(a) Number of Shares Available for Delivery. Subject to adjustment as provided in Section 10 hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan (the “Share Limit”) shall equal [●].1 In addition to the foregoing, subject to Section 10(a) below, (i) upon the occurrence of each Triggering Event, additional shares of Stock representing ten percent (10%) of the Seller Escrow Shares released from escrow in accordance with the BCA in connection with such Triggering Event will automatically be added to the Share Limit, and (ii) commencing on January 1, 2023, and on the first day of each fiscal year of the Company thereafter during the term of the Plan, additional shares of Stock representing five percent (5%) (or such lesser percentage as determined by the Board in its sole discretion prior to such date) of the Company’s outstanding shares of Stock on such date (but excluding any Seller Escrow Shares to the extent the applicable Triggering Event has not occurred prior to such date) will automatically be added to the Share Limit; provided that in no event shall this provision for automatic increase apply on any date that occurs after the tenth (10th) anniversary of the Effective Date without additional stockholder approval. Shares of Stock delivered under the Plan shall consist of authorized and unissued shares or previously issued shares of Stock reacquired by the Company on the open market or by private purchase. Notwithstanding the foregoing, (i) except as may be required by reason of Section 422 of the Code, the number of shares of Stock available for issuance hereunder shall not be reduced by shares issued pursuant to Awards issued or assumed in connection with a merger or acquisition as contemplated by, as applicable, NYSE Listed Company Manual Section 303A.08, NASDAQ Listing Rule 5635(c) and IM-5635-1, AMEX Company Guide Section 711, or other applicable stock exchange rules, and their respective successor rules and listing exchange promulgations (each such Award, a “Substitute Award”); and (ii) shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.

(b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double-counting (as, for example, in the case of tandem awards or Substitute Awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. Other than with respect to a Substitute Award, to the extent that an Award expires or is canceled, forfeited, settled in cash, or otherwise terminated without delivery to the Participant of the full number of shares of Stock to which the Award related, the undelivered shares of Stock will again be available for grant. Shares of Stock withheld in payment of the exercise price or taxes relating to an Award and shares of Stock equal to the number surrendered in payment of any exercise price or taxes relating to an Award shall not be deemed to constitute shares delivered to the Participant and shall be deemed to again be available for delivery under the Plan.

[1]	NTD: Insert number of shares of Stock representing 10% of the outstanding shares on a fully diluted basis (but excluding any Seller Escrow Shares) as of the Effective Date plus 1.1 million shares less any reduction required by Section 5.2(i) of the BCA.

(c) Incentive Stock Options. No more than [●][2] shares of Stock (subject to adjustment as provided in Section 10 hereof) reserved for issuance hereunder may be issued or transferred upon exercise or settlement of Incentive Stock Options.

(d) Shares Available Under Acquired Plans. To the extent permitted by NYSE Listed Company Manual Section 303A.08, NASDAQ Listing Rule 5635(c) or other applicable stock exchange rules, subject to applicable law, in the event that a company acquired by the Company or with which the Company combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio of formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Stock reserved and available for delivery in connection with Awards under the Plan; provided that Awards using such available shares shall not be made after the date awards could have been made under the terms of such pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by the Company or any subsidiary of the Company immediately prior to such acquisition or combination.

5. Options.

(a) General. Certain Options granted under the Plan may be intended to be Incentive Stock Options; however, no Incentive Stock Options may be granted hereunder following the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board and (ii) the date the stockholders of the Company approve the Plan. Options may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate; provided, however, that Incentive Stock Options may be granted only to Eligible Persons who are employees of the Company or an Affiliate (as such definition is limited pursuant to Section 2(o) hereof) of the Company. The provisions of separate Options shall be set forth in separate Option Agreements, which agreements need not be identical. No dividends or dividend equivalents shall be paid on Options.

(b) Term. The term of each Option shall be set by the Committee at the time of grant; provided, however, that no Option granted hereunder shall be exercisable after, and each Option shall expire, ten (10) years from the date it was granted.

(c) Exercise Price. The exercise price per share of Stock for each Option shall be set by the Committee at the time of grant and shall not be less than the Fair Market Value on the date of grant, subject to Section 5(g) hereof in the case of any Incentive Stock Option. Notwithstanding the foregoing, in the case of an Option that is a Substitute Award, the exercise price per share of Stock for such Option may be less than the Fair Market Value on the date of grant; provided, that such exercise price is determined in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.

[2]	NTD: Insert number of shares of Stock representing 10% of the outstanding shares on a fully diluted basis (but excluding any Seller Escrow Shares) as of the Effective Date plus 1.1 million shares less any reduction required by Section 5.2(i) of the BCA.

(d) Payment for Stock. Payment for shares of Stock acquired pursuant to an Option granted hereunder shall be made in full upon exercise of the Option in a manner approved by the Committee, which may include any of the following payment methods: (1) in immediately available funds in U.S. dollars, or by certified or bank cashier’s check, (2)  by delivery of shares of Stock having a value equal to the exercise price, (3) by a broker-assisted cashless exercise in accordance with procedures approved by the Committee, whereby payment of the Option exercise price or tax withholding obligations may be satisfied, in whole or in part, with shares of Stock subject to the Option by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations, or (4) by any other means approved by the Committee (including, by delivery of a notice of “net exercise” to the Company, pursuant to which the Participant shall receive the number of shares of Stock underlying the Option so exercised reduced by the number of shares of Stock equal to the aggregate exercise price of the Option divided by the Fair Market Value on the date of exercise). Notwithstanding anything herein to the contrary, if the Committee determines that any form of payment available hereunder would be in violation of Section 402 of the Sarbanes-Oxley Act of 2002, such form of payment shall not be available.

(e) Vesting. Options shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in an Option Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Option at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of an Option shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires, is canceled or otherwise terminates.

(f) Termination of Employment or Service. Except as provided by the Committee in an Option Agreement, Participant Agreement or otherwise:

(1) In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s Options outstanding shall cease, (B) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (C) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is ninety (90) days after the date of such Termination.

(2) In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (i) all vesting with respect to such Participant’s Options outstanding shall cease, (ii) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (iii) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is twelve (12) months after the date of such Termination.

(3) In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s Options outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.

(g) Special Provisions Applicable to Incentive Stock Options.

(1) No Incentive Stock Option may be granted to any Eligible Person who, at the time the Option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary thereof, unless such Incentive Stock Option (i) has an exercise price of at least one hundred ten percent (110%) of the Fair Market Value on the date of the grant of such Option and (ii) cannot be exercised more than five (5) years after the date it is granted.

(2) To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

(3) Each Participant who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Stock acquired pursuant to the exercise of an Incentive Stock Option.

6. Restricted Stock.

(a) General. Restricted Stock may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Awards of Restricted Stock shall be set forth in separate Restricted Stock Agreements, which agreements need not be identical. Subject to the restrictions set forth in Section 6(b) hereof, and except as otherwise set forth in the applicable Restricted Stock Agreement, the Participant shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. Unless otherwise set forth in a Participant’s Restricted Stock Agreement, cash dividends and stock dividends, if any, with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture to the same degree as the shares of Restricted Stock to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.

(b) Vesting and Restrictions on Transfer. Restricted Stock shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in a Restricted Stock Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Award of Restricted Stock at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of an Award of Restricted Stock shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. In addition to any other restrictions set forth in a Participant’s Restricted Stock Agreement, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Stock prior to the time the Restricted Stock has vested pursuant to the terms of the Restricted Stock Agreement.

(c) Termination of Employment or Service. Except as provided by the Committee in a Restricted Stock Agreement, Participant Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock has vested, (1) all vesting with respect to such Participant’s Restricted Stock outstanding shall cease, and (2) as soon as practicable following such Termination, the Company shall repurchase from the Participant, and the Participant shall sell, all of such Participant’s unvested shares of Restricted Stock at a purchase price equal to the lesser of (A) the original purchase price paid for the Restricted Stock (as adjusted for any subsequent changes in the outstanding Stock or in the capital structure of the Company) less any dividends or other distributions or bonus received (or to be received) by the Participant (or any transferee) in respect of such Restricted Stock prior to the date of repurchase and (B) the Fair Market Value of the Stock on the date of such repurchase; provided that, if the original purchase price paid for the Restricted Stock is equal to zero dollars ($0), such unvested shares of Restricted Stock shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.

7. Restricted Stock Units.

(a) General. Restricted Stock Units may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Restricted Stock Units shall be set forth in separate RSU Agreements, which agreements need not be identical.

(b) Vesting. Restricted Stock Units shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in an RSU Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Restricted Stock Unit at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of a Restricted Stock Unit shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment.

(c) Settlement. Restricted Stock Units shall be settled in Stock, cash, or property, as determined by the Committee, in its sole discretion, on the date or dates determined by the Committee and set forth in an RSU Agreement. Unless otherwise set forth in a Participant’s RSU Agreement, a Participant shall not be entitled to dividends, if any, or dividend equivalents with respect to Restricted Stock Units prior to settlement.

(d) Termination of Employment or Service. Except as provided by the Committee in an RSU Agreement, Participant Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock Units have been settled, (1) all vesting with respect to such Participant’s Restricted Stock Units outstanding shall cease, (2) all of such Participant’s unvested Restricted Stock Units outstanding shall be forfeited for no consideration as of the date of such Termination, and (3) any shares remaining undelivered with respect to vested Restricted Stock Units then held by such Participant shall be delivered on the delivery date or dates specified in the RSU Agreement.

8. Stock Appreciation Rights.

(a) General. Stock Appreciation Rights may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Stock Appreciation Rights shall be set forth in separate SAR Agreements, which agreements need not be identical. No dividends or dividend equivalents shall be paid on Stock Appreciation Rights.

(b) Term. The term of each Stock Appreciation Right shall be set by the Committee at the time of grant; provided, however, that no Stock Appreciation Right granted hereunder shall be exercisable after, and each Stock Appreciation Right shall expire, ten (10) years from the date it was granted.

(c) Base Price. The base price per share of Stock for each Stock Appreciation Right shall be set by the Committee at the time of grant and shall not be less than the Fair Market Value on the date of grant. Notwithstanding the foregoing, in the case of a Stock Appreciation Right that is a Substitute Award, the base price per share of Stock for such Stock Appreciation Right may be less than the Fair Market Value on the date of grant; provided, that such base price is determined in a manner consistent with the provisions of Section 409A of the Code.

(d) Vesting. Stock Appreciation Rights shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in a SAR Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Stock Appreciation Right at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of a Stock Appreciation Right shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. If a Stock Appreciation Right is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Stock Appreciation Right expires, is canceled or otherwise terminates.

(e) Payment upon Exercise. Payment upon exercise of a Stock Appreciation Right may be made in cash, Stock, or property as specified in the SAR Agreement or determined by the Committee, in each case having a value in respect of each share of Stock underlying the portion of the Stock Appreciation Right so exercised, equal to the difference between the base price of such Stock Appreciation Right and the Fair Market Value of one (1) share of Stock on the exercise date. For purposes of clarity, each share of Stock to be issued in settlement of a Stock Appreciation Right is deemed to have a value equal to the Fair Market Value of one (1) share of Stock on the exercise date. In no event shall fractional shares be issuable upon the exercise of a Stock Appreciation Right, and in the event that fractional shares would otherwise be issuable, the number of shares issuable will be rounded down to the next lower whole number of shares, and the Participant will be entitled to receive a cash payment equal to the value of such fractional share.

(f) Termination of Employment or Service. Except as provided by the Committee in a SAR Agreement, Participant Agreement or otherwise:

(1) In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s Stock Appreciation Rights outstanding shall cease, (B) all of such Participant’s unvested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (C) all of such Participant’s vested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is ninety (90) days after the date of such Termination.

(2) In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (i) all vesting with respect to such Participant’s Stock Appreciation Rights outstanding shall cease, (ii) all of such Participant’s unvested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (iii) all of such Participant’s vested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is twelve (12) months after the date of such Termination. In the event of a Participant’s death, such Participant’s Stock Appreciation Rights shall remain exercisable by the Person or Persons to whom such Participant’s rights under the Stock Appreciation Rights pass by will or by the applicable laws of descent and distribution until the applicable Expiration Date, but only to the extent that the Stock Appreciation Rights were vested at the time of such Termination.

(3) In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s Stock Appreciation Rights outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.

9. Other Stock-Based Awards.

The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to Stock, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee may also grant Stock as a bonus (whether or not subject to any vesting requirements or other restrictions on transfer), and may grant other Awards in lieu of obligations of the Company or an Affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee. The terms and conditions applicable to such Awards shall be determined by the Committee and evidenced by Award Agreements, which agreements need not be identical.

10. Adjustment for Recapitalization, Merger, etc.

(a) Capitalization Adjustments. In the event of (1) changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award (including any Corporate Event); (2) the declaration and payment of any extraordinary dividend in respect of shares of Stock, whether payable in the form of cash, stock, or any other form of consideration; or (3) any other change in applicable laws or circumstances, in each case, to the extent that the Committee in its sole discretion determines that such event results in or could reasonably be expected to result in any substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants in the Plan, then the Committee shall: (A) equitably and proportionately adjust or substitute, as determined by the Committee in its sole discretion, (w) the aggregate number of shares of Stock that may be delivered in connection with Awards (as set forth in Section 4(a) hereof), (x) the number of shares of Stock covered by each outstanding Award, (y) the price per share of Stock underlying each outstanding Award, and/or (z) the kind of a share of Stock or other consideration subject to each outstanding Award and available for future issuance pursuant to the Plan; (B) in respect of an outstanding Award, make one or more cash payments to the holder of an outstanding Award, which payment shall be subject to such terms and conditions (including timing of payment(s), vesting and forfeiture conditions) as the Committee may determine in its sole discretion, in an amount that the Committee determines in its sole discretion addresses the diminution in the value of such outstanding Award in connection with such event; or (C) any combination of clauses (A) and (B) above as determined appropriate by the Committee in its sole discretion. In no event shall any adjustments be made in connection with the conversion of one or more outstanding shares of preferred stock of the Company into shares of Stock. The Committee will make such adjustments, substitutions or payment, and its determination will be final, binding and conclusive. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.

(b) Corporate Events. Notwithstanding the foregoing, except as provided by the Committee in an Award Agreement, Participant Agreement or otherwise, in connection with (1) a merger, amalgamation, or consolidation involving the Company in which the Company is not the surviving corporation, (2) a merger, amalgamation, or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Stock receive securities of another corporation or other property or cash, (3) a Change in Control, or (4) the reorganization, dissolution or liquidation of the Company (each, a “Corporate Event”), all Awards outstanding on the effective date of such Corporate Event shall be treated in the manner described in the definitive transaction agreement (or, in the event that the Corporate Event does not entail a definitive agreement to which the Company is party, in the manner determined by the Committee in its sole discretion), which agreement may provide, without limitation, for one or more of the following:

(1) The assumption or substitution of any or all Awards in connection with such Corporate Event, in which case the Awards shall be subject to the adjustment set forth in Section 10(a) above, and to the extent that such Awards vest subject to the achievement of performance objectives or criteria, such objectives or criteria shall be adjusted appropriately to reflect the Corporate Event;

(2) The acceleration of vesting of any or all Awards, subject to the consummation of such Corporate Event;

(3) The cancellation of any or all Awards (whether vested or unvested) as of the consummation of such Corporate Event, together with the payment to the Participants holding vested Awards (including any Awards that would vest upon the Corporate Event but for such cancellation) so canceled of an amount in respect of cancellation based upon the per-share consideration being paid for the Stock in connection with such Corporate Event, less, in the case of Options and other Awards subject to exercise, the applicable exercise price (such amounts to be paid on substantially the same schedule and subject to substantially the same terms and conditions as the consideration payable for the Stock in connection with the Corporate Event, unless otherwise determined by the Committee); provided, however, that holders of Options and other Awards subject to exercise shall be entitled to consideration in respect of cancellation of such Awards only if the per-share consideration less the applicable exercise price is greater than zero dollars ($0), and to the extent that the per-share consideration is less than or equal to the applicable exercise price, such Awards shall be canceled for no consideration;

(4) The cancellation of any or all Options and other Awards subject to exercise (whether vested or unvested) as of the consummation of such Corporate Event; provided, that, all Options and other Awards to be so cancelled pursuant to this paragraph (4) shall first become exercisable for a period of at least ten (10) days prior to such Corporate Event, with any exercise during such period of any unvested Options or other Awards to be (A) contingent upon and subject to the occurrence of the Corporate Event, and (B) effectuated by such means as are approved by the Committee; and

(5) The replacement of any or all Awards with a cash incentive program that preserves the value of the Awards so replaced (determined as of the consummation of the Corporate Event), with subsequent payment of cash incentives subject to the same vesting conditions as applicable to the Awards so replaced and payment to be made within thirty (30) days of the applicable vesting date (or such later date on which the applicable consideration is payable for the Stock in connection with the Corporate Event, unless otherwise determined by the Committee).

Payments to holders pursuant to subsection 10(b)(3) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or a combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Award at such time (less any applicable exercise price). In addition, in connection with any Corporate Event, prior to any payment or adjustment contemplated under this Section 10(b), the Committee may require a Participant to (A) represent and warrant as to the unencumbered title to his or her Awards, (B) bear such Participant’s pro-rata share of any post-closing indemnity obligations and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Stock, and (C) deliver customary transfer documentation as reasonably determined by the Committee.

The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.

(c) Fractional Shares. Any adjustment provided under this Section 10 may, in the Committee’s discretion, provide for the elimination of any fractional share that might otherwise become subject to an Award. No cash settlements shall be made with respect to fractional shares so eliminated.

11. Use of Proceeds.

The proceeds received from the sale of Stock pursuant to the Plan shall be used for general corporate purposes.

12. Rights and Privileges as a Stockholder.

Except as otherwise specifically provided in the Plan, no Person shall be entitled to the rights and privileges of Stock ownership in respect of shares of Stock that are subject to Awards hereunder until such shares have been issued to that Person.

13. Transferability of Awards.

Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and to the extent subject to exercise, Awards may not be exercised during the lifetime of the grantee other than by the grantee. Notwithstanding the foregoing, except with respect to Incentive Stock Options, Awards and a Participant’s rights under the Plan shall be transferable for no value to the extent provided in an Award Agreement or otherwise determined at any time by the Committee.

14. Employment or Service Rights.

No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for the grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or an Affiliate of the Company.

15. Compliance with Laws.

The obligation of the Company to deliver Stock upon issuance, vesting, exercise, or settlement of any Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Stock pursuant to an Award unless such shares have been properly registered for sale with the U.S. Securities and Exchange Commission pursuant to the Securities Act (or with a similar non-U.S. regulatory agency pursuant to a similar law or regulation) or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the shares of Stock to be offered or sold under the Plan or any shares of Stock to be issued upon exercise or settlement of Awards. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

16. Withholding Obligations.

As a condition to the issuance, vesting, exercise, or settlement of any Award (or upon the making of an election under Section 83(b) of the Code), the Committee may require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, the amount of all federal, state, and local income and other taxes of any kind required or permitted to be withheld in connection with such issuance, vesting, exercise, or settlement (or election). The Committee, in its discretion, may permit shares of Stock to be used to satisfy tax withholding requirements, and such shares shall be valued at their Fair Market Value as of the issuance, vesting, exercise, or settlement date of the Award, as applicable.

17. Amendment of the Plan or Awards.

(a) Amendment of Plan. The Board or the Committee may amend the Plan at any time and from time to time.

(b) Amendment of Awards. The Board or the Committee may amend the terms of any one or more Awards at any time and from time to time.

(c) Stockholder Approval; No Material Impairment. Notwithstanding anything herein to the contrary, no amendment to the Plan or any Award shall be effective without stockholder approval to the extent that such approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which the Stock is listed. Additionally, no amendment to the Plan or any Award shall materially impair a Participant’s rights under any Award unless the Participant consents in writing (it being understood that no action taken by the Board or the Committee that is expressly permitted under the Plan, including, without limitation, any actions described in Section 10 hereof, shall constitute an amendment to the Plan or an Award for such purpose). Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Participant’s consent, the Board or the Committee may amend the terms of the Plan or any one or more Awards from time to time as necessary to bring such Awards into compliance with applicable law, including, without limitation, Section 409A of the Code.

(d) No Repricing of Awards Without Stockholder Approval. Notwithstanding Sections 17(a) or 17(b) above, or any other provision of the Plan, the repricing of Awards shall not be permitted without stockholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (1) changing the terms of an Award to lower its exercise or base price (other than on account of capital adjustments resulting from share splits, etc., as described in Section 10(a) hereof), (2) any other action that is treated as a repricing under GAAP, and (3) repurchasing for cash or canceling an Award in exchange for another Award at a time when its exercise or base price is greater than the Fair Market Value of the underlying Stock, unless the cancellation and exchange occurs in connection with an event set forth in Section 10(b) hereof.

18. Termination or Suspension of the Plan.

The Board or the Committee may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the stockholders of the Company approve the Plan. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated; provided, however, that following any suspension or termination of the Plan, the Plan shall remain in effect for the purpose of governing all Awards then outstanding hereunder until such time as all Awards under the Plan have been terminated, forfeited, or otherwise canceled, or earned, exercised, settled, or otherwise paid out, in accordance with their terms.

19. Effective Date of the Plan.

The Plan is effective as of the Effective Date, subject to stockholder approval.

20. Miscellaneous.

(a) Certificates. Stock acquired pursuant to Awards granted under the Plan may be evidenced in such a manner as the Committee shall determine. If certificates representing Stock are registered in the name of the Participant, the Committee may require that (1) such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Stock, (2) the Company retain physical possession of the certificates, and (3) the Participant deliver a stock power to the Company, endorsed in blank, relating to the Stock. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that the Stock shall be held in book-entry form rather than delivered to the Participant pending the release of any applicable restrictions.

(b) Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

(c) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Committee consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares of Stock) that are inconsistent with those in the Award Agreement as a result of a clerical error in connection with the preparation of the Award Agreement, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement.

(d) Clawback/Recoupment Policy. Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board (or a committee or subcommittee of the Board) and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Affiliates. In the event that an Award is subject to more than one such policy, the policy with the most restrictive clawback or recoupment provisions shall govern such Award, subject to applicable law.

(e) Non-Exempt Employees. If an Option is granted to an employee of the Company or any of its Affiliates in the United States who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option will not be first exercisable for any shares of Stock until at least six (6) months following the date of grant of the Option (although the Option may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (1) if such employee dies or suffers a Disability, (2) upon a Corporate Event in which such Option is not assumed, continued, or substituted, (3) upon a Change in Control, or (4) upon the Participant’s retirement (as such term may be defined in the applicable Award Agreement or a Participant Agreement, or, if no such definition exists, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options held by such employee may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Award will be exempt from such employee’s regular rate of pay, the provisions of this Section 20(e)will apply to all Awards.

(f) Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 20(e) by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing the Plan and Awards and the Participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Participant’s eligibility to participate in the Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

(g) Participants Outside of the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then a resident, or is primarily employed or providing services, outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then a resident or primarily employed or providing services, or so that the value and other benefits of the Award to the Participant, as affected by non–U.S. tax laws and other restrictions applicable as a result of the Participant’s residence, employment, or providing services abroad, shall be comparable to the value of such Award to a Participant who is a resident, or is primarily employed or providing services, in the United States. An Award may be modified under this Section 20(g) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified. Additionally, the Committee may adopt such procedures and sub-plans (including the Canadian sub-plan attached hereto as Appendix A) as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are non–U.S. nationals or are primarily employed or providing services outside the United States.

(h) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any of its Affiliates is reduced (for example, and without limitation, if the Participant is an employee of the Company and the employee has a change in status from a full-time employee to a part-time employee) after the date of grant of any Award to the Participant, the Committee has the right in its sole discretion to (i) make a corresponding reduction in the number of shares of Stock subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(i) No Liability of Committee Members. Neither any member of the Committee nor any of the Committee’s permitted delegates shall be liable personally by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such Person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such Person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(j) Payments Following Accidents or Illness. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(k) Governing Law. The Plan shall be governed by and construed in accordance with the laws of State of Delaware without reference to the principles of conflicts of laws thereof.

(l) Electronic Delivery. Any reference herein to a “written” agreement or document or “writing” will include any agreement or document delivered electronically or posted on the Company’s intranet (or other shared electronic medium controlled or authorized by the Company to which the Participant has access) to the extent permitted by applicable law.

(m) Arbitration. All disputes and claims of any nature that a Participant (or such Participant’s transferee or estate) may have against the Company arising out of or in any way related to the Plan or any Award Agreement shall be submitted to and resolved exclusively by binding arbitration conducted in New York, New York (or such other location as the parties thereto may agree) in accordance with the applicable rules of the American Arbitration Association then in effect, and the arbitration shall be heard and determined by a panel of three arbitrators in accordance with such rules (except that in the event of any inconsistency between such rules and this Section 20(m), the provisions of this Section 20(m) shall control). The arbitration panel may not modify the arbitration rules specified above without the prior written approval of all parties to the arbitration. Within ten business days after the receipt of a written demand, each party shall designate one arbitrator, each of whom shall have experience involving complex business or legal matters, but shall not have any prior, existing or potential material business relationship with any party to the arbitration. The two arbitrators so designated shall select a third arbitrator, who shall preside over the arbitration, shall be similarly qualified as the two arbitrators and shall have no prior, existing or potential material business relationship with any party to the arbitration; provided that if the two arbitrators are unable to agree upon the selection of such third arbitrator, such third arbitrator shall be designated in accordance with the arbitration rules referred to above. The arbitrators will decide the dispute by majority decision, and the decision shall be rendered in writing and shall bear the signatures of the arbitrators and the party or parties who shall be charged therewith, or the allocation of the expenses among the parties in the discretion of the panel. The arbitration decision shall be rendered as soon as possible, but in any event not later than 120 days after the constitution of the arbitration panel. The arbitration decision shall be final and binding upon all parties to the arbitration. The parties hereto agree that judgment upon any award rendered by the arbitration panel may be entered in the United States District Court for the Southern District of New York or any court sitting in New York, New York. To the maximum extent permitted by law, the parties hereby irrevocably waive any right of appeal from any judgment rendered upon any such arbitration award in any such court. Notwithstanding the foregoing, any party may seek injunctive relief in any such court.

(n) Statute of Limitations. A Participant or any other person filing a claim for benefits under the Plan must file the claim within one (1) year of the date the Participant or other person knew or should have known of the facts giving rise to the claim. This one-year statute of limitations will apply in any forum where a Participant or any other person may file a claim and, unless the Company waives the time limits set forth above in its sole discretion, any claim not brought within the time periods specified shall be waived and forever barred.

(o) Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be required to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees and service providers under general law.

(p) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting, or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any Person or Persons other than such member.

(q) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

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Adopted by the Board of Directors: _______, 202[●]
Approved by the Stockholders: _______, 202[●]
Termination Date: _______, 203[●]

Rumble, Inc.
2022 Stock Incentive Plan

Special Terms and Conditions for Participants Outside of the United States

This Appendix A (the “Appendix”) is adopted by the Committee pursuant to Section 20(g) of Rumble, Inc. 2022 Stock Incentive Plan (the “Plan”).

The Appendix includes additional terms and conditions that govern the Award if the Participant resides and/or works in one of the countries listed below. The Appendix shall only apply to the Participants in the Plan who reside and/or work in one of the countries listed below; and, in each case, the country-specific terms and conditions set out in the Appendix shall only apply to a Participant who resides and/or works in the corresponding country. If the Participant is a citizen or resident (or is considered as such for local law purposes of a country other than the country in which the Participant is currently residing and/or working), or if the Participant transfers to another country after the date of grant of an Award, the Board shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to the Participant.

Except as otherwise provided by the Appendix, all Awards pursuant to the Plan shall be governed by the terms of the Plan (or, as prescribed by the Plan, an applicable Award Agreement or Participant Agreement).

The Plan and the Appendix shall be read together. The Appendix may be amended or rescinded from time to time by the Committee.

The Participant to whom this Appendix has been delivered hereby accepts and consents to the terms of the Appendix.

Capitalized terms used but not defined in this Appendix shall have the meanings set forth in the Plan and/or the Award Agreement.

Canada

1.	“Canadian Participant” means a Participant who is resident in, or is primarily employed in, Canada.

2.	“Disability” shall have the meaning set for in the human rights legislation and regulations applicable in the province in which the Canadian Participant is employed by the Company or any of its Affiliates. In the absence of an applicable statutory definition, “Disability” means: the permanent and total disability of such Participant within the meaning of Section 22(e)(3) of the Code; or, in the event that there is an Award Agreement or Participant Agreement containing a definition of “Disability”, “Disability” shall have the meaning provided in such Award Agreement or Participant Agreement.

3.	Settlement. Notwithstanding Section 7(c) of the Plan, any Restricted Stock Unit Award that vests will be settled only in Stock. A Canadian Participant will not have any right to a cash payment in settlement of the Restricted Stock Unit Award.

4.	Termination. The provisions applicable in case of Termination of a Canadian Participant who is an employee of the Company or any of its Affiliates, including Termination with or without Cause or due to the Canadian Participant’s Disability, retirement, or death, shall be construed and regulated in accordance with the legislation and regulations applicable in the province in which the Canadian Participant is employed by the Company or any of its Affiliates. Without limitation:

a.	the Canadian Participant’s continuous employment with the Company or any of its Affiliates will include the minimum period of statutory notice of termination (if any) required by applicable employment or labour standards legislation and regulations; and

b.	for the purposes of determining the Canadian Participant’s entitlements to any Award, the date on which the Canadian Participant’s employment is Terminated (the “Date of Termination”) shall be the latter of (x) the last day on which the Canadian Participant performs their duties to the Company or any of its Affiliates and (y) the end of the minimum period of notice (if any) required by applicable employment or labor standards legislation and regulations.

For the avoidance of any doubt, the Date of Termination for a Canadian Participant shall not be extended by any period of contractual or common law notice of termination of employment in respect of which a Canadian Participant receives or may receive pay in lieu of notice of termination of employment or damages in lieu of such notice of termination of employment. No participant in the Plan or entitlements thereunder shall be included in any entitlement which a Canadian Participant may have to contractual, civil law or common law pay in lieu of notice of termination of employment or damaged in lieu of such notice of termination of employment. A Canadian Participant will not earn or be entitled to any pro-rated Award for any portion of time before the date on which the Canadian Participant's right to vest ceases. A Canadian Participant shall not be entitled to any right to claim damages under contract, civil law, or common law on account of or related to the loss of an Award beyond the Date of Termination.

The provisions applicable in case of Termination of a Canadian Participant shall apply regardless of the reason for Termination and even if such Termination is found to be invalid, in breach of an obligation owed to the Canadian Participant under applicable laws, in breach of an agreement between the Canadian Participant and the Company or any of its Affiliates, or otherwise. The provisions applicable in case of Termination of a Canadian Participant shall also apply in the event that a Canadian Participant asserts that their employment with the Company or any of its Affiliates has been constructively dismissed.

5.	An arbitration required by Section 20(g) of the Plan may be conducted in New York, New York or Toronto, Ontario, Canada. Nothing in Section 20(g) of the Plan shall operate to prohibit a Canadian Participant from pursuing any applicable statutory remedy with an applicable governmental agency or statutory tribunal pursuant to and in accordance with applicable legislation and regulations.

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